Filed pursuant to Rule 424(b)(1)
File number 333-143619

PROSPECTUS

11,363,636 Shares

Common Stock

We are distributing to our shareholders, at no charge, non-transferable subscription rights to purchase up to an aggregate of 11,363,636 shares of Movie Star common stock at a cash subscription price of $1.76 per share, which represents the average of the closing prices of our common stock for the 20 trading days ending on November 26, 2007, less a 15% discount. Each shareholder will receive one subscription right for each share of Movie Star common stock owned of record on November 27, 2007. Each subscription right will entitle the holder to purchase 0.691417 shares of Movie Star common stock, rounded down in the aggregate to the nearest whole number. We refer to this as the ‘‘basic subscription privilege.’’ Each subscription right will carry with it an over-subscription privilege for shares that are not otherwise purchased by other shareholders through the exercise of their basic subscription privilege.

The subscription rights will expire if they are not exercised by 5:00 p.m. Eastern Time on January 16, 2008, the expected expiration date of the rights offering. We may extend the period for exercising the subscription rights and we will only accept subscriptions once the conditions to the closing of the rights offering, as more fully described in this prospectus, have been satisfied or waived. Subscription rights that are not exercised by the expiration date of the rights offering will expire and will have no value. As the subscription rights are irrevocable, you should carefully consider whether or not to exercise your subscription rights before the expiration date.

Fursa Alternative Strategies LLC and certain funds and accounts affiliated with, managed by, or over which Fursa or any of its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights, and Tokarz Investments, LLC and TTG Apparel, LLC, have agreed, pursuant to the terms of a standby purchase agreement that we have entered into with them, to act as standby purchasers and in such capacities to purchase directly from us, after the subscription rights expire on January 16, 2008, at the same subscription price, the shares of our common stock offered but not purchased through the rights offering. Accordingly, even if the subscription rights are not exercised in full, we are assured of receiving $20 million in cash proceeds, before deducting the expenses of this rights offering. As consideration for these commitments, we will issue warrants with an exercise price equal to the subscription price of the shares offered in the rights offering, representing the right to purchase, in the aggregate, 1,193,182 shares of our common stock, or 10.5% of the total number of shares being offered in the rights offering. None of the standby purchasers, including Tokarz Investments, LLC and TTG Apparel, LLC, will acquire any of our common stock in the rights offering, and any shares that they may acquire following the expiration of the rights offering, will be purchased pursuant to their commitments under the standby purchase agreement.

	Per Share	Total
Purchase price to public	$1.76	$20,000,000
Estimated expenses	$0.15	$1,700,000
Proceeds, after expenses, to Movie Star	$1.61	$18,300,000

Investing in Movie Star common stock involves risks. You should consider carefully the risk factors beginning on page 15 before deciding whether to exercise your subscription rights.

Our common stock is listed on the American Stock Exchange under the symbol ‘‘MSI.’’ On  November 26, 2007, the closing price for Movie Star common stock was $1.93 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 29, 2007

i

In this prospectus, all references to ‘‘Movie Star,’’ ‘‘we,’’ ‘‘us’’ and ‘‘our’’ refer to Movie Star, Inc. and its subsidiaries, except where the context makes it clear that the reference is only to Movie Star itself and not its subsidiaries. Depending on the context, such references will either refer to (i) Movie Star, Inc. prior to giving effect to the merger of Fred Merger Corp., a Delaware corporation and wholly-owned subsidiary of Movie Star, with and into FOH Holdings Inc., a Delaware corporation, as described below under the ‘‘Questions & Answers About the Rights Offering’’ and ‘‘Prospectus Summary’’ or (ii) Movie Star, Inc. as the parent company following the merger (which name will change to Frederick’s of Hollywood Group Inc. upon consummation of the merger). In this prospectus, all references to ‘‘FOH Holdings’’ refer to FOH Holdings, Inc. and its subsidiaries prior to giving effect to the merger, except where the context makes it clear that the reference is only to FOH Holdings itself and not its subsidiaries. In this prospectus, all references to ‘‘Frederick’s of Hollywood’’ refer to Frederick’s of Hollywood, Inc. and its subsidiaries prior to giving effect to the merger, except where the context makes it clear that the reference is only to Frederick’s of Hollywood itself and not its subsidiaries. In this prospectus, all references to the ‘‘combined company’’ refer to Movie Star, Inc. and its subsidiaries after giving effect to the merger, except where the context makes it clear that the reference is only to Movie Star itself and not its subsidiaries. In this prospectus, we sometimes refer to Fred Merger Corp. as Merger Sub, Fursa Alternative Strategies LLC as Fursa, Tokarz Investments, LLC as Tokarz Investments, TTG Apparel, LLC as TTG Apparel and Chanin Capital, LLC as Chanin.

You should rely only on the information and representations provided in this prospectus. We have not authorized anyone to provide you with supplemental information or to make any different representations in connection with any offering made by this prospectus. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. Neither the delivery of this prospectus, nor any sale made under this prospectus shall, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus.

QUESTIONS & ANSWERS ABOUT THE RIGHTS OFFERING

What is the rights offering?

The rights offering is a distribution, at no charge, of non-transferable subscription rights on a pro rata basis to all of our shareholders. We are distributing subscription rights for every share of Movie Star common stock held on November 27, 2007, the record date. We will issue 11,363,636 shares of Movie Star common stock in the rights offering and pursuant to the commitments of the standby purchasers, and will raise net proceeds of approximately $18.3 million after deducting estimated offering expenses. The closing of the rights offering is conditioned on (i) the satisfaction or waiver of the conditions specified in the merger agreement to the filing of the certificate of merger, as described below, other than the actual delivery of the various closing documents and (ii) our acceptance of subscriptions, which would occur immediately prior to the merger (and prior to any reverse stock split effected in connection with the merger).

What is the purpose of the rights offering?

On December 18, 2006, we entered into an Agreement and Plan of Merger and Reorganization (we refer to this agreement, as amended, as the merger agreement) with Fred Merger Corp., a Delaware corporation and wholly-owned subsidiary of Movie Star, and FOH Holdings, Inc., a Delaware corporation, the parent and sole stockholder of Frederick’s of Hollywood, Inc. FOH Holdings is owned by Tokarz Investments, LLC and certain funds and accounts affiliated with, managed by, or over which Fursa Alternative Strategies LLC or any of its affiliates exercises investment authority. Michael T. Tokarz is the sole controlling person of Tokarz Investments and is also the sole controlling person of TTG Apparel, LLC, which currently owns 3,532,644 shares of our common stock. The merger agreement provides for a business combination transaction by means of a merger of Fred Merger Corp. with and into FOH Holdings in which FOH Holdings will be the surviving entity and become our wholly-owned subsidiary. In connection with the transactions contemplated by the merger agreement, we are distributing these subscription rights.

The rights offering is being made primarily to raise working capital to fund the expansion of new Frederick’s of Hollywood stores, the renovation of certain existing Frederick’s of Hollywood stores and other general corporate purposes. See ‘‘Use of Proceeds.’’

To ensure that we raise an aggregate of $20 million of gross proceeds through the issuance of shares of our common stock, we have entered into a standby purchase agreement with Fursa and certain funds and accounts affiliated with, managed by, or over which Fursa or any of its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights, as specified in the standby purchase agreement (we collectively refer to these entities as the Fursa standby purchasers), Tokarz Investments and TTG Apparel, pursuant to which the Fursa standby purchasers, Tokarz Investments and TTG Apparel have each agreed to purchase shares not subscribed for in this rights offering. As necessary, the Fursa standby purchasers have agreed to purchase on a several, but not on a joint and several basis, 50% of such unsubscribed shares, and Tokarz Investments and TTG Apparel have agreed to purchase the remaining 50% of such unsubscribed shares. As consideration for these commitments, we will issue warrants with an exercise price equal to the subscription price of the shares being offered through the rights offering, representing the right to purchase in the aggregate 1,193,182 shares of our common stock, or 10.5% of the total number of new shares to be offered in this rights offering (we refer to these warrants as the guarantor warrants).

None of the standby purchasers, Tokarz Investments or TTG Apparel, will acquire any of our common stock in the rights offering, and any shares that they may acquire following the expiration of the rights offering will be purchased pursuant to their commitments under the standby purchase agreement. None of the shares of our common stock to be acquired by the standby purchasers is being covered by this prospectus and the sale of any of our common stock to the standby purchasers is not being registered under this prospectus.

If I am a shareholder, how does the merger affect my ownership interest in Movie Star?

The issuance of shares of our common stock to the holders of FOH Holdings common stock in the merger will cause your percentage ownership of our outstanding shares of common stock to decline significantly. Immediately following the effective time of the merger and without giving effect to the rights offering to our shareholders or the issuance of options, guarantor warrants, shares of common stock that may be issued pursuant to the standby purchase agreement or shares of Series A 7.5% Convertible Preferred Stock (we refer to this preferred stock as the Series A Preferred Stock) to be issued to certain Fursa affiliated entities that hold FOH Holdings indebtedness (we refer to these entities as the Fursa debt holders, and together with the Fursa standby purchasers, the Fursa managed accounts) in exchange for cancellation of $7.5 million of such indebtedness, our outstanding common stock will be owned as follows: (a) existing holders of Movie Star common stock, excluding TTG Apparel, will own approximately 32.2% of the outstanding common stock of Movie Star; (b) TTG Apparel, together with Tokarz Investments, will own approximately 38.3% of the outstanding common stock of Movie Star and (c) the Fursa managed accounts will beneficially own approximately 29.5% of the outstanding common stock of Movie Star.

To the extent that existing Movie Star shareholders participate in the rights offering, the number of shares of Movie Star common stock held by existing Movie Star shareholders, other than TTG Apparel, following the merger will increase. If no Movie Star shareholder participates in the rights offering, (i) TTG Apparel, together with Tokarz Investments, will beneficially own approximately 38.8% of the outstanding common stock of Movie Star, in the aggregate, after giving effect to the purchase of the unsubscribed shares of the rights in accordance with the standby purchase agreement, the issuance of the guarantor warrants as consideration for the commitments of the standby purchasers thereunder and the issuance of the Series A Preferred Stock and (ii) the Fursa managed accounts will beneficially own approximately 37.9% of the outstanding common stock of Movie Star, after giving effect to the purchase of the unsubscribed shares of the rights in accordance with the standby purchase agreement, the issuance of the guarantor warrants as consideration for the standby purchase commitment under the standby purchase agreement and the issuance of the Series A Preferred Stock.

If I am a shareholder, how will my ownership interest in Movie Star be affected by a potential reverse stock split?

Pursuant to Section 341 of the American Stock Exchange Company Guide, the American Stock Exchange requires that a listed company being effectively acquired by an unlisted company as a result of a plan of acquisition, merger, or consolidation meet the American Stock Exchange’s original listing standards. Due to the structure of the proposed merger, through which FOH Holdings’ stockholders will be the majority shareholders of the combined company immediately following the effective time of the merger, the American Stock Exchange informed us that we would be obligated to satisfy the American Stock Exchange’s original listing standards which, among other things, require that our common stock have a bid price of at least $2.00 per share.

If we believe that at the time of the closing of the merger our stock price will be below $2.00 per share, we intend to consummate a reverse stock split of our outstanding common stock immediately prior to the closing of the merger and following the closing of the rights offering, within a range to be determined by our board of directors from 9 for 10 to 1 for 2, in order to satisfy the minimum price requirement of $2.00 per share for continued listing on the American Stock Exchange. This means that if our board of directors were to select a ratio of 9 for 10, for every 10 shares of common stock held by a shareholder before the reverse stock split, such shareholder would receive nine shares of common stock immediately after the reverse stock split. If the board of directors were to select a ratio of 1 for 2, for every 2 shares of common stock held by a shareholder before the reverse stock split, such shareholder would receive one share of common stock immediately after the reverse stock split.

Any reverse stock split would become effective after the closing of the rights offering and prior to the closing of the merger. Accordingly, if the reverse stock split is effected, the number of shares each shareholder purchases through the rights offering will be reduced to reflect the reverse split.

What is a subscription right?

Each full subscription right entitles a shareholder to purchase 0.691417 shares of Movie Star common stock, rounded down in the aggregate to the nearest whole number, at a subscription price of $1.76 per share and carries with it a basic subscription privilege and an over-subscription privilege.

What is the basic subscription privilege?

The basic subscription privilege of the subscription rights entitles you to purchase 0.691417 shares of Movie Star common stock, rounded down in the aggregate to the nearest whole number, at the subscription price for every subscription right that you hold; provided, however, that no holder will be entitled to subscribe for shares of Movie Star common stock in this rights offering that would result in such holder, together with its affiliates and associates (within the meanings set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act) and any person who formed, joined or in any way participates in a group (within the meaning of Section 13d-5(b)(1) of the Exchange Act) with such holder, owning more than 4.9% of the total outstanding shares of Movie Star common stock immediately following the consummation of the transactions contemplated by the merger agreement.

What is the over-subscription privilege?

The over-subscription privilege included with the subscription rights entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of Movie Star common stock at the subscription price to the extent that other subscription rights holders do not exercise their subscription rights. If sufficient shares are available, we will honor all over-subscription requests in full; provided, however, that no holder will be entitled to subscribe for shares of Movie Star common stock in this rights offering that would result in such holder, together with its affiliates and associates (within the meanings set forth in Rule 12b-2 under the Exchange Act) and any person who formed, joined or in any way participates in a group (within the meaning of Section 13d-5(b)(1) of the Exchange Act) with such holder, owning more than 4.9% of the total outstanding shares of Movie Star common stock immediately following the consummation of the transactions contemplated by the merger agreement. If over-subscription requests exceed the shares available, we will allocate the available shares pro rata among those who exercise their over-subscription privilege based on the number of shares of Movie Star common stock held as of the record date.

When does the rights offering expire?

The rights offering expires at 5:00 p.m. Eastern Time on January 16, 2008. We may extend the expiration date in our sole discretion (subject to obtaining FOH Holdings’ consent) and for any reason. See ‘‘The Rights Offering — Expiration Date; Amendments and Termination.’’

If I properly exercise my subscription rights prior to the expiration of the rights offering, will I be assured of receiving shares of common stock in the rights offering?

No. After the expiration of the rights offering, we will not accept subscriptions until the conditions to the closing of the rights offering have been satisfied or waived. The closing of the rights offering is conditioned on (i) the satisfaction or waiver of the conditions specified in the merger agreement to the filing of the certificate of merger, other than the actual delivery of the various closing documents and (ii) our acceptance of subscriptions, which would occur immediately prior to the merger (and prior to any reverse stock split effected in connection with the merger).

Am I required to subscribe in the rights offering?

No.

What happens if I choose not to exercise my subscription rights?

If you do not exercise any of your subscription rights, you will own the same number of shares that you owned immediately prior to the rights offering. However, your percentage equity ownership in the combined company will be reduced because the merger will reduce the percentage ownership of the persons who hold Movie Star common stock at the effective time of the merger and any shares of our common stock that are not subscribed by you in the rights offering will be purchased by other shareholders or by the standby purchasers directly from us following the expiration of the rights offering. Accordingly, for you to retain the equity percentage you owned in Movie Star immediately prior to the rights offering (without taking into account the dilutive effect of the merger), you must exercise all of your subscription rights. See ‘‘The Standby Purchase Commitment and Other Transactions’’ at page 132.

Will my percentage ownership of common stock be reduced by any other known issuance of Movie Star’s common stock?

Your percentage ownership of our common stock may be further reduced as follows:

•	If the standby purchasers elect to exercise the guarantor warrants to purchase up to 1,193,182 shares of our common stock, which will be issued to them by us as compensation for their standby purchase obligation.

•	We have also authorized, subject to shareholder approval, the issuance of 100,000 shares of our common stock, in accordance with our 2000 Performance Equity Plan, as amended.

•	In connection with the merger, the Fursa debt holders, in their capacities as holders of FOH Holdings indebtedness, agreed with us that, in connection with the consummation of the transactions contemplated by the merger agreement, they would cancel $7.5 million of such indebtedness in exchange for the issuance of 3,629,329 shares of our Series A Preferred Stock which will be convertible into 3,024,437 shares of our common stock.

May I sell or transfer my subscription rights if I do not want to purchase any shares?

No. The subscription rights are not transferable. Only shareholders on the record date may exercise the subscription rights that are distributed.

How do I exercise my subscription rights if my shares are held in my name?

If you hold shares directly, you will receive a subscription rights certificate. You may exercise your subscription rights by completing and signing the purchase form that appears on the back of each subscription rights certificate. You must then send the completed and signed form, along with payment in full of the subscription price for all shares of Movie Star common stock to be purchased through the basic subscription privilege and, if exercised, the over-subscription privilege, to American Stock Transfer & Trust Company, the Subscription Agent.

The Subscription Agent must receive these documents and the subscription payment by no later than the time and date the rights offering expires.

We have provided more detailed instructions on how to exercise your subscription rights under ‘‘The Rights Offering — Exercise of Subscription Rights’’ beginning on page 125 and with the subscription rights certificate accompanying this prospectus.

How do I exercise my subscription rights if my shares are held in the name of my broker, custodian bank or other nominee?

If you hold your shares in a brokerage account, custodian bank or by another nominee, you will not receive a subscription rights certificate. We will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled ‘‘Beneficial Owner Election Form.’’ You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this offering.

What should I do if I want to participate in the rights offering and I am a shareholder in a foreign country or in the armed services?

The Subscription Agent will mail subscription certificates to you if you are a rights holder whose address is outside the United States or if you have an army post office or a fleet post office address. To exercise your subscription rights, you must notify the Subscription Agent on or prior to 5:00 p.m. Eastern Time on January 16, 2008, and take all other steps that are necessary to exercise your subscription rights, on or prior to that time. If you do not follow these procedures prior to the expiration of the rights offering, your subscription rights will expire.

If I exercise my subscription rights in the rights offering, may I cancel or change my decision?

No. All exercises of subscription rights are irrevocable.

Will I be charged a sales commission or a fee if I exercise my subscription rights?

We will not charge a brokerage commission or a fee to subscription rights holders for exercising their rights. However, if you exercise your subscription rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

If I am a current Movie Star shareholder, what are the United States federal income tax consequences of exercising my subscription rights?

A holder of Movie Star common stock generally should not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. We urge you to consult your own tax advisor with respect to the particular tax consequences of the rights offering or the related share issuance to you. See ‘‘Material United States Federal Income Tax Consequences’’ beginning on page 143.

Are there risks involved in exercising my subscription rights?

Yes. You should read and carefully consider the information set forth under ‘‘Risk Factors’’ beginning on page 15 and the information contained elsewhere in this prospectus. You should decide whether to subscribe for Movie Star common stock based upon your own assessment of your best interests.

What is the recommendation of Movie Star’s board of directors regarding the rights offering?

Movie Star’s board of directors makes no recommendation as to whether or not you should subscribe for additional shares of Movie Star common stock.

Whom should I contact with questions?

If you have questions or need assistance on how to subscribe for shares, you may contact Morrow & Co. Inc., our Information Agent for the rights offering, at the following telephone number and address:

Morrow & Co., Inc.
470 West Avenue, 3rd Floor
Stamford, Connecticut 06902
Tel: (800) 607-0088

PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus, including the more detailed information in our and FOH Holdings’ financial statements and related notes referred to elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in ‘‘Risk Factors.’’

MOVIE STAR, INC.

Our Business

Movie Star designs, manufactures (through independent contractors), imports, markets and distributes an extensive line of women’s intimate apparel to mass merchandisers, specialty and department stores, discount retailers, national and regional chains and direct mail catalog marketers throughout the United States and Canada. Our products include pajamas, nightgowns, baby dolls, nightshirts, dusters, shifts, caftans, sundresses, rompers, short sets, beachwear, peignoir ensembles, robes, leisurewear, panties and daywear consisting of bodysuits, soft bras, slips, half-slips, teddies, camisoles and cami tap sets. These products are manufactured in various fabrics, designs, colors and styles depending upon seasonal requirements, changes in fashion and customer demand. Retail prices for our products range from approximately $5.00 for products such as nightshirts, to approximately $85.00 for products such as peignoir sets. We maintain an in-house design staff, which affords us the flexibility to work with merchandise buyers on fashion design and price points.

Our Corporate Information

Since our incorporation in 1935, we have competed on the basis of our fashion-forward designs, the desirability of our fabrics and styles, price, quality and the reliability of our service and delivery.

In August 2004, we acquired certain assets of Sidney Bernstein & Son Lingerie, Inc., a company engaged in the design, marketing and sale of women’s lingerie and related apparel and accessories. This acquisition enabled us to broaden our customer base to include discount chains and other retailers that sell similar products at lower price points than our other product lines.

The intimate apparel business for department stores, specialty stores and regional chains is divided into four selling seasons per year. For each selling season, we create a new line of products that represents our own brand name, Cinema Etoile®. Our brand name does not have widespread consumer recognition, although it is well known to our customers. We sell our brand name products primarily during these selling seasons. We also develop specific products for some of our larger accounts, mass merchandisers and national chains, and make between five and eight presentations throughout the year to these accounts. Since we do not have long-term contracts with any of our customers, our business is subject to unpredictable increases and decreases in sales depending upon the size and number of orders that we receive each time we present our products.

On December 18, 2006, we entered into a merger agreement with FOH Holdings and Fred Merger Corp., our wholly-owned subsidiary. Under the terms of the merger agreement, Fred Merger Corp. will be merged with and into FOH Holdings, with FOH Holdings continuing as the surviving corporation as our wholly-owned subsidiary. Upon the consummation of the merger, we will change our name to ‘‘Frederick’s of Hollywood Group Inc.’’

Our board of directors unanimously approved the merger agreement and the transactions contemplated thereby on the unanimous recommendation of a special committee. The special committee engaged special legal counsel and Chanin Capital, LLC to serve as its financial advisor. On December 18, 2006, Chanin Capital, LLC delivered its opinion to the special committee on which our board of directors was entitled to rely, stating that, as of the date of the opinion, the consideration to be paid by us to the holders of FOH Holdings common stock is fair to the holders of our common stock from a financial point of view.

Approximately 50% of FOH Holdings common stock is owned by Tokarz Investments, an affiliate of TTG Apparel, which is a current shareholder of Movie Star owning 3,532,644 shares of our common stock. The other approximately 50% of FOH Holdings common stock is owned by accounts and funds managed by and/or affiliated with Fursa Alternative Strategies, LLC.

The completion of the merger and this rights offering is subject to various conditions, including obtaining the requisite approval by our shareholders of (i) the issuance of shares of our common stock in connection with the transactions contemplated by the merger agreement and (ii) an amendment to our certificate of incorporation to (a) increase the number of authorized shares of our common stock to 200,000,000 shares and (b) authorize the issuance of up to 10,000,000 shares of preferred stock as more fully described below. The merger agreement also includes customary termination provisions for both Movie Star and FOH Holdings and provides that, in connection with the termination of the merger agreement under specified circumstances relating to our receipt of a proposal that is superior to the transaction with FOH Holdings, we may be required to pay FOH Holdings a termination fee of $300,000 plus the reimbursement of the reasonable fees and expenses of FOH Holdings and its stockholders relating to the merger.

In connection with the merger and related transactions, we have filed a proxy statement on Schedule 14A with the Securities and Exchange Commission, which we refer to as the proxy statement. Pursuant to the proxy statement, we are calling a special meeting of our shareholders in lieu of our annual meeting and asking our shareholders to vote on proposals to:

•	approve the issuance of 39,370,436 shares of our common stock in connection with the merger, this rights offering and other transactions contemplated by the merger agreement;

•	amend our certificate of incorporation to:

•	increase the number of authorized shares of common stock from 30,000,000 to 200,000,000 shares;

•	change our name to Frederick’s of Hollywood Group Inc.; and

•	authorize the issuance of up to 10,000,000 shares of our preferred stock and to establish the terms, rights, preference and privileges of the Series A Preferred Stock.

•	authorize our board of directors, in its discretion, to amend our certificate of incorporation to effect a reverse stock split of our outstanding common stock immediately prior to the closing of the merger within a range to be determined by our board of directors from 9 for 10 to 1 for 2, in order to satisfy the minimum price requirement of $2.00 per share for continued listing on the American Stock Exchange;

•	adopt an Amended and Restated 2000 Performance Equity Plan to increase the number of shares of common stock available for issuance under the plan from 750,000 shares to 4,000,000 shares and to add a 500,000 share limit on grants to any individual in any one calendar year;

•	elect eleven directors to our board of directors to serve from the effective time of the merger until the annual meeting to be held in 2008 and until their successors are elected and qualified; and

•	approve an adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes at the time of the special meeting.

On April 9, 2007, we entered into a consulting agreement with Performance Enhancement Partners, LLC, to provide Movie Star with the personal services of Peter Cole, a current member of our board of directors, to (i) act as the lead member of our board of directors to facilitate the timely and successful completion of the merger and (ii) serve as the Executive Chairman of the combined company following the closing of the transactions contemplated by the merger agreement until July 26, 2008.

The mailing address of our principal executive office is 1115 Broadway, New York, New York 10010, and our telephone number is (212) 798-4700. Our website address is www.moviestarinc.com. The information on, or that can be accessed through, our website is not part of this prospectus.

FOH HOLDINGS

FOH Holdings’ Business

FOH Holdings is a privately-held company headquartered in Hollywood, California that has four subsidiaries that operate under the brand name ‘‘Frederick’s of Hollywood.’’ Frederick’s of Hollywood is a mall-based specialty retailer of women’s intimate apparel and related products in the United States, and a direct retailer of intimate apparel and other women’s apparel through its catalog and Internet operations. Frederick’s of Hollywood operates 138 stores nationwide as of October 31, 2007, operates an online store at www.fredericks.com and, in its 2007 fiscal year, mailed approximately 20 million catalogs.

FOH Holdings’ Corporate Information

Frederick’s of Hollywood, Inc., a Delaware corporation, was incorporated in 1962 as a successor to a business founded in 1946 by Frederick Mellinger. The purpose was to design sexy, beautiful lingerie that emulated European trends in the 1940s. Frederick’s of Hollywood is known for its innovative introductions into the intimate apparel market in the United States and is generally credited by the media with introducing black lingerie into the American market in 1946, the padded bra and the push-up bra in the late 1940s, the bikini in the 1950s, the thong panty in 1981 and the first water bra in the 1990s.

Frederick’s of Hollywood, Inc. went public in 1969. In 1996, a financial advisor was hired to explore strategic alternatives that would include the sale of the shares owned by the founding family stockholders’ trusts. After operating as a public company for over two decades, Frederick’s of Hollywood, Inc. was taken private by an investor group in September 1997 that formed FOH Holdings (formerly known as Royalty Corporation) for this purpose and Frederick’s of Hollywood, Inc. became a wholly-owned subsidiary of FOH Holdings. In June 2000, a new investor group purchased substantially all of the outstanding capital stock of FOH Holdings. Shortly thereafter, in July 2000, FOH Holdings (excluding its subsidiary Fredericks.com, Inc.) filed for voluntary protection under Chapter 11 of the United States Bankruptcy Code. In January 2003, FOH Holdings emerged from bankruptcy.

Since its emergence from bankruptcy in January 2003, Frederick’s of Hollywood has embarked on initiatives to improve the image and acceptance of the brand, align its operations and improve efficiencies. In particular, Frederick’s of Hollywood focused its merchandising and marketing efforts on targeting a younger, more affluent, fashion-conscious customer and implemented a unified, merchandise buying approach across its sales channels.

The mailing address of FOH Holdings’ principal executive office is 6255 Sunset Boulevard, Sixth Floor, Hollywood, California 90028, and its telephone number is (323) 466-5151. FOH Holdings’ website address is www.fredericks.com. The information on, or that can be accessed through, FOH Holdings’ website is not part of this prospectus.

RIGHTS OFFERING SUMMARY

Rights Granted	We have granted to each holder of Movie Star common stock on the record date, ‘‘subscription rights,’’ which we also refer to as ‘‘rights,’’ consisting of a basic subscription privilege and an over-subscription privilege for each share of Movie Star common stock held by such record holder. Each basic subscription privilege will entitle the shareholder to subscribe for and purchase 0.691417 shares of Movie Star common stock, rounded down in the aggregate to the nearest whole number, at a subscription price of $1.76 per share.

To exercise your rights, you must deliver a properly completed subscription rights certificate to the Subscription Agent along with payment of the applicable subscription price in immediately available funds before 5:00 p.m. Eastern Time on January 16, 2008.

Securities Offered	We are offering shares of Movie Star common stock, the rights of which are described below and in greater detail under ‘‘Description of Capital Stock,’’ beginning on page 145.

Exercise some or all of your subscription rights	You may exercise some or all of your subscription rights, or you may choose not to exercise any of your subscription rights.

Record date	November 27, 2007

Expiration date and time	The subscription rights expire at 5:00 p.m. Eastern Time on January 16, 2008, unless we extend the subscription rights offering. Subscription rights not exercised by the expiration date will become null and void.

Conditions to Closing the Rights Offering	The closing of the rights offering is conditioned on (i) the satisfaction or waiver of the conditions specified in the merger agreement to the filing of the certificate of merger, other than the actual delivery of the various closing documents and (ii) our acceptance of subscriptions, which would occur immediately prior to the merger (and prior to any reverse stock split effected in connection with the merger).

Subscription Agent	By mail: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042

By hand or courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15thAvenue Brooklyn, New York 11219

Reasons for the rights offering/Use of proceeds	The merger agreement provides for a business combination transaction by means of a merger of Merger Sub with and into FOH Holdings in which FOH Holdings will be the surviving entity and become our wholly-owned subsidiary. In connection with the transactions contemplated by the merger agreement, we are distributing at no charge, non-transferable subscription rights to purchase our common stock. The net proceeds of the rights offering will be used for working capital to fund the expansion of new Frederick’s of Hollywood stores, the renovation of certain existing Frederick’s of Hollywood stores and other general corporate purposes. See ‘‘Use of Proceeds.’’

No board recommendation	Our board of directors makes no recommendation regarding the exercise of rights under this offering. Shareholders who exercise subscription rights risk the complete loss of their investment. We refer you to the section entitled ‘‘Risk Factors’’ beginning on page 15.

Non-transferability of rights	The rights are not transferable and may be exercised only by the shareholder of record on the record date.

No revocation	If you exercise any rights, you are not allowed to revoke or change your exercise or request a refund of monies paid.

U.S. federal income tax consequences	A holder of Movie Star common stock generally should not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. We urge you to consult your own tax advisor with respect to the particular tax consequences of the rights offering or the related share issuance to you. See ‘‘Material United States Federal Income Tax Consequences.’’

Termination, withdrawal, amendment and extension	We may withdraw, amend or extend the rights offering at any time prior to the expiration date. After the expiration date, we will terminate the rights offering only if the merger agreement is terminated. If we withdraw or terminate the rights offering, we will return all funds received in the rights offering, without interest, to those persons who exercised their rights and subscribed for shares in the rights offering.

 Selected CONSOLIDATED FINANCIAL AND OTHER DATA AND SUMMARY SELECTED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

We are providing the following selected financial information to assist you in your analysis of the financial aspects of the merger and related transactions, including the rights offering.

FOH Holdings’ consolidated balance sheet data as of July 28, 2007 and July 29, 2006 and the consolidated statements of operations data for the years ended July 28, 2007 and July 29, 2006, the five months ended July 30, 2005 and the seven months ended March 3, 2005, are derived from FOH Holdings’ consolidated financial statements audited by Deloitte & Touche LLP, an independent registered public accounting firm, which are included elsewhere in this prospectus.

Movie Star’s consolidated balance sheet data as of June 30, 2007 and 2006 and the consolidated statements of operations data for each of the three years in the period ended June 30, 2007, are derived from Movie Star’s consolidated financial statements audited by Mahoney Cohen & Company, CPA, P.C., an independent registered public accounting firm, which are included elsewhere in this prospectus.

Movie Star’s consolidated balance sheet data as of September 30, 2007 and the consolidated statements of operations data for the three months ended September 30, 2007 and September 30, 2006 are derived from Movie Star’s unaudited interim condensed consolidated financial statements which are included elsewhere in this proxy statement. In the opinion of Movie Star’s management, the unaudited condensed consolidated interim financial statements include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such financial statements.

The selected financial information of FOH Holdings and Movie Star is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes and each of FOH Holdings’ and Movie Star’s ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ contained elsewhere in this prospectus. The information presented may not be indicative of the future performance of FOH Holdings, Movie Star or the combined company.

FOH Holdings’ Selected Historical Consolidated Financial and Other Data

The consolidated financial statements of FOH Holdings include the accounts of FOH Holdings, Inc. and its operating subsidiaries: Frederick’s of Hollywood, Inc., Hollywood Mail Order, LLC, Frederick’s of Hollywood Stores, Inc., and Frederick’s.com, Inc.

Fiscal 2005 Presentation

On March 3, 2005, Tokarz Investments and Fursa, along with its affiliated funds, acting together as a collaborative group, purchased in a private shareholder transaction the outstanding common stock of FOH Holdings held by all other shareholders. Additionally, one of the investors, an existing debtholder, purchased directly from the non-affiliated former lenders the outstanding balances under FOH Holdings’ term loans (collectively the ‘‘Tranche A, B and C’’). Accordingly, pushdown accounting has been applied as of the date of these transactions. FOH Holdings’ selected financial data for periods as of and subsequent to March 3, 2005 reflect the results of FOH Holdings as of these transactions. The purchase price in excess of the fair value of the assets was allocated to FOH Holdings’ assets based on their respective fair values in accordance with the provisions of Statement of Financial Accounting Standards (‘‘SFAS’’) No. 141, Business Combinations. As a result of applying purchase accounting, the results of operations of FOH Holdings for periods after March 3, 2005 are not comparable to the results of operations for periods prior to March 3, 2005, and therefore, the results for fiscal 2005 should not be taken as indicative of historical or future results. The results are further separated by a heavy black line to indicate the effective date of the new basis of accounting.

The following tables set forth selected historical financial and other data for FOH Holdings and Movie Star as of the dates and for the periods indicated.

FOH Holdings’ Selected Historical Consolidated Financial and Other Data
(dollar amounts in thousands, except store operating data)

	Year ended July 28, 2007	Year ended July 29, 2006	Five Months ended July 30, 2005	Seven Months ended March 3, 2005
Statement of Operations Data:
Net sales	$155,238	$136,705	$46,807	$76,785
Cost of goods sold, buying and occupancy	90,201	80,102	27,026	44,122
Gross profit	65,037	56,603	19,781	32,663
Selling, general and administrative expenses	61,996	57,579	20,279	35,173
Operating income (loss) from continuing operations	3,041	(976)	(498)	(2,510)
Interest expense, net	2,093	2,422	700	1,102
Income (loss) from continuing operations before income tax provision (benefit)	948	(3,398)	(1,198)	(3,612)
Income tax provision (benefit)	548	127	(128)	(953)
Income (loss) from continuing operations	400	(3,525)	(1,070)	(2,659)
Income (loss) from discontinued operations(a)	41	240	(166)	440
Net income (loss)	$441	$(3,285)	$(1,236)	$(2,219)
	At July 28, 2007	At July 29, 2006	At July 30, 2005
Balance Sheet Data:
Working capital (deficiency)	$(4,638)	$(299)	$(1,562)
Goodwill	$6,678	$7,299	$7,299
Trademarks	$18,090	$18,090	$18,090
Total assets	$70,525	$60,734	$58,733
Total debt–related party	$19,429	$18,742	$18,095
Stockholders’ equity	$12,641	$12,059	$11,344
Store Operating Data(b):
Percentage increase (decrease) in comparable store sales(c)	9.2%	6.5%	(3.6)%	(4.1)%
Total square footage at the end of the period(d)	235,229	225,634	229,626	229,536
Average monthly retail sales per square foot	$33.00	$31.07	$21.41	$37.56
Number of retail stores:
Open at beginning of period	134	140	140	145
Opened during the period	5	5	—	4
Closed during the period	(6)	(11)	—	(9)
Open at the end of the period	133	134	140	140

(a)	Income (loss) from discontinued operations represents the net income (loss) of those stores closed at the expiration of their leases. Stores closed in a period will have their prior results reflected in discontinued operations for all of the previous periods presented that the store was in operation.
(b)	Represents financial measures used by FOH Holdings’ management to assess business performance.
(c)	Represents increase (decrease) over respective prior year comparable periods. Comparable store sales include net merchandise sales from stores that have been open for one complete fiscal year, but exclude net merchandise sales from new or permanently relocated store locations until they have been in operation for one complete fiscal year. Also excluded from comparable sales are those stores that have had a change in selling square footage of 30% or more until they have been in operation in their new configuration for one complete fiscal year.
(d)	Represents total retail store gross square footage at the end of each reported period.

Movie Star Selected Historical Consolidated Financial Data
(in thousands, except per share data)

	Three Months Ended September 30,		Fiscal Years Ended June 30,
	2007	2006	2007	2006	2005
Statement of Operations Data:
Net sales	$11,939	$18,690	$63,493	$51,639	$58,533
Cost of sales	8,577	12,867	43,144	37,528	44,304
Selling, general and administrative expenses	4,502	4,487	17,434	16,310	19,024
Insurance recovery	—	—	—	(1,450)	—
Merger-related fees	358	539	2,391	246	—
Gain on sale of property, plant and equipment	—	—	(496)	—	—
	13,437	17,893	62,473	52,634	63,328
Operating (loss) income from continuing operations	(1,498)	797	1,020	(995)	(4,795)
Interest income	—	—	(5)	(3)	(1)
Interest expense	112	187	609	476	282
(Loss) income from continuing operations before income tax (benefit) provision	(1,610)	610	416	(1,468)	(5,076)
Income tax (benefit) provision	(644)	244	270	(468)	(1,954)
Net (loss) income	$(966)	$366	$146	$(1,000)	$(3,122)
Basic net (loss) income per share	$(.06)	$.02	$.01	$(.06)	$(.20)
Diluted net (loss) income per share	$(.06)	$.02	$.01	$(.06)	$(.20)
Basic weighted average number of shares outstanding	16,432	15,763	16,089	15,700	15,625
Diluted weighted average number of shares outstanding	16,432	15,950	16,671	15,700	15,625

	At September 30,	At June 30,
	2007	2007	2006
Balance Sheet Data:
Working capital	$7,954	$9,590	$8,932
Total assets	$27,581	$22,338	$23,221
Short-term debt – Including current maturities of long-term debt and capital lease obligations	$9,660	$4,183	$4,955
Long-term debt – Including deferred lease and other long-term liabilities	$345	$379	$398
Shareholders’ equity	$13,681	$14,605	$13,782

Summary Selected Pro Forma Condensed Consolidated Financial Information

The following summary selected pro forma condensed consolidated financial information should be read in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Information and related notes included elsewhere in this prospectus. The merger of FOH Holdings with a subsidiary of Movie Star will be accounted for under the purchase method of accounting as a reverse acquisition with FOH Holdings being treated as having acquired Movie Star as of the date of the completion of the merger. The historical financial information set forth below has been derived from, and is qualified by reference to, the consolidated financial statements of FOH Holdings and Movie Star and should be read in conjunction with those financial statements and notes thereto included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statements of operations for the year ended July 28, 2007 give effect to the merger and the other transactions contemplated by the merger agreement as if they had occurred on July 30, 2006. The Unaudited Pro Forma Condensed Consolidated Balance Sheets as of July 28, 2007 and June 30, 2007 for FOH Holdings and Movie Star, respectively, give effect to the merger and other transactions contemplated by the merger agreement as if they occurred on July 28, 2007. Because FOH Holdings is the accounting acquirer, the pro forma reporting periods have been conformed to FOH Holdings’ reporting periods. You should not rely on this pro forma information as being indicative of the results that would actually have been obtained if the merger had been in effect for the above-mentioned periods or the future results of the combined company. See ‘‘Where You Can Find More Information’’ and ‘‘Unaudited Pro Forma Condensed Consolidated Financial Information.’’

Year Ended July 28, 2007
(in thousands, except per share data)
Pro Forma Statement of Operations Information:
Net sales	$215,530
Income from continuing operations	$230
Less: Preferred stock dividends	$(563)
Loss available to common shareholders	$(333)
Loss from continuing operations per share:
— basic	$(0.01)
— diluted	$(0.01)
Shares used in computing basic and diluted loss per share:
— basic	46,504
— diluted	46,504

As of July 28, 2007
(in thousands)
Pro Forma Balance Sheet Information:
Cash and cash equivalents	$20,251
Total current assets	$59,527
Total liabilities	$62,018
Shareholders’ equity	$53,643

RISK FACTORS

You should carefully consider the following factors, together with the other information contained in this prospectus, before exercising subscription rights to purchase the shares of Movie Star common stock that we are offering. An investment in Movie Star common stock involves a high degree of risk and may not be appropriate for investors who cannot afford to lose some or all of their investment.

Risks Relating to the Rights Offering

Pursuant to the standby purchase agreement, our largest shareholder and the FOH Holdings stockholders agreed to purchase any shares of our common stock not subscribed for in the rights offering, which would enable them to materially influence the election of our directors and other major corporate decisions requiring the approval of our shareholders.

Pursuant to the standby purchase agreement, to the extent any shares of our common stock are not subscribed for in the rights offering, the Fursa standby purchasers have agreed to purchase, on a several but not on a joint and several basis, 50% of the unsubscribed shares, and TTG Apparel and Tokarz Investments have agreed to purchase the remaining 50%. Further, as sole consideration for the commitments by the parties entering into the standby purchase agreement with us, we will issue warrants representing the right to purchase an aggregate of 1,193,182 shares of our common stock. If no Movie Star shareholder participates in the rights offering, TTG Apparel, together with Tokarz Investments, would then beneficially own an aggregate of 38.8% of the combined company’s outstanding common stock, after giving effect to the shares purchased under their standby purchase commitments, the issuance of the guarantor warrants and the issuance of the Series A preferred stock, and the Fursa standby purchasers would then beneficially own in the aggregate 37.9% of the combined company’s outstanding common stock, after giving effect to the shares purchased under their standby purchase commitments, the issuance of the guarantor warrants and the issuance of the Series A Preferred Stock. Following the 18-month period after the consummation of the merger during which TTG Apparel, Tokarz Investments and the Fursa standby purchasers are limited in their abilities to act together and are subject to those actions that will require a supermajority vote of the combined company’s directors, this substantial ownership of the combined company’s common stock would enable them to influence the election of the combined company’s directors and other significant corporate decisions and transactions with respect to which the combined company’s shareholders are entitled to vote.

As a holder of Movie Star common stock, you may suffer further dilution of your percentage ownership of Movie Star common stock if you do not purchase shares in this rights offering, and a lack of participation by Movie Star common shareholders may result in our largest shareholder and the FOH Holdings stockholders holding a greater controlling interest in the outstanding shares of Movie Star common stock.

The issuance of shares of our common stock to the holders of FOH Holdings common stock in the merger will cause your percentage ownership of our outstanding shares of common stock to decline significantly. If you do not fully exercise your subscription rights, your proportionate voting and ownership interest will be further reduced and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be diluted. For example, if you owned 1% of our outstanding common stock (approximately 164,353 shares) on the record date, the new shares to be issued in the merger will reduce your ownership percentage to approximately 0.41% of the shares outstanding immediately after the merger. If you do not exercise any of your subscription rights, then your percentage ownership will be further reduced to approximately 0.32%. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you participate in the rights offering.

The subscription price per share is not an indication of our value, and you may not be able to sell shares purchased upon the exercise of your subscription rights at a price equal to or greater than the subscription price.

The subscription price per share does not necessarily bear any relationship to the value of our assets, operations, cash flows, earnings, financial condition or any other established criteria for value.

As a result, you should not consider the subscription price as an indication of the current value of our company or Movie Star common stock. You may not be able to sell shares purchased in this offering at a price equal to or greater than the subscription price.

The rights offering may cause the price of Movie Star common stock to decrease immediately, and this decrease may continue.

The subscription price per share of $1.76 is 85% of the average of the closing prices of Movie Star common stock on the American Stock Exchange during the 20 trading days immediately preceding the record date. This discount, along with the number of shares we propose to issue and ultimately will issue if the rights offering is completed, may result in an immediate decrease in the market value of Movie Star common stock. This decrease may continue after the completion of the rights offering. On November 26, 2007, the closing price of Movie Star common stock was $1.93 per share.

If you exercise your subscription rights, you may not revoke the exercise of your subscription rights even if there is a decline in Movie Star common stock prior to the expiration date of the subscription period, and you may be unable to sell any shares you purchase at a profit.

The public trading market price of Movie Star common stock may decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy shares of common stock at a price above the prevailing market price and you may not revoke or change your exercise rights. Following the exercise of your subscription rights, you may not be able to sell your shares of Movie Star common stock at a price equal to or greater than the subscription price.

Your ability to sell shares of Movie Star common stock purchased in the rights offering may be delayed by the time required to deliver the corresponding stock certificates to you.

Until shares are delivered following the closing of the rights offering, you may not be able to sell the shares of Movie Star common stock that you purchase in the rights offering. Certificates representing shares of Movie Star common stock purchased will be delivered as soon as practicable after the closing of the rights offering.

You may not revoke the exercise of your subscription rights even if we decide to extend the expiration date of the subscription period.

We may, in our sole discretion (subject to obtaining FOH Holdings’ consent), extend the expiration date of the subscription period. During any potential extension of time, the public trading market price of Movie Star common stock may decline below the subscription price and result in a loss on your investment upon the exercise of rights to acquire shares of Movie Star common stock. If the expiration date is extended after you send in your subscription forms and payment, you still may not revoke or change your exercise of rights.

You will not receive interest on subscription funds returned to you.

If we withdraw or terminate the rights offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

The subscription rights are not transferable, and there is no market for the subscription rights.

You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.

Because we may terminate the offering, your participation in the offering is not assured.

Once you exercise your subscription rights, you may not revoke the exercise for any reason unless we amend the rights offering under certain circumstances. If we decide to withdraw the rights offering or the rights offering is terminated, we will not have any obligation with respect to the subscription rights except to return any subscription payments, without interest.

If you do not act promptly and follow all of the subscription instructions, your subscription rights may be rejected.

Shareholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the Subscription Agent prior to 5:00 p.m. Eastern Time on January 16, 2008, the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, the Subscription Agent may, depending on the circumstances, reject your subscription or accept it to the extent of payment received. If you are making your payment of the subscription price by an uncertified check, your payment will be deemed to have been received by the Subscription Agent only upon clearance of such uncertified check. Neither we nor our Subscription Agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows subscription procedures.

Risks Related to the Reverse Stock Split

If a reverse stock split is implemented, the market price per share of our common stock after the reverse stock split may not exceed or remain in excess of the current market price, which could impact the combined company’s ability to maintain an American Stock Exchange listing.

Due to the structure of the proposed merger through which FOH Holdings’ stockholders will be the majority shareholders of the combined company immediately following the effective time of the merger, the American Stock Exchange has informed us that we would be obligated to satisfy the American Stock Exchange’s original listing standards which, among other things, require that our shares of common stock have a bid price of at least $2.00 per share. Any reverse stock split would become effective after the closing of the rights offering. Accordingly, if the reverse stock split is effected, the number of shares each shareholder purchases through the rights offering will be reduced to reflect the reverse split. If our bid price is less than $2.00 per share and we are required to effect a reverse stock split, there can be no assurance that the market price of the combined company’s common stock after effecting such reverse stock split will increase in proportion to the reduction in the number of shares of our common stock issued and outstanding before the reverse stock split. Further, the market price per share of the combined company’s common stock following the effective time of the reverse stock split may not be maintained for any period of time following the reverse stock split. For example, based on the closing price of our common stock on November 26, 2007 of $1.93 per share, if the reverse stock split was implemented at 1 for 2, there can be no assurance that the post-split market price of our common stock would be $3.86, or even that it would remain above the pre-split market price. Failure to do so may impact the combined company’s ability to maintain an American Stock Exchange listing.

Risks Relating to the Merger

The value of our shares of common stock to be issued to FOH Holdings’ stockholders will fluctuate; the shares being issued to FOH Holdings may be at a higher purchase price than we anticipated paying to the FOH Holdings stockholders depending on fluctuations in the price of our common stock.

The number of shares of our common stock to be issued in the merger for each share of FOH Holdings common stock was fixed at the time we entered into the merger agreement. As a result of changes in our business, operations or prospects, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, general market and economic conditions and other factors, the per share price of our common stock upon the consummation of the merger may be considerably higher or lower than the per share price on the date of this prospectus, on the date of the special meeting of our shareholders or on the date of our board’s approval of the merger and related transactions. Because the exchange ratio will not be adjusted to reflect any changes in the market value of our common stock, if the market value of our common stock should rise considerably, the purchase price we pay may be considerably higher than we originally anticipated when the merger agreement was executed. During the 12-month period ended November 26, 2007, our common stock traded in a range from a low of $1.09 to a high of $3.50 and ended that period at $1.93. See ‘‘Price Range of Movie Star Common Stock and Dividends’’ on page 27 for more detailed share price information.

The combined company may fail to realize some or all of the anticipated benefits of the merger, which could adversely affect the value of Movie Star common stock.

The merger involves the integration of two companies that have previously operated independently. Movie Star and FOH Holdings expect the combined company to realize financial and operational benefits, including enhanced earnings growth, overhead savings, operating cost savings and other synergies. However, to realize the anticipated benefits from the merger, the businesses of Movie Star and Frederick’s of Hollywood must be combined in a manner that maximizes the potential for earnings growth and cost savings. If we are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

The failure to integrate in a timely manner our business and operations and those of Frederick’s of Hollywood may adversely affect the combined company’s future results.

Movie Star and Frederick’s of Hollywood have operated as independent companies and will continue to do so until the completion of the merger. The process of consolidating functions and integrating organizations, procedures and operations could be more costly than expected or could result in the loss of key employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that could adversely affect the combined company’s ability to maintain relationships with customers, suppliers, employees and others.

The fairness opinion obtained by our special committee will not reflect changes in circumstances during the period between when the merger agreement was signed and the merger is consummated.

Our special committee has not obtained an updated opinion from Chanin as of the date of this prospectus. Changes in our or Frederick’s of Hollywood’s operations and prospects, general market and economic conditions and other factors which may be beyond our control or the control of Frederick’s of Hollywood and on which the fairness opinion was based, may alter the value of Movie Star or Frederick’s of Hollywood or the price of shares of our common stock by the time the merger is completed. The opinion is based on the information in existence on the date delivered and will not be updated as of the time the merger is consummated. Since we do not intend to obtain an updated opinion, the opinion given at the time the merger agreement was signed does not address the fairness of the merger consideration from a financial point of view at the time of the special meeting of our shareholders or at the time the merger is completed.

The merger agreement contains provisions that might discourage a third party from making an alternative proposal that would be more financially beneficial to our shareholders than the FOH Holdings merger.

The merger agreement limits our ability to initiate, solicit, facilitate or encourage certain acquisition or merger proposals from a third party. Under the terms of the merger agreement, subject to limited exceptions, before we can terminate the merger agreement in favor of a superior proposal from a third party, we must give FOH Holdings five business days to negotiate changes to its proposal. In addition, under specified circumstances, we may be required to pay a termination fee of $300,000 if the merger is not consummated and reimburse FOH Holdings for all of its out-of-pocket expenses in connection with the merger. These provisions might discourage a potential third party with an interest in entering into a transaction with us from considering or proposing any such transaction, even if it were prepared to enter into a transaction that would be more financially beneficial to our shareholders.

Our executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of our shareholders. These interests may have influenced their decision to approve the merger and other transactions contemplated by the merger agreement.

At the recommendation of our special committee, our board of directors unanimously approved the merger agreement and the transactions, agreements and documents contemplated thereby and recommended that our shareholders vote to adopt the proposals set forth in the proxy statement that we filed with the SEC. Certain of our executive officers and directors have interests in the merger that are different from, or in addition to, those of our shareholders generally. These interests include the continuing employment of our executive officers and the continuing service of all of our current directors as directors of the combined company, as well as the issuance of stock options and other stock-based awards relating to such continuing employment and service. These interests may have influenced their decision as members of our board of directors to vote for the merger and other transactions contemplated by the merger agreement. In considering the recommendations of our board of directors to vote for the proposals contained in the proxy statement, you should consider these interests. Additionally, the exercise of our directors’ and officers’ discretion in agreeing to changes in or waivers to the terms of the merger agreement and other transaction documents may result in a conflict of interest when determining whether such changes orwaivers are appropriate and in our shareholders’ best interest. See ‘‘Executive Compensation—Compensation Arrangements for Executive Officers.’’

The unaudited pro forma financial information included in this prospectus may not be indicative of what the combined company’s actual financial position or results of operations would have been or will be for any future period.

The unaudited pro forma financial information in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. Such information also is not necessarily indicative of the financial position or results of operations for any future period. Accordingly, the final purchase accounting may lead to materially different financial results from the pro forma financial information reflected in this prospectus. See ‘‘Unaudited Pro Forma Condensed Consolidated Financial Information.’’

If we are damaged and become entitled to indemnification under the merger agreement, our claim on the shares placed in escrow by the FOH Holdings stockholders will not mitigate the impact that such damage may have on the combined company’s cash resources.

Under the merger agreement, the FOH Holdings stockholders are required to place in escrow a portion of the common stock they would have otherwise received upon consummation of the merger to cover their indemnification obligations to us. There is no way of predicting the total dollar amount of such claims. Although the satisfaction of an indemnification claim against FOH Holdings stockholders by reclaiming shares of our common stock to be placed in escrow will adjust the relative equity ownership between our current shareholders and the FOH Holdings stockholders, any related cash expenditures could be a drain on the cash resources of the combined company.

We and FOH Holdings may not be able to fully utilize each of our respective existing net operating loss carryovers in determining future taxable income.

As a result of the merger, our ability to use the net operating losses that we incurred prior to the merger will be limited on an annual basis. The ability of FOH Holdings to use its operating losses that it incurred prior to the merger may also be limited. Consequently, subsequent to the merger, our income tax liability and/or that of FOH Holdings may be greater than what it would have been had the merger not been effected. FOH Holdings, as of July 29, 2006, and Movie Star, as of June 30, 2006, had net operating loss carryforwards (for federal income tax purposes) of approximately $5.2 million and $9.1 million, respectively.

FOH Holdings has had two material weaknesses and other deficiencies in its internal accounting controls in the past, and additional material weaknesses or other deficiencies may be identified in the future. These material weaknesses could cause material weaknesses in the internal control over financial reporting of the combined company, which could hamper the combined company’s ability to ensure timely and accurate financial reporting, causing investors to lose confidence and the stock price to decline.

In connection with the audit of FOH Holdings’ consolidated financial statements for the fiscal year ended July 28, 2007, which did not include an audit of the effectiveness of FOH Holdings’ internal control over financial reporting, its independent registered public accounting firm reported to its audit committee two ‘‘material weaknesses’’ and other deficiencies in FOH Holdings’ internal control over financial reporting, finding that:

•	FOH Holdings did not perform reconciliations of significant accounts on a timely basis during the course of the year, nor did these reconciliations undergo the appropriate level of review; and

•	FOH Holdings did not have adequate cut-off procedures to ensure that all costs during the year were properly recorded in the correct period.

If these weaknesses are not adequately remediated or were to recur, or if additional weaknesses are identified or new or improved controls are not implemented successfully in a timely manner, the combined company’s ability to assure timely and accurate financial reporting may be adversely affected. As a result, errors in financial reporting may occur and the combined company may be required to restate its financial statements and shareholders could lose confidence in the accuracy and reliability of its financial statements. This could cause the market price of the combined company’s stock to decline and could also lead to stockholder litigation.

Investor confidence and the combined company’s stock price may be adversely impacted if the combined company has one or more material weaknesses in its internal control over financial reporting.

The SEC, as directed by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring public companies to include in their Annual Report on Form 10-K a report of management on the company’s internal control over financial reporting that contains an assessment by management of the effectiveness of the company’s internal control over financial reporting. The company’s independent registered public accounting firm also must form an opinion on the effectiveness of internal control over financial reporting. The combined company will be required to comply with these rules following the consummation of the merger. Management and our independent registered accounting firm may conclude that the internal control over financial reporting are not effective. Furthermore, effective internal control over financial reporting is important to the production of reliable financial reports and to help prevent fraud. As a result, a failure to achieve and maintain effective internal control over financial reporting could result in the loss of investor confidence in the reliability of the combined company’s financial statements, which could harm the business and result in a decrease in the market price of its common stock. Failure to comply with Section 404 could potentially subject the combined company to sanctions or investigations by the SEC, the American Stock Exchange or other regulatory authorities.

Risks Related to the Businesses of Movie Star and Frederick’s of Hollywood

The following risk factors apply to us and Frederick’s of Hollywood, individually, where appropriate, and also are expected to apply to the combined company following the consummation of the merger.

If the combined company cannot compete effectively in the retail and wholesale apparel industry, its business, financial condition and results of operations may be adversely affected.

The intimate apparel industry is highly competitive, both on the wholesale and retail levels. The wholesale industry is characterized by a large number of small companies manufacturing and selling unbranded merchandise, and by several large companies which have developed widespread consumer recognition of the brand names associated with merchandise manufactured and sold by these companies. In addition, some of the larger retailers to whom we have historically sold our products have sought to expand the development and marketing of their own brands and to obtain intimate apparel products directly from the same or similar sources from which we obtain our products. Many of these companies have greater financial, technical and sourcing capabilities than we do. If we do not continue to provide high quality and reliable services on a timely basis at competitive prices, we may not be able to continue to compete in our industry. If we are unable to compete successfully, we could lose one or more of our significant customers which, if not replaced, could negatively impact sales and have an adverse effect on our business, financial condition and results of operations, as well as those of the combined company after the consummation of the merger.

Frederick’s of Hollywood competes with a variety of retailers, including national department store chains, national and international specialty apparel chains, apparel catalog businesses and online apparel businesses that sell similar lines of merchandise. Since Frederick’s of Hollywood emerged from bankruptcy in 2003, it has been limited in its ability to invest in its business and infrastructure. Many of Frederick’s of Hollywood’s competitors may have greater financial, distribution, logistics, marketing and other resources available to them and may be able to adapt to changes in customer requirements more quickly, devote greater resources to the design, sourcing, distribution, marketing and sale of their products, generate greater national brand recognition or adopt more aggressive pricing policies. If Frederick’s of Hollywood is unable to overcome these potential competitive disadvantages, such factors could have an adverse effect on Frederick’s of Hollywood’s business, financial condition and results of operations, as well as those of the combined company after the consummation of the merger.

The failure to successfully order and manage inventory to reflect customer demand and anticipate changing consumer preferences and buying trends may adversely affect the combined company’s revenue and profitability.

The success of the combined company depends, in part, on management’s ability to anticipate and respond effectively to rapidly changing fashion trends and consumer tastes and to translate market trends into appropriate, saleable product offerings. Generally, merchandise must be ordered well in advance of the applicable selling season and the extended lead times may make it difficult to respond rapidly to new or changing product trends or price changes. If the combined company is unable to successfully anticipate, identify or react to changing styles or trends and misjudges the market for its products or its customers’ purchasing habits, then its product offerings may be poorly received by the ultimate consumer and may require substantial discounts to sell, which would reduce sales revenue and lower profit margins. In addition, the combined company will incur additional costs if it needs to redesign its product offerings. Brand image also may suffer if customers believe that the combined company is unable to offer innovative products, respond to the latest fashion trends or maintain product quality.

The combined company will depend on key personnel and it may not be able to operate and grow the business effectively if it loses the services of any key personnel or is unable to attract qualified personnel in the future.

The combined company will be dependent upon the continuing service of key personnel and the hiring of other qualified employees. In particular, the combined company will be dependent upon the management and leadership of Peter Cole, who will be the Executive Chairman of the combined company, Melvyn Knigin, who will be the Chief Executive Officer of the Movie Star division, Linda LoRe, who will be the Chief Executive Officer of the Frederick’s of Hollywood division, and Thomas Rende, who will be the Chief Financial Officer of the combined company. The loss of any of them or other key personnel could affect the combined company’s ability to operate the business effectively. Other than a $5 million policy on the life of Mr. Knigin, neither we nor Frederick’s of Hollywood carries key man insurance for any management or other key personnel. The death of a key employee of the combined company could adversely affect its profitability and there would be no insurance to mitigate the loss.

Frederick’s of Hollywood historically has depended on a high volume of mall traffic, the lack of which would hurt the combined company’s business.

Most Frederick’s of Hollywood stores are located in shopping malls. Sales at these stores are influenced, in part, by the volume of mall traffic. Frederick’s of Hollywood stores benefit from the ability of the malls’ ‘‘anchor’’ tenants, generally large department stores, and other area attractions to generate customer traffic in the vicinity of its stores and the continuing popularity of malls as shopping destinations. A decline in the desirability of the shopping environment of a particular mall, whether due to the closing of an anchor tenant or competition from non-mall retailers, or a decline in the popularity of shopping malls generally, could reduce the volume of mall traffic, which could have an adverse effect on the combined company’s business, financial condition and results of operations.

If leases for Frederick’s of Hollywood stores cannot be negotiated on reasonable terms, the combined company’s growth and profitability could be harmed.

The growth in Frederick’s of Hollywood’s sales is significantly dependent on management’s ability to operate retail stores in desirable locations with capital investments and lease costs that allow for the opportunity to earn a reasonable return. Desirable locations and configurations may not be available at a reasonable cost, or at all. If Frederick’s of Hollywood is unable to renew or replace its store leases or enter into leases for new stores on favorable terms, the combined company’s growth and profitability could be harmed.

Movie Star relies on one key customer, and a significant decrease in business from or the loss of this key customer could substantially reduce revenues.

Wal-Mart accounted for approximately 25% and 51% of our sales for fiscal years 2006 and 2007, respectively. We do not have a long-term contract with Wal-Mart and, therefore, our business is subject to significant unpredictable increases and decreases in sales depending upon the size and number of orders we receive from Wal-Mart. Accordingly, a significant decrease in business from or loss of Wal-Mart as a customer would have a material adverse effect on our business, financial condition and results of operations, which, in turn, would affect the business, financial condition and results of operations of the combined company.

The extent of our and Frederick’s of Hollywood’s foreign sourcing and manufacturing may adversely affect the combined company’s business, financial condition and results of operations.

Substantially all of our and Frederick’s of Hollywood’s products are manufactured outside the United States. As a result of the magnitude of foreign sourcing and manufacturing, our respective businesses are, and the business of the combined company will be, subject to the following risks:

•	political and economic instability in foreign countries, including heightened terrorism and other security concerns, which could subject imported or exported goods to additional or more frequent inspections, leading to delays in deliveries or impoundment of goods, or to an increase in transportation costs of raw materials or finished product;

•	the imposition of regulations and quotas relating to imports, including quotas imposed by bilateral textile agreements between the United States and foreign countries, including China, where both companies conduct business;

•	the imposition of duties, taxes and other charges on imports;

•	significant fluctuation of the value of the U.S. dollar against foreign currencies;

•	restrictions on the transfer of funds to or from foreign countries; and

•	violations by foreign contractors of labor and wage standards and resulting adverse publicity.

If these risks limit or prevent us or Frederick’s of Hollywood from selling, manufacturing or acquiring products from foreign suppliers, the operations of the combined company could be disrupted until alternative suppliers are found, which could negatively impact its business, financial condition and results of operations.

Both companies operate on very tight delivery schedules and, if there are delays and expected delivery dates cannot be met, it could negatively affect the combined company’s profitability.

If there is a delay in the delivery of goods and delivery schedules cannot be met, then our wholesale customers and both our and Frederick’s of Hollywood’s retail customers may cancel their orders or request a reduced price for the delivery of their orders. If orders are canceled, it would result in an over-inventoried position and require the sale of inventory at low or negative gross profits, which would reduce the combined company’s profitability. Both companies may also incur extra costs to meet customer delivery dates, which would also reduce the combined company’s profitability.

Any disruptions at our or Frederick’s of Hollywood’s distribution centers could materially affect the ability of the combined company to distribute products, which could lead to a reduction in the combined company’s revenue and/or profits.

Frederick’s of Hollywood’s and our respective distribution centers in Phoenix, AZ and Poplarville, MS will serve the combined company’s customers. There is no backup facility or any alternate distribution arrangements in place. If either company experiences disruptions at its distribution center that impede the timeliness or fulfillment of the products being distributed, or either distribution center is partially or completely destroyed, becomes inaccessible, or is otherwise not fully usable, whether due to unexpected circumstances such as weather conditions or disruption of the transportation systems or uncontrollable factors such as terrorism and war, it would have a material adverse effect on the combined company’s ability to distribute its products, which in turn would have a material adverse effect on the combined company’s business, financial condition and results of operations.

The failure to upgrade information technology systems as necessary could have an adverse effect on the combined company’s operations.

Some of our and Frederick’s of Hollywood’s information technology systems, which are primarily utilized to manage information necessary to price and ship products, manage production and inventory and generate reports to evaluate each company’s respective business operations, are dated and are comprised of multiple applications, rather than one overarching state-of-the-art system. Modifications involve replacing legacy systems with successor systems, making changes to legacy systems or acquiring new systems with new functionality. If the combined company is unable to effectively implement these systems and update them where necessary, this could have a material adverse effect on its business, financial condition and results of operations.

The processing, storage and use of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

The collection of data and processing of transactions through Frederick’s of Hollywood’s websites and through its call centers, require Frederick’s of Hollywood, and will require the combined company, to receive and store a large volume of personally identifiable data. This type of data is subject to legislation and regulation in various jurisdictions. The combined company may become exposed to potential liabilities with respect to the data that it collects, manages and processes, and may incur legal costs if the combined company’s information security policies and procedures are not effective or if it is required to defend its respective methods of collection, processing and storage of personal data. Future investigations, lawsuits or adverse publicity relating to its methods of handling personal data could adversely affect the combined company’s business, financial condition and results of operations due to the costs and negative market reaction relating to such developments.

The combined company may not have the personnel and the infrastructure to successfully complete Frederick’s of Hollywood’s store expansion plan and remodeling program following the merger.

The growth of the combined company will depend, in part, on its ability to open and operate Frederick’s of Hollywood’s stores successfully and to manage Frederick’s of Hollywood’s planned retail store expansion. Frederick’s of Hollywood’s store expansion plan calls for the opening of approximately 50 new stores over the three years commencing with the closing of the merger. Additionally, Frederick’s of Hollywood is currently implementing a program of regularly remodeling or expanding existing stores. There can be no assurance that the combined company will be able to achieve such store expansion goals, manage its growth effectively, successfully integrate the planned new stores into its operations effectively remodel or expand its stores or operate its new and remodeled stores profitably.

Frederick’s of Hollywood’s collection and remittance of sales and use tax may be subject to audit and may expose the combined company to liabilities for unpaid sales or use taxes, interest and penalties on past sales.

Frederick’s of Hollywood sells its products through three channels: retail specialty stores, mail order catalogs and the Internet. Frederick’s of Hollywood has historically operated its channels separately and accounts for sales and use tax separately. Currently, its mail order and Internet subsidiaries collect and pay sales tax to the relevant state taxing authority on sales made to residents in any state in which Frederick’s of Hollywood has a physical presence. Frederick’s of Hollywood and its subsidiaries are periodically audited by state government authorities. It is possible that one or more states may disagree with Frederick’s of Hollywood’s method of assessing and remitting these taxes, including sales tax on catalog and Internet sales. It is expected that the combined company will challenge any and all future assertions by state governmental authorities or private litigants that it owes sales or use tax, but the combined company may not prevail. If the combined company does not prevail, it could be held liable for substantial sales and use taxes, interest and penalties which could have an adverse effect on the profitability of the combined company.

The combined company could be sued for trademark infringement, which could force it to incur substantial costs and devote significant resources to defend the litigation.

We and Frederick’s of Hollywood use many trademarks and product designs in our businesses and believe these trademarks and product designs are important to each of our businesses and the combined company’s competitive position and success. As appropriate, both companies rely on trademark and copyright laws to protect these designs even if not formally registered as marks, copyrights or designs. Third parties may sue us, Frederick’s of Hollywood, and/or the combined company for alleged infringement of their proprietary rights. The party claiming infringement might have greater resources than the combined company to pursue its claims, and the combined company could be forced to incur substantial costs and devote significant management resources to defend the litigation. Moreover, if the party claiming infringement were to prevail, the combined company could be forced to discontinue the use of the related trademark, patent or design and/or pay significant damages, or to enter into expensive royalty or licensing arrangements with the prevailing party, assuming these royalty or licensing arrangements are available at all on an economically feasible basis, which they may not be.

If the combined company cannot protect its trademarks and other proprietary intellectual property rights, its business may be adversely affected.

We and Frederick’s of Hollywood may experience difficulty in effectively limiting unauthorized use of our respective trademarks and product designs worldwide which may cause significant damage to our or Frederick’s of Hollywood’s brand name and our respective ability to effectively represent ourselves to our agents, suppliers, vendors and/or customers. The combined company may not be successful in enforcing its trademark and other proprietary rights and there can be no assurance that it will be adequately protected in all countries or that it will prevail when defending its trademark and proprietary rights.

Risks Related to Movie Star Common Stock

Our stock price has been highly volatile.

The trading price of Movie Star common stock has been highly volatile. For example, the trading price of Movie Star common stock has ranged from $1.28 per share on December 18, 2006, the day prior to our announcement of the merger, to $1.93 per share on November 26, 2007, with intraday low and high prices ranging from $1.28 to $3.50 per share. Our stock price is subject to wide fluctuations in response to a variety of factors, including:

•	quarterly variations in operating results;

•	general economic conditions; and

•	other events or factors that are beyond our control.

In addition, our stock has been subject to significant price and volume fluctuations since the public announcement of the merger. These fluctuations have often been unrelated or disproportionate to our operating performance. Further, any negative change in the public’s perception of the prospects of the retail industry could further depress our stock price regardless of our results. Other broad market fluctuations may lower the trading price of Movie Star common stock. Following significant declines in the market price of a company’s securities, securities class action litigation may be instituted against that company. Litigation could result in substantial costs and a diversion of management’s attention and resources.

USE OF PROCEEDS

We will receive aggregate gross proceeds of $20 million from the issuance of our common stock upon the exercise of subscription rights and pursuant to the standby purchase agreement, before deducting expenses of this rights offering, which are estimated to be approximately $1,700,000. These net proceeds will be used for working capital to fund the expansion of new Frederick’s of Hollywood stores, the renovation of certain existing Frederick’s of Hollywood stores and other general corporate purposes. Currently, the store expansion and renovation plan is being developed and will not be finalized until all store locations have been identified for expansion or renovation. Therefore, the specific allocation of these proceeds is currently undeterminable. However, we anticipate that with respect to store expansion, the proceeds will be used to fund leasehold improvements (offset by tenant allowances), purchases of store fixtures and initial funding of the inventory. For store renovations, we anticipate that the proceeds will be primarily used for leasehold improvements. These costs may vary widely, depending on the design, size and location of the store.

The following table describes the expected allocation of the net proceeds of the rights offering:

	Application of net proceeds	Percentage of net proceeds
Working capital to fund the expansion of Frederick’s of Hollywood stores and renovation of certain existing stores	$16,300,000	89.1%
General corporate purposes	2,000,000	10.9%
Total	$18,300,000	100.0%

We believe that the net proceeds of the rights offering will be sufficient to fund the opening and renovation of between 40 and 50 Frederick’s of Hollywood stores. We will have significant discretion in the use of the net proceeds of the rights offering. Investors will be relying on the judgment of our management regarding the application of the proceeds of the offering.

Until we use the net proceeds as discussed above, we intend to invest the net proceeds from the rights offering in short term direct obligations of the United States or Federal agencies, in each case with maturities of one year or less, short term certificates of deposit or other time deposits with banks or corporate bonds with a Moody’s or Standard & Poor’s investment grade rating, or to reduce short-term interest expense by temporarily reducing the needs of the combined company under its revolving credit facilities. We expect that the proceeds from the rights offering, along with anticipated operating cash flows, will provide us with sufficient capital to fund our growth plan for at least the next 36 months.

PRICE RANGE OF MOVIE STAR COMMON STOCK AND DIVIDENDS

Movie Star’s common stock is traded on the American Stock Exchange under the symbol ‘‘MSI.’’ The following table sets forth for the indicated periods the reported high and low sales prices per share.

	High	Low
Year Ending June 30, 2008
First Quarter	$2.66	$2.00
Second Quarter (through November 26, 2007)	2.45	1.84
Year Ended June 30, 2007
First Quarter	$0.87	$0.72
Second Quarter	1.68	0.75
Third Quarter	3.50	1.60
Fourth Quarter	2.90	1.96
Year Ended June 30, 2006
First Quarter	$0.93	$0.66
Second Quarter	0.75	0.46
Third Quarter	0.82	0.55
Fourth Quarter	0.98	0.67

On December 18, 2006, the day prior to the announcement of the execution of the merger agreement, the closing sale price of our common stock was $1.28. On November 26, 2007, the closing sale price of our common stock was $1.93.

FOH Holdings is a privately held company and there is no established public trading market for FOH Holdings common stock.

Holders

As of November 26, 2007, there were approximately 740 shareholders of record of Movie Star common stock. We believe that there are a significant number of beneficial owners of our common stock whose shares are held in ‘‘street name.’’

Dividend Policy

Movie Star has not paid any cash dividends on its common stock to date and does not intend to pay dividends prior to the completion of the merger. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any cash dividends in the foreseeable future. The payment of dividends subsequent to the merger will be within the discretion of our board of directors and will be contingent upon our revenues and earnings, if any, capital requirements, general financial condition subsequent to completion of the merger and such other factors as such board will consider.

Equity Compensation Plan Information

The following sets forth certain information as of June 30, 2007 concerning our equity compensation plans:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Plans approved by shareholders
1988 Non-Qualified Stock Option Plan	900,000		$1.03	766,666
1994 Incentive Stock Option Plan	110,000		$0.63	0
2000 Performance Equity Plan	331,000	(1)	$0.90	125,649	(2)
Plans not approved by shareholders
Warrant(3)	50,000		$0.44	0
Total	1,391,000		$0.95	892,315

(1)	Includes 36,000 shares of common stock issuable upon exercise of options under our 2000 Performance Equity Plan granted to non-employee directors pursuant to our Non-Employee Director Compensation Plan.
(2)	Our Non-Employee Director Compensation Plan provides that each non-employee director may elect to receive his or her annual stipend and meeting fees in cash and/or shares of our common stock under our 2000 Performance Equity Plan in such proportion as is determined by each non-employee director. If a non-employee director elects to be paid in stock, either in full or in part, the number of shares of common stock to be issued is determined by dividing the dollar amount of the stipend and meeting fees earned during the quarter (or a percentage thereof, if the non-employee director elects to receive stock payment in part) by the last sale price of our common stock on the last trading day of each calendar quarter in which the fees were earned. As of June 30, 2007, an aggregate of 191,351 shares of common stock have been issued to non-employee directors.
(3)	See Note 13 to the Consolidated Financial Statements of Movie Star for a description of the warrant.

 Dilution

If you purchase a share of our common stock in the rights offering, you will suffer immediate per share ‘‘dilution’’ in an amount equal to the difference between the price you paid per share and the net tangible book value per share after the rights offering. Net tangible book value per share represents the amount of our tangible assets less the amount of our liabilities divided by the number of shares of our common stock outstanding.

As of June 30, 2007, our net tangible book value available to our shareholders was approximately $9,112,000, or $0.55 per share of our common stock. Our net tangible book value per share is based upon 16,423,326 shares outstanding as of June 30, 2007.

On a combined basis prior to giving effect to the rights offering, the pro forma net tangible book value for FOH Holdings as of July 28, 2007 and for Movie Star as of June 30, 2007 would have been approximately $850,000, or $0.02 per share of common stock. Our pro forma net tangible book value gives effect to (i) the issuance of 23,689,181 shares of our common stock in the merger and (ii) the issuance of 100,000 shares of our common stock to Performance Enhancement Partners, LLC on the closing date of the merger. Our pro forma net tangible book value per share is based upon 40,212,507 shares of our common stock outstanding.

Giving effect to the issuance of 11,363,636 shares of common stock offered by us in the rights offering at an offering price of $1.76 per share, our net tangible book value on a pro forma as adjusted basis, for FOH Holdings as of July 28, 2007 and for Movie Star as of June 30, 2007 would have been $20,850,000, or $0.40 per share. This represents an immediate increase in net tangible book value of $0.38 per share to our existing shareholders and an immediate dilution of $1.36 per share to investors in the rights offering.

The following table illustrates this dilution per share of common stock as of the closing of the rights offering on an adjusted pro forma net tangible book value basis:

Rights offering price per share		$1.76
Net tangible book value per share available to common shareholders as of June 30, 2007	$0.55
Decrease attributable to pro forma adjustments before the rights offering	$(0.53)
Pro forma net tangible book value per share before the rights offering	$0.02
Increase per share attributable to investors in the rights offering	$0.38
Pro forma net tangible book value per share after the rights offering		$0.40
Dilution per share to investors in the rights offering		$1.36

The following table shows the number of shares of our common stock to be owned by shareholders prior to the rights offering and by investors in the rights offering:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Shareholders prior to rights offering	40,212,507	78.0%	$850,000	4.0%	$0.02
Investors in rights offering	11,363,636	22.0%	$20,000,000	96.0%	$1.76
Total	51,576,143	100.0%	$20,850,000	100.0%	$0.40

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

We are providing the following selected financial information to assist you in your analysis of the financial aspects of the merger and related transactions.

FOH Holdings’ consolidated balance sheet data as of July 28, 2007 and July 29, 2006 and the consolidated statements of operations data for the years ended July 28, 2007 and July 29, 2006, the five months ended July 30, 2005 and the seven months ended March 3, 2005, are derived from FOH Holdings’ consolidated financial statements audited by Deloitte & Touche LLP, an independent registered public accounting firm, which are included elsewhere in this prospectus. FOH Holdings’ consolidated balance sheet data as of July 30, 2005, July 31, 2004 and July 26, 2003 and the consolidated statements of operations data for the year ended July 31, 2004, the seven months ended July 26, 2003 and the five months ended December 31, 2002 have been derived from FOH Holdings’ audited consolidated financial statements, which are not included in this prospectus.

Movie Star’s consolidated balance sheet data as of June 30, 2007 and 2006 and the consolidated statements of operations data for each of the three years in the period ended June 30, 2007, are derived from Movie Star’s consolidated financial statements audited by Mahoney Cohen & Company, CPA, P.C., an independent registered public accounting firm, which are included elsewhere in this prospectus. Movie Star’s consolidated balance sheet data as of June 30, 2005, 2004 and 2003 and the consolidated statements of operations data for the years ended June 30, 2004 and 2003 have been derived from Movie Star’s audited consolidated financial statements, which are not included in this prospectus.

Movie Star’s consolidated balance sheet data as of September 30, 2007 and the consolidated statements of operations data for the three months ended September 30, 2007 and September 30, 2006 are derived from Movie Star’s unaudited interim condensed consolidated financial statements which are included elsewhere in this proxy statement. In the opinion of Movie Star’s management, the unaudited condensed consolidated interim financial statements include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such financial statements.

The selected financial information of FOH Holdings and Movie Star is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes and each of FOH Holdings’ and Movie Star’s ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ contained elsewhere in this prospectus. The information presented may not be indicative of the future performance of FOH Holdings, Movie Star or the combined company.

FOH Holdings’ Selected Historical Consolidated Financial and Other Data

The selected consolidated financial data set forth below should be read in conjunction with ‘‘FOH Holdings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and the audited consolidated financial statements and notes to the financial statements of FOH Holdings. The consolidated financial statements of FOH Holdings include the accounts of FOH Holdings, Inc. and its operating subsidiaries: Frederick’s of Hollywood, Inc., Hollywood Mail Order, LLC, Frederick’s of Hollywood Stores, Inc., and Frederick’s.com, Inc.

Fiscal 2003 Presentation

On July 10, 2000, FOH Holdings, excluding its subsidiary Frederick’s.com. Inc., filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court. The Bankruptcy Court confirmed the plan of reorganization on December 18, 2002, it became effective on January 6, 2003, and at the close of business on that day FOH Holdings emerged from bankruptcy. FOH Holdings prior to emergence from bankruptcy is referred to as the ‘‘Predecessor’’ and the emerged company is referred to as the ‘‘First Successor’’. FOH Holdings’ selected financial data for periods prior to January 6, 2003 included in this prospectus reflect the financial results of the Predecessor. FOH Holdings’ selected financial data for periods as of January 6, 2003 to March 3, 2005 included in this prospectus reflect the financial results of the First Successor.

FOH Holdings applied the accounting and reporting requirements of ‘‘fresh start’’ accounting to the First Successor effective January 6, 2003. As a result of applying fresh start accounting, the First Successor’s results of operations for periods after emergence from bankruptcy are not comparable to the Predecessor’s results of operations for periods prior to emergence from bankruptcy, and therefore, the combined results for fiscal 2003 should not be taken as indicative of historical or future results.

Fiscal 2005 Presentation

On March 3, 2005, Tokarz Investments and Fursa, along with its affiliated funds, acting together as a collaborative group, purchased in a private shareholder transaction the outstanding common stock of FOH Holdings held by all other shareholders. Additionally, one of the investors, an existing debt holder, purchased directly from the non-affiliated former lenders the outstanding balances under FOH Holdings’ term loans (collectively the ‘‘Tranche A, B and C’’). Accordingly, pushdown accounting has been applied as of the date of these transactions. FOH Holdings’ selected financial data for periods as of and subsequent to March 3, 2005 reflect the results of the ‘‘Second Successor.’’ The purchase price in excess of the fair value of the assets was allocated to FOH Holdings’ assets based on their respective fair values in accordance with the provisions of Statement of Financial Accounting Standards (‘‘SFAS’’) No. 141, Business Combinations. As a result of applying purchase accounting, the results of operations of the Second Successor for periods after March 3, 2005 are not comparable to the results of operations for periods prior to March 3, 2005, and therefore, the results for fiscal 2005 should not be taken as indicative of historical or future results. The results are further separated by a heavy black line to indicate the effective date of the new basis of accounting.

Financial Operations Overview

FOH Holdings assesses the performance of its business using various financial and operating measures, which primarily include:

•	Net sales — Net sales include sales of merchandise from retail stores, catalogs and websites, less discounts and sales return allowances.

•	Comparable store sales — Comparable store sales include net merchandise sales from stores that have been open for one complete fiscal year. FOH Holdings excludes new and permanently relocated store locations from the comparable store sales until they have been in operation for one complete fiscal year. Similarly, stores that are expanded or down-sized by more than 30% are also excluded from the comparable store base until they have been in operation in their new configuration for one complete fiscal year. Comparable store sales do not include net sales from the catalogs and websites.

•	Average monthly retail sales per square foot — Average monthly retail sales per square foot is determined by dividing net sales from retail stores for the respective period presented by the average of the beginning and ending store gross square footage for the respective period divided by the number of months in the period. Excluded from the numerator and the denominator are store sales and square footage corresponding to stores that have been closed at the expiration of their lease through July 28, 2007.

•	Gross profit — FOH Holdings reports gross profit equal to the net sales less the costs of goods sold, buying and occupancy. FOH Holdings includes in the costs of goods sold, buying and occupancy the cost of merchandise and inventory markdowns, freight from vendors, shipping and handling, payroll and benefits for the design, buying, and merchandising personnel, warehouse and distribution costs, and store occupancy costs. FOH Holdings’ management uses product margin (net sales less cost of goods sold) as a primary measure to manage the business and assess the performance of its operations. Store occupancy costs include rent, deferred rent, common area maintenance, utilities, real estate taxes, and depreciation. Other costs are included in selling, general and administrative expenses. As a result, the gross profit may not be comparable to those of other retailers.

•	Selling, General and Administrative expenses — Selling, general, and administrative expenses primarily include payroll and benefit costs for FOH Holdings’ retail store, catalog, and Internet selling and administrative departments (including corporate functions), advertising, and other operating expenses not specifically categorized elsewhere in the consolidated statements of operations.

•	Interest expense, net — Interest includes interest on the FOH Holdings revolving line of credit facility, the secured term loans and the long-term debt.

The following tables set forth selected historical financial and other data for FOH Holdings and Movie Star as of the dates and for the periods indicated.

FOH Holdings’ Selected Historical Consolidated Financial and Other Data
(dollar amounts in thousands, except store operating data)

	[Second Successor]			[First Successor]			[Predecessor]
	Year ended July 28, 2007	Year ended July 29, 2006	Five Months ended July 30, 2005	Seven Months ended March 3, 2005	Year ended July 31, 2004	Seven Months ended July 26, 2003	Five Months ended December 31, 2002
Statement of Operations Data:
Net sales	$155,238	$136,705	$46,807	$76,785	$128,164	$61,066	$52,624
Cost of goods sold, buying and occupancy	90,201	80,102	27,026	44,122	71,621	41,643	31,390
Gross profit	65,037	56,603	19,781	32,663	56,543	19,423	21,234
Selling, general and administrative expenses	61,996	57,579	20,279	35,173	54,931	19,422	20,940
Operating income (loss) from continuing operations	3,041	(976)	(498)	(2,510)	1,612	1	294
Interest expense, net	2,093	2,422	700	1,102	1,592	836	335
Reorganization items (income) expense(a)	—	—	—	—	—	—	(15,112)
Gain on debt extinguishment(b)	—	—	—	—	—	—	(20,471)
Income (loss) from continuing operations before income tax provision (benefit)	948	(3,398)	(1,198)	(3,612)	20	(835)	35,542
Income tax provision (benefit)	548	127	(128)	(953)	8	557	(105)
Income (loss) from continuing operations	400	(3,525)	(1,070)	(2,659)	12	(1,392)	35,647
Income (loss) from discontinued operations(c)	41	240	(166)	440	950	2	565
Net income (loss)	$441	$(3,285)	$(1,236)	$(2,219)	$962	$(1,390)	$36,212
	At July 28, 2007	At July 29, 2006	At July 30, 2005		At July 31, 2004	At July 26, 2003
Balance Sheet Data:
Working capital (deficiency)	$(4,638)	$(299)	$(1,562)		$2,080	$1,377
Goodwill	$6,678	$7,299	$7,299		$585	$585
Trademarks	$18,090	$18,090	$18,090		$13,900	$13,900
Total assets	$70,525	$60,734	$58,733		$39,848	$38,540
Total debt – related party	$19,429	$18,742	$18,095		$17,287	$17,309
Stockholders’ equity (deficiency)	$12,641	$12,059	$11,344		$174	$(788)
Store Operating Data(d):
Percentage increase (decrease) in comparable store sales(e)	9.2%	6.5%	(3.6)%	(4.1)%	11.4%	1.5%	0.5%
Total square footage at the end of the period(f)	235,229	225,634	229,626	229,536	231,578	243,638	257,589
Average monthly retail sales per square foot	$33.00	$31.07	$21.41	$37.56	$32.00	$28.63	$35.31
Number of retail stores:
Open at beginning of period	134	140	140	145	155	166	166
Opened during the period	5	5	—	4	2		1
Closed during the period	(6)	(11)	—	(9)	(12)	(11)	(1)
Open at the end of the period	133	134	140	140	145	155	166

(a)	The financial statements prior to emergence from bankruptcy on January 6, 2003 include amounts directly related to the Chapter 11 filing that were recognized as incurred and are included as reorganization items in the consolidated statements of operations.
(b)	In accordance with SOP 90-7, FOH Holdings recorded a net gain of approximately $20.5 million related to the discharge of its liabilities upon emergence from bankruptcy for the five months ended December 31, 2002.
(c)	Income (loss) from discontinued operations represents the net income (loss) of those stores closed at the expiration of their leases. Stores closed in a period will have their prior results reflected in discontinued operations for all of the previous periods presented that the store was in operation.
(d)	Represents financial measures used by FOH Holdings’ management to assess business performance.
(e)	Represents increase (decrease) over respective prior year comparable periods. Comparable store sales include net merchandise sales from stores that have been open for one complete fiscal year, but exclude net merchandise sales from new or permanently relocated store locations until they have been in operation for one complete fiscal year. Also excluded from comparable sales are those stores that have had a change in selling square footage of 30% or more until they have been in operation in their new configuration for one complete fiscal year.
(f)	Represents total retail store gross square footage at the end of each reported period.

Movie Star Selected Historical Consolidated Financial Data
(in thousands, except per share data)

	Three Months Ended September 30,		Fiscal Years Ended June 30,
	2007	2006	2007	2006	2005	2004	2003
Statement of Operations Data:
Net sales	$11,939	$18,690	$63,493	$51,639	$58,533	$53,691	$64,916
Cost of sales	8,577	12,867	43,144	37,528	44,304	37,581	44,345
Selling, general and administrative expenses	4,502	4,487	17,434	16,310	19,024	15,824	14,623
Insurance recovery	—	—	—	(1,450)	—	—	—
Merger-related fees	358	539	2,391	246
Gain on sale of property, plant and equipment	—	—	(496)	—	—	—	—
	13,437	17,893	62,473	52,634	63,328	53,405	58,968
Operating (loss) income from continuing operations	(1,498)	797	1,020	(995)	(4,795)	286	5,948
Interest income	—	—	(5)	(3)	(1)	(12)	(4)
Interest expense	112	187	609	476	282	76	351
(Loss) income from continuing operations before income tax (benefit) provision	(1,610)	610	416	(1,468)	(5,076)	222	5,601
Income tax (benefit) provision	(644)	244	270	(468)	(1,954)	94	2,170
Net (loss) income	$(966)	$366	$146	$(1,000)	$(3,122)	$128	$3,431
Basic net (loss) income per share	$(.06)	$.02	$.01	$(.06)	$(.20)	$.01	$.23
Diluted net (loss) income per share	$(.06)	$.02	$.01	$(.06)	$(.20)	$.01	$.22
Basic weighted average number of shares outstanding	16,432	15,763	16,089	15,700	15,625	15,574	15,133
Diluted weighted average number of shares outstanding	16,432	15,950	16,671	15,700	15,625	16,199	15,407

	At September 30,	At June 30,
	2007	2007	2006	2005	2004	2003
Balance Sheet Data:
Working capital	$7,954	$9,590	$8,932	$10,673	$16,543	$15,979
Total assets	$27,581	$22,338	$23,221	$24,907	$20,779	$24,089
Short-term debt – Including current maturities of long-term debt and capital lease obligations	$9,660	$4,183	$4,955	$4,794	$—	$2,304
Long-term debt – Including deferred lease and other long-term liabilities	$345	$379	$398	$390	$374	$325
Shareholders’ equity	$13,681	$14,605	$13,782	$14,677	$17,747	$17,264

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information gives effect to the merger of FOH Holdings, the accounting acquirer, with Merger Sub, a wholly-owned subsidiary of Movie Star, in a reverse acquisition transaction accounted for as a purchase by FOH Holdings. The unaudited pro forma condensed consolidated balance sheet combines the historical condensed consolidated balance sheets as of July 28, 2007 for FOH Holdings and as of June 30, 2007 for Movie Star and gives effect to the merger and the other transactions contemplated by the merger agreement as if they had occurred on July 28, 2007. The unaudited pro forma condensed consolidated statements of operations for the year ended July 28, 2007 give effect to the merger and the other transactions contemplated by the merger agreement as if they had occurred on July 30, 2006. Because FOH Holdings is the accounting acquirer, the pro forma reporting periods have been conformed to FOH Holdings’ reporting periods. The unaudited pro forma consolidated financial statements reflect the following events:

•	the issuance to FOH Holdings’ stockholders of 23,689,181 shares of Movie Star common stock in connection with the merger;

•	the issuance of 11,363,636 shares of Movie Star common stock (with a market value of $20.0 million) for cash in the rights offering and warrants to purchase 1,193,182 shares of Movie Star common stock to the standby purchasers; and

•	the conversion of $7.5 million of FOH Holdings’ long-term debt into an 3,629,329 shares of Series A Preferred Stock that are convertible into 3,024,437 shares of our common stock.

The merger will be accounted for using the purchase method of accounting as a reverse acquisition. As such, Movie Star will be treated as the accounting acquiree. The pre-acquisition financial statements of FOH Holdings will be treated as the historical financial statements of the combined company and Movie Star’s historical stockholders’ equity will not be carried forward to the merged company as of the date of the merger. The fair value of Movie Star’s assets and related assumed liabilities are based on preliminary estimates. Additional analysis will be required to determine the fair value of Movie Star’s assets and assumed liabilities, primarily with respect to intangible assets and certain assumed liabilities. These amounts will change from the amounts shown based on the final valuations. Upon the closing of the transactions, we do not expect the final allocation of the acquisition consideration to result in significant differences from the pro forma amounts reflected in the unaudited pro forma consolidated financial statements. The pro forma consolidated financial statements should be read in conjunction with ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and the historical consolidated financial statements, including related notes covering the relevant periods, for each of Movie Star and FOH Holdings, included elsewhere in this prospectus.

The unaudited pro forma financial statements are based on assumptions that we and FOH Holdings believe are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of our future financial position or results of operations or of the financial positions or results of operations that would have actually occurred had the acquisition of Movie Star taken place as of the dates or for the periods presented. The combined pro forma results do not reflect the conforming of Movie Star’s accounting policies with the accounting policies of FOH Holdings that will be made subject to the consummation of the merger. The following assumptions were made:

•	11,363,636 shares of Movie Star common stock will be issued in the rights offering at a subscription price of $1.76 per share, which represents the average of the closing prices of our common stock for the 20 trading days ending on November 26, 2007, less a 15% discount;

•	guarantor warrants will be issued to the standby purchasers representing the right to purchase, in the aggregate, 1,193,182 shares of our common stock, or 10.5% of the total number of shares being offered in the rights offering;

•	3,629,329 shares of Series A Preferred Stock, which will be convertible into 3,024,437 shares of common stock, will be issued in connection with the merger and the other transactions contemplated by the merger agreement at an initial issuance price of $2.0665 per share, which represents the average of the closing prices of our common stock for the 20 trading days ending on November 26, 2007.

•	The merger will be accounted for using the purchase method of accounting and Movie Star’s assets and related assumed liabilities will be valued at fair value based on preliminary estimates. Although we do not expect the differences to be significant the final allocation of the acquisition consideration will result in differences from the pro forma amounts reflected in the unaudited pro forma financial statements. Included in the consideration being paid are an estimated $3,000,000 in transaction costs that are being capitalized.

•	In connection with the merger, Movie Star will also enter into an escrow agreement with designated stockholder representatives of the holders of FOH Holdings common stock. Pursuant to the escrow agreement, 20% of the shares of Movie Star’s common stock to be issued to each stockholder of FOH Holdings in connection with the merger will be held in escrow to cover indemnification claims that may be brought by Movie Star for certain matters, including breaches of representations, warranties and covenants of FOH Holdings under the merger agreement. Shares remaining in escrow will be released following the 18-month anniversary of the effective time of the merger, subject to extension under certain circumstances. Similarly, treasury shares of Movie Star’s common stock representing 7.5% of the aggregate number of issued and outstanding shares of our common stock prior to the effective time of the merger will be deposited into escrow to cover any indemnification claims that may be brought by FOH Holdings’ stockholders against Movie Star, which shares will be returned to us following the 18-month anniversary of the effective time of the merger, subject to certain conditions and to the extent not used to satisfy these indemnification claims. We have assumed that all of the escrowed shares will be returned to their respective parties.

Included in the Movie Star historical financial statements are material non-recurring items that consist of:

•	Merger-related fees of $2,391,000 for the year ended June 30, 2007. Included in the merger-related fees are legal fees, costs associated with Movie Star’s financial advisor, which included the issuance of a fairness opinion to Movie Star’s special committee, and accounting costs for due diligence. These fees are being expensed as a result of the merger being treated as a reverse acquisition.

•	Movie Star recorded a gain on the sale of property, plant and equipment of $496,000 for the year ended June 30, 2007, which resulted primarily from the sale of its closed distribution facility in Petersburg, Pennsylvania. On October 17, 2006, the transaction was completed for approximately $683,000 in cash. As a result of this transaction, a gain of approximately $482,000 was recorded, net of related costs.

In addition, the following non-recurring expenses attributable to the transactions contemplated by the merger agreement have been excluded from the unaudited pro forma condensed consolidated statements of operations of Movie Star for the year ended June 30, 2007. These items consist of:

•	A grant to Performance Enhancement Partners, LLC, on the closing date of the merger, of non-qualified options to purchase 275,000 shares of Movie Star common stock at an exercise price equal to the fair market value of a share of Movie Star common stock on the grant date. These options will vest within one year of the closing date of the merger.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of July 28, 2007
(amounts in thousands)

	FOH Holdings	Movie Star	Pro forma Adjustments		FOH Holdings and Movie Star Pro Forma Consolidated
Assets:
Current assets
Cash and equivalents	$1,898	$53	$18,300	(a)	$20,251
Accounts receivable	858	8,266	(312	)(b)	8,812
Merchandise inventories	16,683	6,816	165	(b)(c)	23,664
Prepaid expenses and other current assets	6,458	291	(2,600	)(d)	4,149
Deferred income tax assets	1,133	1,518	—		2,651
Total current assets	27,030	16,944	15,553		59,527
Property, plant and equipment, net	17,365	943	644	(c)	18,952
Goodwill	6,678	537	5,311	(d)	12,526
Intangibles and other assets	19,452	3,914	8,790	(e)	32,156
Total Assets	$70,525	$22,338	$30,298		$123,161
Liabilities and Shareholders’ Equity:
Current liabilities
Revolving line of credit and term loans	$6,740	$4,126	$—		$10,866
Current portion of long-term debt	4,343	57	—		4,400
Accounts payable and accrued expenses	20,585	3,171	175	(b)(c)(d)	23,931
Total current liabilities	31,668	7,354	175		39,197
Deferred rent	2,744	269	(269	)(c)	2,744
Long-term debt	15,086	—	(7,500	)(f)	7,586
Other	17	110	—		127
Deferred income tax liabilities	8,369	—	3,995	(g)	12,364
Total Liabilities	57,884	7,733	(3,599)		62,018
Series A preferred stock	—	—	7,500	(f)	7,500
Total shareholders’ equity	12,641	14,605	26,397	(a)	53,643
Total Liabilities and Shareholders’ Equity	$70,525	$22,338	$30,298		$123,161

See Accompanying Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the year ended July 28, 2007
(amounts in thousands, except per share amounts)

	FOH Holdings	Movie Star	Pro forma Adjustments		FOH Holdings and Movie Star Pro Forma Consolidated
Net sales	$155,238	$63,493	$(3,201	)(h)	$215,530
Cost of goods sold	90,201	43,144	(3,091	)(h)	130,254
Gross profit	65,037	20,349	(110)		85,276
Selling, general and administrative expenses	61,996	17,434	1,479	(h)	80,909
Merger-related fees	—	2,391	—		2,391
Gain on sale of property, plant and equipment	—	(496)	—		(496)
Operating income	3,041	1,020	(1,589)		2,472
Interest expense, net	2,093	604	(608	)(i)	2,089
Income before income taxes and discontinued operations	948	416	(981)		383
Income tax provision	548	270	(665	)(j)	153
Income from continuing operations	$400	$146	$(316)		$230
Income from continuing operations		$146			$230
Less: Preferred stock dividends		—			(563	)(k)
Income (loss) available to common shareholders		$146			$(333)
Basic net income (loss) per share		$0.01			$(0.01)
Diluted net income (loss) per share		$0.01			$(0.01)
Weighted average shares outstanding – basic		16,089			46,504	(k)
Weighted average shares outstanding – diluted		16,671			46,504	(k)

See Accompanying Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information
(amounts in thousands, except where the context indicates otherwise)

(a)	Stockholders’ Equity: Stockholders’ equity is computed as follows:

Equity portion of the purchase price (note d)	$22,702
Cash raised from rights offering	20,000
Less: Estimated offering issuance costs	(1,700)
Less: Historical Movie Star equity prior to the transactions	(14,605)
Pro forma adjustment to stockholders’ equity	$26,397

Movie Star assumes raising aggregate gross proceeds of $20 million in cash from the rights offering. The subscription price of $1.76 per share is based upon the average of the per share closing prices of Movie Star common stock for the 20 trading days ending on November 26, 2007 less a 15% discount. Based upon a subscription price of $1.76 per share and expected gross proceeds of $20 million, Movie Star expects to issue 11,363,636 shares.

(b)	Intercompany Transactions: The following represents the pro forma adjustments to eliminate the impact of intercompany sales between FOH Holdings and Movie Star:

Accounts Receivable: Elimination of receivable due to Movie Star from FOH Holdings	$(312)
Inventory: Elimination of intercompany profit included in FOH Holdings inventory	(206)
Inventory: Intercompany timing difference	138
Accounts Payable: Elimination of accounts payable due from FOH Holdings to Movie Star	174
$(206)

In the normal course of business, Movie Star sells apparel goods to FOH Holdings. The adjustments reflected above are to eliminate the impact of these intercompany sales on the unaudited pro forma condensed consolidated balance sheet. In addition, the unaudited pro forma condensed consolidated statements of operations reflect the elimination of $3,201 of sales from Movie Star to FOH Holdings during the year ended July 28, 2007, as well as the elimination of $206 of profit included in FOH Holdings’ ending inventory as of July 28, 2007.

(c)	Net Tangible Assets: The following represents the estimated purchase accounting adjustments attributable to net tangible assets resulting from the transactions contemplated by the merger agreement:

Inventory	$233
Property, plant and equipment	644
Deferred rent – short term	51
Deferred rent – long term	269
$1,197

The purchase accounting adjustment to inventory is to adjust the inventory to fair value less the estimated selling and distribution costs plus a normal profit margin. The purchase accounting adjustment to property, plant and equipment primarily relates to the step-up of land and a building. The adjustment to deferred rent is to eliminate the historical deferred rent recorded by Movie Star due to the application of purchase accounting.

(d)	Goodwill and Intangible Assets: A preliminary allocation of the purchase price has been made to the major categories of assets acquired and liabilities assumed in the accompanying pro forma financial statements. Although, the final allocation of the purchase price will result in differences from the pro forma amounts included herein, we do not expect the differences to be significant. The following represents the estimated value attributable to goodwill and intangibles resulting from the transactions contemplated by the merger agreement:

Fair value of common stock issued (15,792,787 shares of Movie Star common stock issued and outstanding at $1.36 per share)	$21,478
Issuance of 100,000 shares of Movie Star common stock to Performance Enhancement Partners, LLC	207
Estimated transaction costs (of which $2,600 has been accrued and $400 is to be accrued)	3,000
Stock options	1,017
Total purchase price	$25,702
Historical Movie Star net assets acquired	$14,605
Adjustment to historical net assets due to the elimination of intercompany activity (note b)	(206)
Adjusted historical net assets	$14,399
Excess purchase price over adjusted historical net assets acquired	$11,303
Fair Value Adjustments:
Step-up of net tangible assets acquired (see note c)	$(1,197)
Elimination of historical goodwill	537
Record intangible assets (see note e)	(8,790)
Deferred income taxes associated with step-up adjustments (see note g)	3,995
Excess purchase price over fair value of net assets acquired	5,848
Less adjustment to remove historical goodwill	(537)
Pro forma adjustment to goodwill	$5,311

The fair value of the common stock issued is based upon 15,792,787 issued and outstanding shares of Movie Star common stock as of December 18, 2006, the day prior to the announcement of the execution of the merger agreement at a price of $1.36 per share, the average of the closing prices of Movie Star common stock on the two trading days before and two trading days after December 18, 2006.

Upon the successful closing of the merger, Performance Enhancement Partners, LLC will be awarded 100,000 fully vested shares of Movie Star common stock. The fair value of the shares to be awarded have been included as a pro forma adjustment to the purchase price and to stockholders’ equity based upon the estimated fair value of the shares on the date of issuance. For convenience purposes, we have assumed that the fair value of the 100,000 shares to be issued will be $207,000 based on the average closing share price of $2.0665 per share for the twenty trading days ending on November 26, 2007.

The purchase price attributable to stock options represents the fair value of Movie Star’s vested and unvested options valued using the Black-Scholes option pricing model as of December 18, 2006, net of the fair value of the Movie Star stock options attributable to future vesting requirements as of the expected consummation date.

(e)	Intangible and other assets: Represents the establishment of indefinite-lived and definite-lived intangible assets resulting from the transactions contemplated by the merger agreement:

Trademark (indefinite-lived)	$4,400
Customer relationships	3,900
Other intangibles	490
Pro forma adjustment to other assets	$8,790

(f)	Long-term Debt: Represents the conversion of $7.5 million of FOH Holdings long-term debt into 3,629,329 shares of Series A 7.5% convertible redeemable preferred stock that will be issued upon the closing of the transactions contemplated by the merger agreement. This debt was converted utilizing a conversion rate that was based on a price of $2.0665 per share, which represents the average of the per share closing prices of Movie Star common stock for the twenty trading days ending on November 26, 2007. These shares are convertible into shares of Movie Star common stock at a conversion rate of 1.2 shares of Series A Preferred Stock for 1 share of common stock. The conversion rate equals a conversion price of $2.48 per share, which is a 20% premium to the original price of $2.0665 per share. Because the redemption of the Series A Preferred Stock is outside of Movie Star’s control, it is considered to be mezzanine equity and has been recorded separately from stockholders’ equity.

(g)	Deferred income tax liabilities: Represents deferred income taxes corresponding to estimated temporary differences resulting from the transactions contemplated by the merger agreement. Deferred income taxes are computed as follows:

Identifiable intangible assets resulting from the transactions (note e)	$8,790
Fair value adjustments to net tangible assets resulting from the transactions (note c)	1,197
Purchase accounting adjustments resulting in temporary tax differences	9,987
Assumed statutory tax rate	40.0%
Pro forma adjustment to other non-current liabilities for deferred income taxes	$3,995

The deferred income tax liability adjustment has been determined by using the overall assumed statutory tax rate for the year ended July 28, 2007. For purposes of the pro forma financial statements it has been assumed that goodwill is not tax deductible.

(h)	Sales, cost of goods sold and selling, general and administrative expenses: Reflects the impact of the elimination of intercompany sales activity, the effects of purchase accounting adjustments and adjustments to consulting and compensation expenses.

Fiscal Year Ended July 28, 2007
Pro forma adjustment to net sales for the elimination of intercompany sales (note b)	$(3,201)
Pro forma elimination of intercompany profit included in inventory (note b)	110
Pro forma elimination of intercompany cost of goods sold, buying and occupancy (note b)	(3,201)
Total pro forma adjustment to cost of goods sold, buying and occupancy	$(3,091)
Pro forma depreciation of property, plant and equipment	$19
Pro forma amortization of customer relationship intangibles	975
Pro forma amortization of other intangibles	84
Pro forma elimination of management fee	(200)
Pro forma adjustment of compensation expense	601
Total pro forma adjustment to selling, general and administrative expenses	$1,479

The pro forma adjustment related to the elimination of intercompany profit included in ending inventory is to reverse profit recognized by Movie Star on the sale of inventory to FOH Holdings that had not yet been sold to the end customer.

It has been assumed that the pro forma adjustment to fixed assets relates to land and a building. The building has a weighted average remaining life of 25 years, and the associated depreciation expense would be included in selling, general and administrative expenses. It also has been assumed that the customer relationships and other intangibles will have an estimated life of 10 and 4 years, respectively, and that the amortization expense would be included in selling, general and administrative expenses. There is no amortization expense associated with the trademark because it has an indefinite life. The customer relationships are being amortized by an accelerated method based upon customer retention rates and other intangible assets are amortized on a straight line basis. Upon the consummation of the transactions contemplated by the merger agreement, estimated yearly amortization expense to be recorded for the customer relationships is expected to be as follows: $975, $731, $548, $411, $308, and $711 in total thereafter.

Management fees reflect an adjustment to selling, general and administrative expenses for the elimination of management fees paid by FOH Holdings. All management fee agreements will be terminated upon the closing of the transactions contemplated by the merger agreement.

Compensation expense reflects an adjustment to selling, general and administrative expenses for incremental stock compensation expense to be recorded in connection with the revaluation of Movie Star’s unvested stock options outstanding and additional annual expenses of $500 for consulting services to be provided by the new Executive Chairman.

(i)	Interest Expense: The pro forma adjustment to interest expense reflects the elimination of FOH Holdings’ interest expense on its $7.5 million of long-term debt that is being converted into Series A Preferred Stock in connection with the transactions contemplated by the merger agreement. Interest expense incurred on the $7.5 million of long term debt was $608 for the year ended July 28, 2007.

(j)	Income Taxes: An assumed statutory tax rate of 40% was used to calculate the consolidated pro forma tax expense for the year ended July 28, 2007.

(k)	Earnings per share: The following is the calculation of the pro forma number of basic and diluted shares:

Fiscal Year Ended July 28, 2007
Issuance of common stock in connection with the rights offering	11,364
Issuance of common stock in connection with the merger (less outstanding shares held in escrow)	18,951
Issuance of common stock to consultant	100
Pro forma adjustment to the number of basic shares outstanding	30,415
Plus: Historical basic shares outstanding	16,089
Pro forma basic shares outstanding	46,504
Pro forma adjustment to the number of basic shares outstanding	30,415
Dilutive impact of outstanding escrowed shares	4,738
Dilutive impact of FOH Holdings options	732
Dilutive impact of warrants issued	177
Pro forma adjustment to diluted shares outstanding	36,062
Plus: Historical weighted average diluted shares outstanding	16,671
Pro forma dilutive average shares outstanding	52,733

Pursuant to the escrow agreement, 20% of the shares of Movie Star’s common stock to be issued to each stockholder of FOH Holdings in connection with the merger will be held in escrow to cover indemnification claims. These escrowed shares have been excluded from the basic earnings per share calculation because as of the consummation date of the merger, all of the conditions necessary for the shares to be returned will not have been met.

The pro forma adjustments related to the rights offering reflect the assumed issuance of 11,363,636 shares of Movie Star common stock in connection with the rights offering, and an offering price that is based upon the average of the per share closing prices of Movie Star common stock for the twenty trading days ending on November 26, 2007 less a 15% discount. We have assumed that 23.7 million shares of common stock will be issued in connection with the merger. The basic average shares also have been adjusted for the issuance of 100,000 shares of Movie Star common stock to be issued upon the closing of the transactions contemplated by the merger agreement to Performance Enhancement Partners, LLC in connection with its consulting agreement with Movie Star.

The pro forma adjustment to the diluted shares outstanding reflects the dilutive impact of FOH Holdings options that will be assumed by Movie Star, as well as the dilutive impact of guarantor warrants that will be issued as compensation to the standby purchasers under the standby purchase agreement. These dilutive shares of common stock, the options and the guarantor warrants were not included in the computation of the diluted net loss per share available to common shareholders on a consolidated basis for the year ended July 28, 2007 since their effect would be antidilutive. The income available to common shareholders has been reduced to reflect dividends of 7.5 percent accumulated on the Series A Preferred Stock.

For pro forma purposes, it has been assumed that the Series A Preferred Stock to be issued upon the closing of the transactions contemplated by the merger agreement will not have a dilutive impact because it has been assumed that the holders of the Series A Preferred Stock would not exercise their conversion right until the Movie Star common stock price exceeds $2.48 per share.

MOVIE STAR’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This following discussion and analysis should be read in conjunction with Movie Star’s consolidated financial statements and notes thereto included elsewhere in this prospectus.

Overview

We are engaged in the design, manufacture, distribution and sale of women’s intimate apparel to mass merchandisers, specialty and department stores, discount retailers, national and regional chains and direct mail catalog marketers throughout the United States and Canada. In fiscal 2007, approximately 58% of our sales were to mass merchandisers, 14% to specialty stores, 10% to department stores and 6% to discount retailers. The balance of our sales were unevenly distributed among national chain stores, regional chain stores and direct mail catalog marketers.

The intimate apparel industry is characterized by numerous small companies selling unbranded merchandise, and by several large companies that have developed widespread consumer recognition of the brand names associated with the merchandise sold by these companies. In addition, retailers to whom we sell our products have sought to expand the development and marketing of their own private-label brands and to obtain intimate apparel products directly from the same or similar sources from which we obtain our products. Consolidation within the retail industry has led to the creation of larger retailers that are able to source their own products rather than utilize companies like ours. Many of these companies have greater financial, technical and sourcing capabilities than we do.

In addition to sourcing and producing merchandise themselves, from time to time some of our retail customers eliminate specific product categories that we previously have sold to them or select competing vendors. Customers continuously select different vendors based not only on product design, the desirability of fabrics and styles, price, quality and reliability of service and delivery, but also on branding capabilities. We believe that retail customers producing products themselves and selecting vendors with branding capabilities are material trends that could adversely affect our sales in the future and in turn have a negative impact on our operating performance and our liquidity.

The intimate apparel business for department stores, specialty stores and regional chains is divided into four selling seasons per year. For each selling season, we create a new line of products that represents our own brand name, Cinema Etoile®. Our brand name does not have widespread consumer recognition, although it is well known by our customers. We sell our brand name products primarily during these selling seasons. We also develop specific products (private label) for our larger accounts, mass merchandisers and national chains, and make between five and eight presentations throughout the year to these accounts. We do not have long-term contracts with any of our customers and, therefore, our business is subject to unpredictable increases and decreases in sales depending upon the size and number of orders that we receive each time we present our products.

Our business is subject to seasonal variations. Consistent with what we believe is the general pattern associated with sales to the retail industry, our results of operations are somewhat more meaningful on a seasonal basis rather than on a quarterly basis. In that regard, our net sales and net earnings generally have been higher during the period from July to December (which includes our first and second fiscal quarters), during which time our customers generally increase inventory levels in anticipation of both holiday and Valentine’s day sales. However, during the years that we were able to increase sales in the second half of our fiscal year (January through June) and create a more even balance between the first and second halves of our fiscal year, we increased our overall profitability. This trend is unpredictable and is primarily dependent upon the size and number of orders that we receive each time we present our products to our larger customers.

Management considers certain key indicators when reviewing our results of operations and liquidity and capital resources. Because our results of operations are subject to seasonal variations, we review our quarterly and year to date sales revenue in conjunction with our backlog of orders to determine our total position for the year. When reviewing the sales and backlog of open orders, a material factor that we consider is the gross profit percentage. We also consider our selling, general and administrative expenses as a key indicator in evaluating our financial performance. Inventory, accounts receivable and our outstanding borrowings are the main indicators we consider when we review our liquidity and capital resources, particularly the size and age of the inventory and accounts receivable. We review all of our key indicators against the prior year and our operating projections in order to evaluate our operating performance and financial condition.

Merger with FOH Holdings, Inc.

On December 18, 2006, we entered into a merger agreement with FOH Holdings and Fred Merger Corp., our wholly-owned subsidiary. Under the terms of the merger agreement, Fred Merger Corp. will be merged with and into FOH Holdings, with FOH Holdings continuing as the surviving corporation as our wholly-owned subsidiary. Upon the consummation of the merger, we will change our name to Frederick’s of Hollywood Group Inc.

Our board of directors unanimously approved the merger agreement and the transactions contemplated thereby on the unanimous recommendation of our special committee. The special committee engaged special legal counsel and Chanin Capital, LLC to serve as its financial advisor. On December 18, 2006, Chanin Capital, LLC delivered its opinion to the special committee on which our board of directors was entitled to rely, stating that, as of the date of the opinion, the consideration to be paid by us to the holders of FOH Holdings’ common stock is fair to the holders of our common stock from a financial point of view.

As a result of the merger, we anticipate issuing approximately 23.7 million shares of our common stock to the stockholders of FOH Holdings as merger consideration. Approximately 50% of FOH Holdings common stock is owned by Tokarz Investments, an affiliate of TTG Apparel, which is a current shareholder of Movie Star owning 3,532,644 shares of our common stock. The other approximately 50% of FOH Holdings common stock is owned by accounts and funds managed by and/or affiliated with Fursa Alternative Strategies.

In connection with the merger agreement, we have agreed to issue new shares of our common stock to our current shareholders upon the exercise of non-transferable subscription rights, which will raise gross proceeds of $20,000,000. To the extent that our shareholders do not purchase, on an aggregate basis, their pro rata percentage of our common stock in the rights offering, TTG Apparel and its affiliates, including Tokarz Investments, and funds affiliated with Fursa Alternative Strategies have agreed to purchase, on an equal basis, any such shortfall.

The completion of the merger and the rights offering is subject to various conditions, including obtaining the requisite approval by our shareholders of (i) the issuance of shares of our common stock in connection with the transactions contemplated by the merger agreement and (ii) an amendment to our certificate of incorporation to (a) increase the number of authorized shares of our common stock to 200,000,000 shares and (b) authorize the issuance of up to 10,000,000 shares of preferred stock. The merger agreement also includes customary termination provisions for both Movie Star and FOH Holdings and provides that, in connection with the termination of the merger agreement under specified circumstances relating to our receipt of a proposal that is superior to the transaction with FOH Holdings, we may be required to pay FOH Holdings a termination fee of $300,000 plus the reimbursement of reasonable fees and expenses of FOH Holdings and its stockholders relating to the merger.

On April 9, 2007, we entered into a consulting agreement with Performance Enhancement Partners, LLC, to provide Movie Star with the personal services of Peter Cole, a current member of our board of directors, to (i) act as the lead member of our board of directors to facilitate the timely and successful completion of the merger and (ii) serve as the Executive Chairman of the combined company following the closing of the transactions contemplated by the merger agreement until July 26, 2008.

On June 8, 2007, we entered into an amendment to the merger agreement with FOH Holdings and Fred Merger Corp., pursuant to which the parties agreed to, among other things, extend the termination date under the merger agreement from September 1, 2007 to December 31, 2007 and amend the form of our amended and restated certificate of incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock, $.01 par value per share.

In connection with the audit of FOH Holdings’ consolidated financial statements for the fiscal year ended July 28, 2007, which did not include an audit of the effectiveness of FOH Holdings’ internal control over financial reporting, its independent registered public accounting firm reported to its audit committee two ‘‘material weaknesses’’ and other deficiencies in FOH Holdings’ internal control over financial reporting, finding that:

•	FOH Holdings did not perform reconciliations of significant accounts on a timely basis during the course of the year, nor did these reconciliations undergo the appropriate level of review; and

•	FOH Holdings did not have adequate cut-off procedures to ensure that all costs during the year were properly recorded in the correct period.

Since reporting two material weaknesses in internal control over financial reporting in connection with the audit of FOH Holdings’ consolidated financial statements for the fiscal year ended July 29, 2006. FOH Holdings’ management has taken a number of actions to help remediate the material weaknesses, and to improve the overall control environment and internal control over financial reporting, including the following:

•	the recruitment of appropriately qualified and experienced personnel to fill key financial and accounting positions;

•	the implementation of regular closing processes, including the timely reconciliation of key accounts and the timely resolution of unreconciled items;

•	the regular preparation and updating of supporting analyses for key accounts, particularly those relying on management’s estimates; and

•	the implementation of review procedures of key account analyses by finance management.

With the anticipation of appropriate personnel being in place in the first half of fiscal 2008, the following actions will continue to be addressed during fiscal 2008:

•	the implementation of additional review procedures of all closing entries and account analyses;

•	the documentation of reporting and control processes and procedures; and

•	the documentation of support for all accounts and positions.

Although these material weaknesses remained unremediated as of July 28, 2007, FOH Holdings’ management believes that it is taking appropriate actions to remediate these material weaknesses, although there can be no assurance that the remediation will be complete by the end of fiscal 2008. If these weaknesses are not adequately remediated in a timely manner, errors in financial reporting may occur and the combined company may be required to restate its financial statements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the appropriate application of certain accounting policies, many of which require estimates and assumptions about future events and their impact on amounts reported in the financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results will inevitably differ from our estimates. Such differences could be material to the financial statements.

Management believes the application of accounting policies, and the estimates inherently required by the policies, are reasonable. These accounting policies and estimates are constantly re-evaluated, and adjustments are made when facts and circumstances dictate a change. Historically, management has found the application of accounting policies to be appropriate, and actual results generally do not differ materially from those determined using necessary estimates.

Our accounting policies are more fully described in Note 1 to the consolidated financial statements. Management has identified certain critical accounting policies that are described below.

Inventory — Inventory is carried at the lower of cost or market on a first-in, first-out basis. Management writes down inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand, market conditions and the age of the inventory. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Historically, management has found its write-down of inventory to be appropriate, and actual results generally do not differ materially from those determined using necessary estimates. Inventory reserves were $837,000 at September 30, 2007, $940,000 at June 30, 2007, and $1,015,000 at September 30, 2006.

Accounts Receivable/Allowance for Doubtful Accounts and Sales Discounts — Accounts receivable is net of allowance for doubtful accounts and sales discounts. An allowance for doubtful accounts is determined through the analysis of the aging of accounts receivable at the date of the financial statements. An assessment of the accounts receivable is made based on historical trends and an evaluation of the impact of economic conditions. This amount is not significant, primarily due to our history of minimal bad debts. An allowance for sales discounts is based on discounts relating to open invoices where trade discounts have been extended to customers, costs associated with potential returns of products, as well as allowable customer markdowns and operational charge backs, net of expected recoveries. These allowances are included as a reduction to net sales and are part of the provision for allowances included in accounts receivable. The foregoing results from seasonal negotiations as well as historic deduction trends, net of expected recoveries and the evaluation of current market conditions. As of September 30, 2007, June 30, 2007 and September 30, 2006, accounts receivable was net of allowances of $1,042,000, $700,000 and $1,340,000, respectively. Historically, management has found its allowance for doubtful accounts and sales discounts to be appropriate, and actual results generally do not differ materially from those determined using necessary estimates. However, if the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. If market conditions were to worsen, management may take actions to increase customer incentive offerings, possibly resulting in an incremental allowance at the time the incentive is offered.

Deferred Tax Valuation Allowance — In assessing the need for a deferred tax valuation allowance, we consider future taxable income and ongoing prudent and feasible tax planning strategies. Since we were able to determine that we should be able to realize our deferred tax assets in the future, a deferred tax asset valuation allowance was not deemed necessary. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

Results of Operations

Three Months Ended September 30, 2007 compared to Three Months Ended September 30, 2006

The following table shows each specified item as a dollar amount and as a percentage of net sales in each fiscal period, and should be read in conjunction with the unaudited condensed consolidated financial statements included elsewhere in this prospectus (in thousands, except for percentages):

	Three Months Ended September 30,
	2007		2006

Net sales	$11,939	100.0%	$18,690	100.0%
Cost of sales	8,577	71.8	12,867	68.8
Gross profit	3,362	28.2	5,823	31.2
Selling, general and administrative expenses	4,502	37.7	4,487	24.0
Merger related fees	358	3.0	539	2.9
(Loss) income from operations	(1,498)	(12.5)	797	4.3
Interest expense	112	0.9	187	1.0
(Loss) income before (benefit from) provision for income taxes	(1,610)	(13.5)	610	3.3
(Benefit from) provision for income taxes	(644)	(5.4)	244	1.3
Net (loss) income	$(966)	(8.1)%	$366	2.0%

Percent amounts may not add due to rounding.

Net Sales

(in thousands, except for percentages)
Customer	Net Sales for the three months ended September 30, 2007	Percent of total sales	Net Sales for the three months ended September 30, 2006	Percent of total sales	Increase/ (decrease) from prior year	Percent of Increase/ (decrease) from prior year
Wal-Mart	$6,005	50.3%	$9,627	51.5%	$(3,622)	(37.6)%
Frederick’s of Hollywood	641	5.4%	715	3.9%	(74)	(10.3)%
Other	5,270	44.1%	8,152	43.6%	(2,882)	(35.4)%
Total U.S.	11,916	99.8%	18,494	99.0%	(6,578)	(35.6)%
Canada	23	0.2%	196	1.0%	(173)	(88.3)%
Total	$11,939	100.0%	$18,690	100.0%	$(6,751)	(36.1)%

Net sales for the three months ended September 30, 2007 were $11,939,000 compared to $18,690,000 in the comparable period in 2006. The decrease was primarily due to:

•	a $3,600,000 decrease in shipments to Wal-Mart. $2,000,000 of the decrease was attributable to our shipment of an order in the fourth quarter of fiscal 2007 instead of the first quarter of fiscal 2008; a comparable order in the prior year had been shipped in the first quarter of fiscal 2007 instead of the fourth quarter of fiscal 2006. The remaining $1,600,000 decrease resulted from our receipt of orders in fiscal 2008 for different programs with later shipment schedules than the fiscal 2007 orders; and

•	a decrease of $3,055,000 in shipments to other customers, including a $173,000 reduction in shipments to Canada. The decrease was due to customers placing fewer orders with us in the current year, which resulted from certain customers eliminating the sale of specific product categories that we previously sold to them, producing some of the products themselves, selecting competing vendors, particularly those with branding capabilities, and industry consolidation, such as the May Company and Federated Department Stores merger. We have experienced similar decreases in shipments to other customers over the past few years. We believe that customers producing some products themselves and selecting vendors with branding capabilities are material trends that could adversely affect our sales in the future.

Backlog of Open Orders

(in thousands, except for percentages)
Customer	Backlog of orders at September 30, 2007	% of total orders	Backlog of orders at September 30, 2006	% of total orders	Increase/ (decrease) from prior year	% of Increase/ (decrease) from prior year
Wal-Mart	$16,097	52.8%	$18,448	55.6%	$(2,351)	(12.7)%
Frederick’s of Hollywood	1,774	5.8%	1,538	4.7%	236	15.3%
Other	12,261	40.2%	11,917	35.9%	344	2.9%
Total U.S.	30,132	98.8%	31,903	96.2%	(1,771)	(5.6)%
Canada	357	1.2%	1,256	3.8%	(899)	(71.6)%
Total	$30,489	100.0%	$33,159	100.0%	$(2,670)	(8.1)%

Our orders are booked upon receipt. We believe that our current backlog is firm and will be filled by the end of our fiscal year ending June 30, 2008. In addition, during October 2007 (the first month of our second fiscal quarter), we received new orders for approximately $10,735,000 as compared to $2,119,000 received in October 2006. This increase was due to large orders received from Wal-Mart that are scheduled for shipment during the second half of fiscal 2008 (January through June 2008). This increase in orders booked during October 2007, as compared to October 2006, brings our total shipping and open order position as of October 31, 2007 in line with our total shipping and open order position as of October 31, 2006.

Gross Profit

The gross profit percentage decreased to 28.2% for the three-months ended September 30, 2007, from 31.2% in the same period in the prior year. The decrease in the overall margin was due to the following, each having an approximately equal impact: 1) lower sales levels, which increased the percentage of our fixed overhead production costs as they relate to sales, 2) higher allowances and markdowns in the current year as a percentage of sales and 3) a lower initial gross margin due to the current year’s product mix.

As a result of differences among the accounting policies of companies in the apparel industry relating to whether certain items of expense are included in cost of sales rather than as selling expenses, the reported gross profits of different companies, including our own, may not be directly comparable. For example, we record the costs of preparing merchandise for shipment, including warehousing costs and shipping and handling costs, as a selling expense, rather than a cost of sale. Therefore, our gross profit is higher than it would be if such costs were included in cost of sales.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $4,502,000, or 37.7% of net sales for the three months ended September 30, 2007, as compared to $4,487,000, or 24.0% of net sales for the same period in 2006. The increase of $15,000 resulted primarily from increases in:

•	salary and related costs of $107,000 primarily due to additional employees hired during the first quarter of fiscal 2007 to service the anticipated increase in business with Frederick’s of Hollywood and having a full quarter of salaries included in the fiscal 2008 first quarter as compared to a partial quarter of salaries included in the fiscal 2007 first quarter; and

•	an increase in design and design related costs, primarily fabric samples, of approximately $92,000 as a result of our design and merchandising teams efforts to develop additional products for our sales force to present to our customers.

These increases were partially offset by decreases in:

•	shipping and shipping related costs of $93,000 as a result of lower sales; and

•	lower legal costs of $61,000 as a result of a decrease in general corporate matters requiring services of outside legal counsel.

In connection with our previously announced merger with FOH Holdings, we incurred merger-related fees of $358,000 for the three months ended September 30, 2007 as compared to $539,000 for the same period in 2006. Included in merger-related fees are costs such as legal and accounting fees and financial advisory services. These fees are being expensed as a result of the merger being treated as a reverse acquisition. We also incurred an additional $94,000 in related fees, which have been recorded as deferred issuance costs for the three months ended September 30, 2007, as these costs are directly related to the $20,000,000 rights offering.

Income (Loss) from Operations

For the three months ended September 30, 2007, we recorded a loss from operations of $1,498,000 compared to income from operations of $797,000 for the same period in the prior year. The decrease was primarily due to lower gross margin dollars of $2,461,000, and higher selling, general and administrative expenses of $15,000, partially offset by lower merger-related fees in the current year of $181,000.

Interest Income/Expense

Net interest expense for the three months ended September 30, 2007 decreased to $112,000 as compared to $187,000 in the comparable period in 2006. This decrease was primarily due to our reduced borrowing needs. Our borrowing needs decreased as a result of lower shipments for the quarter, which required less inventory purchases.

Income Tax Provision/Benefit

As a result of our loss, we recorded an income tax benefit of $644,000 for the three months ended September 30, 2007, as compared to an income tax provision of $244,000 for the same period in the prior year. Since we determined that it is more likely than not that we will be able to utilize our net operating loss carry forwards in the future, we recorded a tax benefit for the quarter ended September 30, 2007. We utilized an estimated income tax rate of 40% in both periods.

Net (Loss)/Income

We recorded a net loss of $966,000 for the three months ended September 30, 2007, compared to net income of $366,000 for the same period in the prior year. The decrease was primarily due to lower gross margin dollars of $2,461,000, as well as higher selling, general and administrative expenses of $15,000. These negative factors were partially offset by lower merger-related fees of $181,000 and interest costs of $75,000, as well as an income tax benefit in the current year of $644,000 as compared to a tax provision in the prior year of $244,000.

Fiscal Years Ended June 30, 2007, 2006 and 2005

The following table shows each specified item as a dollar amount and as a percentage of net sales in each fiscal period, and should be read in conjunction with the consolidated financial statements included elsewhere in this prospectus (in thousands, except for percentages):

	Years Ended June 30,
	2007		2006		2005

Net sales	$63,493	100.0%	$51,639	100.0%	$58,533	100.0%
Cost of sales	43,144	68.0%	37,528	72.7%	44,304	75.7%
Gross profit	20,349	32.0%	14,111	27.3%	14,229	24.3%
Selling, general and administrative expenses	17,434	27.5%	16,310	31.6%	19,024	32.5%
Insurance recovery	—	—	(1,450)	(2.8)%	—	—
Merger related fees	2,391	3.8%	246	0.5%	—	—
Gain on sale of property, plant and equipment	(496)	(0.8)%	—	—	—	—
Income (loss) from operations	1,020	1.6%	(995)	(1.9)%	(4,795)	(8.2)%
Interest income	(5)	0.0%	(3)	—	(1)	—
Interest expense	609	1.0%	476	0.9%	282	0.5%
Income (loss) before income tax provision (benefit)	416	0.6%	(1,468)	(2.8)%	(5,076)	(8.7)%
Income tax provision (benefit)	270	0.4%	(468)	(0.9)%	(1,954)	(3.4)%
Net Income (loss)	$146	0.2%	$(1,000)	(1.9)%	$(3,122)	(5.3)%
Percent amounts may not add due to rounding.

Fiscal 2007 Compared to Fiscal 2006

Net Sales

(in thousands, except for percentages)
Customer	Net Sales for Fiscal 2007	Percent of total sales	Net Sales for Fiscal 2006	Percent of total sales	Increase/ (decrease) from prior year	Percent of Increase/ (decrease) from prior year
Wal-Mart	$32,464	51.1%	$12,918	25.0%	$19,546	151.3%
Frederick’s of Hollywood	3,201	5.0%	1,211	2.3%	1,990	164.3%
Other	26,721	42.1%	35,624	69.0%	(8,903)	(25.0)%
Total U.S.	62,386	98.2%	49,753	96.3%	12,633	25.4%
Canada	1,107	1.8%	1,886	3.7%	(779)	(41.3)%
Total	$63,493	100.0%	$51,639	100.0%	$11,854	23.0%

Net sales for the year ended June 30, 2007 were $63,493,000 compared to $51,639,000 for the comparable period in 2006.  The increase was primarily due to:

•	an increase of $19,546,000 in shipments to Wal-Mart, our largest customer, which resulted from the concentrated efforts of our design and merchandising teams to present products that were most compatible with Wal-Mart’s business plan and generated our receipt of additional orders to ship in fiscal 2007. Our design and merchandising teams were able to pinpoint specific product categories that they believed would represent a large portion of Wal-Mart’s business plan and then concentrated their efforts on these categories as they believed they would represent a greater opportunity for us to increase our sales revenue. We continuously evaluate our areas of product concentration, however, there can be no assurance that we will continue to successfully identify and capitalize on product categories that will generate increased orders. Net sales also increased because we were able to ship an additional $2,000,000 order for Wal-Mart in the fourth quarter of fiscal 2007 instead of the first quarter of fiscal 2008; a comparable order in the prior year had been shipped in the first quarter of fiscal 2007 instead of the fourth quarter of fiscal 2006; and

•	an increase of $1,990,000 in shipments to Frederick’s of Hollywood, which was primarily due to the addition of design personnel to create an increased number of styles specifically for Frederick’s of Hollywood.

This increase was partially offset by a decrease of $9,682,000 in shipments to other customers, including a $779,000 reduction in shipments to Canada. The decrease was due to a reduction in sales of closeout inventory and customers placing fewer orders with us in the current year, which resulted from certain customers eliminating the sale of specific product categories that we previously sold to them, producing some of the product themselves, selecting competing vendors, particularly those with branding capabilities, and industry consolidation, such as the May Company and Federated Department Stores merger. We have experienced similar decreases in shipments to other customers over the past few years. We believe that customers producing some products themselves and selecting vendors with branding capabilities are material trends that could adversely affect our sales in the future.

Backlog of Open Orders

(in thousands, except for percentages)
Customer	Backlog of orders at June 30, 2007	% of total orders	Backlog of orders at June 30, 2006	% of total orders	Increase/ (decrease) from prior year	% of Increase/ (decrease) from prior year
Wal-Mart	$21,957	62.3%	$24,556	58.9%	$(2,599)	(10.6)%
Frederick’s of Hollywood	1,431	4.1%	1,388	3.4%	43	3.1%
Other	11,395	32.3%	14,263	34.2%	(2,868)	(20.1)%
Total U.S.	34,783	98.7%	40,207	96.5%	(5,424)	(13.5)%
Canada	446	1.3%	1,479	3.5%	(1,033)	(69.8)%
Total	$35,229	100.0%	$41,686	100.0%	$(6,457)	(15.5)%

The backlog of orders was $35,229,000 as of June 30, 2007 and $41,686,000 as of June 30, 2006. Orders are booked upon receipt. We believe that our current backlog is firm and will be filled by the end of the fiscal year ending June 30, 2008. The reduction in open orders with Wal-Mart is primarily due to the shipment of a $2,000,000 order in the fourth quarter of fiscal 2007 discussed above. The reduction in our backlog for our other business and Canada is primarily due to the same reasons for the sales decrease discussed above.

Gross Profit

The gross profit percentage was 32.0 % for the year ended June 30, 2007 as compared to 27.3% for the year ended June 30, 2006. The higher overall margin in fiscal 2007 resulted from a better product mix, which created a higher initial gross margin, lower allowances and markdowns, and higher sales levels, which reduced the percentage of our fixed overhead production costs as they relate to sales.

As a result of differences between the accounting policies of companies in the industry relating to whether certain items of expense are included in cost of sales rather than recorded as selling expenses, the reported gross profits of different companies, including our own, may not be directly comparable. For example, we record the costs of preparing merchandise for sale, including warehousing costs and shipping and handling costs, as a selling expense, rather than a cost of sale. Therefore, our gross profit is higher than it would be if such costs were included in cost of sales.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $17,434,000, or 27.5 % of net sales, for the year ended June 30, 2007 compared to $16,310,000, or 31.6% of net sales, for the same period in 2006. This increase of $1,124,000 resulted primarily from increases in:

•	salary and related costs of $579,000 due to an increase in the number of employees. This increase was primarily due to additional employees hired to service the anticipated increase in business with Frederick’s of Hollywood;

•	stock compensation expense of $216,000 as a result of options being issued to six employees in the second quarter of fiscal 2007, three of whom are executive officers of our company;

•	shipping expense and related costs of $135,000 as a result of higher sales;

•	design related costs of $99,000 resulting from an increase in the number of samples produced; and

•	a net overall increase in other general overhead expenses.

During the third and fourth quarters of fiscal 2006, we resolved our insurance claim related to the physical damage to our Poplarville, Mississippi distribution facilities caused by hurricane Katrina, which resulted in a gain of $1,450,000, net of expenses.

In connection with our proposed merger with Frederick’s of Hollywood, we have incurred merger-related fees of $2,391,000 for the year ended June 30, 2007 as compared to $246,000 for the same period last year. Included in the merger- related fees are legal fees, costs associated with our special committee’s financial advisor, which included the issuance of a fairness opinion to our special committee, and accounting costs for due diligence. These fees are being expensed as a result of the merger being treated as a reverse acquisition. We also incurred an additional $130,000, which has been recorded as deferred issuance costs in the current year as these costs are directly related to the $20,000,000 rights offering.

We recorded a gain on the sale of property, plant and equipment of $496,000, net of related costs, in the second quarter of fiscal 2007, which resulted primarily from the sale of our closed distribution facility in Petersburg, Pennsylvania for which we completed the sale for approximately $683,000 in cash and recorded a gain of approximately $482,000, net of related costs.

Income (Loss) From Operations

We recorded income from operations of $1,020,000 for the year ended June 30, 2007, compared to a loss from operations of $995,000 for the same period in 2006. This improvement was primarily due to higher gross profit of $6,238,000 and the gain on the sale of our closed Petersburg, Pennsylvania distribution facility of $496,000, partially offset by higher selling, general and administrative expenses of $1,124,000, higher merger-related fees of $2,145,000 and the insurance recovery of $1,450,000 in the prior year.

Interest Income/Expense

Interest income for the year ended June 30, 2007 was $5,000 as compared to $3,000 for 2006.

Interest expense for the year ended June 30, 2007 was $609,000 as compared to $476,000 for 2006. This increase was due to higher interest rates during the current fiscal year.

Income Tax Provision/Benefit

We recorded an income tax provision for the year ended June 30, 2007 of $270,000, as compared to an income tax benefit of $468,000 for the similar period in 2006. This provision for income taxes as compared to the benefit in the prior year is due to the income in the current year as compared to the loss in the prior year.

Net Income

We recorded net income for the year ended June 30, 2007 of $146,000 as compared to a net loss of $1,000,000 for the same period in 2006. This improvement was due to higher gross profit dollars of

$6,238,000 and the gain on the sale of our closed Petersburg, Pennsylvania distribution facility of $496,000, partially offset by higher selling, general and administrative expenses of $1,124,000, higher merger-related fees of $2,145,000, the hurricane Katrina insurance recovery of $1,450,000 in the prior year, higher net interest costs of $131,000 and a tax provision in the current year of $270,000 as compared to a tax benefit in the prior year of $468,000.

Fiscal 2006 Compared to Fiscal 2005

Net Sales

(in thousands, except for percentages)
Customer	Net Sales for the year ended June 30, 2006	% of total sales	Net Sales for the year ended June 30, 2005	% of total sales	Increase/ (decrease) from prior year	% of increase/ (decrease) from prior year
Wal-Mart	$12,918	25.0%	$11,475	19.6%	$1,443	12.6%
Frederick’s of Hollywood	1,211	2.3%	62	0.1%	1,149	1,853.2%
Other	35,624	69.0%	46,677	79.8%	(11,053)	(23.7)%
Total U.S.	49,753	96.3%	58,214	99.5%	(8,461)	(14.5)%
Canada	1,886	3.7%	319	0.5%	1,567	491.2%
Total	$51,639	100.0%	$58,533	100.0%	$(6,894)	(11.8)%

Net sales for the year ended June 30, 2006 were $51,639,000 compared to $58,533,000 in the comparable period in 2005.

The decrease was primarily due to:

•	our decision not to bid on an order in fiscal 2006 similar to a low margin order of $7,800,000 that was shipped to one major retailer (included in other above) in the second and third quarters of fiscal 2005. When we accepted this order, the expected gross margin was considerably lower than our historical gross margin. The costs to prepare this order for shipment and to ship the order were significantly higher than we originally anticipated resulting in a further reduction in the gross margin. These additional costs resulted from bad weather conditions, which caused a significant portion of the merchandise to arrive late at our distribution centers from India. We also incurred overtime expenses to prepare the order for shipment and, in some instances, to meet our customer’s delivery dates, some goods were shipped by air at a much higher cost from India to our distribution center and from our distribution center to our customer;

•	a decrease in shipments due to customers placing fewer orders with us in the current year, which was primarily due to certain customers eliminating the sale of specific product categories that we previously sold to them, producing some of the product themselves, selecting competing vendors, particularly those with branding capabilities, and industry consolidation. We believe that customers producing product themselves and selecting vendors with branding capabilities are material trends that could adversely affect our sales.

This decrease was partially offset by:

•	an increase of $1,160,000 in sales generated from Sidney Bernstein & Son Lingerie, Inc. (SB&S) that resulted from our acquisition of SB&S in August 2004 and having eleven shipping months for fiscal 2005 as compared to twelve months in fiscal 2006. SB&S (included in the table above in the ‘‘Other’’ column) accounted for $14,124,000 and $12,964,000 of net sales for the years ended June 30, 2006 and 2005, respectively;

•	the increase in sales generated in Canada resulted from our operations in Canada beginning in late spring of 2004, which did not result in orders being shipped until December 2004, allowing for only seven shipping months in fiscal 2005 as compared to twelve shipping months in fiscal 2006;

•	an increase of $1,443,000 in shipments to Wal-Mart, which resulted from the commencement of the concentrated efforts of our design and merchandising teams to present products most compatible with Wal-Mart’s business plan and generated our receipt of additional orders to ship in fiscal 2006.

Backlog of Open Orders

(in thousands, except for percentages)
Customer	Backlog of orders at June 30, 2006	% of total orders	Backlog of orders at June 30, 2005	% of total orders	Increase/ (decrease) from prior year	% of Increase/ (decrease) from prior year
Wal-Mart	$24,556	58.9%	$8,847	31.2%	$15,709	177.6%
Frederick’s of Hollywood	1,388	3.4%	98	0.3%	1,290	1316.3%
Other	14,263	34.2%	18,461	65.1%	(4,198)	(22.7)%
Total U.S.	40,207	96.5%	27,406	96.6%	12,801	46.7%
Canada	1,479	3.5%	958	3.4%	521	54.4%
Total	$41,686	100.0%	$28,364	100.0%	$13,322	47.0%

Gross Profit

The gross profit percentage was 27.3% for the year ended June 30, 2006 as compared to 24.3% for the year ended June 30, 2005. The higher overall margin resulted primarily from not having the large low margin order that we shipped in the second and third quarters of fiscal 2005.

As a result of differences between the accounting policies of companies in the industry relating to whether certain items of expense are included in cost of sales rather than recorded as selling expenses, the reported gross profits of different companies, including our own, may not be directly compared. For example, we record the costs of preparing merchandise for sale, including warehousing costs and shipping and handling costs, as a selling expense, rather than as a cost of sale. Therefore, our gross profit is higher than it would be if such costs were included in cost of sales.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $16,310,000, or 31.6% of net sales, for the year ended June 30, 2006 compared to $19,024,000, or 32.5% of net sales, for the same period in 2005. This decrease of $2,714,000 resulted from decreases in:

•	salary expense and salary related costs of $857,000 as a result of changes in the composition of personnel;

•	consulting fees of $639,000 due to the termination of our prior Chairman’s services in connection with our consulting agreement with him;

•	shipping expense and shipping related costs of $520,000 as a result of lower sales, the elimination of the SB&S distribution center in January 2005 and the Pennsylvania distribution facility in December 2005. The decisions to eliminate these two facilities were made by us to enhance our competitiveness, to reduce expenses and to improve efficiencies;

•	samples and design related costs of $411,000 as a result of lower purchases of sample fabrics and trims and increased usage of in-house resources related to design and artwork; and

•	a net overall reduction in other general overhead expenses.

In connection with our proposed merger with Frederick’s of Hollywood, we incurred merger related fees of $246,000 for the year ended June 30, 2006. Included in the merger related fees are legal fees and costs associated with our financial advisor. These fees are being expensed as a result of the merger being treated as a reverse acquisition.

During the third and fourth quarter of fiscal 2006, we resolved our insurance claim on the Poplarville, Mississippi distribution facilities, which resulted in a gain of $1,450,000, net of expenses. A portion of the proceeds has been and will be used to replace certain portions of the facility that were damaged during hurricane Katrina.

Loss From Operations

We recorded a loss from operations of $995,000 for the year ended June 30, 2006, compared to a loss from operations of $4,795,000 for the similar period in 2005. This improvement was primarily due to the insurance recovery of $1,450,000, a reduction in selling, general and administrative expenses of $2,714,000, partially offset by lower gross profit dollars of $118,000 and the merger related fees of $246,000.

Interest Income/Expense

Interest income for the year ended June 30, 2006 was $3,000 as compared to $1,000 for 2005.

Interest expense for the year ended June 30, 2006 was $476,000 as compared to $282,000 for 2005. This increase was due primarily to higher interest rates and higher borrowing levels.

Income Tax Benefit

We recorded an income tax benefit of $468,000 for the year ended June 30, 2006, as compared to an income tax benefit of $1,954,000 for the same period in 2005. The decrease in income tax benefit is due to the lower loss in fiscal 2006.

Net Loss

We recorded a net loss for the year ended June 30, 2006 of $1,000,000 compared to a net loss of $3,122,000 for the same period in 2005. This improvement was due to the insurance recovery of $1,450,000, lower selling, general and administrative expenses of $2,714,000, partially offset by lower gross profit dollars of $118,000, the merger related fees of $246,000, an increase in interest expense of $192,000 and a lower income tax benefit in the current period as compared to the same period last year of $1,486,000.

Liquidity and Capital Resources

Three Months Ended September 30, 2007

Cash Used in Operations

Net cash used in operating activities for the three months ended September 30, 2007 was $5,285,000, resulting primarily from:

•	a net loss of $966,000 for the three-months ended September 30, 2007;

•	an increase in accounts receivable of $2,397,000, which was due to higher sales during the last two months (August and September) of the quarter ended September 30, 2007 as compared to the last two months (May and June) of the quarter ended June 30, 2007;

•	an increase in inventory of $2,256,000, which was primarily related to higher finished goods inventory of $1,938,000. The increase in finished goods was due to normal inventory fluctuations to fulfill order requirements subsequent to September 30, 2007; and

•	a non-cash increase in the deferred tax asset of $650,000, primarily as a result of the income tax benefit that we recorded for the quarter.

These decreases in cash flow were partially offset by:

•	non-cash expenses of $98,000 for depreciation and amortization and $338,000 for the provision for sales allowances and doubtful accounts; and

•	a net increase in accounts payable, accrued expenses and other current liabilities of $659,000, which was primarily due to higher inventory requirements to fulfill customer orders.

Cash Used in Investing Activities

Net cash used in investing activities for the three-months ended September 30, 2007 consisted of $67,000 for purchases of property, plant and equipment.

Cash Provided by Financing Activities

Net cash provided by financing activities for the three-month period ended September 30, 2007 was $5,463,000, resulting primarily from net proceeds of short-term borrowings of $5,477,000, partially offset by repayments of capital lease obligations totaling $14,000.

Fiscal Year Ended June 30, 2007

The following table sets forth cash (used in)/provided by operating, investing and financing activities for the years ended June 30, 2007, 2006 and 2005:

(amounts in thousands)

	June 30,
	2007	2006	2005
Operating activities	$(137)	$(1,267)	$(3,478)
Investing activities	$464	$1,109	$(3,681)
Financing activities	$(472)	$161	$4,816
Effect of exchange rate changes on cash	$(5)	$22	$(6)
Net (decrease) increase in cash	$(150)	$25	$(2,349)

Cash Used in Operations

Net cash used in operating activities for the year ended June 30, 2007 was $137,000, resulting primarily from:

•	an increase in accounts receivable of $1,928,000 due to an increase of $2,716,000 in sales for the last two months of fiscal year 2007 as compared to the last two months of the prior fiscal year;

•	a decrease in the provision for sales allowances and doubtful accounts of $251,000 due to lower markdowns and allowances; and

•	a decrease in accounts payable and other liabilities of $1,001,000, which was primarily related to higher in-transit finished goods inventory at the beginning of the year, which was paid in the current year.

These decreases in cash flow were partially offset by:

•	net income of $146,000 for fiscal year 2007;

•	non-cash expenses of $357,000 for depreciation and amortization, stock-based compensation expenses of $236,000 and a reduction in the deferred tax asset of $254,000, which resulted from the current year’s income and the utilization of our net operating loss carry forwards, partially offset by the gain on the sale of property, plant and equipment of $496,000, of which $482,000 was from the sale of our distribution center in Petersburg, Pennsylvania; the proceeds of this transaction are recorded in investing activities;

•	a decrease in inventory of $2,165,000 primarily as a result of lower finished goods inventory of $1,846,000, which primarily resulted from lower in-transit finished goods of approximately $1,400,000 as well as other general reductions in finished goods inventory and lower piece goods of approximately $238,000, which resulted from less cut, make and trim production that requires the ownership of piece goods; and

•	a decrease in prepaid expenses and other current assets of $490,000, which primarily resulted from the receipt of a $502,000 payment of the insurance receivable for Hurricane Katrina.

Net cash used in operating activities for the year ended June 30, 2006 was $1,267,000 resulting primarily from a loss of $2,450,000 excluding the gain on insurance recovery of $1,450,000, an increase in accounts receivable of $576,000 and a decrease in accrued expenses and other liabilities of $679,000, offset by a decrease in inventory of $2,749,000. The reduction in inventory was primarily in finished goods and was due to customer orders being scheduled to ship later in the first quarter of fiscal 2007 as compared to the first quarter of fiscal 2006, resulting in finished goods arriving later, as well as better inventory management.

Cash Provided by Investing Activities

Net cash provided by investing activities of $464,000 for the year ended June 30, 2007 consisted of:

•	proceeds from the sales of property, plant and equipment of $698,000, which was primarily related to the sale of our Petersburg Pennsylvania distribution center; and

•	insurance proceeds of $26,000 associated with the damage to our Poplarville, Mississippi distribution facilities from Hurricane Katrina.

These increases in cash were partially offset by purchases of property, plant and equipment of $260,000.

For the year ended June 30, 2006, net cash provided by investing activities of $1,109,000 consisted of insurance proceeds of $1,424,000 associated with damage to our Poplarville, MS building from Hurricane Katrina offset by purchases of property, plant and equipment of $315,000.

Cash Used in/Provided by Financing Activities

The net cash used in financing activities of $472,000 for the year ended June 30, 2007 resulted from:

•	the net repayments of short-term borrowings of $829,000; and

•	the repayments of capital lease obligations of $59,000.

These reductions in cash were partially offset by proceeds of $416,000 from the exercise of 612,000 stock options at an average exercise price of $0.68 per share by three current employees, one terminated employee and one director.

For the year ended June 30, 2006, net cash provided by financing activities of $161,000 resulted from net proceeds from short-term borrowings.

Contractual Obligations and Commercial Commitments

To facilitate an understanding of our contractual obligations and commercial commitments, the following data is provided as of September 30, 2007 (in thousands):

	Payments Due by Period
	Total	Within 1 Year	2-3 Years	4-5 Years	After 5 Years
Contractual Obligations
Note Payable(1)	$9,603	$9,603	$—	$—	$—
Note Payable Interest(2)	672	672	—	—	—
Capital Lease Obligation	102	61	41	—	—
Licensing Agreement	48	48	—	—	—
Operating Leases	4,454	1,323	2,721	410	—
Employment Contracts	2,804	1,283	1,311	210	—
Consulting Agreements	433	433	—	—	—
Other Long-term Liability	84	18	41	25	—
Total Contractual Obligations	$18,200	$13,441	$4,114	$645	$—

	Amount of Commitment Expiration Per Period
	Total Amounts Committed	Within 1 Year	2-3 Years	4-5 Years	After 5 Years
Other Commercial Commitments
Letters of Credit	$6,590	$6,590	$—	$—	$—
Total Commercial Commitments	$6,590	$6,590	$—	$—	$—

(1)	Note Payable is a less than one-year obligation because the financial institution may demand payment at any time. Interest on outstanding borrowings is payable at a variable rate per annum, equal to the prime rate less 0.75% (our current borrowing rate at September 30, 2007 was 7.0%).

(2)	Note Payable Interest assumes that the principal amount outstanding on our line of credit is paid in full on September 30, 2008, that the principal amount to be repaid on that date will be $9,603,000 and that the interest rate will be 7.0% (our current borrowing rate at September 30, 2007).

We have no obligations that have a provision for increased or accelerated payments.

Note Payable

Effective June 30, 2006, we obtained a new revolving line of credit of up to $30,000,000. This revolving line of credit and letter of credit facility expires on June 30, 2008 and is sufficient for our projected needs for operating capital and letters of credit to fund the purchase of imported goods through June 30, 2008. Direct borrowings under this line bear interest at the J.P. Morgan Chase Bank prime rate less .75 percent per annum. Availability under the line of credit is subject to our compliance with certain agreed upon financial formulas. We were in compliance with our requirements under this facility at September 30, 2007. This line of credit is secured by substantially all of our assets.

Future Financing Requirements

For the three months ended September 30, 2007, our working capital decreased by $1,636,000 to $7,954,000, primarily due to our loss from operations.

We believe the available borrowing under our revolving line of credit, along with anticipated operating cash flows, will be sufficient to cover our working capital requirements through June 30, 2008. We believe that we will be able to extend or replace our current line of credit upon its expiration with a line of credit with similar terms for at least one year beyond the current expiration date, although there is no assurance that this will be the case.

We anticipate that capital expenditures for fiscal 2008 will be $1,000,000.

Off-Balance Sheet Arrangements

We have not created, and are not party to, any special-purpose or off-balance sheet entities for the purpose of raising capital, incurring debt or operating our business. We do not have any arrangements or relationships with entities that are not consolidated into our financial statements that are reasonably likely to materially affect our liquidity or the availability of capital resources.

Effect of New Accounting Standards

In July 2006, the FASB issued SFAS Interpretation No. 48, ‘‘Accounting for Uncertainty in Income Taxes—An Interpretation of SFAS No. 109’’ (‘‘FIN 48’’). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with Statement 109 and prescribes a recognition threshold and measurement attribute for the financial statement disclosure of tax positions taken, or expected to be taken, on a tax return. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

We adopted the provisions of FIN 48 on July 1, 2007 and the adoption did not have a material impact on the consolidated financial statements. We classify any interest and penalty payments or accruals within operating expenses on the financial statements. There were no accruals of interest and penalties, nor were there any unrecognized tax benefits at the date of adoption of FIN 48. The Internal Revenue Service has reviewed our income tax returns through the period ended June 30, 2003 and proposed no changes to our filed tax returns.

In September 2006, the FASB issued SFAS No. 157 ‘‘Fair Value Measures’’ (‘‘SFAS No. 157’’). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, however it does not apply to SFAS 123R. This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this Statement should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except in some circumstances where the statement shall be applied retrospectively. We do not expect the adoption of SFAS No. 157 to have a material impact on our financial statements.

In February 2007, FASB issued SFAS No. 159, ‘‘The Fair Value Option for Financial Assets and Financial Liabilities,’’ (‘‘SFAS No. 159’’), which amends the accounting for assets and liabilities in financial statements in accordance with SFAS No. 115, ‘‘Accounting for Certain Investments in Debt and Equity Securities’’. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This statement does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 is effective for the first fiscal year beginning after November 15, 2007. We do not expect the adoption of SFAS No. 159 to have a material impact on our financial statements.

Inflation

We do not believe that our operating results have been materially affected by inflation during the preceding three years. There can be no assurance, however, that our operating results will not be affected by inflation in the future.

Seasonality

We manufacture a wide variety of intimate apparel in many different styles and sizes and for use in all seasons and climates in the United States. Because of our product mix, we are subject to seasonal variations in sales. Historically, more than 50% of our sales have been made in the first six months of our fiscal year (i.e., the second half of the calendar year).

Quantitative and Qualitative Disclosures About Market Risk

We are subject to changes in the J.P. Morgan Chase Bank prime rate based on the Federal Reserve actions and general market interest fluctuations. We believe that moderate interest rate increases or decreases will not have a material impact on our results of operations, or financial position, in the foreseeable future. For the three months ended September 30, 2007, borrowings peaked during the period at $9,603,000 and the average daily amount of borrowings was $5,725,000.

Imports

Transactions with our foreign manufacturers and suppliers are subject to the risks of doing business outside of the United States. Our import and offshore operations are subject to constraints imposed by agreements between the United States and the foreign countries in which we do business. These agreements often impose quotas on the amount and type of goods that can be imported into the United States from these countries. Such agreements also allow the United States to impose, at any time, restraints on the importation of categories of merchandise that, under the terms of the agreements, are not subject to specified limits. Our imported products are also subject to United States customs duties and, in the ordinary course of business we are from time to time subject to claims by the United States Customs Service for duties and other charges. The United States and other countries in which our products are manufactured may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adversely adjust presently prevailing quotas, duty or tariff levels, which could adversely affect our operations and our ability to continue to import products at current or increased levels. We cannot predict the likelihood or frequency of any such events occurring.

MOVIE STAR’S BUSINESS

Business of Movie Star

General

Movie Star designs, manufactures (through independent contractors), imports, markets and distributes an extensive line of women’s intimate apparel to mass merchandisers, specialty and department stores, discount retailers, national and regional chains and direct mail catalog marketers throughout the United States and Canada. Our products include pajamas, nightgowns, baby dolls, nightshirts, dusters, shifts, caftans, sundresses, rompers, short sets, beachwear, peignoir ensembles, robes, leisurewear, panties and daywear consisting of bodysuits, soft bras, slips, half-slips, teddies, camisoles and cami tap sets. These products are manufactured in various fabrics, designs, colors and styles depending upon seasonal requirements, changes in fashion and customer demand. Retail prices for our products range from approximately $5.00 for products such as nightshirts, to approximately $85.00 for products such as peignoir sets. We maintain an in-house design staff which affords us the flexibility to work with merchandise buyers on fashion design and price points. Since our incorporation in 1935, we have competed on the basis of our fashion-forward designs, the desirability of our fabrics and styles, price, quality and the reliability of our service and delivery.

In August 2004, we acquired certain assets of Sidney Bernstein & Son Lingerie, Inc., a company engaged in the design, marketing and sale of women’s lingerie and related apparel and accessories. This acquisition enabled us to broaden our customer base to include discount chains and other retailers that sell similar products at lower price points than our other product lines.

The intimate apparel business for department stores, specialty stores and regional chains is divided into four selling seasons per year. For each selling season, we create a new line of products that represents our own brand name, Cinema Etoile®. Our brand name does not have widespread consumer recognition, although it is well known to our customers. We sell our brand name products primarily during these selling seasons. We also develop specific products for some of our larger accounts, mass merchandisers and national chains, and make between five and eight presentations throughout the year to these accounts. Since we do not have long-term contracts with any of our customers, our business is subject to unpredictable increases and decreases in sales depending upon the size and number of orders that we receive each time we present our products.

Raw Materials

We utilize a wide variety of fabrics made from natural and man-made fibers, including cotton, broadcloth, stretch terry, brushed terry, flannel, brushed flannel, nylon, polyester, spun polyester, velour, satin, tricot, jersey, fleece, jacquard, lace, stretch lace, charmeuse, chambray, microfiber, spandex and various knit fabrics. These fabrics are available in most countries in which we contract for production and are easily imported to those countries that do not have an internal supply of such materials. The sources of these materials are highly competitive with each other and we expect these competitive conditions to continue in the foreseeable future. Generally, we have long-standing relationships with our suppliers and purchase our raw materials in anticipation of orders, or as a result of need based on orders received. Our ability to purchase raw materials in high volume, together with the competitive prices offered by our suppliers, provide us with the opportunity to buy these materials at relatively low prices. In turn, we are able to take advantage of these lower prices in the pricing of our finished goods.

We are not dependent on a single source of supply for material that is not readily replaceable. However, if raw materials utilized to produce our products are damaged, destroyed or become inaccessible during the production process as a result of, among other things, a natural disaster, work stoppage, war or other event beyond our control, due to the lead time that a supplier requires to provide our contractors with raw materials, which varies depending upon the size and type of the order, we may not be able to replace these raw materials in a timely manner, which could cause the loss or a significant delay in the completion of an order.

Sourcing and Supply

All of the products that we sell are manufactured outside the United States. Contracting with foreign entities enables us to take advantage of prevailing lower labor rates. We arrange for the production of garments with suppliers on a purchase order basis and we do not have any long-term contractual arrangements with contractors. This provides us with flexibility in the selection of contractors for the future production of goods. We believe that we could replace the loss of any particular contractor in any country in which we manufacture products because we have established relationships with other contractors who are able to manufacture merchandise across all of our product categories at comparable prices.

If a contractor is unable to complete production of an order for us and we can access or replace the materials originally designated for that contractor to complete the order, we should be able to transition the order to one of our other contractors and deliver the order to our customer in a timely manner. To accomplish this, we may have to incur additional shipping expenses to move the goods from one contractor to another, overtime costs to expedite the production process to make up for any transition delays and air freight expenses to reduce transit time. However, if a contractor is unable to complete production of an order for us due to a natural disaster, work stoppage, war or other event beyond our control and we cannot access or replace the materials originally designated for that contractor to complete the order, we would not be able to arrange for the completion and delivery of the order with alternate contractors, which, in turn, would cause us to lose the revenue from that order.

In order to maximize our opportunities to obtain superior quality product at the most competitive prices with reliable and efficient service, we source our products in three different ways:

•	Cut, Make and Trim (CMT) Contractors. We contract with CMT contractors to assemble the materials that we purchase from other sources.

•	Finished Good Purchases. We purchase products directly from finished package manufacturers.

•	Assisted Finished Good Purchases. We hire contractors to assemble the products for which these contractors purchase the fabrics with our extensive input on type and source of such fabrics and we purchase some of the trim and embellishments.

The following table shows each country from which we have (1) contracted for the assembly of products using our materials, (2) purchased finished goods, and (3) contracted for the assembly of products using fabrics purchased by the contractor with our input on the type and source of such fabrics, and the approximate percentage of our total cost of production during fiscal years 2007 and 2006 allocable to each country:

	Fiscal 2007				Fiscal 2006
	CMT	Finished Good Purchases	Assisted Finished Good Purchases	Total	CMT	Finished Good Purchases	Assisted Finished Good Purchases	Total
Bangladesh	—	8%	24%	32%	—	19%	11%	30%
Cambodia	—	—	5%	5%	—	1%	14%	15%
China	—	36%	—	36%	—	14%	4%	18%
El Salvador	8%	—	—	8%	7%	—	—	7%
India	—	1%	—	1%	—	1%	—	1%
Mexico	—	1%	—	1%	—	1%	—	1%
Pakistan	—	—	—	—	—	3%	—	3%
Philippines	—	—	17%	17%	—	—	25%	25%
Total	8%	46%	46%	100%	7%	39%	54%	100%

We have a representative office in the Philippines to facilitate the coordination of our production there, which was 17% of total production in fiscal year 2007 and 25% in fiscal year 2006. This office is utilized primarily for administrative and manufacturing support functions, as well as sample making and pattern making.

Quality Control

As of October 31, 2007, we had one independent representative in Bangladesh, one independent representative in China, one employee in El Salvador, and twelve employees in the Philippines supervising the production of finished products purchased by us or assembled for us by CMT contractors in those countries and others from where we source our products. These employees and representatives assist in maintaining quality and on-time delivery. Management personnel travel to El Salvador and Asia throughout the year to monitor the performance of our offshore contractors.

Marketing and Distribution

Our products are sold through an established sales network consisting of both in-house sales personnel and independent sales representatives. Employees in our showroom in New York City represent our company in soliciting orders nationally. In fiscal 2007, approximately 58% of our sales were made to mass merchandisers, 14% to specialty stores, 10% to department stores and 6% to discount retailers. The balance of our sales were unevenly distributed among national chain stores, regional chain stores and direct mail catalog marketers.

Our wholly-owned subsidiary, Cinejour Lingerie Inc., is a Canadian corporation that was formed in May 2004 to market and sell our products throughout Canada. We have an agreement with an independent representative to provide sales representation for us in Canada and to supervise the operations of our office there.

We generally limit the promotion of our products to cooperative advertising with our customers directed towards the ultimate retail consumer of our products. Under our license agreement with Maidenform Inc., we also engage in limited direct advertising of the Maidenform brand in the form of print ads in trade publications.

Garments are shipped directly by contractors to our warehouse in Mississippi, where they are stored and packed for distribution to our customers. We utilize a public warehouse in California to accommodate our largest customer and to reduce transit times from our contractors to meet customer deliveries. We also utilize a public warehouse in Canada to accommodate our customers there. Our overseas contractors perform sorting and packing functions to expedite delivery time to our customers, and to reduce our overall costs.

All sales have terms that generally require payment within 30 to 60 days from the date the goods are shipped. Sales are made without the right of return but, in certain instances, we may accept returns or agree to allowances. We believe this policy is in line with industry practice.

Our business is concentrated primarily with our largest customer, Wal-Mart. Sales to Wal-Mart accounted for approximately 51% of sales for fiscal 2007 and 25% of sales for fiscal 2006. No other customers accounted for 10% or more of our sales during fiscal 2007 and 2006. While we believe our relationship with Wal-Mart is good, because of the competitive nature of the intimate apparel industry and the availability of similar garments from many different sources of supply, as well as the potential for Wal-Mart to design, produce and sell its own products, it is possible that Wal-Mart could alter the amount of business it does with us. A significant decrease in business from, or the loss of Wal-Mart as a customer, could have a material adverse effect on our business, financial condition and results of operations.

Purchasing decisions by our customers with respect to each group of our products and, in some instances, products within a group, generally are made by different buyers and purchasing departments. We believe that the loss of orders from any one buyer or purchasing department would not necessarily result in the loss of sales to other buyers or purchasing departments of those customers.

Inventory

We maintain sufficient inventories of raw materials and finished goods to meet our production requirements and the delivery demands of our customers. As a result, we rely on our short-term line of credit to supplement internally generated funds to fulfill our working capital needs.

Trademarks and Licenses

We have several registered trademarks, of which Movie Star®, Movie Star Loungewear®, Cinema Etoile®, Seductive Wear®, Meant To Be®, Cine Jour®, Private Property®, Heather Nicole®, Night Magic® and Cinema Studio® are material to the marketing of our products. In March 2007, we applied for the trademark, Knickers by Cinema EtoileTM and received a Notice of Allowance on October 23, 2007.

In addition to our own branded products, we design, produce and market a line of ladies’ sleepwear and robes under the Maidenform® name through a licensing agreement with Maidenform Inc. Our Maidenform Collection is available to department stores, chains and high-end specialty stores nationally. We also actively market a line of sleepwear, robes and daywear under the Maidenform trademarks Sweet Nothings®, Self Expressions® and Rendezvous®.

Imports and Import Restrictions

Transactions with our foreign contractors and suppliers are subject to the risks of doing business abroad. Our import and offshore operations are subject to restraints imposed by agreements between the United States and certain foreign countries, primarily China, in which we do business. These agreements impose quotas on the amount and type of goods that can be imported into the United States from these countries. Our imported products are also subject to United States customs duties and, in the ordinary course of business, we are from time to time subject to claims by the United States Customs and Border Protection for duties and other charges. The United States and other countries in which our products are manufactured may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adversely adjust presently prevailing quotas, duty or tariff levels, which, in turn, could adversely affect our operations and ability to continue to import products at current or increased levels. We cannot predict the likelihood or frequency of any of these events occurring.

Backlog

(in thousands, except for percentages)
Customer	Backlog of orders at June 30, 2007	% of total orders	Backlog of orders at June 30, 2006	% of total orders	Increase / (decrease) from prior year	% of Increase / (decrease) from prior year
Wal-Mart	$21,957	62.3%	$24,556	58.9%	$(2,599)	(10.6)%
Frederick’s of Hollywood	1,431	4.1%	1,388	3.4%	43	3.1%
Other	11,395	32.3%	14,263	34.2%	(2,868)	(20.1)%
Total U.S.	34,783	98.7%	40,207	96.5%	(5,424)	(13.5)%
Canada	446	1.3%	1,479	3.5%	(1,033)	(69.8)%
Total	$35,229	100.0%	$41,686	100.0%	$(6,457)	(15.5)%

The backlog of orders was $35,229,000 as of June 30, 2007 and $41,686,000 as of June 30, 2006. Orders are booked upon receipt. We believe that our current backlog is firm and will be filled by the fiscal year ended June 30, 2008. The year-over-year reduction in open orders with Wal-Mart is primarily the result of shipping an additional $2,000,000 order for Wal-Mart in the fourth quarter of fiscal 2007 instead of the first quarter of fiscal 2008. The year-over-year reduction in our backlog for our other business and Canada is primarily due to certain customers eliminating the sale of specific product categories that we previously sold to them, customers producing some of the product themselves, customers selecting competing vendors, and, industry consolidation such as the May Company and Federated Department Stores, Inc. merger.

Seasonality

We manufacture a wide variety of intimate apparel in many different styles and sizes and for use in all seasons and climates in the United States. Because of our product mix, we are subject to seasonal variations in sales. Historically, more than 50% of our sales have been made in the first six months of our fiscal year (i.e., the second half of the calendar year).

Competition

The intimate apparel business is fragmented and highly competitive. The industry is characterized by a large number of small companies manufacturing and selling unbranded merchandise, and by several large companies which have developed widespread consumer recognition of the brand names associated with merchandise manufactured and sold by these companies. In addition, some of the larger retailers to whom we have historically sold our products have sought to expand the development and marketing of their own brands and to obtain intimate apparel products directly from the same or similar sources from which we obtain our products. Many of these companies have greater financial, technical and marketing resources and sourcing capabilities than we do.

Management believes that we compete on the basis of our fashion-forward designs, the desirability of our fabrics and styles, price, quality and the reliability of our service and delivery. In addition, we have developed long-term working relationships with manufacturers and agents, which presently provide us with reliable sources of supply. Because of increasing competitive pressure, we rely entirely on foreign manufacturers to produce our products and are therefore subject to risks related to foreign sourcing such as changes in import quotas, currency valuations and political conditions, among others, which could adversely affect our business. Due to our small size and resources relative to our competitors, we are limited in our ability to leverage our sourcing capabilities to achieve greater efficiencies, which could adversely impact our ability to compete.

Employees

As of October 31, 2007, we had 307 full-time and 7 part-time employees. Of our full-time employees, approximately 11 are executive and senior management, 101 are in design, design support and sample making, 12 are in sales and sales support, 43 are administrative personnel and office support, 94 are in production, manufacturing and offshore support and 46 are in distribution and warehousing.

We have never experienced an interruption of our operations because of a work stoppage. Even though we are subject to certain seasonal variations in sales, significant seasonal layoffs are rare.

We believe our relationship with our employees to be good. We are not a party to any collective bargaining agreement with any union.

Properties

The following table sets forth all of the facilities that we owned or leased as of June 30, 2007. In addition to the facilities described in the table, we utilize a public warehouse in California on a per-shipment basis to accommodate our largest customer and to reduce transit times from our contractors to meet customer deliveries. We also utilize a public warehouse in Canada on a per-shipment basis to accommodate our Canadian customers. We believe that our facilities, together with the utilization of public warehouses, are adequate for our current and reasonably foreseeable future needs and that our properties are in good condition and suitable for the conduct of our business.

Location	Use	Owned or Leased	Square Footage	Annual Rent	Expiration of Lease
1115 Broadway, New York, NY	Corporate Offices	Leased	11,000	$1,192,000	12/2010
	Divisional Sales Office and Showroom		8,000
	Production Staff and Design		12,000
			31,000
180 Madison Ave. New York, NY	Sales Office and Showroom	Leased	3,000	$108,000	5/2011
Poplarville, MS	Manufacturing Support	Leased	24,000	$8,000	11/2010
	Warehousing and Distribution		172,000
	Office		16,000
			212,000
	Warehousing	Owned	27,000		N/A
	Office		2,000
			29,000
Makati, Philippines	Administrative and Manufacturing Support, Sample and Pattern Making	Leased	3,800	$19,000	4/2008
Montreal, Canada	Office	—	1,000	$10,000	Month to Month

Period Reporting and Audited Financial Statements

Movie Star has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Movie Star’s annual reports contain financial statements audited and reported on by Movie Star’s independent registered public accounting firm. Movie Star has filed with the SEC a Form 10-K covering the fiscal year ended June 30, 2007.

Legal Proceedings

There are no legal proceedings pending which we consider to be material.

FOH HOLDINGS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis should be read in conjunction with FOH Holdings’ consolidated financial statements and notes thereto included elsewhere in this prospectus. The consolidated financial statements of FOH Holdings include the accounts of FOH Holdings, Inc. and all of its subsidiaries: Frederick’s of Hollywood, Inc., Hollywood Mail Order, LLC, Frederick’s of Hollywood Stores, Inc. and Frederick’s.com, Inc.

Overview

The sale of intimate apparel, personal care and beauty products is a highly competitive business with numerous competitors, including individual and chain fashion specialty stores, department stores and discount retailers. Brand image, marketing, fashion design, price, service, fashion assortment and quality are the principal competitive factors in retail sales.

FOH Holdings is a retailer of primarily women’s apparel and related merchandise through mall-based specialty stores, mail order catalogs and the Internet. References throughout this discussion and analysis to ‘‘Direct’’ collectively refer to the catalog and Internet sales channels. At July 28, 2007 and July 29, 2006. FOH Holdings operated 133 and 134 stores, respectively. During the year ended July 28, 2007, FOH Holdings opened five new stores, closed six underperforming stores and relocated three stores. During the year ended July 29, 2006, FOH Holdings closed two stores in New Orleans as a result of damages caused by Hurricane Katrina and nine underperforming stores, opened five new stores and relocated two stores.

Critical Accounting Policies and Estimates

In connection with the audit of FOH Holdings’ consolidated financial statements for the fiscal year ended July 28, 2007, which did not include an audit of the effectiveness of FOH Holdings’ internal control over financial reporting, its independent registered public accounting firm reported to its audit committee two ‘‘material weaknesses’’ and other deficiencies in FOH Holdings’ internal control over financial reporting, finding that:

•	FOH Holdings did not perform reconciliations of significant accounts on a timely basis during the course of the year, nor did these reconciliations undergo the appropriate level of review; and

•	FOH Holdings did not have adequate cut-off procedures to ensure that all costs during the year were properly recorded in the correct period.

Since reporting two material weaknesses in internal control over financial reporting in connection with the audit of FOH Holdings’ consolidated financial statements for the fiscal year ended July 29, 2006. FOH Holdings’ management has taken a number of actions to help remediate the material weaknesses, and to improve the overall control environment and internal control over financial reporting, including the following:

•	the recruitment of appropriately qualified and experienced personnel to fill key financial and accounting positions;

•	the implementation of regular closing processes, including the timely reconciliation of key accounts and the timely resolution of unreconciled items;

•	the regular preparation and updating of supporting analyses for key accounts, particularly those relying on management’s estimates; and

•	the implementation of review procedures of key account analyses by finance management.

With the anticipation of appropriate personnel being in place in the first half of fiscal 2008, the following actions will continue to be addressed during fiscal 2008:

•	the implementation of additional review procedures of all closing entries and account analyses;

•	the documentation of reporting and control processes and procedures; and

•	the documentation of support for all accounts and positions.

Although these material weaknesses remained unremediated as of July 28, 2007, FOH Holdings’ management believes that it is taking appropriate actions to remediate these material weaknesses, although there can be no assurance that the remediation will be complete by the end of fiscal 2008. If these weaknesses are not adequately remediated in a timely manner, errors in financial reporting may occur and FOH Holdings may be required to restate its financial statements.

FOH Holdings’ discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (‘‘GAAP’’). The preparation of financial statements in conformity with GAAP requires the appropriate application of certain accounting policies, many of which require estimates and assumptions about future events and their impact on amounts reported in the financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results will differ from FOH Holdings’ estimates. Such differences could be material to the financial statements.

FOH Holdings’ management believes the application of accounting policies, and the estimates required by these policies, are reasonable. These accounting policies and estimates are constantly re-evaluated, and adjustments are made when facts and circumstances dictate a change. FOH Holdings evaluates its estimates on an on-going basis, including those related to revenues, inventories, deferred catalog expenses, goodwill, intangible assets, taxes, stock-based compensation, contingencies and litigation. FOH Holdings’ most significant areas of estimation and assumption are:

•	estimation of expected customer merchandise returns;

•	determination of the appropriate amount and timing of markdowns to clear unproductive or slow-moving inventory;

•	estimation of the timing and level of future catalog revenues;

•	estimation of future cash flows, discount rates and other underlying assumptions used to assess the carrying value of indefinite-lived intangible assets, goodwill and long-lived assets, including amortizable intangible assets;

•	estimation of its net deferred income tax asset valuation allowance; and

•	estimation of future common stock performance and determination of stock option lives.

Historically, FOH Holdings’ management has found the application of accounting policies to be appropriate, and actual results generally do not differ materially from those determined using estimates.

FOH Holdings’ accounting policies are more fully described in Note 2 to its consolidated financial statements for the fiscal year ended July 28, 2007, and included elsewhere in this prospectus. FOH Holdings’ management has identified certain critical accounting policies that are described below.

Revenue Recognition – FOH Holdings records revenue at the point of sale for retail stores and at the time of estimated receipt by the customers for catalog and Internet sales. Outbound shipping charges billed to customers are included in net sales for catalog and Internet sales. FOH Holdings records an allowance for estimated returns in the period of sale based on prior experience. If actual returns are greater than expected returns, additional sales returns may be recorded in the future.

Merchandise Inventories – Store inventories are valued at the lower of cost or market using the retail inventory first-in, first-out (‘‘FIFO’’) method, and Direct inventories are valued at the lower of cost or market, on an average cost basis that approximates the FIFO method. Freight costs are included in inventory and vendor promotional allowances are recorded as a reduction in inventory cost.

These inventory methods inherently require management judgments and estimates, such as the amount and timing of permanent markdowns to clear unproductive or slow-moving inventory, which may impact the ending inventory valuations as well as gross margins. Markdowns are recorded when the sales value of the inventory has diminished. Factors considered in the determination of permanent markdowns include current and anticipated demand, customer preferences, age of the merchandise, and fashion trends. When a decision is made to permanently mark down merchandise, the resulting gross margin reduction is recognized in the period the markdown is recorded. Additionally, FOH Holdings accrues for planned but unexecuted markdowns. FOH Holdings’ management believes that markdowns have been appropriately reflected in its consolidated financial statements.

To the extent that FOH Holdings’ management estimates differ from actual results, additional markdowns may be required that could reduce gross margin, operating income and the carrying value of inventories.

Deferred Catalog Costs – Deferred catalog costs represent direct-response advertising that is capitalized and amortized over its expected period of future benefit. Direct-response advertising consists primarily of product catalogs of FOH Holdings’ mail order subsidiary. The capitalized costs of the advertising are amortized over the expected revenue stream following the mailing of the respective catalog, which is generally six months. The realizability of the deferred catalog costs are also evaluated as of each balance sheet date by comparing the capitalized costs for each catalog, on a catalog by catalog basis, to the probable remaining future net revenues. FOH Holdings’ management believes that they have appropriately determined the expected period of future benefit as of the date of its consolidated financial statements; however, should actual sales results differ from expected sales, deferred catalog costs may be written off on an accelerated basis.

Impairment of Long-Lived Assets – FOH Holdings reviews long-lived assets, including property and equipment and its amortizable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on undiscounted cash flows, as prescribed by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. If long-lived assets are impaired, an impairment loss is recognized, measured as the amount by which the carrying value exceeds the estimated fair value of the assets.

The estimation of future undiscounted cash flows from operating activities requires significant estimates of factors that include future sales growth and gross margin performance. If FOH Holdings’ sales growth, gross margin performance or other estimated operating results are not achieved at or above the forecasted level, or cost inflation exceeds the forecast and FOH Holdings is unable to recover such costs through price increases, the carrying value of certain of the retail stores may prove to be unrecoverable and FOH Holdings may incur additional impairment charges in the future. FOH Holdings’ management believes that the long-lived assets’ carrying values and useful lives continue to be appropriate.

Goodwill and Trademark – As of July 28, 2007, FOH Holdings had goodwill with a carrying balance of $6.7 million and trademarks with a carrying balance of $18.1 million, arising from the push-down accounting applied as a result of a change in control on March 3, 2005, when FOH Holdings’ outstanding common stock was purchased by certain shareholders. Note 1 of FOH Holdings’ audited consolidated financial statements, included elsewhere in this prospectus, provides further information about this transaction. Intangible assets consist of the trademarks, principally FOH Holdings’ trade name, as well as customer relationships and domain names recognized in accordance with push-down accounting. FOH Holdings has determined the trademarks and domain names to have indefinite lives.

FASB Statement No. 142, Goodwill and Other Intangible Assets, requires FOH Holdings to not amortize its goodwill, trademarks and certain other indefinite life intangible assets, but to test those intangible assets for impairment annually and between annual tests when circumstances or events have occurred that may indicate a potential impairment has occurred. The goodwill impairment review is highly judgmental and involves the use of significant estimates and assumptions, which have a significant impact on the amount of any impairment charge recorded. Estimates of fair value are primarily determined using discounted cash flow methods and are dependent on assumptions on future sales trends, market conditions and cash flows over several years. In estimating future cash flows, FOH Holdings’ management uses assumptions for items such as comparable store sales, the rate of inflation, new store openings and future sales trends.

The carrying value of the trademark was determined using the relief-from-royalty method. The relief-from-royalty valuation method estimates the royalty expense that could be avoided in the operating business as a result of owning the respective asset or technology. The royalty savings are measured, tax-effected and, thereafter, converted to present value with a discount rate that considers the risk associated with owning the intangible assets. No impairment was present and no write-down was required when the trademark was reviewed for impairment in connection with the annual impairment test.

The most significant and sensitive assumption used in determining the fair value of the trademark using the relief-from-royalty method is the selected royalty rate. The relief-from-royalty method is most sensitive to the royalty rate assumption, which considers market share, market recognition and profitability of products bearing the trademark. The selected royalty rate used in the most recent annual trademark impairment test was 4.5%. FOH Holdings’ management estimates that a 50 basis point decrease to the selected royalty rate could have reduced the estimated fair value of the trademark by approximately $4.0 million.

If assumptions used in performing the goodwill or trademark impairment test prove inaccurate, the fair value of the goodwill and trademark may ultimately prove to be significantly lower, thereby causing the carrying value to exceed the fair value and indicating impairment has occurred. FOH Holdings’ management believes that the carrying values of certain intangible assets and goodwill continue to be appropriate and no impairments have been identified.

Income Taxes – Income taxes are accounted for by FOH Holdings under an asset and liability approach that requires the recognition of deferred income tax assets and liabilities for the expected future consequences of events that have been recognized in FOH Holdings’ consolidated financial statements and income tax returns. FOH Holdings’ management provides a valuation allowance for deferred income tax assets when it is considered more likely than not that all or a portion of such deferred income tax assets will not be realized. Future realization of certain income tax assets on which FOH Holdings’ management has provided a valuation allowance is dependent upon future cumulative profitability, among other factors.

Stock-based Compensation – Effective July 30, 2006, FOH Holdings adopted the provisions of SFAS No. 123(R), ‘‘Shared-Based Payment,’’ which requires an entity to recognize compensation expense in an amount equal to the fair value of share-based payments granted to employees. FOH Holdings adopted SFAS 123(R) using the prospective application method. Under this method, share-based compensation expense recognized during the year ended July 28, 2007 included only share-based compensation expense for all share-based awards granted or modified subsequent to July 29, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). In accordance with the prospective application method, FOH Holdings’ consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123(R). The prospective application of SFAS 123(R) did not have a material impact on FOH Holdings’ consolidated financial positions, results of operations and cash flows.

FOH Holdings currently uses the Black-Scholes option-pricing model to value stock options granted to employees. It uses these values to recognize stock compensation expense for stock options in accordance with SFAS No. 123(R). The Black-Scholes model is complex and requires significant exercise of judgment to estimate future common stock dividend yield, common stock expected volatility and the expected life of the stock options. These assumptions significantly affect stock option valuations and future changes in these assumptions could significantly change valuations of future stock option grants and, thus, affect future stock compensation expense.

Discontinued Operations – Discontinued operations consist of stores closed during the course of the year. Accordingly, FOH Holdings excludes the operations of the closed stores from the ongoing operations of FOH Holdings and reports them separately as discontinued operations. In reaching a determination as to whether the results of a store will be eliminated from ongoing operations, FOH

Holdings considers whether it is likely that customers will migrate to similar stores in the same geographic market. FOH Holdings’ consideration includes an evaluation of the proximity of those stores to the closed store.

During the fiscal year ended July 28, 2007, FOH Holdings closed six stores. During the fiscal year ended July 29, 2006, FOH Holdings closed eleven stores. Each store closure occurred at its contractual lease termination date, except for the two stores closed during 2006 due to Hurricane Katrina. The impact of these store closures are reflected as a retroactive adjustment to discontinued operations for prior years.

New Accounting Pronouncements Not Yet Adopted

In July 2006, the FASB issued FASB interpretation (‘‘FIN’’) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. FOH Holdings is currently assessing the impact of FIN No. 48, which it will adopt effective at the beginning of the fiscal year ending in July 2008.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 provides enhanced guidance for using fair value to measure assets and liabilities and also expands information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other accounting standards require or permit assets and liabilities to be measured at fair value and does not expand the use of fair value in any new circumstances. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. FOH Holdings is currently assessing the impact of SFAS No. 157 and will adopt this standard at the beginning of the fiscal year ending in July 2009.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115 (‘‘SFAS No. 159’’). SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at fiscal year ends. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Accordingly, SFAS No. 159 will be adopted commencing in FOH Holdings’ fiscal year ending in July 2009. FOH Holdings is currently assessing the impact of SFAS No. 159 and will adopt this standard at the beginning of the fiscal year ending in July 2009.

Results of Operations

Fiscal Years 2007, 2006 and 2005

The table below shows how FOH Holdings’ operating results have changed over the periods presented. The financial information presented reflects the push-down accounting adjustments related to the March 2005 transaction that is described in ‘‘Selected Historical Consolidated Financial and Other Data—FOH Holdings’ Selected Historical Consolidated Financial and Other Data’’ and more fully disclosed in Note 1 of FOH Holdings’ audited consolidated financial statements included elsewhere in this prospectus. The relevant percentage of total revenue is provided next to each period’s results of operations so that comparisons can be made about the relative change in revenue and expenses. As a result of the push-down accounting adjustments, the information in the post-push down periods (the years ended July 28, 2007 and July 29, 2006 and the five months ended July 30, 2005) and the pre-push down period (the seven months ended March 3, 2005) presented may not be comparable. The results are further separated by a heavy black line to indicate the effective date of the new basis of accounting.

	Year Ended July 28, 2007	Percentage of Net Sales	Year Ended July 29, 2006	Percentage of Net Sales	Five Months Ended July 30, 2005	Percentage of Net Sales	Seven Months Ended March 3, 2005	Percentage of Net Sales
(In thousands except for percentages)
Net sales	$155,238	100.0%	$136,705	100.0%	$46,807	100.0%	$76,785	100.0%
Cost of goods sold, buying and occupancy	90,201	58.1%	80,102	58.6%	27,026	57.7%	44,122	57.5%
Gross profit	65,037	41.9%	56,603	41.4%	19,781	42.3%	32,663	42.5%
Selling, general and administrative expenses	61,996	39.9%	57,579	42.1%	20,279	43.3%	35,173	45.8%
Operating income (loss)	3,041	2.0%	(976)	(0.7)%	(498)	(1.1)%	(2,510)	(3.3)%
Interest expense, net	2,093	1.3%	2,422	1.8%	700	1.5%	1,102	1.4%
Income (loss) from continuing operations before income tax provision (benefit)	948	0.6%	(3,398)	(2.5)%	(1,198)	(2.6)%	(3,612)	(4.7)%
Income tax provision (benefit)	548	0.3%	127	0.1%	(128)	(0.3)%	(953)	(1.2)%
Income (loss) from continuing operations	400	0.2%	(3,525)	(2.6)%	(1,070)	(2.3)%	(2,659)	(3.5)%
Income (loss) from discontinued operations, net of tax provision (benefit) of $58 for the year ended July 28, 2007, $(10) for the year ended July 29, 2006, $(20) for the five months ended July 30, 2005 and $158 for the seven months ended March 3, 2005	41	0.1%	240	0.2%	(166)	(0.4)%	440	0.6%
Net income (loss)	$441	0.3%	$(3,285)	(2.4)%	$(1,236)	(2.6)%	$(2,219)	(2.9)%

Economic and Business Overview

FOH Holdings’ operating results are impacted by strength in the overall U.S economy and consumer confidence. As a result, management monitors economic and consumer trends, and key performance indicators, as published in trade and general business publications, as well as publicly available industry research.

Consumer confidence in fiscal year 2006 remained high, generated by strengthening employment, increases in consumer net worth, and healthier consumer income growth. This confidence began to soften in fiscal year 2007 as oil prices increased and the housing market began to slow.

In fiscal 2004, FOH Holdings commenced a new strategic focus, which included the following initiatives:

•	further refining the profile of the Frederick’s of Hollywood target consumer;

•	developing a strong, consistently well-executed merchandising strategy; and

•	developing a consistent brand presence across all distribution channels.

Commencing in the latter half of fiscal 2005, FOH Holdings began to implement this strategy by concentrating on the Frederick’s of Hollywood’s customer target of women between the ages of 18 and 35.

Through 2006, a more focused product strategy was rolled out, which committed to:

•	introducing newness and innovation in trend, silhouette and fabrication of the products;

•	upgrading the fashion and quality of the product offering;

•	improving the product flow from the suppliers to the floor, thereby reducing consumer frustrations from stock outs and back orders; and

•	upgrading the fashion quality of product offerings.

Economic variables will always impact consumer confidence, thereby directly affecting consumer spending. However, brand image, marketing, fashion design, price, service, fashion assortment and quality are the principal competitive factors in retail sales, regardless of general economic trends. FOH Holdings’ management believes that well-positioned price points, a product offering of both basic and trend-conscious intimate apparel, and effective customer service will continue to drive strong sales and brand growth.

Fiscal Year 2007 Compared to
Fiscal Year 2006

Operational Overview

Net sales for the fiscal year ended July 28, 2007 increased by $18,533,000, or 13.6% to $155,238,000 compared with $136,705,000 of net sales for the fiscal year ended July 29, 2006. Comparable same store sales represent a key operating metric utilized by FOH Holdings’ management to measure store net sales performance and the strength of retail sales. Comparable same store sales increased by approximately 9.2% in fiscal 2007 compared to fiscal 2006. Comparable same store sales increased by approximately 6.5% in fiscal 2006 compared to fiscal 2005. FOH Holdings anticipates that there will continue to be an increase in comparable same store sales when comparing estimated fiscal year 2008 store sales with fiscal year 2007 store sales, but due to uncertainties associated with the economy and consumer demand, it is difficult for management to determine if this trend will continue in the future or if an increase in comparable same store sales will actually be realized in fiscal 2008.

Merchandising initiatives contributed to the increase in sales with the continued success of core products and new product introductions, including the first new bra launch in three years. Core products, such as the Dream Corset, generated over 40% of net sales in fiscal 2007. The top ten core products contributed 30% of total net sales in Stores and 11% of total net sales for Direct in fiscal 2007. The two best-performing product departments in fiscal 2007 were Seduction by Frederick’s of Hollywood sub-brands and corsets, which together contributed to an increase in net sales of $11,313,000, or 65.0%, over fiscal 2006. The increase in net sales attributable to core product growth is the result of increased consumer demand for these products driven partially by the continued updating of these products to meet fashion trends, and store level and Direct promotional activity specific to these products. FOH Holdings’ management is currently unable to determine if the demand for these products will continue to increase in the future at a similar rate due to the unpredictability of consumer sentiment and economic uncertainties.

Customer focus remained a key initiative in fiscal 2007. Store staff training was increased and staffing levels were adjusted to promote an improved store shopping experience for customers. Customer surveys informed store management and enabled store management to better focus on those experiences that were most important to the Frederick’s of Hollywood customer. As a result, a recent customer survey indicated that 71% of Frederick’s of Hollywood customers were highly satisfied.

Service levels in FOH Holdings’ distribution center, as measured by the number of orders shipped within 24 hours of receipt, increased by approximately 17% over the prior year. Service levels in FOH Holdings’ customer contact center also increased, as measured by the number of calls answered within a prescribed time. In fiscal 2007, the number of calls answered within 20 seconds increased to 80% from 64% in the previous year. FOH Holdings expects its investment in customer-focused programs to continue to contribute to the trend of sales growth, and to strengthen the brand value in the customers’ minds.

In Direct, search and affiliate programs have helped to drive the increased traffic to the website. Sales generated by placement on Internet search engines and affiliate websites increased by 31.3% in fiscal 2007. FOH Holdings expects to continue to develop these relationships. Improved creative efforts and product positioning have contributed to an increase in customer conversion rates, which is the percentage of visitors to the website who then buy merchandise. The twelve month house file

(i.e., customers that have made a direct purchase within the past twelve months) increased by 10% to exceed 660,000 customers. A focus on promotional and prospecting activities has driven sales. FOH Holdings continues to develop these activities. These activities include search, affiliate and portal programs on the Internet, core product promotional activities in both the Store and Direct channels, and targeted mailings of the catalog. FOH Holdings’ management is unable to determine if the response to these activities will continue due to the unpredictability of consumer sentiment and economic uncertainties.

Net Sales

Total net sales for fiscal 2007 increased by $18,533,000 to $155,238,000 from $136,705,000 in fiscal 2006. The following factors contributed to the increase in total net sales:

•	Total retail store sales increased by $10,614,000 or 13.1% over the prior year, which was primarily attributable to a comparable same store sales increase of approximately $7,506,000 or 9.2%. A key operating metric is the performance of comparable store sales, which are the net merchandise sales of stores that have been open for at least one complete year. In fiscal 2007, the increase in comparable store sales was driven by a 6.1% increase in average dollar sales per transaction and a 2.7% increase in the number of transactions. The remaining increase in retail store sales was driven by the performance of new stores opened in fiscal 2006 and fiscal 2007 which had not been opened for a complete year.

•	Net product sales for the Direct business increased by $7,876,000 or 15.0% over the prior year. Approximately 12.7% more sales were made through the catalog, despite a 22.2% reduction in catalog circulation, and 28.7% more sales were made through the website. During fiscal 2007, the number of orders received increased by 12.9%. Sales generated by placement on Internet search engines and affiliate increased by 31.3% in fiscal 2007.

Gross Profit

Gross margin (gross profit as a percentage of net sales) in fiscal 2007 increased to 41.9% from 41.4% in the prior year. In dollar terms, gross margin increased by $8,434,000 or 14.9%, which was in line with the increase in total revenues. Cost of goods sold increased by $10,099,000 or 12.6% in fiscal 2007. The largest contributors to the increase in cost of goods sold were the following:

•	Product costs increased by $4,884,000 or 9.8%, to $54,916,000 in fiscal 2007 due to the increase in product sold. As a percentage of sales, product margins increased slightly from 61.6% in fiscal 2006 to 62.2% in fiscal 2007 due to a change in the blend of goods sold on many of the established product lines.

•	Occupancy costs consist of the rent, deferred rent, common area maintenance, utilities, real estate taxes and depreciation of the stores and the distribution center in Phoenix. These costs increased by $1,825,000 or 9.6%, to $20,837,000 in fiscal 2007, partly due to net increases in rents and common area costs of $1,428,000, or 10.2%, over the prior fiscal year. In addition, in anticipation of the forthcoming store expansion, FOH Holdings expanded the dedicated real estate department, which contributed increased costs of $261,000, an increase of 51.2% in fiscal 2007 over the prior fiscal year.

•	Buying costs consist of the costs of our merchandising teams and their activities. Buying costs increased by $640,000 or 21.4% in fiscal 2007. An increase of $525,000 or 19.3% was attributable to new positions and salary increases within the merchandise and buying teams, and an increase in associated costs, including travel costs. The remaining increase of $115,000 was related to an increase of IT costs of 43.1% in fiscal 2007 resulting from the increased operating costs of the new store communication platform.

•	The remaining increase in fiscal 2007 was partially attributable to increased shipping and distribution costs arising from the increased sales volume in both retail stores and Direct.

Selling, General and Administrative Expenses

Selling, general and administrative expenses in fiscal 2007 increased by $4,417,000 or 7.7% over the prior fiscal year. The following factors contributed to the change over the prior year:

•	Store personnel-related expenses increased by $1,118,000 or 6.7% over the prior fiscal year, from both increased staffing within the stores and salary increases. Store level staffing was increased to improve customer interactions, which led to an enhanced customer experience and higher levels of customer satisfaction.

•	Corporate and Direct personnel-related costs increased by $2,333,000 or 55.5% due to salary increases of 3% and the introduction of an executive and manager incentive bonus program based upon individual performance and the financial performance of FOH Holdings, for which FOH Holdings recorded $1,000,000 of bonus expense in fiscal 2007. In addition, consultancy costs of $860,000 were incurred, primarily for merger-related activities, including interim finance and IT staff.

•	Brand marketing is used to increase brand awareness through the announcement of new product launches, the arrival of seasonal collections and the opening of new stores. This is accomplished primarily through public relations activities, including press releases and media events. In fiscal 2007, certain events were not held as the business focused on operational initiatives. This decrease in brand marketing activities led to a decrease in costs of $633,000 or 30.1%. In fiscal 2008, these activities will be re-launched, including the annual charity auction event to be held in October 2007.

Interest Expense, Net

During the fiscal year ended July 28, 2007, net interest expense of approximately $2,093,000 was incurred compared to $2,422,000 for the year ended July 29, 2006. Net interest expense decreased by $329,000, or 13.6%, over the prior fiscal year. This was driven by a decrease in the average outstanding borrowings of approximately $2,858,000 or 10.3%, as partially offset by an increase in the average borrowing rate on the revolver facility from 7.4% in fiscal 2006 to 8.3% in fiscal 2007, which was driven by increases in the underlying prime rate. The decrease in average outstanding borrowings was a result of an improved liquidity position from the prior fiscal year, resulting from the issuance of 400,000 shares of common stock for $4,000,000 in the latter part of fiscal 2006 and improved sales in fiscal 2007.

Income Tax Provision — Continuing Operations

During the fiscal year ended July 28, 2007, FOH Holdings recognized income tax expense of $548,000. For fiscal 2007, FOH Holdings’ effective income tax rate of 57.9% differed from the U.S. federal statutory rate primarily due to the establishment of valuation allowances against certain deferred income tax assets to replace the utilization of pre-acquisition net operating losses during fiscal 2007, and the related valuation allowance being recognized as a reduction to goodwill resulting from the March 3, 2005 change in control. Beginning in fiscal 2005, FOH Holdings’ management determined, based in part on the cumulative losses, that it is more likely than not that certain of the deferred income tax assets will not be realized. As a result, a valuation allowance was recorded, resulting in the significant difference between the effective tax rate and federal statutory rate in fiscal 2006. Following the March 3, 2005 change in control, future recognition of certain income tax assets have been recognized as a reduction to goodwill.

Income (Loss) from Discontinued Operations

Income (loss) from discontinued operations, net of tax, of $41,000 and $240,000 for the years ended July 28, 2007 and July 29, 2006, respectively, includes revenues and expenses directly associated with the stores closed during those periods. Six stores were closed in the fiscal year ended July 28, 2007. These stores generated net sales of $1,518,000 and $2,459,000 in fiscal 2007 and 2006, respectively. Eleven stores were closed in the fiscal year ended July 29, 2006, including two in New Orleans as a result of damage caused by Hurricane Katrina. These eleven stores generated net sales of $2,488,000 in fiscal 2006. Other than the two stores closed due to Hurricane Katrina, these store closures occurred at the end of the applicable contractual lease termination dates. Additionally, discontinued operations for the fiscal year ended July 29, 2006 reflects the retrospective adjustment for the six stores closed subsequent to the 2006 fiscal reporting period.

Fiscal Year 2006 Compared to
Fiscal Year 2005

Operational Overview

In fiscal 2006, FOH Holdings began to recover from the under-performance of fiscal 2005. The performance in 2005 was primarily attributable to poor customer acceptance of the product offerings and reduced customer service. These factors resulted in unfavorable financial performance during 2005, including decreased sales, increased clearance inventory and unplanned markdowns.

Net sales for the fiscal year ended July 29, 2006 increased by $13,113,000 from $123,592,000 to $136,705,000 or by 10.6% as compared with the combined net sales for the five months ended July 30, 2005, and the seven months ended March 3, 2005. This sales growth was realized across all channels of distribution.

Product offerings continued to be refreshed during fiscal 2006, with foundation basics and fashion items performing well. Enhanced product offerings enabled higher price points, with net sales prices on key product lines increasing on average 4.8%. For example, two key product departments in 2005 and 2006 were Seduction by Frederick’s of Hollywood sub-brands and corsets. In fiscal 2005, aggregate sales of these items increased $3,364,000 or 28.7% over fiscal year 2004, due to an increase in demand, enabling strong price positionings that were, on average, 3.4% higher than prices in fiscal year 2004. Merchandising focus on this item and the sales trends, as well as general fashion movements, determined that this trend would continue. In fiscal year 2006, sales in these items increased by $7,415,000 or 49.2% over the prior fiscal year, with the net sales price increasing 7.7%.

Customer focus continued during fiscal 2006, with increased time and attention spent on developing customer relationship programs, especially in the Direct distribution channels where new search and affiliate programs were introduced. Having intentionally reduced much of FOH Holdings’ prospecting activity in 2005, including the elimination of inactive customers from its customer lists in fiscal 2005 and decreasing catalog circulation, FOH Holdings then selectively re-initiated prospecting in fiscal 2006, by increasing search and affiliate marketing on the Internet and developing new prospecting models for catalog customers, thereby rebuilding the housefile (i.e. customers that have made a Direct purchase in the past twelve months) to over 600,000 customers in fiscal year 2006, an increase of 17% over the prior fiscal year period.

Net Sales

Net sales for fiscal 2005 were not impacted by the March 3, 2005 change in control. As a result, FOH Holdings’ management has performed the analysis on the change in net sales from fiscal 2005 by combining the five months ended July 30, 2005 and the seven months ended March 3, 2005. Net sales in fiscal 2006 increased by $13,113,000 from $123,592,000 as a result of the following:

•	Total retail store net sales increased by approximately $8,253,000 or 11.3% over the prior year, primarily attributable to a comparable same store sales increase of approximately $4,901,000 or 6.5%. Comparable store sales, which are the net merchandise sales from stores that have been open for at least one complete year, were driven by a 3.1% increase in average dollar sales per transaction and an increase in the number of transactions of approximately 9%. In addition, five new stores were opened during fiscal year 2006 that also contributed to the increase in net sales.

•	Net product sales for Frederick’s of Hollywood’s Direct business increased by $4,198,000 or 10.5% for the fiscal year ended July 29, 2006 as compared with the prior fiscal year, driven by a $3,393,000 or 30.8% increase in the net sales of the Internet business due to a shift in web marketing efforts. Net sales in the catalog business increased by $805,000 or 2.8% through an increase in catalog response rates of 5%, as offset by a reduction in circulation of 11% The success of the Direct business was a reflection of a new creative strategy and revitalized prospecting and promotion strategies, leading to an increase in the twelve month housefile to over 600,000 names.

Gross Profit

For the fiscal year ended July 29, 2006, the gross profit rate (expressed as a percentage of net sales) decreased to 41.4% from 42.3% and 42.5% for the five months ended July 30, 2005 and the seven months ended March 3, 2005, respectively. The sequential decrease over the prior year periods was primarily due to the following factors:

•	Buying costs consist of the costs of our merchandising teams and the cost of their activities. Buying costs reflected an increase of approximately 7.4%, primarily due to increases in personnel related costs of $172,000 attributable to higher staffing levels within the merchandise buying and planning teams, and an increase in travel costs of $149,000 for increased market visits to better identify new fashion trends and product opportunities; these increases were offset by a reduction in design fees of $108,000.

•	Occupancy costs consist of the rent, deferred rent, common area maintenance, utilities, real estate taxes and depreciation of the stores and the distribution center in Phoenix. These costs increased by approximately 6.4% in fiscal year 2006 against total occupancy costs of $19,899,000 in fiscal 2005; these increases resulted from contractual lease increases in rent and common area charges, and increased depreciation charges from the revaluation of property and equipment as a result of the March 2005 transaction.

•	Product margins decreased from 63.5% to 61.6% as a result of an increase in promotional markdowns to drive top line sales of clearance items, including certain discontinued product offerings.

The increase in buying and occupancy costs, and the decrease in product margin, was not fully offset by a corresponding increase in sales volumes, resulting in a decrease in the gross profit.

Selling, General and Administrative Expenses

Selling, general and administrative expense (SG&A) consists of two components. Selling expenses include store and field support costs including personnel and advertising, as well as Internet and catalog processing costs. General and administrative costs include the corporate functions such as executives, finance and accounting, legal, information systems, human resources, and other centralized services. SG&A, as a percentage of sales for the fiscal year ended July 29, 2006 decreased to 42.1% from 43.3% and 45.8% for the five months ended July 30, 2005 and the seven months ended March 3, 2005, respectively. The sequential decrease of SG&A as a percentage of sales over the prior year periods is primarily a result of increased sales, which were partially offset by a comparable increase in SG&A expenses. SG&A costs increased $2,127,000 or 3.7% primarily due to the following:-

•	Increases in professional fees of $948,000, including legal fees relating to the class action lawsuit and increased audit fees;

•	Management fees of $200,000 per annum payable to the shareholders commencing from March 2005; and

•	Increased personnel recruitment and consulting fees of $366,000 relating to the recruitment and retention of key personnel.

Interest Expense, Net

During the fiscal year ended July 29, 2006, net interest expense of approximately $2,422,000 was incurred compared to $700,000 and $1,102,000 for the five months ended July 30, 2005 and the seven months ended March 3, 2005, respectively. The increase in fiscal 2006 over each of the respective periods in fiscal 2005 is due primarily to each of the fiscal 2005 periods consisting of less than twelve months of interest expense. Interest expense increased by $620,000 over the combined prior fiscal year periods, an increase of 34.4%. This was driven, in part, by an increase in the average outstanding borrowings of approximately $3,015,000 or 12.5%, and an increase in the average borrowing rate from 6.8% in fiscal year 2005 to 7.4% in fiscal year 2006. The increase in the rate was driven by the increases in the underlying prime rate. The increase in average outstanding borrowings was a result of FOH Holdings amending its financing arrangements in July 2005 to provide for a term loan facility, which bears interest at the bank’s prime rate (8.25% at July 29, 2006) plus 1%. In order to fund new stores and investment in technology, as well as to provide monies to pay for the settlement of a class action lawsuit, $1,500,000 was drawn down in August 2005 and a further $750,000 was drawn down in December 2005.

Income Tax Provision — Continuing Operations

In the fiscal year ended July 29, 2006, FOH Holdings recognized income tax expense of $127,000, largely due to certain state income taxes. The net operating loss available for carry forward is offset by valuation allowances. For the five months ended July 30, 2005 and the seven months ended March 3, 2005, FOH Holdings recognized income tax benefits of $128,000 and $953,000, respectively. These income tax benefits were primarily attributed to certain available operating loss carry-backs. Beginning in fiscal 2005, FOH Holdings’ management determined, based in part on the cumulative losses, that it is more likely than not, that certain of the deferred income tax assets will not be realized. As a result, a valuation allowance was recorded resulting in the significant difference between the effective tax rate and federal statutory rate in the fiscal 2006 and the fiscal 2005 periods. Following the March 3, 2005 change in control, future recognition of certain income tax assets will be recognized as a reduction to goodwill.

Income (Loss) from Discontinued Operations

Income (loss) from discontinued operations, net of tax, of $240,000, $(166,000) and $440,000 for the year ended July 29, 2006, the five months ended July 30, 2005, and the seven months ended March 3, 2005, respectively, includes revenues and expenses directly associated with the stores closed through July 28, 2007. Upon store closings that occur subsequent to each reporting period, FOH Holdings retrospectively adjusts prior periods to reflect those stores as discontinued operations if it is determined that there are no significant continuing cash flows from the closed stores. As a result, the fiscal 2006 and 2005 results also reflect the closing of six stores during the year ended July 28, 2007, which generated net sales of $2,459,000 and $2,303,000 for fiscal 2006 and 2005, respectively. Eleven stores were closed in the fiscal year ended July 29, 2006, including two in New Orleans as a result of damage caused by Hurricane Katrina. These eleven stores generated net sales of $2,488,000 and $4,364,000 in fiscal 2006 and 2005, respectively. No stores were closed in the five months ended July 30, 2005 and nine stores were closed during the seven months ended March 3, 2005, which generated net sales of $2,061,000. These store closures occurred at the end of the applicable contractual lease termination dates. Additionally, discontinued operations for the fiscal year ended July 29, 2006, the five months ended July 30, 2005 and the seven months ended March 3, 2005 reflect the retrospective adjustment for six, seventeen and seventeen stores, respectively, closed subsequent to the respective reporting periods.

Liquidity and Capital Resources

FOH Holdings’ working capital requirements vary throughout the year, with the peak generally occurring in the first and second fiscal quarters.

At July 28, 2007, FOH Holdings had approximately $1,898,000 of cash and cash equivalents on hand, in addition to a revolving line of credit facility under which FOH Holdings could borrow or issue letters of credit up to a combined $12,000,000, subject to availability levels calculated on the basis of accounts receivable and inventory balances. This facility has been renewed each year and it currently expires on January 7, 2008. FOH Holdings exercised a right on October 9, 2007 to increase the borrowing capacity of the revolving line of credit facility by $3,000,000. It is currently anticipated that these facilities will be refinanced as part of the refinancing of Movie Star’s debt at the completion of the transaction, which is expected to close by the end of the second quarter of fiscal year 2008. Accordingly, FOH Holdings has not yet begun discussions to extend the revolving line of credit facility; however, in the event the refinancing is delayed, FOH Holdings expects that it will be able to negotiate a renewal of the revolving line of credit, although there can be no assurance that this will be the case. As of July 28, 2007, there were cash borrowings of $4,490,000 and letters of credit of $1,250,000 under the revolving line of credit facility. Funds available under the revolving line of credit provide seasonal funding requirements. The build-up of merchandise inventory starts in the fourth quarter of the previous fiscal year, therefore the balance on the revolving line of credit begins to increase from that point. The holiday season accounts for approximately one-third of net sales. Accordingly, cash requirements are highest in the first fiscal quarter as the inventory continues to build in anticipation of the holiday period. The ability of FOH Holdings to turn inventory with sufficient frequency and to manage receipts from customers and payments to vendors is key to maintaining liquidity. FOH Holdings’ management believes that its relationships with vendors and suppliers remain strong, as do its relationships with its lenders.

Net cash generated from operating activities of $6,661,000 in the fiscal year ended July 28, 2007 provided the primary source of cash to support operations. The largest sources of operating cash flows are cash collections from customers, with the primary uses being wages and related employee benefits, merchandise inventory purchases and occupancy expenses. Cash provided by operating activities for the year ended July 28, 2007 was $6,661,000 compared to cash provided by operating activities of $957,000 for the year ended July 29, 2006. The primary sources of cash provided by operating activities for the year ended July 28, 2007 were net income of $441,000, add-backs for non-cash depreciation and amortization of $3,216,000, non-cash accrued interest of $687,000, and accounts payable, accrued expenses, deferred expenses and income taxes of $6,300,000, partially offset by the purchase of merchandise inventories of $3,714,000, and income tax receivable and prepaid and other current assets of $346,000.

Cash used in investing activities primarily consisted of capital expenditures of $6,714,000 and $3,983,000 in the fiscal years ended July 28, 2007 and July 29, 2006, respectively, related to the remodeling of existing stores and the opening of new stores, as well as investment in technology to support future growth. In fiscal 2007, five new stores were opened and three were relocated; in fiscal 2006, five new stores were opened and one was relocated. Additionally, a total of $3,019,000 of transaction costs related to the merger and other transactions contemplated by the merger agreement were incurred in fiscal 2007; approximately $1,239,000 was paid in 2007.

Cash flows provided by financing activities during the fiscal year ended 2007 primarily consist of a net increase in borrowings under the revolving line of credit facility of $1,182,000 as opposed to equity contributions of $4,000,000 made by stockholders in the fiscal year ended July 29, 2006, as part of FOH Holdings’ senior lender’s agreement to make a term loan to FOH Holdings. These contributions and borrowings provided funds for capital expenditures, including new stores and technology for growth initiatives and the settlement of a class action lawsuit in fiscal year 2006. Additionally, issuance costs of $353,000 were paid in connection with the rights offering. FOH Holdings generated excess cash flow in fiscal year 2007 of $56,000 and no repayments of the long-term debt were made during the year.

Cash flows of $121,000 were realized in fiscal 2007 from the six stores closed in that year. The six stores closed in fiscal 2007 and the eleven stores closed in fiscal 2006 generated cash flows of $284,000 during fiscal 2006. Cash flows from these discontinued operations did not have a material effect on the liquidity of FOH Holdings, nor did the closure of these stores have a material effect on the operations of FOH Holdings. Accordingly, the absence of cash flows from the discontinued operations is not expected to affect the future liquidity and capital resources of FOH Holdings. Accordingly, the cash flows from discontinued operations are not separately disclosed in the cash flow statements.

FOH Holdings’ management believes that the currently available cash and funds available under its revolving line of credit, along with anticipated operating cash flows, will be sufficient to cover its working capital requirements and contemplated new store opening expenditures, excluding those contemplated post-merger with Movie Star, for at least the next twelve months. If FOH Holdings’ cash flow from operations declines significantly or if FOH Holdings accelerates its store expansion or remodeling program, it may be necessary for it to seek additional sources of capital, including debt and/or equity financing.

Seasonality and Inflation

FOH Holdings’ business is seasonal, with sales and earnings peaking during its second (e.g. November through January) and third (e.g. February through April) fiscal quarters, and is particularly driven by the November and December holiday periods, as well as the Valentine’s Day in the month of February. Approximately a third of the annual net sales occur over the holiday period. As a result of these seasonal sales patterns, FOH Holdings maintains higher inventory levels during these peak selling periods.
FOH Holdings’ management does not believe that inflation has had a material effect on the results of its operations during the fiscal years 2007, 2006 and 2005; however, they can not be certain that the business will not be affected by inflation in the future.

Quantitative and Qualitative Disclosures About Market and Interest Rate Risk

Interest Rate Risks

FOH Holdings is exposed to interest rate risk associated with its revolving credit facility and term loan. The term loan bears interest at the lender’s prime rate (8.25% at July 28, 2007) plus 1%. On July 31, 2007, FOH Holdings amended its agreement on the term loan to give FOH Holdings the option to elect to have interest based on the London InterBank Offered Rate (‘‘LIBOR’’), in which case interest will be charged at LIBOR plus 3.25%.

Borrowings under the revolving credit facility bear interest at variable rates based on (i) the sum of (a) the base rate, as defined, and (b) an applicable margin ranging from 0.25% to 1.25%, unless FOH Holdings elects to have interest based on the LIBOR, in which case interest will be based on (ii) the sum of (a) LIBOR and (b) an applicable margin. Outstanding borrowings were at the base rate of 8.25% at July 28, 2007, plus the applicable margin of 0.25%. For the year ended July 28, 2007, borrowings under the revolving facility peaked at $6,809,000 and the average borrowing during the period was approximately $3,012,000.

An increase in the interest rate of 100 basis points would have increased the interest on the revolving credit facility and term loan borrowings by approximately $32,000 for the fiscal year ended July 28, 2007.

As of July 28, 2007, FOH Holdings had $19,429,000 of fixed-rate debt due to a stockholder with a combined weighted-average interest rate of 7.4%. FOH Holdings currently estimates that a 100 basis point increase in interest rates would decrease the fair value of its fixed-rate debt by approximately $523,000 as of July 28, 2007.

Foreign Currency Risks

FOH Holdings enters into a significant amount of purchase obligations outside of the U.S., all of which are negotiated and settled in U.S. dollars and, therefore, FOH Holdings has no exposure to foreign currency exchange risks.

Contractual Obligations and Commercial Commitments

The following table summarizes FOH Holdings’ minimum contractual obligations and commercial commitments as of July 28, 2007 (in thousands):

	Total	Within 1 Year	1-3 Years	4-5 Years	After 5 Years
Amounts reflected in the consolidated balance sheet debt(1)	$26,169	$11,083	$15,086	$—
Other contractual obligations not reflected in the consolidated balance sheet
Operating leases(2)	65,041	11,066	17,885	13,635	22,455
Letters of credit(3)	1,250	1,250	—	—	—
Payment-in-kind interest to be accrued(4)	1,854	—	1,854	—	—
Management fee(5)	600	200	400	—	—
Interest to be paid in cash	1,006	804	202	—	—
Total contractual obligations	$95,920	$24,403	$35,427	$13,635	$22,455

(1)	Represents principal and interest payment-in-kind accrued as of July 28, 2007. See Notes 7 and 8 of Notes to FOH Holdings’ Consolidated Financial Statements included elsewhere in this prospectus.
(2)	Payments for maintenance, insurance, taxes and percentage rent to which FOH Holdings is obligated are excluded. See Note 9 of Notes to FOH Holdings’ Consolidated Financial Statements included elsewhere in this prospectus.
(3)	Primarily for the purchase of merchandise and to secure obligations to the landlord of the corporate headquarters.
(4)	Represents future accrued interest on FOH Holdings secured amended term loans that is payable upon the maturity of the loan.
(5)	Represents total annual management fees of $200,000 payable to Tokarz Investments and certain affiliates of Fursa that FOH Holdings is obligated to pay. The obligation of FOH Holdings to pay the management fees will terminate upon consummation of the merger.

Off Balance Sheet Arrangements

Other than the contractual commitments set forth in the table above, FOH Holdings is not a party to any material off-balance sheet financing arrangements.

FOH HOLDINGS’ BUSINESS

General

FOH Holdings is a privately-held company headquartered in Hollywood, California that has four subsidiaries that operate under the brand name ‘‘Frederick’s of Hollywood.’’ Frederick’s of Hollywood is a mall-based specialty retailer of women’s intimate apparel and related products in the United States, and a direct retailer of intimate apparel and other women’s apparel through its catalog and Internet operations. Frederick’s of Hollywood operates 138 stores nationwide as of October 31, 2007, operates an online store at www.fredericks.com and, in its 2007 fiscal year mailed approximately 20 million catalogs.

Frederick’s of Hollywood develops the majority of its products under its proprietary Frederick’s of Hollywood® brand and various sub-brands, exclusively for sales through its retail stores, which we refer to as ‘‘Stores,’’ and through its catalog and website, which we refer to, collectively, as ‘‘Direct.’’ Although many aspects of the Stores and Direct divisions are distinct and operated separately, Frederick’s of Hollywood believes it is able to achieve economies of scale in purchasing as well as other operating efficiencies across these two divisions. Frederick’s of Hollywood’s merchandising objective is to be a primary provider of its customers’ special occasion and everyday intimate apparel, personal care and accessory needs.

Frederick’s of Hollywood believes it is one of the world’s most widely recognized intimate apparel brands. Over the past four years, Frederick’s of Hollywood ranked in the top 100 brands in Women’s Wear Daily’s top global 100 brands. In 2006, Frederick’s of Hollywood was ranked in the top 10 in consumer awareness among innerwear brands. A recent national consumer research study by Lieberman Research Worldwide measured unaided recognition of the Frederick’s of Hollywood brand at over 80%. The catalog and website serve as the primary advertising vehicles for the brand. Frederick’s of Hollywood maintains a consistent brand image across its Stores and Direct divisions and believes the concurrent operation of retail stores, a catalog and a website provides advantages in brand development and exposure.

Company History

Frederick’s of Hollywood, Inc., a Delaware corporation, was incorporated in 1962 as a successor to a business founded in 1946 by Frederick Mellinger. The purpose was to design sexy, beautiful lingerie that emulated European trends in the 1940s. Frederick’s of Hollywood is known for its innovative introductions into the intimate apparel market in the United States and is generally credited by the media with introducing black lingerie into the American market in 1946, the padded bra and the push-up bra in the late 1940s, the bikini in the 1950s, the thong panty in 1981 and the first water bra in the 1990s.

Frederick’s of Hollywood, Inc. went public in 1969. In 1996, a financial advisor was hired to explore strategic alternatives that would include the sale of the shares owned by the founding family stockholders’ trusts. After operating as a public company for over two decades, Frederick’s of Hollywood, Inc. was taken private by an investor group in September 1997 that formed FOH Holdings (formerly known as Royalty Corporation) for this purpose and Frederick’s of Hollywood, Inc. became a wholly-owned subsidiary of FOH Holdings. In June 2000, a new investor group purchased substantially all of the outstanding capital stock of FOH Holdings. Shortly thereafter, in July 2000, FOH Holdings (excluding its subsidiary Fredericks.com, Inc.) filed for voluntary protection under Chapter 11 of the United States Bankruptcy Code. In January 2003, FOH Holdings emerged from bankruptcy.

Since its emergence from bankruptcy in January 2003, Frederick’s of Hollywood has embarked on initiatives to improve the image and acceptance of the brand, align its operations and improve efficiencies. In particular, Frederick’s of Hollywood focused its merchandising and marketing efforts on targeting a younger, more affluent, fashion-conscious customer and implemented a unified, merchandise buying approach across its sales channels.

Growth Strategy

To build upon increased brand awareness, Frederick’s of Hollywood has focused on enhancing its management team and making significant improvements in its merchandising approach, creative store design and direct marketing and customer service programs. These operational improvements, combined with Frederick’s of Hollywood’s continued high level of brand awareness, provided the support for the following elements of its growth strategy:

New Store Expansion Program.    From fiscal 2003 through fiscal 2007, in order to strengthen its core business, direct its focus on selected geographic markets and maximize cash flow and working capital, Frederick’s of Hollywood opened 16 new stores in Texas, Nevada, California and Florida focusing on strategic locations and favorable real estate opportunities. It closed 50 underperforming stores during this period. The new store openings were used as an opportunity to develop and test a new store design as well as to reposition the Frederick’s of Hollywood® brand in the various markets. The new store design tested is the ‘‘Modern Hollywood’’ design used in the flagship store on Hollywood Boulevard. New mall-based stores have also been designed with the ‘‘Modern Hollywood’’ look and feel. While specific sites may vary in size and configuration, Frederick’s of Hollywood’s new ‘‘Modern Hollywood’’ stores feature a store design with a sexy and contemporary Modern Hollywood image and an average store size of approximately 2,300 gross square feet, with selling space representing approximately 75% of the gross square footage. With the increased access to capital, Frederick’s of Hollywood expects to open approximately 50 new stores over the three years commencing with the closing of the merger. These stores will be designed with the ‘‘Modern Hollywood’’ design. Frederick’s of Hollywood is currently reviewing leasing opportunities for the new store expansion program in its existing core geographic markets of California, Florida, Texas, Arizona and Nevada.

Direct Marketing Strategies.    Frederick’s of Hollywood has reduced its annual catalog circulation from approximately 27 million in fiscal 2006 to approximately 20 million in fiscal 2007. This reduction shifted funding from catalog circulation to the Internet in an effort to increase profitability and to focus on Frederick’s of Hollywood’s core customers. As a result of this initiative, since the beginning of fiscal 2006, Frederick’s of Hollywood’s twelve month house file (i.e., customers that have made a direct purchase in the past twelve months) increased and now totals over 660,000 names. Frederick’s of Hollywood is in the process of upgrading its website, which is expected to provide additional functionality and an improved online customer experience.

Market and Products

Frederick’s of Hollywood sells its merchandise primarily under the Frederick’s of Hollywood® brand and sub-brands. Its customer target is women primarily between the ages of 18 and 35. According to the NPD Group/NPD Fashionworld, 2005 report, the intimate apparel industry is a $12.6 billion industry within the U.S. with large growth potential.

Frederick’s of Hollywood’s primary merchandise categories consist of foundations (including bras, corsets and panties), lingerie (including daywear and sleepwear), Ready to Wear (dresses and sportswear, offered primarily in the Direct Division), fragrance and accessories (including personal care products and novelties).

The following table provides information regarding sales of Frederick’s of Hollywood’s products by those product categories for the fiscal year ended July 28, 2007:

Product Category	% of Sales
Foundations	46%
Lingerie	35%
Fragrance and Accessories	12%
Ready to Wear	7%

Certain merchandise categories, especially in foundations and lingerie, are marketed as collections of related items to increase the average transaction value.

Merchandising and Product Development

Frederick’s of Hollywood’s product development efforts focus on satisfying customer demand for current trends and identifying new fashion trends and opportunities. In this regard, some of its employees travel throughout the United States, Europe and Asia in an effort to identify fashion trends and new product opportunities. Those employees then work with merchandise vendors to develop products consistent with those trends and with the broad seasonal merchandising themes that are created.

Planning and Allocation Systems.    Separate inventories are held and managed for each of the two channels: Stores and Direct. In fiscal 2005, Frederick’s of Hollywood implemented new planning and allocation systems that enable it to better control purchasing, distribution and replenishment of merchandise to retail stores. New operating systems for the Direct division were also implemented to further improve inventory tracking and monitoring.

Catalog and Website Merchandising.    Frederick’s of Hollywood’s merchandise planners monitor the sales performance of products offered via the catalog and website to seek to maximize profitability on a per page and per square inch basis (for catalog) and a per frame basis (for featured website items). Frederick’s of Hollywood also uses its catalog and website to test new items and promotional strategies.

Corporate Brand Marketing

Over the past five years, Frederick’s of Hollywood’s brand marketing group has emphasized a re-positioning of the brand as more contemporary, hip and ‘‘Modern Hollywood.’’ Frederick’s of Hollywood’s primary advertising vehicles are its catalogs and website. Frederick’s of Hollywood has also allocated resources to public relations activities, including supporting new product launches and new store openings and the relocation of its flagship store on Hollywood Boulevard. Recent product launches have included the following: the Hollywood Extreme Cleavage bra, the Hollywood Triple Feature bra, Seduction by Frederick’s of Hollywood and the Premiere Line Solutions kit.

Sales Channels

Stores Division

Frederick’s of Hollywood operated 138 stores as of October 31, 2007. These stores are primarily located in shopping malls in 29 states, with approximately one-third of the stores in California. Of the stores not in California, approximately 40% are situated in its other key operating states, including Florida, Texas, Arizona and Nevada. Frederick’s of Hollywood operates its flagship store on Hollywood Boulevard in Hollywood, California.

The new ‘‘Modern Hollywood’’ design in Frederick’s of Hollywood’s new and remodeled stores seek to maximize the sales and margin performance of its selling space while creating a unique and attractive shopping experience for its customers. Frederick’s of Hollywood’s retail stores range in size from 900 to 3,200 square feet. A typical store uses approximately 75% of the square footage as selling space. Frederick’s of Hollywood continues to operate many of its older stores with legacy designs that evolved through the history of Frederick’s of Hollywood. New stores are all designed in the ‘‘Modern Hollywood’’ store format. Frederick’s of Hollywood may periodically elect to remodel older stores in connection with lease renewals or as other opportunities arise. It is the current intention of Frederick’s of Hollywood to adopt the ‘‘Modern Hollywood’’ store design for any such remodeled stores. Frederick’s of Hollywood relocated three stores, opened five new stores and closed six underperforming stores during fiscal 2007.

Frederick’s of Hollywood’s store expansion plan is to open approximately 50 new stores over the three years commencing with the closing of the merger. The majority of these stores are planned for regional shopping malls in geographic markets where Frederick’s of Hollywood currently operates. New store locations are typically selected on the basis of local demographics, overall mall performance in terms of traffic, average sales per square foot and store location within the mall. These stores will be designed with the ‘‘Modern Hollywood’’ design.

Direct Division

Frederick’s of Hollywood has an extensive history – dating back to the first catalog it produced in 1947 – of offering provocative, intimate women’s apparel directly to the consumer. Today, Frederick’s of Hollywood continues to market directly to consumers through its catalog and Internet operations, including actively marketing to its house file of recent direct purchasers of Frederick’s of Hollywood’s products. Frederick’s of Hollywood estimates that over 70% of all Direct orders are placed through the Internet. Frederick’s of Hollywood currently mails five major catalogs (fall, holiday, spring preview, spring and summer) as well as several sale and re-mail catalogs to approximately 20 million households annually.

Frederick’s of Hollywood began selling intimate apparel on its website, www.fredericks.com, in 1997. It is currently upgrading the website to increase its functionality and enhance the customer experience. Frederick’s of Hollywood believes its upgraded website, combined with improved customer acquisition and retention capabilities, will enable www.fredericks.com to continue to be a destination for intimate apparel online sales.

All creative and copy design for Frederick’s of Hollywood’s catalogs and website is coordinated by Frederick’s of Hollywood’s staff. Catalogs are designed approximately four months before their respective mailing dates. Photography is conducted on location or in studios to create the ‘‘Modern Hollywood’’ image. Printing and mailing of catalogs is performed by outside vendors. Frederick’s of Hollywood mails catalogs only within the United States.

Customer Service and Distribution

Frederick’s of Hollywood operates a customer contact center, distribution center and information technology center in Phoenix, Arizona. The customer contact center provides toll-free order placement and customer services as well as email customer support services. The customer contact center is open seven days per week. Frederick’s of Hollywood believes its contact center capacity is adequate to handle projected call volumes for the next several years.

The Phoenix Operations Center is a 130,000 square foot distribution facility that serves both the Stores and Direct divisions. The inventory systems and stock-keeping unit numbers for Stores and Direct are currently maintained separately. The majority of shipments received for Stores are allocated to individual stores and shipped within a few days; as part of its merchandising strategy, a portion of inventory is held in the distribution center as replenishment inventory to be distributed based on sales performance. Frederick’s of Hollywood believes its distribution center capacity is adequate to meet Frederick’s of Hollywood’s projected sales volume for the next several years. Catalog and Internet orders are typically processed within 24 hours. In fiscal 2006, Frederick’s of Hollywood switched its delivery service to United Parcel Service without significant disruption. Frederick’s of Hollywood believes its distribution center’s capacity is adequate to meet its projected sales volume for the next several years.

Sourcing

Frederick’s of Hollywood does not own or operate any manufacturing facilities. It generally issues purchase orders to third-party vendors for the sourcing and manufacturing of its merchandise. Orders are typically placed with vendors approximately four to six months prior to the initial sale date for new products, and approximately three months prior for reorders. Separate purchase orders are issued for Stores and Direct purchases. Frederick’s of Hollywood believes its sourcing strategy allows it to maintain high quality standards, while enhancing the speed of its order fulfillment process.

In fiscal 2007, Frederick’s of Hollywood purchased product from over 100 vendors. Its top ten vendors accounted for approximately 69% of the dollar value of those purchases. Movie Star accounted for approximately 6% of the dollar value of such purchases in fiscal 2007. There are two major suppliers that individually equaled or exceeded 10% of total purchases in fiscal 2007 – Montelle Intimates, Inc. (16%) and Wonder-Form Imports, Inc. (10%). Our eight non-U.S. suppliers accounted for approximately 29% of total purchases in fiscal 2007, comprised primarily of Montelle Intimates,

Inc. and Wonder-Form Imports, each of which is based in Canada. Many of Frederick’s of Hollywood’s U.S. and foreign suppliers purchase products from foreign sources. Although it does not have direct relationships with these downstream suppliers, Frederick’s of Hollywood believes that its suppliers source primarily from China, Vietnam and the Philippines.

Although Frederick’s of Hollywood has no long-term manufacturing contracts, Frederick’s of Hollywood’s relationships with its vendors are long-standing and several vendors have been supplying product to Frederick’s of Hollywood for over twenty years. In order to assure adequate sources for its products, Frederick’s of Hollywood has developed programs with its vendors that are carefully considered and managed so as not to have any one vendor be the sole supplier of any important category. Accordingly, each of Frederick’s of Hollywood’s major product categories are sourced by three to four main vendors, each having the capacity to provide products equal to those of the other vendors supplying that category if the need should arise. Moreover, the Frederick’s of Hollywood merchandising team is consistently in the market to test products from new sources, and to develop those sources into more important suppliers as the business grows. When the business needs have dictated, Frederick’s of Hollywood has transferred product groups from vendors who are not meeting the requirements to sources that can. As a result of the careful management of its vendor programs, Frederick’s of Hollywood believes it is not overly dependent on any one supplier and believes that, as its number of stores increases, there will be adequate sources to produce a sufficient supply of quality goods in a timely manner and on satisfactory economic terms.

Information Technology

Frederick’s of Hollywood maintains information technology systems to support its product development, merchandising, marketing, planning, store operations, sourcing, finance, accounting, call centers, Internet, inventory distribution and order fulfillment.

In Frederick’s of Hollywood’s retail stores, sales are updated daily in the merchandise reporting systems by polling sales information from each store’s point of sale terminals. Through automated nightly communication with each store, sales information and payroll hours are uploaded to the host system, and stock changes are downloaded through the terminals. Frederick’s of Hollywood evaluates information obtained through daily reporting to implement merchandising decisions regarding markdowns and allocation of merchandise.

Competition

The sale of intimate apparel, personal care and beauty products is a highly competitive business with numerous competitors, including individual and chain fashion specialty stores, department stores and discount retailers. Brand image, marketing, fashion design, price, service, fashion assortment and quality are the principal competitive factors in retail store sales. Frederick’s of Hollywood’s Direct division competes with numerous national and regional catalog and online merchants. Image presentation, fulfillment and the factors affecting retail store sales discussed above are the principal competitive factors in catalog and online sales.

The retail industry for women’s apparel, intimate apparel, beauty products and personal care products is multi-faceted and operates through various channels; primarily retail stores, catalog and e-commerce. A leading competitor is Victoria’s Secret, a division of Limited Brands, which reported sales of approximately $5.1 billion in 2006.

Frederick’s of Hollywood believes it has significant competitive strengths relative to its competition because of its widely recognized brand, its presence in regional shopping malls, its direct marketing expertise and the experience of its management team. However, a number of Frederick’s of Hollywood’s competitors are larger and have significantly greater financial, marketing and other resources than Frederick’s of Hollywood, and there can be no assurance that Frederick’s of Hollywood will be able to compete successfully with them in the future. For information on the risks Frederick’s of Hollywood faces from competition, see ‘‘Risk Factors—Risks Related to the Businesses of Movie Star and Frederick’s of Hollywood.’’

Seasonality

Frederick’s of Hollywood’s business is seasonal, with sales and earnings peaking during its second and third fiscal quarters, particularly driven by the November/December holiday periods and the month of February, which includes Valentine’s Day. As a result of these seasonal sales patterns, Frederick’s of Hollywood maintains higher inventory levels during these peak selling periods.

Trademarks and Service Marks

Frederick’s of Hollywood has a variety of trademark applications and registrations in the United States and foreign countries. Frederick’s of Hollywood believes that its products and services are identified by its intellectual property. Frederick’s of Hollywood has and intends to maintain its intellectual property by vigorously protecting its intellectual property against infringement.

Employees

As of October 31, 2007, Frederick’s of Hollywood had approximately 598 full-time employees and 628 part-time employees in the United States. As a result of seasonal sales patterns, Frederick’s of Hollywood hires additional temporary staff at its retail stores and at its distribution and contact centers during peak sales periods. Employees are not represented by unions and are not covered by any collective bargaining agreements. Frederick’s of Hollywood considers its relations with its employees to be good.

Import and Import Restrictions

Frederick’s of Hollywood engages in transactions with foreign contractors and suppliers, which are subject to the risks of doing business abroad. Its import and offshore operations are subject to restraints imposed by agreements between the United States and certain foreign countries. These agreements impose quotas on the amount and type of goods that can be imported into the United States from these countries. Imported products purchased by Frederick’s of Hollywood from its vendors are also subject to United States customs duties. The United States and other countries in which Frederick’s of Hollywood products are manufactured may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adversely adjust presently prevailing quotas, duty or tariff levels, which could adversely affect its operations and ability to continue to purchase imported products at current or increased levels.

Properties

Frederick’s of Hollywood leases its corporate headquarters in Hollywood, California and its operations center in Phoenix, Arizona. The corporate headquarters is approximately 26,727 square feet, while the operations center has a 130,000 square foot distribution center.

The following table sets forth information, as of October 31, 2007 regarding FOH Holdings’ leased facilities, excluding retail stores.

Location	Use	Owned or Leased	Square Footage		Annual Rent		Expiration of Lease

6255 Sunset Boulevard	Corporate Offices	Leased	26,727	(2)	$711,171	(1)	2/28/2015
Los Angeles, CA	Storage space		73		876		month to month
	Storage space		256		3,840		month to month
			27,056		$715,887
5005 S. 40th Street Phoenix, AZ	Operations Center and corporate offices	Leased	130,000		$826,956		9/30/2009

(1)	Annual rent escalates in subsequent years.

Frederick’s of Hollywood’s 138 retail stores are located in leased facilities, primarily in shopping malls in 29 states. A substantial portion of these lease commitments consist of store leases with an initial term of ten years. The leases expire at various dates between 2007 and 2019. Rental terms for new locations often include a fixed minimum rent plus a percentage of sales in excess of a specified amount. Certain operating costs such as common area maintenance, utilities, insurance and taxes are typically paid by Frederick’s of Hollywood. As a part of its normal-course operations, Frederick’s of Hollywood will continue to close certain underperforming retail stores upon the expiration of such store leases. See ‘‘FOH Holdings’ Business—Sales Channels—Stores Division.’’

The following table sets forth the locations of Frederick’s of Hollywood’s retail stores as of October 31, 2007.

Arizona	7	Massachusetts	4	Oklahoma	2
California	44	Michigan	4	Oregon	2
Connecticut	1	Minnesota	1	Pennsylvania	2
Florida	17	Missouri	1	South Carolina	2
Georgia	5	Nevada	5	Tennessee	2
Hawaii	1	New Hampshire	2	Texas	12
Illinois	4	New Jersey	1	Virginia	3
Indiana	1	New Mexico	1	Washington	1
Kansas	1	New York	6	Wisconsin	1
Maryland	1	Ohio	4

Typically, when space is leased for a retail store in a mall shopping center, all improvements, including interior walls, floors, ceilings, fixtures and decorations are performed by contractors designated by Frederick’s of Hollywood. The cost of improvements varies widely, depending on the design, size and location of the store. As a lease incentive in certain cases, the landlord of the property may provide a construction allowance to fund all, or a portion, of the cost of improvements.

Legal Proceedings

In July 2004, Frederick’s of Hollywood became involved in three separate purported class action lawsuits filed that individually alleged that Frederick’s of Hollywood improperly classified store managers in California stores as exempt from overtime requirements, engaged in unfair competition and violated other provisions of the California Labor Code. These cases were consolidated into a single case. The basis of the complaints was the allegation that store managers in all Frederick’s of Hollywood stores were improperly classified as ‘‘exempt’’ from overtime laws, when in fact they should have been classified as ‘‘nonexempt’’ and paid overtime for hours worked in excess of eight hours per day or forty hours per week. The complaints alleged that Frederick’s of Hollywood forced employees to work off the clock, through meal and rest breaks, and did not pay for all time worked. Frederick’s of Hollywood agreed to a settlement with respect to the California managerial employees. The parties further agreed to dismiss the hourly claims and managerial claims for non-California managers. On November 10, 2005, the court signed a Preliminary Approval Order approving the settlement and certifying a settlement class. The Final Approval Hearing on the settlement was held on January 17, 2006. Frederick’s of Hollywood paid $953,000 in full settlement of the claim in February 2006. These costs, along with the related legal costs of approximately $218,000, were recorded as a pre-acquisition liability under purchase accounting in connection with the change of control that occurred in March 2005. No amounts were outstanding as of July 29, 2006 or July 28, 2007.

On October 12, 2006, a purported class action was filed by Dennis Luciani, the purported class action representative, against Frederick’s of Hollywood and its subsidiary, Frederick’s of Hollywood Stores, Inc., in the Superior Court for Los Angeles County. The complaint alleged that Frederick’s of Hollywood violated certain California consumer privacy laws in requesting cardholders’ telephone numbers during credit card refund transactions and recording such telephone numbers onto a form. Relief sought included certification of the lawsuit as a class action, statutory civil penalties, and attorneys’ fees. Frederick’s of Hollywood filed an answer denying the plaintiff’s claims and asserting various defenses. In order to mitigate the cost of litigation, the plaintiff, Frederick’s of Hollywood and Frederick’s of Hollywood Stores, Inc. entered into a settlement agreement for the named plaintiff and the purported class, which was approved by the court on October 2, 2007. Frederick’s of Hollywood does not believe that the total costs for the resolution of this legal action will exceed $250,000. FOH Holdings reserved these costs as of July 29, 2006 and $182,000 of such costs remain accrued at July 28, 2007.

FOH Holdings is involved from time to time in litigation incidental to its business. FOH Holdings believes that the outcome of any other litigation will not have a material adverse effect on its results of operations or financial condition.

MANAGEMENT

Directors and Executive Officers

Pursuant to our bylaws, our board of directors has previously set the number of directors constituting the full board at seven directors. In connection with its approval of the merger and other transactions contemplated by the merger agreement, our board of directors approved the increase of the number of directors constituting the full board from seven to eleven which will be effective at the effective time of the merger. Concurrently with the filing of this prospectus, we have filed the proxy statement on Schedule 14A with the SEC pursuant to which our shareholders are being asked to, among other things, elect eleven directors to our board of directors. All directors elected at the special meeting will hold office from the effective time of the merger until the next annual meeting of shareholders and their successors have been elected and qualified. If the merger is not consummated, our existing directors will continue to serve as directors of Movie Star until the next annual meeting of shareholders and their successors have been elected and qualified.

If the merger is consummated and assuming the election of the individuals set forth below, the board of directors and executive officers of the combined company will be as follows:

Name	Age	Position
Peter Cole	59	Executive Chairman and Director
Thomas Rende	47	Chief Financial Officer and Director
Melvyn Knigin	64	Director and President and Chief Executive Officer of the Movie Star division
Linda LoRe	53	Director and President and Chief Executive Officer of the Frederick’s of Hollywood division
John L. Eisel	58	Director
William F. Harley	44	Director
Rose Peabody Lynch	58	Director
Thomas J. Lynch	39	Director
Michael A. Salberg	55	Director
Joel M. Simon	62	Director
Milton J. Walters	65	Director

Peter Cole has been a member of the board of directors of Movie Star since April 2004 and the lead director to facilitate the timely and successful completion of the merger since January 2007. Since October 2005, Mr. Cole has been the managing member of Performance Enhancement Partners, LLC, a private consulting firm that he founded. From April 2001 through July 2005, Mr. Cole served as Chairman of the board and Chief Executive Officer of Qwiz, Inc., a leading provider of pre-employment competency assessment solutions and training needs analysis. Prior to joining Qwiz, Inc., Mr. Cole was a Managing Director at Citibank where he was responsible for one of its global capital markets businesses. At both Qwiz and Citibank, Mr. Cole successfully integrated acquired companies into existing core businesses. Mr. Cole serves as a director and member of the audit committee of Qwiz Holdings, LLC. Mr. Cole earned his B.A. degree in economics from the University of Vermont.

Thomas Rende has served as Chief Financial Officer of Movie Star since February 1999 and as a member of the board of directors of Movie Star from April 2004 to April 2007. Since joining Movie Star in 1989, Mr. Rende has held various positions within the finance department.

Melvyn Knigin has served as President of Movie Star since September 1997 and Chief Executive Officer since February 1999. He has been a member of the board of directors of Movie Star since February 1997. From February 2004 to December 2004, he served as interim Chairman of our board of directors and has served as Chairman of our board since December 2004. From February 1997 to September 1997, Mr. Knigin served as Senior Vice President and Chief Operating Officer. Since joining Movie Star in 1987 and until February 1997, he was President of Cinema Etoile, our upscale intimate apparel division. Prior to joining Movie Star, he had spent most of his career in the intimate apparel industry.

Linda LoRe has served as President and Chief Executive Officer of FOH Holdings, Inc. and its subsidiaries since August 1999. Prior to joining Frederick’s of Hollywood, Ms. LoRe was President and Chief Executive Officer of Giorgio Beverly Hills for eight years. Ms. LoRe has 35 years experience in retail and wholesale including 16 years as a Chief Executive Officer. Ms. LoRe has been a member of the board of directors of FOH Holdings, Inc. since October 1998 and of its subsidiaries since 1999. Ms. LoRe also serves on the Board of Directors for the Trusteeship of the International Women’s Forum, The Women’s Leadership Board for the Kennedy School of Government at Harvard University, the Board of Advisors for the Fashion Institute of Design Merchandising (FIDM), the United States Air Force, as their Entertainment and Industry Liaison emeritus, the National Association of Women Business Owners (NAWBO) Enterprise Institute, and the Executive Woman’s Alliance (EWA). In addition, Ms. LoRe is the founding Board Member of the Youth Mentoring Connection, which serves at-risk youth in Southern California.

John L. Eisel has been a member of the board of directors of Movie Star since April 2004. Since 1980, Mr. Eisel has been a partner at Wildman, Harrold, Allen & Dixon LLP, a law firm located in Chicago, Illinois that he joined in 1975. Mr. Eisel’s primary areas of practice are mergers and acquisitions and securities regulation and he is the chairman of his firm’s Transactional Department and a member of his firm’s Executive Committee. Mr. Eisel earned his B.S. degree in accounting and his Juris Doctor degree from the University of Illinois.

William F. ‘‘Mickey’’ Harley, III is President and Chief Investment Officer of Fursa. Mr. Harley is principally responsible for Fursa’s investment decisions. Mr. Harley co-founded Fursa in April 1999 (as HBV Capital Management, LLC) and then sold Fursa to Mellon Financial Corporation in July 2002 (at which time it was re-named Mellon HBV Alternative Strategies LLC). Mr. Harley served as Chief Investment Officer and Chief Executive Officer of Fursa from July 2002 until he purchased it from Mellon in December 2006. Before co-founding Fursa, Mr. Harley was the Head of Research at Milton Partners, L.P. (‘‘Milton’’), a hedge fund manager specializing in arbitrage funds. Mr. Harley joined Milton in June 1996 and concentrated on analyzing investment opportunities, developing new investment strategies and managing the overall direction of its risk arbitrage portfolio. At the same time, he managed a proprietary event driven distressed fund for Milton. Before joining Milton, Mr. Harley was a Vice President and Director of Allen & Company, where he was responsible for the day-to-day management and investment strategies of the arbitrage department, which had over $150 million of assets under management. During his tenure at Allen & Company, Mr. Harley also had investment banking responsibilities and co-managed proprietary funds focusing on turnarounds and banking. From January 2003 to April 2006, Mr. Harley served as a director of FOH Holdings, Inc. He was reappointed as a director of FOH Holdings, Inc. in April 2007. Mr. Harley also serves on the board of directors of Metromedia International Group, Inc., Integral Systems, Inc., Coastal Greenland Limited and Interboro Insurance. Mr. Harley graduated with a Masters in public and private management from Yale University’s School of Management in 1990 and Mr. Harley also holds a Bachelor of Science degree in chemical engineering and a Bachelor of Arts degree in economics from Yale University, which he earned in 1986.

Rose Peabody Lynch has most recently operated her own consulting business, Market Strategies, LLC, focusing on strategic marketing and operating issues for small and medium size companies in branded, image-oriented product categories, which she founded in 1999. From April 1993 to August 1996, Ms. Lynch served as EVP/GMM of Victoria’s Secret Fragrance based in Columbus, Ohio. Before joining Victoria’s Secret Fragrance, Ms. Lynch served as Chief Operating Officer of LeRoi Princeton from March 1991 to July 1992 and as President of Danskin from 1986 to 1989. Ms. Lynch has 23 years of experience in brand management and spent 15 years in the health and beauty care industry and seven years in the fashion business. Since January 2003, Ms. Lynch has served as a director of FOH Holdings, Inc. Ms. Lynch has also served on a number of other boards, both corporate, including the Harmony Group-LeRoi Princeton and Salant Corporation (Perry Ellis Menswear), and not-for-profit, including The Manhattan Theatre Club, The Wildlife Trust, The Bridge Fund of New York and the Resurrection Episcopal Day School. Ms. Lynch is a member of the U.S. Foreign Policy and Women Advisory Committee at the Council on Foreign Relations. Ms. Lynch received her B.A. from Princeton University, where she has served on the Alumni Committee and is currently a class officer, and earned her M.B.A. from Harvard University. Ms. Lynch and Thomas J. Lynch are not related by blood, marriage or otherwise.

Thomas J. Lynch is Chief Executive Officer of Fursa. Prior to joining Fursa in February 2007, Mr. Lynch was a Managing Director at UBS, an investment bank and global asset management business, a position he held from July 2006 to January 2007. Prior to joining UBS, Mr. Lynch was Managing Director and Senior Vice-President of Mellon Asset Management from August 2000 to May 2006. Mr. Lynch was a member of the Mellon Asset Management Senior Management Committee and was a thought leader in global distribution strategies and strategic planning. Mr. Lynch had direct management responsibility for a $356 billion (Assets Under Management) institutional asset management business. From 1995 to 2000, Mr. Lynch was Northeast Regional Vice President for Fortis Inc. and was responsible for strategic management, training, marketing and thought leadership. From 1990 to 1995, Mr. Lynch was employed by Phoenix Inc. and The Paul Revere Insurance Group serving in various strategic and management roles. Mr. Lynch earned a BA from St. Anselm College and attended The Brandeis University International Business School. Mr. Lynch is a former board member of The Massachusetts Society for the Prevention of Cruelty to Children. Mr. Lynch and Rose Peabody Lynch are not related by blood, marriage or otherwise.

Michael A. Salberg has been a member of the board of directors of Movie Star since 2001. From November 2003 through July 2006, he served as General Counsel of the Anti-Defamation League, an international not-for-profit organization. In addition to his duties as General Counsel, Mr. Salberg served as Deputy Chief Operating Officer from November 2003 until December 2004 and then as Special Assistant to the National Director until July 2006. Since July 2006, he has served as Associate National Director and Director of International Affairs of the Anti-Defamation League. From April 1989 to November 2003, he was a partner in the New York law firm of Graubard Miller and its predecessors. The Graubard Miller firm and its predecessors have represented Movie Star as legal counsel for many years. Mr. Salberg received his Juris Doctor degree from New York Law School and a B.A. degree from the University of Cincinnati.

Joel M. Simon has been a member of the board of directors of Movie Star since 1996. Since July 2000, Mr. Simon has been a principal of XRoads Solutions Group, LLC, a financial consulting and advisory firm. Mr. Simon was the President and Chief Executive Officer of Starrett Corporation, a real estate construction, development and management company from March 1998 to December 1998. Prior to that, Mr. Simon was a private investor from 1996 to 1998, Executive Vice President and Chief Operating Officer of Olympia & York Companies (U.S.A.) from 1985 through 1996, and a practicing CPA from 1967 through 1984. Mr. Simon serves as a director and Chairman of the Audit Committee of Avatar Holdings, Inc., a residential real estate company. Mr. Simon has a B.S. degree in Accounting from Queens College of the City University of New York.

Milton J. Walters has been the President and Chief Executive Officer of Tri-River Capital, an investment banking financial management and valuation service provider which he founded, since August 1999. Mr. Walters is currently a director of FOH Holdings. Mr. Walters is also a director of DecisionOne and Sun Healthcare Group. He has more than 40 years of investment banking experience including AG Becker and its successor Warburg Paribas Becker (1965-1984), Smith Barney (1984-1988), Prudential Securities (1997-1999) and Tri-River Capital (1988-1997 and 1999 to present). Mr. Walters is a member of the Economics Club of New York and the National Association of Corporate Directors. He is a former Trustee of Hamilton College, Clinton, New York and Friends Academy, Locust Valley, New York.

Independence of Directors

As Movie Star’s common stock is listed on the American Stock Exchange, Movie Star is subject to the rules of this exchange applicable to determining whether a director is independent. The board of directors also consults with our counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The American Stock Exchange listing standards define an ‘‘independent director’’ generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. The exchange requires that a majority of the board of directors of a company be independent, as determined by the board. Consistent with these considerations, the board of directors affirmatively has determined that, upon election to the board of directors of Movie Star on the closing of the merger, Messrs. Eisel, Lynch, Harley, Salberg, Simon, Walters and Ms. Lynch will be the independent directors of Movie Star. The other remaining directors are not independent because they are currently employed by us or will become employed by us upon the completion of the merger.

Committees of the Board of Directors of Movie Star

Movie Star has standing compensation, audit and nominating committees and, upon the consummation of the merger, will have an indemnity claims committee.

Audit Committee

General

Our audit committee consists of Joel M. Simon (chairman), John L. Eisel and Michael Salberg, each an independent director under the American Stock Exchange listing standards. Upon consummation of the merger in accordance with the merger agreement, the members of the audit committee will be Joel M. Simon (chairman), John L. Eisel and Milton J. Walters. As required by the American Stock Exchange standards, our audit committee is and will be comprised of at least three independent directors who are also ‘‘financially literate.’’ The American Stock Exchange standards define ‘‘financially literate’’ as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Financial Expert on Audit Committee

We must certify to the American Stock Exchange that the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Joel Simon satisfies the American Stock Exchange’s definition of financial sophistication and also qualifies as an ‘‘audit committee financial expert,’’ as defined under the rules and regulations of the SEC. Our board has determined that, following the completion of the merger, Mr. Simon will satisfy the American’s Stock Exchange’s definition of financial sophistication and also qualify as an ‘‘audit committee financial expert,’’ as defined under the rules and regulations of the SEC.

Audit Committee Pre-Approval Policies and Procedures

In accordance with Section 10A(i) of the Securities Exchange Act of 1934, before we engage our independent registered public accounting firm to render audit or permitted non-audit services, the engagement is approved by the audit committee.

Compensation Committee

Our compensation committee is currently comprised of Michael Salberg and Joel M. Simon, each an independent director under the American Stock Exchange listing standards. Peter Cole served as chairman of the compensation committee until April 2007, when we entered into the consulting agreement with Performance Enhancement Partners. Upon consummation of the merger in accordance with the merger agreement, the members of the compensation committee will be Rose Peabody Lynch (chairman), Thomas J. Lynch and Michael Salberg, each an independent director or expected to be an independent director under the American Stock Exchange listing standards.

Nominating Committee

Our nominating committee is currently comprised of Michael Salberg and John L. Eisel, each an independent director under the American Stock Exchange listing standards. Peter Cole, who was a member of the nominating committee during fiscal 2007, resigned from the nominating committee at the time we entered into the consulting agreement with Performance Enhancement Partners. Upon consummation of the merger in accordance with the merger agreement, the members of the nominating committee will be Michael Salberg (chairman), John L. Eisel and Thomas J. Lynch, each an independent director or expected to be an independent director under the American Stock Exchange listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Indemnity Claims Committee

Upon consummation of the merger in accordance with the merger agreement, an indemnity claims committee will be formed consisting of Joel M. Simon and Milton J. Walters (co-chairmen), each an independent director or expected to be an independent director under the American Stock Exchange listing standards. The indemnity claims committee will be responsible for making determinations regarding pursuing and responding to indemnification claims under the merger agreement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our compensation committee is currently comprised of Michael Salberg and Joel M. Simon, each an independent director under the American Stock Exchange listing standards. Peter Cole served as chairman of the compensation committee until April 2007, when we entered into the consulting agreement with Performance Enhancement Partners. During the fiscal year ended June 30, 2007, the compensation committee met six times and acted by unanimous consent on three occasions.

The responsibilities of the compensation committee include:

•	establishing the general compensation policy for our executive officers, including the chief executive officer;

•	administering the 1994 Incentive Stock Option Plan, 1998 Senior Executive Incentive Plan, the Employee Stock Plan, the 2000 Performance Equity Plan and the Amended and Restated 1988 Non-Qualified Stock Option Plan; and

•	determining who participates in each of these plans, establishing performance goals and target payouts, and determining specific grants and bonus awards to the participants.

General Philosophy

Our compensation policies, established by our compensation committee, are generally designed to provide competitive levels of compensation that integrate pay with Movie Star’s annual performance and long-term business objectives, reward above average corporate performance, recognize individual initiative and achievements, and assist us in attracting, motivating and retaining highly qualified executives.

The compensation committee makes all final determinations with respect to compensation of executive officers based on its assessment of the value of each executive’s contribution, the results of recent past fiscal years in light of prevailing business conditions, our goals for the ensuing fiscal year and, to a lesser extent, prevailing compensation levels at companies considered to be comparable to our company. Our compensation committee considers recommendations from our chief executive officer relating to the compensation of our other executive officers, but the chief executive officer does not make recommendations regarding his own compensation. Executive officers other than our chief executive officer generally are not involved in determining executive compensation.

We generally provide our executive officers with a compensation package consisting of a base salary, performance-based cash compensation and long-term compensation in the form of stock options and other stock-based awards. We also offer them participation in benefit plans generally available to other employees, as well as enhanced benefits such as life insurance, long-term disability insurance and an automobile allowance. We view the three components of executive compensation as related but distinct and maintain a philosophy that significant compensation derived from one component should not negate or reduce compensation from other components. In setting total compensation, the compensation committee considers individual and company performance, as well as market information regarding compensation paid by other companies in our industry. While the compensation committee has not established set percentages of total compensation that are allocated to salary, performance-based compensation and equity incentives, base salary historically has comprised a greater portion of an executive’s overall compensation, which is in line with industry practice.

From time to time, our compensation committee also may utilize the services of third parties, including subscriptions to executive compensation surveys and other databases, to assist with their review of compensation for executive officers. Our compensation committee is charged with performing an annual review of compensation of our executive officers to determine whether they are provided with adequate incentives and motivation, and whether they are compensated appropriately in accordance with our compensation policies.

Benchmarking

Our compensation committee has not benchmarked executive compensation against peer group companies. If the compensation committee determines to engage in benchmarking in the future, it is expected that any companies chosen for inclusion in any benchmarking group would have some business characteristics similar to ours, such as revenues, financial growth metrics, stage of development, employee headcount and market capitalization.

Compensation Components

Base Salary.    Generally, executive base salaries are established by the compensation committee based on its assessment of the value of each executive’s contribution and relative responsibilities and, to a lesser extent, prevailing compensation levels at companies considered to be comparable to our company. We seek to maintain base salary amounts at or near industry norms while avoiding paying amounts in excess of what we believe are necessary to motivate executives to meet corporate goals. Base salaries are generally reviewed annually, subject to terms of employment agreements, and our compensation committee will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

During fiscal 2007, we entered into new employment agreements with each of Melvyn Knigin, our Chief Executive Officer, Saul Pomerantz, our Chief Operating Officer, and Thomas Rende, our Chief Financial Officer. We collectively refer to these three executives as our ‘‘named executive officers.’’ Following an assessment of the contributions to our company by Messrs. Pomerantz and Rende and their respective current and anticipated future responsibilities, In consideration for their agreeing to continue their employment with us, the compensation committee increased the annual base salaries for Messrs. Pomerantz and Rende as part of their extended employment terms. Due to Mr. Knigin’s decision to transition to retirement and our desire to continue his employment through the transition period, the compensation committee determined to keep Mr. Knigin’s annual base compensation for fiscal years 2007 through 2009 at the same level and then set his annual base compensation for fiscal years 2010 and 2011 to reflect both reduced responsibilities and a three-day-a-week schedule. Base salaries for the named executive officers for the fiscal year ended June 30, 2007 are reflected in the Summary Compensation Table below.

Bonuses.    A component of each executive officer’s potential short-term incentive compensation may take the form of a performance-based bonus. Bonus compensation to executive officers is primarily based upon our financial performance; however, in its discretion, the compensation committee also may award bonuses outside of this plan for individual performance based on each executive’s relative position, responsibilities and contributions to our company.

Awards based upon our financial performance are made under our 1998 Senior Executive Incentive Plan, pursuant to which the compensation committee has the discretion to award cash compensation to senior executives up to an aggregate amount not to exceed 6.75% of net income before taxes over the base amount of $1,200,000. In fiscal 2007, our three executive officers were awarded an aggregate of 5.25% of net income before taxes (and excluding merger-related fees) over $1,200,000 and less than $3,200,000 and were awarded an aggregate of 6.75% of net income before taxes (and excluding merger-related fees) in excess of $3,200,000. Since the adoption of the plan in 1998, the compensation committee has awarded our executive officers participating in the plan the maximum amount permitted to be awarded based upon our pre-tax net income over the base amount.

Pursuant to their respective employment agreements, each of our named executive officers is entitled to a specified percentage of the amount available under the 1998 Senior Executive Incentive Plan. The individual percentages are determined in the discretion of the compensation committee based upon each executive officer’s relative rank and level of responsibility. See Footnote 3 to the Summary Compensation Table below for a breakdown of the percentages. Awards to our named executive officers for the fiscal year ended June 30, 2007 under the 1998 Senior Executive Incentive Plan are reflected in the Summary Compensation Table below. Our named executive officers did not receive any bonuses in addition to those awarded under the 1998 Senior Executive Plan in fiscal 2007.

Long-Term Incentives.    Long-term incentives are provided through equity awards, which reward executives and other employees through the growth in value of our stock. The compensation committee believes that employee equity ownership provides an incentive for employees to build shareholder value and serves to align the interests of employees with those of our shareholders. Grants of stock options and stock-based awards to executive officers are based upon each officer’s relative position, responsibilities and contributions to Movie Star, with primary weight given to the individual’s relative rank and responsibilities. Stock options are generally granted at an exercise price equal to or greater than the market price of our common stock on the date of grant and will provide value only to the extent that the price of our common stock increases over the exercise price. In order to provide an incentive for continued employment, stock options granted under our equity plans generally vest 20% on each of the first through fifth anniversaries of the date of grant, and generally expire ten years from the date of grant. This allows us to align long-term compensation with the appreciation of our stock price and the long-term performance of our company while effectively managing potential dilution.

Equity awards are granted under our Amended and Restated 1988 Non-Qualified Stock Option Plan and 2000 Performance Equity Plan.

•	The 1988 Non-Qualified Stock Option Plan. This plan provides for grants of stock options to key management personnel. Grants may be made to such individuals upon their employment or at subsequent dates based on recommendations made by the chief executive officer to the compensation committee. To the extent permitted under the plan, the compensation committee has authority to determine the participants, allotment of shares, price and other conditions tied to awards.

During fiscal 2007, in connection with entering into employment agreements to continue their employment with Movie Star, we granted 500,000 options to Melvyn Knigin, 50,000 options to Saul Pomerantz and 150,000 options to Thomas Rende under the 1988 plan. The options granted to Messrs. Pomerantz and Rende contain the typical five-year vesting and ten-year expiration provisions. Due to Mr. Knigin’s decision to transition toward retirement, his options vest 25% on each of the grant date, the six-month anniversary of the grant date, the first anniversary of the grant date and the second anniversary of the grant date.

•	The 2000 Performance Equity Plan. This plan generally provides for grants of stock options, restricted stock awards and other stock-based awards to our employees, officers, directors and consultants. Grants may be made to such individuals upon their employment or at subsequent dates based on recommendations made by the chief executive officer to the compensation committee. To the extent permitted under the provisions of the plan, the compensation committee has authority to determine the participants, allotment of shares, price and other conditions tied to awards.

During fiscal 2007, we did not grant any stock options to executive officers under the 2000 plan. However, subsequent to June 30, 2007, pursuant to the terms of Melvyn Knigin’s employment agreement, we issued him 9,615 shares of restricted stock under the 2000 plan. The number of shares was determined by dividing $25,000 by the last sale price of a share of our common stock on June 29, 2007. Provided that Mr. Knigin is employed by us on July 1, 2008, we will issue him additional shares of restricted stock, with the number of shares to be determined by dividing $25,000 by the last sale price of a share of our common stock on such date. Both the shares issued on July 1, 2007 and the shares to be issued on July 1, 2008 will vest on June 30, 2009. The compensation committee determined to include this restricted stock grant in Mr. Knigin’s compensation package in lieu of an annual base salary increase. This grant affords Mr. Knigin the opportunity to capitalize upon the growth in value of our stock.

Other Compensation.    We have established and maintain various employee benefit plans, including medical, life insurance and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of executive officers. We also generally provide our senior executives the following additional benefits, which vary in amount and value according to the executive’s position and level of responsibility as determined by the compensation committee:

•	a supplemental term life insurance policy;

•	a disability insurance policy providing a monthly non-taxable benefit, payable to the senior executive in the event of his or her disability;

•	payment of medical insurance premiums covering the senior executive and his or her dependent family members; and

•	an automobile allowance.

We do not have pension or other retirement benefits or any type of nonqualified deferred compensation programs for our executives or other employees other than our Retired Senior Executive Medical Plan, in which the named executive officers are eligible to participate upon the attainment of a certain age and other eligibility requirements.

Severance benefits

We currently do not have a severance benefits plan. We may consider the adoption of a severance plan for executive officers and other employees in the future. The employment agreements with Thomas Rende and Saul Pomerantz provide for certain payments in the event of termination of their employment. For a detailed discussion of these payments, see ‘‘Potential Termination Payments.’’

Executive Equity Ownership

We encourage our executives to hold an equity interest in our company. However, we currently do not have specific share retention and ownership guidelines for our executives.

Performance-Based Compensation and Financial Restatement

We have not considered or implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executives and other employees where such payments were predicated upon the achievement of certain financial results that were subsequently the object of a financial restatement.

Tax and Accounting Considerations

Deductibility of Compensation.    Internal Revenue Code Section 162(m) limits to $1,000,000 per officer the amount of annual compensation we may deduct when paid to the chief executive officer and the four other most highly compensated officers. The law does, however, allow us to deduct compensation over $1,000,000 if it is ‘‘performance based’’ and paid under a formal compensation plan that meets the Internal Revenue Code’s requirements. The 1988 Non-Qualified Stock Option Plan and the 2000 Performance Equity Plan currently do not qualify as performance-based plans in accordance with Section 162(m). However, we have filed the proxy statement with the SEC pursuant to which we are seeking shareholder approval to qualify the 2000 Performance Equity Plan as a performance-based compensation plan under Section 162(m). To maintain flexibility, we have no policy requiring that all executive officer compensation be fully deductible. However, our compensation committee expects that we will be able to fully deduct all fiscal 2007 compensation expense.

Accounting for Stock-Based Compensation.    Since we adopted Statement of Financial Accounting Standards No. 123(R), ‘‘Share-Based Payment,’’ on July 1, 2005, we are required to record the fair value of share-based stock option grants as a non-cash expense for financial reporting purposes utilizing an option pricing model, in our case the Black-Scholes model, to compute the amount of expense to be recognized. We are aware of the effect that this has on our, and other companies’

reported earnings per share and, in light of the accounting and tax treatment, our compensation committee reviews whether stock option grants to our executives and directors are an efficient means of providing appropriate long-term incentives.

Compensation Committee Interlocks and Insider Participation

No officers who are directors participated in deliberations regarding executive officer compensation and there are no ‘‘interlocks’’ with respect to any director who serves, or for any part of fiscal 2007 served, as a member of the compensation committee.

Summary Compensation Table

The following table sets forth the compensation paid to or earned by each of the named executive officers for the fiscal year ended June 30, 2007:

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation($)(4)	Total ($)
Melvyn Knigin	2007	$575,000(5)	$13,636	$183,594	$50,930	$39,463	$862,623
President and Chief Executive Officer
Thomas Rende	2007	231,616(6)	—	21,113	16,977	26,031	295,737
Senior Vice President and Chief Financial Officer
Saul Pomerantz	2007	250,115(7)	—	10,325	21,220	25,743	307,403
Executive Vice President and Chief Operating Officer

(1)	Represents stock-based compensation expense, as computed in accordance with Statement of Financial Accounting Standards No. 123(R) Share-Based Payment, (‘‘SFAS 123(R)’’), recorded during the year ended June 30, 2007 relating to restricted stock that is to be granted to Mr. Knigin on each of July 1, 2007 and July 1, 2008. Provided that Mr. Knigin is employed by us on each such date, we will issue to Mr. Knigin the number of shares of our common stock determined by dividing $25,000 by the last sale price of a share of our common stock on each such date. All of Mr. Knigin’s shares vest on June 30, 2009.
(2)	Represents the dollar amount recognized for financial statement reporting purposes during the fiscal year ended June 30, 2007, computed in accordance SFAS 123(R), except that, pursuant to the rules of the Securities and Exchange Commission relating to executive compensation disclosure, the amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. Under SFAS 123(R), the amount recognized in fiscal year 2007 includes amounts related to options granted in prior fiscal years, as well as in fiscal year 2007. Assumptions used in the calculation of these amounts are disclosed in Note 1 to our audited consolidated financial statements for the year ended June 30, 2007 included elsewhere in this prospectus.
(3)	For fiscal 2007, each of the three named executive officers earned a bonus in accordance with the terms of our 1998 Senior Executive Incentive Plan, as amended. Under the 1998 Senior Executive Incentive Plan, the compensation committee has the discretion to award non-equity incentive compensation to senior executives in an amount not to exceed 6.75% of net income before taxes over the base amount of $1,200,000. The compensation earned by the named executive officers is based on a percentage of our net income before taxes and before the calculation of all compensation under the 1998 Senior Executive Incentive Plan for such fiscal year, and excludes the merger-related fees (‘‘Net Income’’). The compensation is calculated at two levels, the first level is based on Net Income in excess of $1,200,000 and up to $3,200,000, and the second level is based on Net Income in excess of $3,200,000. The following table shows the percentages that Messrs. Knigin, Pomerantz and Rende are entitled to receive under their respective employment agreements:

Named Executive Officer	Net Income From $1,200,000 to $3,200,000	Net Income in Excess of $3,200,000
Melvyn Knigin	3.0%	3.75%
Thomas Rende	1.0%	1.25%
Saul Pomerantz	1.25%	1.75%

(4)	Represents payments that we made for the named executive officers as follows:

Named Executive Officer	Life Insurance	Long Term Disability Insurance	Group Health Insurance	Automobile Expenses	Matching Contribution Under the 401(k) Plan	Total
Melvyn Knigin	$9,102	$9,446	$14,990	$5,300	$625	$39,463
Thomas Rende	2,802	3,225	15,153	2,501	2,350	26,031
Saul Pomerantz	3,229	2,835	11,620	5,909	2,150	25,743
(5)	In accordance with Mr. Knigin’s amended and restated employment agreement dated October 3, 2006, his annual base salary increased from $550,000 to $575,000 effective July 1, 2006.
(6)	In accordance with Mr. Rende’s amended and restated employment agreement dated November 28, 2006, his annual base salary increased from $220,000 to $240,000 effective December 1, 2006.
(7)	In accordance with Mr. Pomerantz’s amended and restated employment agreement dated October 13, 2006, his annual base salary increased from $250,000 to $280,000 effective December 1, 2006.

Compensation Arrangements for Executive Officers

Current Movie Star Executive Officers

Melvyn Knigin

On October 3, 2006, we entered into an amended and restated employment agreement with Melvyn Knigin, which provides that Mr. Knigin will continue to be employed as our President and Chief Executive Officer (or as President and Chief Executive Officer of the Movie Star division in the event of a Significant Acquisition (as defined in the employment agreement and will include the merger with FOH Holdings)) until June 30, 2009 (‘‘Initial Term’’) and will then serve as our Senior Vice President of Global Wal-Mart Corporate Sales from July 1, 2009 until June 30, 2011 (‘‘Additional Term’’). Mr. Knigin’s employment agreement provides that he will receive a base salary of $575,000 per year during the Initial Term and a base salary of $280,000 per year during the Additional Term. During the Initial Term, Mr. Knigin will be required to devote substantially all of his business time and attention to the performance of his duties under the employment agreement, and during the Additional Term, he will be required to devote no less than three days per week to the performance of his duties under the employment agreement. Mr. Knigin is also entitled to receive an annual bonus during the Initial Term under our 1998 Senior Executive Incentive Plan equal to 3% of our net income before taxes and before calculation of all bonuses for each fiscal year during the Initial Term (which, if the merger is consummated, shall mean the thirteen month period ending July 26, 2008, with corresponding adjustments, and the fiscal year ending July 25, 2009), and excluding the expenses that we record for accounting purposes as transaction expenses associated with a Significant Acquisition or a proposed Significant Acquisition in accordance with Generally Accepted Accounting Principles (‘‘Employment Agreement Net Income’’) in excess of $1,200,000 and up to $3,200,000, and equal to 3.75% of Employment Agreement Net Income in excess of $3,200,000. During the Additional Term, Mr. Knigin will be entitled to receive an annual bonus equal to the excess of 1.5% (‘‘Bonus Percentage’’) of Wal-Mart Net Sales (as defined in the employment agreement) over Mr. Knigin’s annual base salary. The Bonus Percentage will be increased or decreased for each year during the Additional Term in which our gross margin for Wal-Mart Net Sales during such period exceeds or is less than the blended average gross margin for Wal-Mart Net Sales for the three fiscal years ending June 30, 2007, 2008 and 2009 (which, if the merger is consummated, shall mean the fiscal year ended June 30, 2007, the thirteen month period ending July 26, 2008 and the fiscal year ending July 25, 2009).

In addition to his base salary, we granted Mr. Knigin a ten-year option to purchase 500,000 shares of our common stock under our Amended and Restated 1988 Stock Option Plan at an exercise price of $1.00 per share, 125,000 shares of which will vest on each of (i) the date of grant, (ii) the six-month anniversary of the date of grant, (iii) the first anniversary of the date of grant and (iv) the second anniversary of the date of grant.

Additionally, on each of July 1, 2007 and 2008, provided that Mr. Knigin is employed by us on each such date (except as otherwise set forth in the employment agreement), we will issue Mr. Knigin shares of restricted stock equal to the number of shares of our common stock determined by dividing $25,000 by the last sale price of a share of our common stock on each such date. All such shares will vest on June 30, 2009.

Mr. Knigin’s employment agreement also provides for us to pay the premiums on a life insurance policy for him providing a death benefit of $1,500,000 to Mr. Knigin’s designated beneficiary and a disability insurance policy for Mr. Knigin providing a non-taxable benefit of at least $10,000 per month payable to Mr. Knigin in the event of his disability. Mr. Knigin is also entitled to participate in our group medical insurance and Retired Senior Executive Medical Plan for the duration of the term of the employment agreement. Pursuant to the employment agreement, Mr. Knigin is prohibited from disclosing confidential information about us and prohibited from seeking employment with a competitor during the term of the employment agreement and, if he terminates his own employment other than for Good Reason (as defined in the employment agreement) prior to the expiration of the term of the employment agreement or we terminate his employment for Cause (as defined in the employment agreement) prior to the expiration of the term of the employment agreement, for an additional period of two years following the date of termination. Mr. Knigin’s employment agreement does not contain any change of control provisions.

Movie Star currently has a key man insurance policy on the life of Mr. Knigin in the amount of $5.0 million under which Movie Star is the beneficiary.

Thomas Rende

On November 28, 2006, we entered into an employment agreement with Thomas Rende, pursuant to which Mr. Rende will continue to be employed as our Senior Vice President and Chief Financial Officer until December 31, 2009. Mr. Rende’s employment agreement provides that he will receive (i) a base salary of $240,000 per year commencing December 1, 2006 until December 31, 2008 and $260,000 per year from January 1, 2009 until December 31, 2009 and (ii) for each of fiscal years ending June 30, 2007, 2008, 2009 and 2010 (pro-rated for partial year) (which, if the merger is consummated, shall mean the thirteen month period ending July 26, 2008, with corresponding adjustments, and the fiscal years ending July 25, 2009 and July 31, 2010), a bonus equal to 1.0% of Employment Agreement Net Income in excess of $1,200,000 and up to $3,200,000, and equal to 1.25% of Employment Agreement Net Income in excess of $3,200,000. The employment agreement also provides that if, during the employment term, we terminate Mr. Rende without ‘‘cause’’ or he terminates his employment for ‘‘good reason’’ (as such terms are defined in the employment agreement), or if we do not continue his employment at the end of the employment term upon substantially similar terms, we will be required to pay to him (i) his base salary through the end of the employment term, (ii) any bonus which would have become payable under his employment agreement through the end of the employment term, (iii) the insurance benefits provided in his employment agreement through the end of the employment term, (iv) the sum of $200,000, which will be paid in equal installments in accordance with our normal payroll procedures, so that the entire $200,000 will be received by him by March 15th of the calendar year following the date of termination of employment and (v) medical coverage at our expense for one year commencing on either (a) the last day of the employment term if his employment is terminated during the employment term or (b) the date of termination if his employment is terminated after the end of the employment term. Mr. Rende’s employment agreement also provides for us to pay the premiums on a life insurance policy for him providing a death benefit of $1,000,000 to Mr. Rende’s designated beneficiary and a disability insurance policy for Mr. Rende providing a non-taxable benefit of at least $7,500 per month payable to Mr. Rende in the event of his disability. Mr. Rende is also entitled to participate in our group medical insurance and Retired Senior Executive Medical Plan for the duration of the term of the employment agreement. Under the agreement, Mr. Rende is prohibited from disclosing confidential information about us and employing or soliciting any of our current employees to leave our company during his employment and for a period of one year thereafter. Mr. Rende’s employment agreement does not contain any change of control provisions.

Following the closing of the merger, Mr. Rende will become the Chief Financial Officer of the combined company. Accordingly, we intend to enter into a new employment agreement with Mr. Rende to become effective upon the closing of the merger. We are in negotiation with Mr. Rende regarding the terms of his new employment agreement.

Saul Pomerantz

On October 13, 2006, we entered into an amended and restated employment agreement with Saul Pomerantz, pursuant to which Mr. Pomerantz will continue to be employed as our Executive Vice President and Chief Operating Officer until June 30, 2009. Mr. Pomerantz’s employment agreement provides that he will receive (i) a base salary of $250,000 per year until November 30, 2006 and then a base salary of $280,000 per year commencing December 1, 2006 until June 30, 2009, and (ii) for each of the fiscal years ending June 30, 2007, 2008 and 2009, a bonus equal to 1.25% of Employment Agreement Net Income in excess of $1,200,000 and up to $3,200,000, and equal to 1.75% of Employment Agreement Net Income in excess of $3,200,000. In addition to his base salary, on October 13, 2006, we granted Mr. Pomerantz a ten-year non-qualified option to purchase 50,000 shares of our common stock under our Amended and Restated 1988 Stock Option Plan at a price of $1.00 per share, exercisable as to 10,000 shares on each of the first through fifth anniversaries of the date of grant. The employment agreement also provides that if, during the employment term, we terminate Mr. Pomerantz without ‘‘cause’’ or he terminates his employment for ‘‘good reason’’ (as such terms are defined in the employment agreement), or if we do not continue his employment at the end of the employment term upon substantially similar terms, we will be required to pay to him (i) his base salary through the end of the employment term, (ii) any bonus which would have become payable under his employment agreement through the end of the employment term, (iii) the insurance benefits provided in his employment agreement through the end of the employment term, (iv) the sum of $200,000, which will be paid in equal installments in accordance with our normal payroll procedures, so that the entire $200,000 will be received by him by March 15th of the calendar year following the date of termination of employment and (v) medical coverage at our expense for one year commencing on either (a) the last day of the employment term if his employment is terminated during the employment term or (b) the date of termination if his employment is terminated after the end of the employment term. Mr. Pomerantz’s employment agreement also provides for us to pay the premiums on a life insurance policy for him providing a death benefit of $1,200,000 to Mr. Pomerantz’s designated beneficiary and a disability insurance policy for Mr. Pomerantz providing a non-taxable benefit of at least $4,500 per month payable to Mr. Pomerantz in the event of his disability. Under the agreement, Mr. Pomerantz is prohibited from disclosing confidential information about us and employing or soliciting any of our current employees to leave our company during his employment and for a period of one year thereafter. Mr. Pomerantz’s employment agreement does not contain any change of control provisions.

Combined Company Executive Officers

After the merger, in accordance with the merger agreement, the newly constituted board of directors will appoint Peter Cole as Executive Chairman of the combined company, Thomas Rende as Chief Financial Officer of the combined company, Melvyn Knigin as the President and Chief Executive Officer of the Movie Star division, and Linda LoRe as the President and Chief Executive

Officer of the Frederick’s of Hollywood division. The employment agreements for Messrs. Knigin and Rende are described above under ‘‘Current Movie Star Executive Officers’’ and the consulting agreement for Performance Enhancement Partners, LLC (of which Peter Cole is the sole member) and the employment agreement for Linda LoRe are described below.

Peter Cole

On April 9, 2007, we entered into a consulting agreement with Performance Enhancement Partners, LLC, pursuant to which Performance Enhancement Partners provides us with the personal services of Peter Cole, a current member of our board of directors and the sole member of Performance Enhancement Partners, to (i) act as the lead member of our board to facilitate the timely and successful completion of the merger, the rights offering and other transactions contemplated by the merger agreement and (ii) serve as the Executive Chairman of the combined company following the closing of the merger until July 26, 2008. We have the option to extend the consulting agreement for up to two additional six-month periods. The consulting agreement provides for Performance Enhancement Partners to receive a base consulting fee at the annual rate of $400,000, payable in four equal quarterly installments in arrears, the first payment having been made on April 12, 2007. For the year ending July 26, 2008, Performance Enhancement Partners will be entitled to receive an additional consulting fee of a minimum of $100,000 in accordance with the terms of a bonus plan expected to be adopted by the compensation committee following the closing of the merger. Mr. Cole is required to devote substantially all of his business time, energies and attention to the business and affairs of Movie Star (and the combined company following the merger) in the performance of his duties under the consulting agreement.

On the closing date of the merger, we will (i) issue to Performance Enhancement Partners 100,000 shares of our common stock under the 2000 Performance Equity Plan and (ii) grant to Performance Enhancement Partners a five-year option to purchase 275,000 shares of our common stock under the 2000 Performance Equity Plan at an exercise price equal to the last sale price of our common stock on the closing date of the merger. 175,000 of the shares underlying the option will vest on the date of grant and 100,000 shares will vest on July 26, 2008. We also will grant to Performance Enhancement Partners under the 2000 Performance Equity Plan five-year non-qualified options to purchase an aggregate of 100,000 shares of our common stock, with each grant of 50,000 shares to be made on the commencement date of each six month extension period, if applicable, at an exercise price equal to the last sale price of our common stock on the date of grant. Each grant of 50,000 shares will vest on the six-month anniversary of the commencement date of the applicable extension period. In order to issue the shares of common stock and grant the stock options to Performance Enhancement Partners in accordance with the terms of the consulting agreement, the 2000 Performance Equity Plan must be amended to increase the number of shares available for issuance thereunder, which amendment will require shareholder approval, which is being sought at the special meeting. See ‘‘Executive Compensation—Movie Star Compensation Plans—Stock Option Plans—2000 Performance Equity Plan.’’

The consulting agreement provides that if the merger agreement is terminated or Performance Enhancement Partners terminates the consulting agreement for ‘‘good reason’’ (as defined in the consulting agreement) prior to the closing of the merger, we will pay Performance Enhancement Partners the base consulting fee through September 30, 2007, net of any additional consulting fee awarded and paid to Performance Enhancement Partners for the year ended July 28, 2007. The consulting agreement also provides that if, following the closing of the merger, we terminate Performance Enhancement Partners without ‘‘cause’’ or Performance Enhancement Partners terminates the consulting agreement for ‘‘good reason’’, we will pay to Performance Enhancement Partners the base consulting fee through July 26, 2008 or the end of the applicable extension period, as the case may be, and any additional consulting fee which would have become payable under the consulting agreement for the year ending July 26, 2008 or the applicable extension period, as the case may be. Additionally, options that have been granted and would otherwise have vested shall immediately vest upon such termination.

Linda LoRe

FOH Holdings entered into a three-year employment agreement effective August 1, 2004, with Ms. LoRe that outlines the terms of her employment with FOH Holdings. Under the employment agreement, Ms. LoRe serves as FOH Holdings’ President and Chief Executive Officer. Ms. LoRe serves on the board of directors of FOH Holdings and reports directly to such board. Her salary was initially set at $500,000 per year, and increases at the beginning of each fiscal year by the greater of (i) 5% or (ii) the Consumer Price Index for the Los Angeles-Long Beach metropolitan area. Ms. LoRe’s current base salary is $551,250. The employment agreement provides for a performance bonus ranging from 20% to 30% of her base salary, depending on FOH Holdings’ achieving certain targeted earning projections and discretionary bonuses. Upon termination of the employment agreement by FOH Holdings for any reason other than for ‘‘cause’’ or by Ms. LoRe for ‘‘good reason,’’ Ms. LoRe is entitled to a severance payment of $250,000, in addition to any other compensation payable to her. The employment agreement automatically renews for successive 12-month periods unless earlier terminated or either FOH Holdings or Ms. LoRe gives the other notice of its or her intent to terminate the contract at least 90 days prior to the end of an employment period. The initial term of the employment agreement ended on July 28, 2007 and was automatically renewed for an additional 12-month period. FOH Holdings is currently in negotiation with Ms. LoRe regarding the terms of a new employment agreement.

Grants of Plan-Based Awards

The following table sets forth information regarding awards to the named executive officers under our non-equity incentive compensation and stock option plans during the fiscal year ended June 30, 2007. There can be no assurance that the Grant Date Fair Value of the Option Awards will ever be realized by the individual. The amount of these awards that was expensed is included in the Summary Compensation Table:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) Target ($)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Closing Market Price of Option Awards on the Grant Date ($/sh)(2)	Grant Date Fair Value of Option Awards ($)(3)
Melvyn Knigin	10/03/06	$50,930	500,000(4)	$1.00	$0.81	$235,000
Thomas Rende	10/13/06	16,977	150,000(5)	1.00	0.85	75,000
Saul Pomerantz	10/13/06	21,220	50,000(5)	1.00	0.85	25,000

(1)	Messrs. Knigin, Rende and Pomerantz’s respective employment agreements each provide for non-equity incentive plan compensation payments based on the percentages described in Footnote 3 to the Summary Compensation Table above. The agreements do not provide for a threshold or maximum amount. Because the target amount is not determinable, the actual amounts earned by Messrs. Knigin, Rende and Pomerantz during fiscal year 2007 under these provisions are reflected in this table.

(2)	Represents the closing price of our common stock on the date of grant.

(3)	The fair value of the options was calculated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for each grant: risk-free interest rate 4.56%; expected life 7 years; expected volatility 57% and expected dividends of zero. The fair value generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder.

We account for our stock-based employee compensation arrangements under SFAS No. 123(R), which requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements.

The 500,000 options were granted to Mr. Knigin on October 3, 2006, with a fair value calculated at $0.47 per share. The 150,000 options and 50,000 options were granted to Messrs. Rende and Pomerantz, respectively, on October 13, 2006, with a fair value calculated at $0.50 per share.

(4)	These options vest 25% on the grant date, 25% on the six-month anniversary of the grant date, 25% on the first anniversary of the grant date and 25% on the second anniversary of the grant date.

(5)	These options vest 20% on each of the first through fifth anniversaries of the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding option awards as of June 30, 2007 for each of the named executive officers:

	Option Awards
Name	Number of Securities Underlying Unexercised Exercisable Options (#)	Number of Securities Underlying Unexercised Un-exercisable Options (#)		Option Exercise Price ($)	Option Expiration Date
Melvyn Knigin	250,000	250,000	(1)	$1.00	10/02/16
Thomas Rende	35,000	—		0.63	11/03/08
	35,000	—		1.06	02/21/10
	35,000	—		0.69	06/29/10
	30,000	45,000	(2)	1.45	12/09/14
	—	150,000	(3)	1.00	10/12/16
Saul Pomerantz	75,000	—		0.63	11/03/08
	75,000	—		1.63	11/03/08
	65,000	—		1.06	02/21/10
	65,000	—		0.69	06/29/10
	20,000	30,000	(4)	1.45	12/09/14
	—	50,000	(5)	1.00	10/12/16

(1)	This option vests in two equal installments of 125,000 shares on each of October 3, 2007 and October 3, 2008.

(2)	These options vest in three equal annual installments of 15,000 shares beginning on December 10, 2007.

(3)	These options vest in five equal annual installments of 30,000 shares beginning on October 13, 2007.

(4)	These options vest in three equal annual installments of 10,000 shares beginning on December 10, 2007.

(5)	These options vest in five equal annual installments of 10,000 shares beginning on October 13, 2007.

Option Exercises in Fiscal 2007

The following table sets forth certain information concerning stock options exercised by each of the named executive officers for the fiscal year ended June 30, 2007:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise $(1)
Melvyn Knigin	—	—
Thomas Rende	50,000	$83,750
Saul Pomerantz	350,000	540,750

(1)	For each option exercised, the value realized upon exercise represents the closing price of our common stock on the date the option was exercised less the option exercise price, multiplied by the number of shares underlying the option exercised.

Potential Termination Payments

Melvyn Knigin, Thomas Rende and Saul Pomerantz, our named executive officers, each have employment agreements with us that provide for the following potential payments in the event of their termination. All such payments will be paid in accordance with our normal payroll procedures. None of their current employment agreements contain any change of control provisions.

Melvyn Knigin

Payment Upon Death or Disability.    In the event of Mr. Knigin’s death or termination due to ‘‘disability’’ (as defined in his employment agreement), he or his designated beneficiaries, as the case may be, will be entitled to receive:

•	base salary through the date of death or disability;

•	if death or disability occurs during the first half of the fiscal year, one-half of non-equity incentive compensation that would have become payable for the year and the entire amount of non-equity incentive compensation for the year if death or disability occurs during the second half of the fiscal year;

•	all valid business expense reimbursements; and

•	all accrued but unused vacation pay.

In addition, in the case of his death, Mr. Knigin’s beneficiaries will be entitled to receive proceeds from a company-paid life insurance policy provided to him in his name. We also maintain a long-term disability insurance policy for Mr. Knigin, which will provide a non-taxable benefit of at least $10,000 per month payable to him.

Payment Upon Involuntary Termination Without Cause or Resignation for Good Reason.    If Mr. Knigin resigns for ‘‘good reason’’ (as defined in his employment agreement) or is terminated by us without ‘‘cause’’ (as defined in his employment agreement), he will be entitled to receive the following:

•	initial term base salary through the end of the initial term (June 30, 2009) if termination occurs during the initial term or additional term base salary through the end of the additional term (July 1, 2009 to June 30, 2011) if termination occurs during the additional term;

•	any non-equity incentive compensation that would have become payable through the end of the initial term or the additional term, as the case may be;

•	all valid business expense reimbursements; and

•	all accrued but unused vacation pay.

In addition, stock options granted to and restricted stock issued or issuable to Mr. Knigin in connection with entering into his employment agreement will be issued, if not yet issued, and will continue to vest and remain exercisable as scheduled.

Thomas Rende and Saul Pomerantz

Payment Upon Death or Disability.    In the event of death or termination due to ‘‘disability’’ (as defined in their respective employment agreements), Messrs. Rende and Pomerantz, or their designated beneficiaries, as the case may be, will be entitled to receive:

•	base salary through the date of death or disability;

•	any non-equity incentive compensation that would have become payable for the year in which the employment was terminated, pro-rated for the number of months worked during the fiscal year of termination;

•	all valid business expense reimbursements; and

•	all accrued but unused vacation pay.

In addition, in the case of death, their respective beneficiaries will be entitled to receive proceeds from company-paid life insurance policies provided to them in their names. We also maintain long-term disability insurance policies for each of Messrs. Rende and Pomerantz, which will provide a non-taxable benefit of at least $7,500 and $4,500 per month, respectively, payable to each of them.

Payment Upon Involuntary Termination Without Cause or Resignation for Good Reason.    If either of Messrs. Rende or Pomerantz resigns for ‘‘good reason’’ (as defined in their respective employment agreements) or is terminated by us without ‘‘cause’’ (as defined in their respective employment agreements), each of them will be entitled to receive the following:

•	base salary through the end of the employment term (December 31, 2009 in the case of Mr. Rende and June 30, 2009 in the case of Mr. Pomerantz);

•	the sum of $200,000, payable in equal installments so that the entire amount will be received by March 15th of the calendar year following the date of termination;

•	any non-equity incentive compensation that would have become payable through the end of the employment term;

•	life, disability and health insurance benefits through the end of the employment term;

•	continuation of medical coverage for one year after the end of the term;

•	all valid business expense reimbursements; and

•	all accrued but unused vacation pay.

The following table reflects the amounts that would have been payable to each of the named executive officers had their employment terminated as of June 30, 2007:

Name	Benefits	Death or Disability	Involuntary Termination Without Cause or Resignation for Good Reason
Melvyn Knigin	Base Salary	$—	$1,150,000
	Non-Equity Incentive Compensation(1)	50,930	50,930
	Restricted Stock	—	50,000	(2)
	Accrued Vacation Pay	21,538	21,538
	Total	$72,468	$1,272,468
Thomas Rende	Base Salary	$—	$620,000
	Severance	—	200,000
	Non-Equity Incentive Compensation(1)	16,977	16,977
	Medical Insurance	—	53,036
	Disability Insurance	—	8,063
	Life Insurance	—	7,005
	Accrued Vacation Pay	13,846	13,846
	Total	$30,823	$918,927
Saul Pomerantz	Base Salary	$—	$560,000
	Severance	—	200,000
	Non-Equity Incentive Compensation(1)	21,220	21,220
	Medical Insurance	—	34,860
	Disability Insurance	—	5,670
	Life Insurance	—	6,458
	Accrued Vacation Pay	18,307	18,307
	Total	$39,527	$846,515

(1)	See Footnote 3 of the Summary Compensation Table for a detailed explanation of how the non-equity incentive compensation payment is calculated.
(2)	Represents $25,000 of our common stock issued or issuable on each of July 1, 2007 and 2008, which will continue to vest as scheduled on June 30, 2009.

Movie Star Compensation Plans

1998 Senior Executive Incentive Plan

In September 1998, our compensation committee adopted an incentive compensation plan. Under the 1998 Senior Executive Incentive Plan, as amended, the compensation committee has the discretion to award bonus compensation to senior executives in an amount not to exceed 6.75% of any excess pre-tax income over the base amount of $1,200,000. An aggregate of $89,127 was awarded under the plan to our named executive officers for fiscal 2007.

Employee Stock Ownership Plan

We adopted an Employee Stock Ownership and Capital Accumulation Plan (‘‘Employee Stock Plan’’) as of July 1, 1983. The Employee Stock Plan is intended to comply as a stock bonus plan with the provisions of the Employee Retirement Income Security Act of 1974, as amended, the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984 and the Retirement Equity Act of 1984. A favorable determination letter was initially issued by the Internal Revenue Service with regard to the Employee Stock Plan in February 1985. From time to time, the Employee Stock Plan is amended as required to comply with amendments to the applicable statutes. Contributions that we make to the Employee Stock Plan are discretionary. The allocation of the contribution made in any year to eligible employees is based on their earnings. All employees over the age of 18 years who have been employed for one year are eligible to participate in the Employee Stock Plan. Participants in the Employee Stock Plan become vested after five years of employment. For the fiscal year ended June 30, 2007, we did not make a contribution to the Employee Stock Plan. As of November 26, 2007,

the Employee Stock Plan owned 299,629 shares, or 1.8% of the outstanding shares of our common stock. Withdrawal of vested balances by participants can take place upon death, disability or early or normal retirement. Vested benefits will be paid to participants who have terminated their employment for reasons other than death, disability or early or normal retirement as quickly as possible after the third June 30th following their departure.

    Stock Option Plans

    2000 Performance Equity Plan

On February 22, 2000, the board of directors adopted the 2000 Performance Equity Plan covering 750,000 shares of common stock under which the our officers, directors, key employees and consultants are eligible to receive incentive or non-qualified stock options, stock appreciation rights, restricted stock awards, deferred stock, stock reload options and other stock based awards. Shareholders approved the 2000 Performance Equity Plan on November 28, 2000. The 2000 Performance Equity Plan will terminate when no further awards may be granted and awards granted are no longer outstanding, provided that incentive options may only be granted until February 21, 2010. To the extent permitted under the provisions of the 2000 Performance Equity Plan, the compensation committee has authority to determine the selection of participants, allotment of shares, price and other conditions of awards. As of November 26, 2007, there were options outstanding to purchase 331,000 shares, exercisable at prices ranging from $0.63 per share to $1.36 per share. During fiscal 2008 (through November 26, 2007), 2007 and 2006, 2,334, 72,752 and 98,528 shares, respectively, of common stock were issued under the 2000 Performance Equity Plan to non-employee directors pursuant to our Non-Employee Director Compensation Plan. During fiscal 2007 and 2006, 55,000 and 40,000 options, respectively, were granted under the 2000 Performance Equity Plan to our employees.

We have filed the proxy statement with the SEC pursuant to which our shareholders are being asked to vote on a proposal to adopt an Amended and Restated 2000 Performance Equity Plan to increase the number of shares of our common stock available for issuance under the plan from 750,000 shares to 4,000,000 shares, to add a 500,000 share limit on grants to any individual in any one calendar year in order for the plan to comply with Section 162(m) of the Internal Revenue Code and to make other changes to comply with Section 409A of the Internal Revenue Code. The adoption of the Amended and Restated 2000 Performance Equity Plan is not a condition to the merger, but the board believes that the proposed changes to the 2000 Performance Equity Plan are necessary to enable us to continue to attract and retain employees, consultants and board members of the highest caliber, and provide increased incentive for them to promote our well-being through the grant of options and other awards.

Pursuant to the terms of a consulting agreement, dated April 9, 2007, with Performance Enhancement Partners, LLC, upon the closing of the merger, we will (i) issue to Performance Enhancement Partners 100,000 shares of our common stock under the 2000 Performance Equity Plan and (ii) grant to Performance Enhancement Partners a five-year option to purchase 275,000 shares of our common stock under the 2000 Performance Equity Plan at an exercise price equal to the last sale price of our common stock on the closing date of the merger. 175,000 of the shares underlying the option will vest on the date of grant and 100,000 shares will vest on July 26, 2008. We also will grant to Performance Enhancement Partners under the 2000 Performance Equity Plan five-year non-qualified options to purchase an aggregate of 100,000 shares of our common stock, with each grant of 50,000 shares to be made upon the commencement date of each six month extension period, if applicable, at an exercise price equal to the last sale price of our common stock on the date of grant. Each grant of 50,000 shares will vest on the six-month anniversary of the commencement date of the applicable extension period. In order to issue the shares of common stock and grant the stock options to Performance Enhancement Partners in accordance with the terms of the consulting agreement, the 2000 Performance Equity Plan must be amended to increase the number of shares available for issuance thereunder.

    1994 Incentive Stock Option Plan

In 1994, we adopted an Incentive Stock Option Plan. Our shareholders approved the 1994 Plan on December 8, 1994. The purpose of the 1994 Plan was to enable us to attract and retain key employees by providing them with an opportunity to participate in our ownership. The compensation committee makes awards under the 1994 Plan. The 1994 Plan is intended to comply with Section 422A of the Internal Revenue Code of 1986, as amended. All options are granted at market value as determined by reference to the price of shares of our common stock on the American Stock Exchange. As of November 26, 2007, there were options outstanding to purchase 110,000 shares, exercisable at $0.625 per share. Effective July 15, 2004, options can no longer be granted under the 1994 Plan.

    1988 Non-Qualified Stock Option Plan

On December 13, 1988, our shareholders approved the 1988 Non-Qualified Stock Option Plan covering up to 1,666,666 shares of common stock to provide an additional continuing form of long-term incentive to selected officers. Unless terminated by the board, the 1988 Plan shall remain effective until no further options may be granted and all options granted under the 1988 Plan are no longer outstanding. As of November 26, 2007, there were options outstanding to purchase 900,000 shares, exercisable at prices ranging from $0.625 per share to $1.45 per share. During the fiscal year ended June 30, 2005, we granted 50,000 options to Saul Pomerantz and 75,000 options to Thomas Rende, two of our executive officers. No options were granted in fiscal 2006. On October 3, 2006, we granted 500,000 options to Melvyn Knigin, our Chief Executive Officer, and on October 13, 2006, we granted 50,000 options to Saul Pomerantz, our Chief Operating Officer, and 150,000 options to Thomas Rende, our Chief Financial Officer.

On September 19, 2006, our board of directors approved the Amended and Restated 1988 Non-Qualified Stock Option Plan, which (i) increased the time period in which an employee terminated for any reason other than death or disability has to exercise the portion of the option which is exercisable on the date of termination from 30 days to 90 days following the date of termination; (ii) provides for continued exercisability of options after termination in the discretion of the compensation committee as set forth in the stock option agreement at the time of grant; (iii) increased the time period in which an employee terminated due to disability has to exercise the option from 180 days to one year from the date of termination; and (iv) increased the time period in which the legal representative or legatee under the will of an employee who dies within 90 days (instead of 30 days) after the date of termination of employment or while employed by Movie Star or a subsidiary has to exercise the decedent employee’s option from 180 days to one year from the date of death.

FOH Holdings Compensation Plans

Senior Executive 2007 Bonus Plan

2007 Management Bonus Plan

FOH Holdings’ board of directors approved a bonus plan for fiscal year 2007 of up to $1 million for FOH Holdings’ management employees representing less than 5% of the overall employee population. $800,000 of the bonus allotment is reserved for bonus awards based on (i) FOH Holdings meeting EBITDA targets approved in FOH Holdings’ budget for fiscal year 2007 and (ii) eligible employees meeting their individual performance goals. In addition, $200,000 is reserved to reward for extraordinary performance on a discretionary basis. An aggregate of approximately $845,000 was awarded to eligible employees under the plan for fiscal 2007.

Amended and Restated 2003 Employee Equity Incentive Plan

FOH Holdings adopted the 2003 Employee Equity Incentive Plan on December 1, 2003. The plan authorized FOH Holdings to issue incentive stock options or nonqualified stock options for up to

70,000 shares to its employees and officers. The plan was amended and restated as of December 1, 2006, primarily to increase the number of shares covered under the plan to 120,000 and to permit issuance of nonqualified stock options to independent directors. As of October 31, 2007, there were 120,000 options outstanding with a weighted average exercise price of $21.27. On December 8, 2006, 58,000 options were granted, at an exercise price of $21.91 per share, to key employees (including options granted to Ms. LoRe described below) and independent directors, on April 30, 2007, 4,500 options were granted to key employees at an exercise price of $39.54 per share and on October 15, 2007, 10,500 options were granted to key employees at an exercise price of $40.25 per share. Pursuant to the merger agreement, upon consummation of the merger, these options will be assumed by Movie Star and will represent options to acquire an aggregate of 2,137,370 shares of Movie Star common stock at a weighted average exercise price of $1.19 per share.

Ms. LoRe was issued a stock option dated December 2, 2003, which entitles her to purchase up to 27,500 shares of FOH Holdings common stock at $16.92 per share. This option is fully vested. On December 8, 2006, Ms. LoRe was issued a stock option to purchase up to 27,000 shares at $21.91 per share. This option will vest with respect to 25% of the total shares covered by the option on the last Saturday of January each year, commencing January 26, 2008. Pursuant to the merger agreement, Ms. LoRe’s options will be assumed by us upon consummation of the merger and such assumed options will entitle Ms. LoRe to receive an aggregate of 970,722 shares of our common stock upon an exercise of such options at a weighted average exercise price of $1.09 per share.

Compensation Arrangements for Directors

Current Compensation Arrangements

Effective January 1, 2005, we began paying our outside directors in accordance with the terms of Movie Star’s Non-Employee Director Compensation Plan. Each non-employee director currently receives (i) an annual stipend of $20,000, payable quarterly in arrears, (ii) $2,000 per day for board or committee meetings attended in person, regardless of the number of meetings held that day and (iii) $1,000 per meeting for board or committee meetings attended telephonically, unless two or more teleconference call meetings are held back-to-back on the same call, in which case each non-employee director will receive $1,000 for the entire call. Payment of the annual stipend and meeting fees are made, at the election of each non-employee director, in cash and/or shares of common stock under our 2000 Performance Equity Plan in such proportion as is determined by each non-employee director. If a non-employee director elects to be paid in stock, either in full or in part, the number of shares of common stock to be issued is determined by dividing the dollar amount of the stipend and meeting fees earned during the quarter (or a percentage thereof, if the non-employee director elects to receive stock payment in part) by the last sale price of our common stock on the last trading day of each calendar quarter in which the fees were earned.

On June 30, 2006, we entered into an agreement with two independent directors who comprise our special committee. Pursuant to the agreement, each committee member received a fee of $7,500 per month commencing with the month ended June 30, 2006 for a period of up to four months. Following the approval of the merger agreement, our board (excluding the two independent directors) approved an extension of the payment of monthly fees to these same two independent directors through December 31, 2006.

We also pay or reimburse each non-employee director for all transportation, hotel and other expenses reasonably incurred by the non-employee director in connection with attendance at board and committee meetings against itemized reports and receipts submitted with respect to any such expenses and approved in accordance with our customary procedures.

On December 6, 2004, each of our non-employee directors received a one-time grant of non-qualified options to purchase 12,000 shares of common stock under our 2000 Performance Equity Plan, at an exercise price of $1.36 per share, exercisable immediately and until the close of business on December 5, 2014.

The following table summarizes the compensation of our non-employee directors for the year ended June 30, 2007. Directors who are employees or consultants of our company do not receive separate compensation for their service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
Peter Cole	—	$23,000	(2)	$200,000	(3)	$223,000
John L. Eisel(4)	16,000	17,000		—		33,000
Michael A. Salberg(5)	88,000	—		—		88,000
Joel M. Simon(6)	73,000	14,000		—		87,000
(1)	Represents the dollar value of the compensation that the director elected to receive in shares of our common stock in lieu of cash compensation.
(2)	For the period July 1, 2006 through December 31, 2006, as compensation for his services as a director and for his attendance at board of director meetings and/or committee meetings, Mr. Cole received payments in common stock of 20,938 shares at a total value of $23,000.
(3)	For the period January 1, 2007 through June 30, 2007, Mr. Cole received cash payments of $200,000 pursuant to the terms of our consulting agreement with Performance Enhancement Partners. Mr. Cole was also reimbursed for his reasonable out-of-pocket expenses.
(4)	As compensation for his services as a director and for his attendance at board of director meetings and/or committee meetings, Mr. Eisel received cash payments of $16,000 and payments in common stock of 15,230 shares at a total value of $17,000. Mr. Eisel was also reimbursed for his reasonable out-of-pocket expenses.
(5)	As compensation for his services as a director and for his attendance at board of director meetings and/or committee meetings, Mr. Salberg received cash payments of $43,000. In addition, he received cash payments of $45,000 for serving as a member of a special committee of our board of directors.
(6)	As compensation for his services as a director and for his attendance at board of director meetings and/or committee meetings, Mr. Simon received cash payments of $28,000 and payments in common stock of 10,107 shares at a total value of $14,000. In addition, he received cash payments of $45,000 for serving as a member of a special committee of our board of directors.

Compensation Arrangements Following the Closing of the Merger

Following the closing of the merger, it is anticipated that the Movie Star Non-Employee Director Compensation Plan will be amended by our board to provide for the following compensation to non-employee directors: (i) an annual stipend of $30,000, payable quarterly in arrears, with additional annual stipends for committee chairpersons of $5,000 for the audit committee, $3,000 for the compensation committee and $2,000 for the nominating committee, payable quarterly in arrears; (ii) $2,500 per board or committee meetings attended in person, regardless of the number of meetings held that day and (iii) $1,000 per meeting for board or committee meetings attended telephonically, unless two or more teleconference call meetings are held back-to-back on the same call, in which case each non-employee director will receive $1,000 for the entire call. If a non-employee director elects to be paid in stock, either in full or in part, the number of shares of common stock to be issued is determined by dividing the dollar amount of the stipend and meeting fees earned during the quarter (or a percentage thereof, if the non-employee director elects to receive stock payment in part) by the last sale price of our common stock on the last trading day of each calendar quarter in which the fees were earned.

It is also contemplated that, upon the approval by our board of the amendment to the Movie Star Non-Employee Director Compensation Plan, each non-employee director will receive a one-time grant of non-qualified options to purchase 15,000 shares of common stock under our 2000 Performance Equity Plan, at an exercise price equal to the last sale price of our common stock on the date of grant, exercisable immediately and until the tenth anniversary of the date of grant.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by the board of directors (or the audit committee). Related party transactions are defined under SEC rules as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any related party, which includes (a) an executive officer, director or nominee for election as a director, (b) a greater than 5 percent beneficial owner of our common stock, or (c) an immediate family member of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest. A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he or she is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire on an annual basis that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Movie Star Related Party Transactions

FOH Holdings is owned by Tokarz Investments and certain funds and accounts affiliated with, managed by, or over which Fursa or its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights. Michael T. Tokarz is the sole controlling person of Tokarz Investments and is also the sole controlling person of TTG Apparel, which currently owns 3,532,644 shares of our common stock.

Immediately following the effective time of the merger, after giving effect to the contribution of the shares of Movie Star common stock into escrow, and without giving effect to the rights offering to our shareholders or the issuance of options, guarantor warrants, shares of common stock that may be issued pursuant to the standby purchase agreement or shares of Series A Preferred Stock, TTG Apparel, together with Tokarz Investments, will own approximately 38.3% of the outstanding common stock of Movie Star (32.4% if the shares of Movie Star common stock to be contributed into escrow are excluded).

In connection with the transactions contemplated by the merger agreement, we (i) entered into a voting agreement with TTG Apparel, a standby purchase agreement with the Fursa standby purchasers, Tokarz Investments and TTG Apparel and a stockholders agreement with FOH Holdings, Fursa, the Fursa managed accounts and Tokarz Investments, and (ii) will enter into an escrow agreement with designated stockholder representatives of the holders of FOH Holdings common stock, a registration rights agreement with Fursa (on its behalf and on behalf of the Fursa managed accounts), Tokarz Investments and TTG Apparel and a shareholders agreement with Tokarz Investments, TTG Apparel and Fursa (on its behalf and on behalf of the Fursa managed accounts), which agreements are more fully described elsewhere in this prospectus. See ‘‘Standby Purchase Commitment and Other Transactions.’’

On April 9, 2007, we entered into a consulting agreement with Performance Enhancement Partners, LLC, pursuant to which Performance Enhancement Partners, LLC provides us with the personal services of Peter Cole, a current member of our board of directors and the sole member of Performance Enhancement Partners, LLC, to (i) act as the lead member of our board to facilitate the timely and successful completion of the merger, the rights offering and other transactions contemplated by the merger agreement and (ii) serve as the Executive Chairman of the combined company following the closing of the merger until July 26, 2008. For a more detailed description, see ‘‘Executive Compensation—Compensation Arrangements for Executive Officers—Combined Company Executive Officers.’’

FOH Holdings Related Party Transactions

FOH Holdings is indebted to the Fursa debt holders, pursuant to the Amended and Restated Tranche A/B and Tranche C Term Loan Agreement dated as of June 30, 2005, as amended, by and between FOH Holdings and its subsidiaries and Fursa and certain affiliates of Fursa. As of October 27, 2007, outstanding balance on Tranche A/B debt was approximately $7,600,000 and Tranche C debt was approximately $12,009,000 ($10,441,000 of principal and increased by $1,568,000 of accrued payment-in-kind interest). This indebtedness was originally incurred by FOH Holdings upon its emergence from bankruptcy in January 2003 and was issued to the primary secured creditors in the bankruptcy proceeding. The secured creditors contributed $4,000,000 of new funds in exchange for Tranche A notes and the Tranche B and Tranche C notes were issued in consideration of pre-bankruptcy debt owed to the secured lenders.

In March 2005, the Fursa debt holders purchased all of the outstanding debt owed to the other secured creditors. In June 2005, the loan agreement was amended and restated and the indebtedness evidenced by the Tranche A Note and the Tranche B Note combined into the Tranche A/B Note. The Tranche A/B Note is payable in semiannual installments, is due in full on September 30, 2009, and bears interest at a rate of 8% per year. The Tranche C Note is due in full on January 7, 2010 and bears interest at a rate of 1% per year payable in cash and 6% per year payment-in-kind interest added to the unpaid principal. Pursuant to an agreement entered into with FOH Holdings’ revolving line of credit lender, no payment of principal on these loans is payable so long as a term loan extended by the revolving line of credit lender is outstanding. The Tranche A/B and Tranche C loans contain certain restrictive covenants, including, among others, limitations on capital expenditures and financial covenants consistent with restrictions contained in FOH Holdings’ revolving line of credit agreement and require mandatory repayments of specified percentages of excess cash flow. These loans are secured by substantially all of FOH Holdings’ assets and are second in priority to the revolving line of credit lender. Pursuant to the stockholders agreement entered into with Movie Star, FOH Holdings, Fursa, the Fursa managed accounts and Tokarz Investments in connection with the merger, the Fursa debt holders agreed to cancel $7.5 million of this indebtedness in exchange for shares of Movie Star’s newly authorized Series A Preferred Stock. Further, FOH Holdings is obligated to obtain consents from the holders of any existing indebtedness for borrowed money of FOH Holdings if any such indebtedness is not refinanced prior to the consummation of the merger. The Fursa debt holders have already provided their consent.

Pursuant to the Amended and Restated Tranche A/B and Tranche C Term Loan Agreement, Tokarz Investments and certain affiliates of Fursa are entitled to receive combined annual management fees of $200,000. The obligation of FOH Holdings to pay such fees will terminate upon consummation of the merger in accordance with the stockholders agreement entered into with Movie Star, FOH Holdings, Fursa, the Fursa managed accounts and Tokarz Investments.

An Equity Provider Agreement was entered into as of November 23, 2005, as amended, by and among Tokarz Investments, certain affiliates of Fursa and FOH Holdings for the benefit of the revolving line of credit lender. Under this agreement as amended, Tokarz Investments, Fursa and certain affiliates of Fursa agreed to make certain capital contributions to FOH Holdings. Tokarz Investments, Fursa and certain affiliates of Fursa have complied with all such commitments and no further capital contributions are required under this agreement.

We and FOH Holdings believe that the terms of each transaction described above are no less favorable to terms that would have been obtained in an arms’ length transaction with an unaffiliated third party. All ongoing and future related party transactions, including loans by related parties, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties, and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of the members of our board who do not have an interest in the transaction. In addition, the amendments to our bylaws that will take effect upon the consummation of the merger will create a 75% supermajority approval requirement in connection with important corporate decisions for a period of 18 months after the merger is consummated, including transactions with our officers, directors and shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of November 26, 2007 and after consummation of the merger by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock either on November 26, 2007 or immediately following the consummation of the merger and before giving effect to any shares or guarantor warrants to be issued in connection with the rights offering;

•	each of our current named executive officers and directors;

•	each person who will become a director upon consummation of the merger;

•	all our current executive officers and directors, as a group; and

•	all of our executive officers and directors, as a group, after the consummation of the merger.

The percentage of beneficial ownership indicated below is based on 16,435,275 shares of our common stock outstanding on November 26, 2007 and 40,224,456 after the consummation of the merger.

	Beneficial Ownership of Our Common Stock on November 26, 2007			Beneficial Ownership of Our Common Stock After the Consummation of the Merger
Name and Address of Beneficial Owner(1)	Number of Shares		Percent of Class before Merger	Number of Shares		Percent of Class after Merger(2)
TTG Apparel, LLC 287 Bowman Avenue Purchase, New York 10577	3,532,644	(2)	21.5%	3,532,644		8.8%
Tokarz Investments, LLC 287 Bowman Avenue Purchase, New York 10577	—		—	11,844,608	(2)	29.4%
Fursa Alternative Strategies LLC, on behalf of certain funds and accounts affiliated with or managed by it or its affiliates 444 Merrick Road, Suite 104 Lynbrook, New York 11563	—		—	11,844,573	(3)	29.4%
Melvyn Knigin	500,115	(4)	3.0%	500,115		1.2%
Saul Pomerantz	745,244	(5)	4.5%	1,165,244	(6)	2.8%
Thomas Rende	415,300	(7)	2.5%	572,800	(8)	1.4%
Joel M. Simon	119,576	(9)	*	119,576		*
Michael A. Salberg	84,533	(10)	*	84,533		*
John L. Eisel	90,897	(9)	*	90,897		*
Peter Cole	150,044		*	425,044	(11)	1.1%
Linda LoRe	—		—	610,041	(12)	1.5%
Milton J. Walters	—		—	35,623	(13)	*
William F. Harley(3)	—		—	—		—
Rose Peabody Lynch	—		—	35,623	(14)	*
Thomas J. Lynch 444 Merrick Road, Suite 104 Lynbrook, New York 11563	—		—	—		—
All current Movie Star directors and executive officers as a group (7 individuals)	2,105,709	(15)	12.1%	—		—
All post-merger directors and executive officers as a group (11 individuals)	—		—	2,474,252	(16)	5.9%

*	Less than 1%.

(1)	Unless otherwise noted, the business address of each of (a) Melvyn Knigin, Saul Pomerantz, Thomas Rende, Joel M. Simon, Michael Salberg, John L. Eisel and Peter Cole is c/o Movie Star, Inc., 1115 Broadway, New York, New York 10010 and (b) Linda LoRe, Milton J. Walters, William F. Harley and Rose Peabody Lynch is c/o Frederick’s of Hollywood, Inc., 6255 Sunset Boulevard, Sixth Floor, Hollywood, California 90028.
(2)	According to a Schedule 13D, dated February 17, 2004, as amended on December 21, 2006, the sole controlling person of TTG Apparel is Michael T. Tokarz, its Manager. The sole controlling person of Tokarz Investments is Michael T. Tokarz, its Manager. Pursuant to the standby purchase agreement, TTG Apparel and Tokarz Investments may be required to purchase 5,681,818 shares of our common stock. In addition, as consideration for their commitments as standby purchasers, we will issue warrants to TTG Apparel and Tokarz Investments and/or their affiliates, representing the right to purchase, in the aggregate, 596,591 shares of our common stock. Includes the shares of Movie Star common stock to be contributed into escrow in connection with the merger.
(3)	As Chief Investment Officer of Fursa Alternative Strategies LLC, William F. Harley exercises voting and dispositive power over shares beneficially owned by Fursa Alternative Strategies LLC. Mr. Harley disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Pursuant to the standby purchase agreement, Fursa Alternative Strategies LLC and certain funds and accounts affiliated with or managed by it or its affiliates may be required to purchase 5,681,818 shares of our common stock. In addition, as consideration for their commitments as standby purchasers, we will issue warrants to Fursa Alternative Strategies LLC and/or its affiliates representing the right to purchase, in the aggregate, 596,591 shares of our common stock. Further, pursuant to the FOH Holdings’ stockholders agreement, we will issue to the Fursa debt holders 3,629,329 shares of our new Series A Preferred Stock, in exchange for their cancellation of $7.5 million of FOH Holdings’ indebtedness. Such shares of Series A Preferred Stock will be convertible into 3,024,437 shares of our common stock. Includes the shares of Movie Star common stock to be contributed into escrow in connection with the merger.
(4)	Includes (a) options to purchase 375,000 shares pursuant to the 1988 Plan, of which 250,000 are currently exercisable and 125,000 are exercisable within 60 days of November 26, 2007, (b) 9,615 shares of restricted stock, which vest on June 30, 2009 and (c) 100,000 shares owned by Mr. Knigin’s spouse. Excludes options to purchase 125,000 shares under the 1988 Plan which are not exercisable within 60 days of November 26, 2007.
(5)	Includes (a) options to purchase (i) 75,000 shares pursuant to the 1994 Plan, (ii) 115,000 shares pursuant to the 1988 Plan and (iii) 130,000 shares pursuant to the 2000 Performance Equity Plan, all of which are exercisable within 60 days of November 26, 2007, (b) 106,910 shares owned by Mr. Pomerantz’s spouse and (c) 8,000 shares held jointly with Mr. Pomerantz’s spouse. Excludes options to purchase 60,000 shares under the 1988 Plan which are not exercisable within 60 days of November 26, 2007.
(6)	Also includes options to purchase 420,000 shares of common stock to be granted to Mr. Pomerantz upon the consummation of the merger in order to prevent dilution of Mr. Pomerantz’s proportionate interest in Movie Star pursuant to the terms of certain stock option agreements between Movie Star and Mr. Pomerantz.
(7)	Includes (a) options to purchase (i) 35,000 shares pursuant to the 1994 Plan, (ii) 75,000 shares pursuant to the 1988 Plan and (iii) 70,000 shares pursuant to the 2000 Performance Equity Plan, all of which are currently exercisable within 60 days of November 26, 2007, (b) 232,000 shares held jointly with Mr. Rende’s spouse and (c) 3,300 shares owned by Mr. Rende’s spouse. Excludes options to purchase 150,000 shares under the 1988 Plan which are not exercisable within 60 daysof November 26, 2007.

(8)	Also includes options to purchase 157,500 shares of common stock to be granted to Mr. Rende upon the consummation of the merger in order to prevent dilution of Mr. Rende’s proportionate interest in Movie Star pursuant to the terms of certain stock option agreements between Movie Star and Mr. Rende.
(9)	Includes immediately exercisable options to purchase 12,000 shares pursuant to the 2000 Performance Equity Plan.
(10)	Represents (a) 72,533 shares owned by Mr. Salberg’s spouse and (b) options to purchase 12,000 shares pursuant to the 2000 Performance Equity Plan.
(11)	Includes (a) 100,000 shares of common stock and (b) options to purchase 175,000 shares which vest on the grant date, in each case, to be granted to Performance Enhancement Partners, LLC upon consummation of the merger pursuant to the 2000 Performance Equity Plan. These options will be exercisable upon the consummation of the merger. Excludes options to be granted to Performance Enhancement Partners, LLC upon consummation of the merger to purchase 100,000 shares under the 2000 Performance Equity Plan which will not be exercisable within 60 days of the consummation of the merger. Peter Cole, as sole member of Performance Enhancement Partners, will have voting and dispositive power over the shares to be issued and options to be granted.
(12)	Represents options granted pursuant to FOH Holdings’ 2003 Employee Equity Incentive Plan (‘‘FOH Holdings 2003 Plan’’) on December 2, 2003 to purchase 27,500 shares and on December 8, 2006 to purchase 6,750 shares that are currently exercisable within 60 days of November 26, 2007. The options will be assumed by us upon consummation of the merger and such assumed options will entitle Ms. LoRe to receive shares of our common stock upon the exercise of such options in an amount adjusted to reflect the Exchange Ratio of 17.811414. Ms. LoRe has agreed to not exercise any of her options before the closing of the merger. Excludes options granted to Ms. LoRe pursuant to the FOH Holdings 2003 Plan on December 8, 2006 to purchase 20,250 shares that are not exercisable within 60 days of November 26, 2007.
(13)	Represents options granted pursuant to the FOH Holdings 2003 Plan on December 8, 2006 to purchase 2,000 shares that are currently exercisable within 60 days of November 26, 2007. The options will be assumed by us upon consummation of the merger and such assumed options will entitle Mr. Walters to receive shares of our common stock upon the exercise of such options in an amount adjusted to reflect the Exchange Ratio of 17.811414. Mr. Walters has agreed to not exercise any of his options before the closing of the merger. Excludes options to purchase 1,500 shares granted to Mr. Walters pursuant to the FOH Holdings 2003 Plan that are not exercisable within 60 days of November 26, 2007.
(14)	Represents options granted pursuant to the FOH Holdings 2003 Plan on December 8, 2006 to purchase 2,000 shares that are currently exercisable within 60 days of November 26, 2007. The options will be assumed by us upon consummation of the merger and such assumed options will entitle Ms. Lynch to receive shares of our common stock upon the exercise of such options in an amount adjusted to reflect the Exchange Ratio of 17.811414. Ms. Lynch has agreed to not exercise any of her options before the closing of the merger. Excludes options to purchase 1,500 shares granted to Ms. Lynch pursuant to the FOH Holdings 2003 Plan that are not exercisable within 60 days of November 26, 2007.
(15)	Includes an aggregate of 911,000 shares that Messrs. Knigin, Pomerantz, Rende, Eisel, Simon and Salberg have the right to acquire upon exercise of outstanding options that are exercisable within 60 days of November 26, 2007.
(16)	Includes an aggregate of 1,604,787 shares that Linda LoRe, Rose Peabody Lynch, Peter Cole, Melvyn Knigin, Thomas Rende, John L. Eisel, Joel M. Simon, Michael A. Salberg and Milton J. Walters have the right to acquire upon exercise of outstanding options that are exercisable within 60 days of November 26, 2007.

THE RIGHTS OFFERING

Before exercising any subscription rights, you should read carefully the information set forth under ‘‘Risk Factors’’ on page 15.

Background

On December 18, 2006, we entered into the merger agreement with Merger Sub and FOH Holdings. The merger agreement provides for a business combination transaction by means of a merger of Merger Sub with and into FOH Holdings in which FOH Holdings will be the surviving entity and become our wholly-owned subsidiary. In connection with the transactions contemplated by the merger agreement, we are distributing at no charge to the holders of our common stock non-transferable subscription rights to purchase shares of our common stock. In order to ensure that we raise an aggregate $20 million of gross proceeds through the issuance of shares of our common stock, we have entered into a standby purchase agreement with the standby purchasers who have each agreed to purchase unsubscribed shares. As necessary, the Fursa standby purchasers have agreed to purchase, on a several, but not on a joint and several basis, 50% of such unsubscribed shares, and Tokarz Investments and TTG Apparel have agreed to purchase the remaining 50% of such unsubscribed shares. As consideration for these commitments, we will issue guarantor warrants with an exercise price equal to the subscription price of the shares being offered through the rights offering, representing the right to purchase in the aggregate 1,193,182 shares of our common stock, or 10.5% of the total number of new shares to be offered in this rights offering.

The subscription rights

We will distribute to each holder of Movie Star common stock on the record date, November 27, 2007, at no charge, one non-transferable subscription right for each share of Movie Star common stock held on the record date. Each subscription right will allow you to purchase 0.691417 shares of our common stock, rounded down to the nearest whole number, at the subscription price of $1.76 per share. The subscription price equals the product of 0.85 and the average of the closing prices of our common stock during the 20 trading days immediately preceding the record date. If all subscription rights are exercised, we will sell a total of 11,363,636 shares of Movie Star common stock.

The subscription rights will be evidenced by non-transferable subscription rights certificates. Although we will distribute subscription rights to each holder of Movie Star common stock as of the record date, TTG Apparel agreed that it will not and will cause its affiliates not to purchase from us any of the additional shares of common stock that will be available for purchase by TTG Apparel and/or any of its affiliates in connection with the rights offering in order to enhance the subscription privileges of our other eligible participants.

If you elect to exercise your basic subscription privilege in full, you will also be entitled to subscribe, at the subscription price, for additional shares of Movie Star common stock in connection with your over-subscription privilege to the extent that other eligible participants do not exercise their basic subscription privileges in full; provided, however, that no shareholder will be entitled to subscribe for shares that would result in that holder, together with its affiliates and associates (within the meanings set forth in Rule 12b-2 under the Exchange Act) and any person who formed, joined or in any way participates in a group (within the meaning of Section 13d-5(b)(1) of the Exchange Act) with that holder, owning more than 4.9% of the total outstanding shares of our common stock immediately following the consummation of the transactions contemplated by the merger agreement. If the number of shares available after satisfaction of all basic subscriptions is insufficient to satisfy fully all elections to exercise the over-subscription privilege, we will allocate the excess shares pro rata among those over-subscribing. We will base the pro rata allocation on the number of shares of common stock held as of the record date. The opportunity to exercise the over-subscription privilege is available to all subscription rights holders on the same terms.

If you hold your shares in a brokerage account or by a custodian bank or other nominee, you will not receive a subscription rights certificate, and your subscription rights must be exercised through the broker, custodian bank or other nominee. The following describes the rights offering in general and assumes (unless specifically provided otherwise) that you are a record holder of Movie Star common stock. If you hold your shares in a brokerage account or by a custodian bank or other nominee, please contact your broker, custodian bank or other nominee to participate in the rights offering.

If you hold your shares directly, you will receive a non-transferable subscription rights certificate. As a holder of subscription rights you will be entitled to two subscription privileges: (1) a basic subscription privilege and (2) an over-subscription privilege. These privileges are described below.

We will not issue fractional shares in the rights offering, but rather will round down any fractional shares to the nearest whole share. For example, if you exercise 100 subscription rights, you will receive 69 shares of Movie Star common stock instead of the 69.1417 shares of Movie Star common stock you would have received without rounding.

Your purchase of shares of Movie Star common stock pursuant to this rights offering is not conditioned upon the subscription of any minimum number of shares by you and the other holders of the subscription rights. However, you may exercise the over-subscription privilege only if you exercise the basic subscription privilege in full.

Expiration date; amendments and termination

You may exercise the basic subscription privilege and the over-subscription privilege at any time before 5:00 p.m. Eastern Time on January 16, 2008, the expiration date for the rights offering. We may, in our sole discretion (subject to obtaining FOH Holdings’ consent), extend the time for exercising the subscription rights by giving oral or written notice to the Subscription Agent on or before the scheduled expiration of the rights offering. If the commencement of the rights offering is delayed for a period of time, the expiration date of the rights offering will be similarly extended. If we elect to extend the date the subscription rights expire, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date.

We reserve the right, in our sole discretion (subject to obtaining FOH Holdings’ consent and the consent of the standby purchasers, to the extent required), to amend, withdraw terminate or modify the terms of the rights offering. If we withdraw or terminate the rights offering, all affected subscription rights will expire without value and, as soon as practicable, we will return all of your subscription payments to you, without interest or deduction.

If you do not exercise your subscription rights before the time they expire, then your subscription rights will become null and void. We will not be obligated to honor your exercise of subscription rights if the Subscription Agent receives the documents relating to your exercise after the time they expire, regardless of when you transmitted the documents.

Conditions to Closing the Rights Offering

The closing of the rights offering is conditioned on (i) the satisfaction or waiver of the conditions specified in the merger agreement to the filing of the certificate of merger, other than the actual delivery of the various closing documents and (ii) our acceptance of subscriptions, which would occur immediately prior to the merger (and prior to any reverse stock split effected in connection with the merger). Even if you properly exercise your subscription rights and pay the proper amount before the rights offering expires, the rights offering will be terminated if the merger agreement is terminated. The certificate of merger will be filed following the satisfaction or waiver of the conditions to the merger.

Our obligations, as well as the obligations of each of FOH Holdings and Merger Sub, under the merger agreement are subject to the satisfaction of the following conditions:

•	the majority of our outstanding shares of common stock and the majority of the shares of our common stock that are held by our shareholders other than TTG Apparel and its affiliates or associates shall have approved the proposed amendments to our certificate of incorporation that allow for the increase of authorized shares of our common stock to 200,000,000 and the issuance of shares of our common stock in connection with the merger, the rights offering and the other transactions contemplated thereby as set forth by this proxy statement, and such certificate shall have been filed with the Secretary of State of the State of New York;

•	all consents, authorizations or approvals of any individual, corporation, partnership, limited liability company, association, trust or other entity or organization (including a court or tribunal or administrative governmental or regulatory body, agency or authority), required or necessary to be obtained prior to the effective time of the merger by us, FOH Holdings or any of our respective subsidiaries in connection with the transactions contemplated by the merger agreement, other than those which the failure to obtain would not, individually or in the aggregate, have a parent material adverse effect or company material adverse effect, as applicable, or result in a criminal violation;

•	if any existing indebtedness for borrowed money of FOH Holdings, us, or any of our respective subsidiaries held by Wells Fargo Retail Finance, LLC or CIT Commercial Service is not refinanced, all such consents, authorizations, waivers and approvals of each of such financial institutions shall have been obtained;

•	there shall not have been enacted, issued, enforced or entered any judgment, decree, injunction, order, writ, arbitration award, agency requirement, law, statute, ordinance, rule, regulation, concession, franchise, permit, license or other governmental authorization by any court, tribunal or administrative, governmental or regulatory agency, body, authority or other entity of competent jurisdiction or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the merger or the transactions contemplated by the merger agreement;

•	the registration statement for the rights offering shall have been filed with the SEC and declared effective; no stop order suspending the effectiveness of such registration statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC and any request of the SEC for the inclusion of additional information shall have been complied with;

•	the current level of directors’ and officers’ liability insurance, subject to the potential increase in the limit of liability to $25,000,000, shall be available to our officers and directors; and

•	if a filing is made under the HSR Act, the waiting period applicable to the consummation of the merger under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between FOH Holdings or us and the Federal Trade Commission or the Department of Justice pursuant to which either FOH Holdings or us has agreed not to consummate the merger for a period of time. Further, any similar waiting period under any other antitrust rule or regulation applicable to the merger or the transactions contemplated thereby shall have expired or been terminated.

The obligations of FOH Holdings to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above, are subject to the satisfaction of the following conditions:

•	our representations and warranties and the representations and warranties of Merger Sub set forth in the merger agreement, the standby purchase agreement and the shareholders agreement shall be true and correct in all material respects (or in all respects for such representations and warranties qualified as to materiality or a material adverse effect with respect to us and our subsidiaries) on the date of the merger agreement and on the date of the closing of the transactions contemplated by the merger agreement with the same effect as though such representations and warranties had been made on and as of such date (unless any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and FOH Holdings shall have received a certificate to such effect signed on our behalf by our authorized officer;

•	we and Merger Sub shall have each performed or complied, in all material respects, with all obligations and covenants required to be performed or complied with by us under the merger agreement prior to the closing of the transactions contemplated thereby, and FOH Holdings shall have received a certificate to such effect signed on our behalf by our authorized officer;

•	there shall not have been any change which would constitute a parent material adverse effect; and

•	we shall have executed and delivered the shareholders agreement, the registration rights agreement and the guarantor warrants.

Our obligations, as well as those of Merger Sub, to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above, are subject to the satisfaction of the following conditions:

•	the representations and warranties of FOH Holdings set forth in the merger agreement, the standby purchase agreement and the shareholders agreement shall be true and correct in all material respects (or in all respects for such representations and warranties qualified as to materiality or a material adverse effect with respect to FOH Holdings and its subsidiaries) on the date of the merger agreement and on the date of the closing of the transactions contemplated by the merger agreement with the same effect as though such representations and warranties had been made on and as of such date (unless any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and we shall have received a certificate to such effect signed on behalf of FOH Holdings by an authorized officer of FOH Holdings;

•	the representations and warranties of the Fursa standby purchasers, Tokarz Investments and TTG Apparel set forth in the standby purchase agreement shall be true and correct in all material respects on the date of the merger agreement and on the date of the closing of the transactions contemplated by the merger agreement with the same effect as though such representations and warranties had been made on and as of such date (unless any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and we shall have received a certificate to such effect signed on behalf of each of the Fursa standby purchasers, Tokarz Investments and TTG Apparel;

•	FOH Holdings shall have performed or complied, in all material respects, with all obligations and covenants required to be performed or complied with by FOH Holdings under the merger agreement prior to the closing of the transactions contemplated thereby, and we shall have received a certificate to such effect signed on behalf of FOH Holdings by an authorized officer of FOH Holdings;

•	there shall not have been any change which would constitute a company material adverse effect;

•	each of the Fursa standby purchasers, Tokarz Investments and TTG Apparel shall have delivered to us, by wire transfer of immediately available funds, the aggregate purchase price for the applicable number of shares of our common stock that each such party is obligated to purchase under the standby purchase agreement as described below in ‘‘The Standby Purchase Commitment and Other Transactions—The Standby Purchase Commitment;’’ and

•	each FOH Holdings stockholder shall have executed and delivered the FOH Holdings’ stockholders agreement and the shareholders agreement.

Each of the conditions to the consummation of the merger and the other transactions contemplated by the merger agreement are for the benefit of the respective party and may be waived by such party in whole or in part to the extent permitted by law, rule or regulation, or other governmental authorization and approval.

Subscription rights

Your subscription rights entitle you to the basic subscription privilege and the over-subscription privilege.

Basic Subscription Privilege.    With the basic subscription privilege, you may purchase 0.691417 shares of Movie Star common stock, rounded down in the aggregate to the nearest whole number, per subscription right, upon delivery of the required documents and payment of the subscription price of $1.76 per share, before the time the subscription rights expire; provided, however, that no holder will be entitled to subscribe for shares of Movie Star common stock in this rights offering that would result in such holder, together with its affiliates and associates (within the meanings set forth in Rule 12b-2 under the Exchange Act) and any person who formed, joined or in any way participates in a group (within the meaning of Section 13d-5(b)(1) of the Exchange Act) with such holder, owning more than 4.9% of the total outstanding shares of Movie Star common stock immediately following the consummation of the transactions contemplated by the merger agreement. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription privilege. We will deliver to those who purchase shares in the rights offering certificates representing the shares purchased with a holder’s basic subscription privilege as soon as practicable after the rights offering has expired.

Over-Subscription Privilege.    In addition to your basic subscription privilege, you may subscribe for additional shares of Movie Star common stock, upon delivery of the required documents and payment of the subscription price of $1.76 per share before the time the subscription rights expire, if you exercised your basic subscription privilege in full and other holders of subscription rights do not exercise their basic subscription privileges in full; provided, however, that no shareholder will be entitled to subscribe for shares that would result in that holder, together with its affiliates and associates (within the meanings set forth in Rule 12b-2 under the Exchange Act) and any person who formed, joined or in any way participates in a group (within the meaning of Section 13d-5(b)(1) of the Exchange Act) with that holder, owning more than 4.9% of the total outstanding shares of our common stock immediately following the consummation of the transactions contemplated by the merger agreement.

Pro Rata Allocation.    If there are not enough shares to satisfy all subscriptions pursuant to the exercise of the over-subscription privilege, we will allocate the remaining shares pro rata (subject to the elimination of fractional shares) among those over-subscribing. Pro rata means in proportion to the number of shares of common stock you and the other holders exercising the basic subscription privileges held as of the record date. If there is a pro rata allocation of the remaining shares and the pro-ration results in the allocation to you of a greater number of shares than you subscribed for pursuant to the over-subscription privilege, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privilege.

Full Exercise of the Basic Subscription Privilege.    You may exercise the over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose you were granted subscription rights for shares of Movie Star common stock you own individually and shares of Movie Star common stock you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to subscription rights you own collectively with your spouse, you only need to exercise your basic subscription privilege with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege.

When you complete the portion of the subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as to shares of Movie Star common stock you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full by properly completing the subscription rights certificate and indicating the number of shares you wish to purchase through the over-subscription privilege and delivering a check for the proper amount.

If you own your shares of Movie Star common stock through your bank, broker or other nominee holder who will exercise your over-subscription privilege on your behalf, the nominee holder will be required to certify to us and the Subscription Agent:

•	the number of shares held on the record date on your behalf;

•	the number of subscription rights you exercised under your basic subscription privilege;

•	that your entire basic subscription privilege held in the same capacity has been exercised in full; and

•	the number of shares of common stock you subscribed for pursuant to the over-subscription privilege.

Your nominee holder must also disclose to us certain other information received from you.

If you exercise fewer than all of the subscription rights evidenced by your subscription rights certificate by so indicating on your subscription rights certificate, the Subscription Agent will, if you so request, issue to you a new rights certificate evidencing the unexercised subscription rights. A new subscription rights certificate will be issued to you according to your instructions upon the partial exercise of subscription rights only if the Subscription Agent receives a properly endorsed subscription rights certificate no later than the seventh business day prior to the expiration date of the rights offering. After that date no new subscription rights certificates will be issued. Accordingly, after such date if you exercise less than all of your subscription rights you will lose the power to exercise your remaining subscription rights.

Return of Excess Payment.    If you exercised your over-subscription privilege and are allocated less than all of the shares of Movie Star common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering. We will deliver to the record holders who purchase shares in the rights offering certificates representing the shares of Movie Star common stock that were purchased as soon as practicable after the expiration date of the rights offering and after all pro rata allocations and adjustments have been completed.

Transferability of Subscription Rights.    You may not transfer your subscription rights. Only you may exercise your subscription rights.

Subscription Price.    To exercise your subscription rights, you must pay in cash the subscription price of $1.76 per share of Movie Star common stock.

Record date

The record date for the rights offering is November 27, 2007.

Subscription agent

We have appointed American Stock Transfer & Trust Company as Subscription Agent for the rights offering. We will pay the fees and expenses of the Subscription Agent. We also have agreed to indemnify the Subscription Agent from certain liabilities that it may incur in connection with the rights offering. American Stock Transfer & Trust Company’s telephone number is (718) 921-8317.

Exercise of subscription rights

You may exercise your subscription rights by delivering the following to the Subscription Agent at or before 5:00 p.m. Eastern Time on January 16, 2008, the expiration date of the rights offering:

•	your properly completed and executed subscription rights certificate evidencing those subscription rights with any required signature guarantees or other supplemental documentation; and

•	your payment in full of the subscription price for each share of Movie Star common stock subscribed for under your basic subscription privilege and over-subscription privilege.

If you are a beneficial owner of shares of Movie Star common stock whose shares are registered in the name of a broker, custodian bank or other nominee, you should instruct your broker, custodian bank or other nominee to exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m. Eastern Time on January 16, 2008, the expiration date of the rights offering.

Your subscription rights will not be considered exercised unless the Subscription Agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m. Eastern Time on January 16, 2008, the expiration date of the rights offering.

Once you exercise your subscription rights, you cannot revoke your subscription. In order to exercise your subscription rights, you must exercise them before they expire.

Method of payment

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of Movie Star common stock for which you are subscribing by either:

•	a personal check, certified or cashier’s check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to American Stock Transfer & Trust Company, as Subscription Agent; or

•	wire transfer of immediately available funds to the account maintained by the Subscription Agent for such purpose.

Receipt of Payment

Your payment of the subscription price will be deemed to have been received by the Subscription Agent only upon:

•	clearance of any uncertified check;

•	receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order; or

•	receipt of collected funds in the Subscription Agent’s account designated above.

Clearance of uncertified checks

You should note that funds paid by uncertified checks may take at least five business days to clear. If you wish to pay the subscription price by an uncertified check, we urge you to make your payment sufficiently in advance of the time the subscription rights expire to ensure that your payment is received and clears by that time. We urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to avoid missing the opportunity to exercise your subscription rights. If you pay the subscription price with an uncertified check that does not clear by the expiration date of the rights offering, your exercise will not be effective.

Delivery of subscription materials and payment

You should deliver the subscription rights certificate and payment of the subscription price, as well as any Nominee Holder Certifications and DTC Participant Over-Subscription Forms as follows:

If delivering by mail:	If delivering by hand or courier:
American Stock Transfer & Trust Company Operations Center	American Stock Transfer & Trust Company Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 2042	6201 15thAvenue
New York, New York 10272-2042	Brooklyn, New York 11219

You may call the Subscription Agent at (718) 921-8317.

Your delivery to another address or by any method other than as set forth above will not constitute valid delivery.

Calculation of subscription rights exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the basic subscription privilege with respect to the maximum number of subscription rights that may be exercised for the aggregate subscription price payment you delivered to the Subscription Agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised the full basic subscription privilege and the over-subscription privilege to purchase the maximum number of shares of Movie Star common stock with your overpayment. If we do not apply your full subscription price payment to your purchase of shares of Movie Star common stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the expiration date of the rights offering.

Your funds will be held by the Subscription Agent until shares of Movie Star common stock are issued
The Subscription Agent will hold your payment of the subscription price in a segregated account with other payments received from holders of subscription rights until the completion of the rights offering or its earlier withdrawal or termination.

If you exercised your over-subscription privilege and are allocated less than all of the shares of Movie Star common stock for which you wished to subscribe, the excess funds you paid for shares of Movie Star common stock that are not allocated to you will be returned by mail without interest or deduction as soon as practicable after the expiration date of the subscription rights.

Medallion guarantee may be required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution (a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States), subject to standards and procedures adopted by the Subscription Agent, unless

•	your subscription rights certificate provides that the shares of Movie Star common stock you subscribed for are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Notice to beneficial holders

If you are a broker, a trustee or a depositary for securities that held shares of Movie Star common stock for the account of others as of the record date of November 27, 2007 (a ‘‘nominee record holder’’), you should notify the respective beneficial owners of such shares of the subscription rights as soon as possible to find out such beneficial owners’ intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to the subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the Subscription Agent with the proper payment. If you hold shares of Movie Star common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of Movie Star common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled ‘‘Nominee Holder Certification’’ that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the Subscription Agent to request a copy.

Beneficial owners

If you are a beneficial owner of shares of Movie Star common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of Movie Star common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled ‘‘Beneficial Owner Election Form.’’ You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Instructions for completing your subscription rights certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully. If you want to exercise your subscription rights, you must send your subscription rights certificates to the Subscription Agent. You should not send the subscription rights certificates to Movie Star. We can not guarantee that any subscription rights certificates sent to Movie Star will be forwarded to the Subscription Agent.

You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the Subscription Agent.    If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment prior to the time the subscription rights expire. Because uncertified checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified or cashier’s check, money order or wire transfer of funds.

Determinations regarding the exercise of your subscription rights

We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of subscription rights. Our decisions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. Your subscription will not be deemed to have been received or accepted until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we nor the Subscription Agent will be under any duty to notify you of a defect or irregularity in connection with your submission of subscription rights certificates. We will not be liable for failing to give you such notice. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of subscription rights if our issuance of shares of Movie Star common stock pursuant to your exercise could be deemed unlawful or materially burdensome.

Regulatory limitation

We will not be required to issue shares of Movie Star common stock pursuant to the rights offering to you if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the subscription rights expire, you have not obtained such clearance or approval.

Questions about exercising subscription rights

You may direct any questions or require assistance regarding the method of exercising your subscription rights, additional copies of this prospectus, the Instructions as to the Use of Movie Star, Inc. Subscription Rights Certificates, the Nominee Holder Certification or other subscription documents referred to herein, to Morrow & Co., Inc., our Information Agent, at the following telephone number and address.

Morrow & Co., Inc.
470 West Avenue, 3rd Floor
Stamford, Connecticut 06902
Tel: (800) 607-0088

No revocation

Once you have exercised your basic subscription privilege or basic subscription privilege and over-subscription privilege, you may not revoke your exercise. Subscription rights not exercised prior to the expiration date of the rights offering will expire and will have no value.

Procedures for DTC participants

We expect that your exercise of your basic subscription privilege and your over-subscription privilege may be made through the facilities of The Depository Trust Company (‘‘DTC’’). If your subscription rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of subscription rights that you are exercising and the number of shares of Movie Star common stock that you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each share of Movie Star common stock that you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.

Determination of subscription price

The subscription rights are being issued pursuant to the terms of the rights offering agreed between us and FOH Holdings in connection with the merger and the other transactions contemplated by the merger agreement. The subscription price, like all other aspects of the merger, was determined through arm’s length negotiations between us and FOH Holdings and approved by our special committee and board of directors. Both Fursa and Michael Tokarz were also involved with this negotiation as the parties had agreed that the shares of Movie Star common stock to be purchased by the standby purchasers would be at the same per share price as the subscription price in the rights offering. Our special committee and our board considered the following material factors in determining the subscription price:

•	Comparable rights offering transactions;

•	The cost of capital from alternative sources; and

•	The resulting dilution to our shareholders, both economically and in their percentage ownership to the extent they do not elect to participate in the rights offering.

Our special committee and our board determined that the formula for the subscription price, which results in a subscription price of $1.76 per share of our common stock, would be appropriate in order to induce our shareholders (other than TTG Apparel) to participate in the rights offering and afford them with an opportunity to mitigate the anticipated dilution of their ownership percentage in our company as a result of the merger and the related transactions. Based on these factors, we negotiated with FOH Holdings to arrive at the subscription price that would equal a 15% discount to the 20 day average trading price ending immediately prior to the record date for the rights offering.

The $1.76 per share subscription price should not be considered an indication of the actual value of Movie Star or of Movie Star common stock. We cannot assure you that the market price of Movie Star common stock will not decline during or after the rights offering or following any reverse stock split. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $1.76 per share (or as adjusted for any reverse stock split). We urge you to obtain a current quote for Movie Star common stock before exercising your subscription rights. On November 26, 2007, the closing price of Movie Star common stock was $1.93 per share. Movie Star common stock is traded on the American Stock Exchange under the symbol ‘‘MSI.’’

No recommendations to subscription rights holders

An investment in shares of Movie Star common stock must be made according to each investor’s evaluation of its own best interests and after considering all of the information in this prospectus, including the ‘‘Risk Factors’’ section of this prospectus. None of our board of directors, our officers or any other person are making any recommendations as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

Non-U.S. and certain other shareholders

The Subscription Agent will mail subscription certificates to you if you are a rights holder whose address is outside the United States or if you have an army post office or a fleet post office address. To exercise your subscription rights, you must notify the Subscription Agent on or prior to 5:00 p.m. Eastern Time on January 16, 2008, and take all other steps that are necessary to exercise your subscription rights, on or prior to that time. If you do not follow these procedures prior to the expiration of the rights offering, your subscription rights will expire.

Issuance of common stock

The Subscription Agent will issue to you certificates representing shares of Movie Star common stock that you purchase pursuant to the rights offering as soon as practicable after the closing of the rights offering.

Your payment of the subscription price will be retained by the Subscription Agent, and will not be delivered to us, until your subscription is accepted. We will not pay you any interest on funds paid to the Subscription Agent, regardless of whether such funds are applied to the subscription price or returned to you. You will have no rights as a shareholder of Movie Star with respect to shares of Movie Star common stock subscribed for in the rights offering until certificates representing such shares are issued to you. Unless otherwise instructed in the subscription rights certificates, your certificates for shares issued pursuant to your exercise of subscription rights will be registered in your name.

If the rights offering is not completed for any reason, the Subscription Agent will as soon as practicable return, without interest, all funds received by it.

Shares of common stock outstanding after the rights offering

As of November 26, 2007 there were 16,435,275 shares of Movie Star common stock outstanding. After giving effect to the shares to be issued in the merger and the full number of shares available for subscription in the rights offering, there will be approximately 54,612,529 shares of Movie Star common stock issued and outstanding.

Other matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase shares of Movie Star common stock from you if you are a resident of any such state or other jurisdiction. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the laws of such states or other jurisdictions. We do not expect that there will be any changes in the terms of the rights offering. However, we may decide, in our sole discretion, not to modify the terms of the rights offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of that state, you will not be eligible to participate in the rights offering.

THE STANDBY PURCHASE COMMITMENT and other transactions

The Standby Purchase Commitment

Concurrently with the execution of the merger agreement, the standby purchasers entered into a standby purchase agreement with us. The obligations of the standby purchasers under the standby purchase agreement ensures that we raise an aggregate $20 million of gross proceeds through the issuance of shares of our common stock at the time we consummate the merger. Pursuant to the standby purchase agreement, if and to the extent any shares of our common stock are unsubscribed in the rights offering, the standby purchasers will purchase from us, at the subscription price of $1.76 per share, such unsubscribed shares through the private placement of such unsubscribed shares. The Fursa standby purchasers have agreed to purchase, on a several but not on a joint and several basis, 50% of such amount of unsubscribed shares, and TTG Apparel and Tokarz Investments have agreed to purchase the remaining 50% of such amount of unsubscribed shares. In addition, TTG Apparel has agreed that it and its affiliates will not purchase from us any shares of our common stock that will be available for purchase by TTG Apparel and/or any of its affiliates in connection with the rights offering in their capacities as Movie Star shareholders in order to enhance the subscription privileges of our other eligible participants. The only condition to our obligations and the obligations of the standby purchasers under the standby purchase agreement is the consummation of the merger.

None of the standby purchasers, including Tokarz Investments and TTG Apparel, will acquire any of our common stock in the rights offering. Any shares that the standby purchasers may acquire following the expiration of the rights offering will be purchased exclusively pursuant to their commitments under the standby purchase agreement. None of the shares of our common stock to be acquired by the standby purchasers is being covered by this prospectus and the sale of any of our common stock to the standby purchasers is not being registered under this prospectus.

All of our securities that the standby purchasers purchase under the terms of the standby purchase agreement will be subject to restrictions on transfer under the Securities Act of 1933, as amended (‘‘Securities Act’’). Accordingly, such securities may only be transferred or sold by the standby purchasers pursuant to an effective registration statement under the Securities Act or in a transaction exempt from the registration requirements of the Securities Act. None of such securities can be resold by the standby purchasers by means or use of this prospectus. We have provided each of the standby purchasers with certain registration rights to enable them to elect to transfer and sell their securities. See ‘‘— Registration Rights’’ below.

To the extent that existing Movie Star shareholders participate in the rights offering, the number of shares of Movie Star common stock held by existing Movie Star shareholders, other than TTG Apparel, following the merger will increase. If no Movie Star shareholder participates in the rights offering, (i) TTG Apparel, together with Tokarz Investments, will beneficially own approximately 38.8% of the outstanding common stock of Movie Star, in the aggregate, after giving effect to the merger, the purchase of shares in accordance with the standby purchase agreement, the issuance of the guarantor warrants as consideration for the commitments of the standby purchasers thereunder and the issuance of the Series A Preferred Stock and (ii) the Fursa managed accounts will beneficially own approximately 37.9% of the outstanding common stock of Movie Star, after giving effect to the merger, the purchase of shares in accordance with the standby purchase agreement, the issuance of the guarantor warrants as consideration for the commitments of the standby purchasers and the issuance of the Series A Preferred Stock.

The foregoing description of the standby purchase agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement attached as Exhibit B to the Merger Agreement, a copy of which was attached as Annex A to the proxy statement.

Guarantor Warrants

As sole consideration for the commitments by the standby purchasers, we will issue warrants representing the right to purchase, in the aggregate, 1,193,182 shares of our common stock, which we refer to as the guarantor warrants. The material terms of these warrants are as follows:

Term.    Each guarantor warrant will expire three years following its issuance.

Exercise Price.    The guarantor warrants will have an exercise price equal to $1.76 per share. The exercise price will be subject to adjustment pursuant to adjustment and anti-dilution provisions, which are summarized below.

At the option of the holders of the guarantor warrants, the guarantor warrants may be exercised on a cashless net-exercise basis.

Transfer.    The guarantor warrants will not be transferable or assignable by their holders, except that the guarantor warrants may be transferred to any affiliate of a holder, any wholly-owned subsidiary of such holder or any other person, managed fund or managed client account over which such holder or any of its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights, in a private offering. In order to effect such transfer or assignment, such holder will be obligated to deliver to us a written notice countersigned by the relevant assignee, containing specific information required under the guarantor warrant, including the assignee’s representations and warranties as to its accredited investor status and its investment intent and its understanding as to the transfer restrictions.

Adjustments, Anti-dilution.    The guarantor warrants will have weighted-average anti-dilution protection for issues of equity by us that are below the exercise price and other adjustments in connection with a reclassification, subdivision or combination of our common stock, our consolidation, merger or share exchange with or into another corporation, a sale transfer or lease of all or substantially all of our assets or a distribution of our assets or common stock or a liquidating dividend to our shareholders.

The foregoing description of the guarantor warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the form of guarantor warrant attached as Exhibit L to the merger agreement, a copy of which is attached as Annex A to the proxy statement.

The following table sets forth the names of each standby purchaser, its percentage of the total standby purchase obligation, the maximum dollar amount of its individual obligation under the standby purchase agreement, the maximum number of shares of our common stock it would be required to purchase thereunder (assuming none of the subscription rights issued in the rights offering are exercised) and the number of guarantor warrants it will receive.

Standby Purchaser(1)	Percentage of Total Standby Purchase Obligation	Maximum Dollar Amount of Standby Purchase Obligation	Maximum Number of Shares to be Purchased under Standby Purchase Agreement	Number of Guarantor Warrants to be Received
Fursa Alternative Strategies LLC and its managed funds	50.0%	$10,000,000	5,681,818	596,591
Tokarz Investments, LLC / TTG Apparel, LLC	50.0%	10,000,000	5,681,818	596,591
	100.0%	$20,000,000	11,363,636	1,193,182

(1)	Please see ‘‘Security Ownership of Certain Beneficial Owners and Management’’ for a description of the relationship among the standby purchasers.

Registration Rights

In connection with the consummation of the transactions contemplated by the merger agreement, we will enter into a registration rights agreement with Fursa (on its behalf and on behalf of the Fursa managed accounts), Tokarz Investments and TTG Apparel. Pursuant to this agreement, we will, subject to certain conditions and exceptions, agree to register the resale of shares of our common stock held by these entities under the Securities Act. Subject to the specific conditions, the Fursa managed accounts as a group and TTG Apparel and Tokarz Investments as a group, will each be allowed to request such a registration with respect to an underwritten offering of their shares of our common stock up to two times. In connection with any such requested registration, we will select the underwriters for such registration, subject to the reasonable consent of the requesting party, and we may preempt such a demand to register shares if we elect to effect an underwritten primary registration in lieu thereof.

The holders of our securities that are registrable pursuant to the registration rights agreement, subject to certain conditions and exceptions, will also be allowed to include their shares of our common stock on registration statements effected by us pursuant to certain of their ‘‘piggyback’’ registration rights.

Each of the holders of our securities that are registrable pursuant to the registration rights agreement will agree not to effect any public sale or distribution of any of its shares of our common stock or any of its securities convertible into or exchangeable or exercisable for our common stock during the 30 days prior to and up to 120 days after the effective date of any registration statement filed by us in connection with a public offering (or for such longer period of time as required by the managing underwriter (or us if in a non-underwritten offering)), if and to the extent requested by such managing underwriter or us, as the case may be, except as part of such registration statement, whether or not such party participates in such registration. Similarly, we will agree not to effect any public sale or distribution of our equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the 30 days prior to and the 120 days after the effective date of the registration statements filed in connection with an underwritten offering made pursuant to a demand by Fursa (on its behalf and on behalf of the Fursa managed accounts), or Tokarz Investments and TTG Apparel (or for such longer period of time as is sufficient and appropriate, in the opinion of the managing underwriter, in order to complete the sale and distribution of such securities), except as part of such underwritten registration and except pursuant to registration on Form S-4 or Form S-8 promulgated by the SEC or similar form thereto.

Subject to certain conditions, the ‘‘piggyback’’ registration rights will not be assignable by any of the Fursa managed accounts or TTG Apparel and Tokarz Investments except to (i) a person that acquires from such party in a private offering such party’s shares of our common stock equal to at least five percent of the total outstanding shares of our common stock or (ii) any affiliate (as defined in Rule 12b-2 under the Exchange Act) of such party or any other person, managed fund or managed client account over which such party or any of its affiliates exercises investment authority in a private offering. Demand rights will only be assignable to a party’s wholly-owned subsidiary, affiliate or any other person, managed fund or managed client account over which such party or any of its affiliates exercises investment authority. As a condition to the effectiveness of any assignment under the registration rights agreement, the assignee will be required to execute a counterpart to the registration rights agreement assuming all of the obligations of the transferring party and agreeing to be treated as if an original party to the registration rights agreement. We will not be able to assign any of our rights or delegate any of our duties under the registration rights agreement without the prior written consent of Fursa (on its behalf and on behalf of the Fursa managed accounts), Tokarz Investments and TTG Apparel.

The registration rights agreement will contain customary indemnification provisions. In addition, pursuant to the registration rights agreement, we will be contractually obligated to file reports in compliance with the Exchange Act and comply with all rules and regulations of the SEC applicable in connection with the use of Rule 144 and take such other actions and furnish the holders of our securities registrable pursuant to the registration rights agreement with such other information as such holder may request in order to avail itself of such rule in order to sell such securities. If at any time we are not required to file reports pursuant to either Section 13 or Section 15(d) of the Exchange Act, we will at our expense, upon such holder’s written request, make available our current public information within the meaning of Rule 144.

The foregoing description of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of such agreement attached as Exhibit K to the merger agreement, a copy of which is attached as Annex A to the proxy statement.

Voting Agreement

Concurrently with the execution of the merger agreement, TTG Apparel, which currently beneficially owns 21.5% of our outstanding common stock, entered into a voting agreement with us. Under the terms of this voting agreement, TTG Apparel agreed to vote all shares of our common stock that it holds in favor of the transactions contemplated by the merger agreement, including, without limitation, approval of the issuance of shares of our common stock in connection with the merger and pursuant to the rights offering and in favor of the proposed amendment to our certificate of incorporation that allows an increase of authorized shares of our common stock to 200,000,000. TTG Apparel also agreed to grant an irrevocable proxy to us to vote its shares in the manner contemplated above and to execute and deliver any additional documents necessary or desirable to carry out the purpose of such agreement. Subject to specified conditions, TTG Apparel further agreed not to transfer any shares of our common stock owned by it or the voting rights related to such common stock until the termination of this voting agreement. This voting agreement and the obligations of TTG Apparel, as well as the irrevocable proxy signed by TTG Apparel, will terminate upon the earlier to occur of (i) the effective time of the merger or (ii) the date of termination of the merger agreement in accordance with its terms.

The foregoing description of the voting agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement attached as Exhibit A to the merger agreement, a copy of which is attached as Annex A to the proxy statement.

FOH Holdings’ Stockholders Agreement

Immediately following the execution and delivery of the merger agreement, FOH Holdings, Fursa, the Fursa managed accounts and Tokarz Investments entered into a stockholders agreement with us. As beneficial holders of 100% of FOH Holdings’ outstanding common stock, the Fursa managed accounts holding FOH Holdings common stock and Tokarz Investments agreed, among other things:

•	to vote the shares for which they have voting control in favor of the merger and the other transactions contemplated by the merger agreement;

•	not to transfer any shares of FOH Holdings common stock owned by them or the voting rights related to such common stock, other than in connection with the merger or to their affiliates or managed funds and accounts;

•	not to solicit or accept any third party proposals involving a merger or acquisition of FOH Holdings;

•	to irrevocably constitute and appoint Patrick Brennan and Michael T. Tokarz as joint stockholder representatives to act on behalf of each of them with respect to the provisions of this stockholders agreement, the merger agreement, the escrow agreement (as described below) and any other agreements contemplated thereby, as well as generally to perform all acts deemed advisable to effectuating their respective duties as stockholder representatives; and

•	to execute and deliver any additional documents necessary or desirable to carry out the purpose of such agreement.

The obligations with respect to voting, transfers and not soliciting alternative transactions expressly terminate upon the earlier to occur of (i) the effective time of the merger, or (ii) the date of termination of the merger agreement in accordance with its terms.

In addition, as part of this stockholders agreement, the Fursa debt holders, in their capacities as holders of FOH Holdings indebtedness, agreed to cancel $7.5 million of such indebtedness in exchange for the issuance of 3,629,329 shares of our newly authorized Series A Preferred Stock, which are convertible into 3,024,437 shares of common stock. The share amounts and issue price will be adjusted proportionately if we effect a reverse stock split upon consummation of the merger. The material terms of the Series A Preferred Stock, the actual terms of which will be included in our amended and restated certificate of incorporation, are as follows:

Series A Preferred Stock

Dividends.    Holders of Series A Preferred Stock, in preference to the holders of common stock or any other junior securities, will be entitled to receive, when, as and if declared by our board of directors, but only out of funds that are legally available therefor, cumulative dividends at the rate of 7.5% per annum of the sum of the original issue price and any accumulated and unpaid dividends thereon on each outstanding share of Series A Preferred Stock. Such dividends will be payable in additional shares of Series A Preferred Stock or in cash, at our option, only when, as and if declared by our board of directors and will be payable in arrears in equal amounts (with the first payment to be prorated based on the actual issue date) on the tenth business day after the end of each of our fiscal quarters of each year commencing on the first of these dates to occur after the first issuance of Series A Preferred Stock.

Liquidation preference.    In the event that we are a party to an acquisition or asset transfer or upon any liquidation, dissolution, or winding up, whether voluntary or involuntary, before any distribution or payment will be made to the holders of any securities junior to the Series A Preferred Stock, subject to the right of any series of preferred stock that may from time to time come into existence, the holders of Series A Preferred Stock will be paid out of the proceeds of such acquisition or asset transfer or the assets legally available for distribution for each share of Series A Preferred Stock held by them, the greater of (i) the amount equal to the original issue price of the Series A Preferred Stock plus all accumulated but unpaid dividends on the Series A Preferred Stock or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in the event of a liquidation, dissolution or winding up with respect to such shares if such shares had been converted to common stock immediately prior to such event.

Conversion by Holder.    Holders of our Series A Preferred Stock may convert their shares of Series A Preferred Stock at any time into fully-paid and non-assessable shares of our common stock. The number of shares of our common stock to which a holder of our Series A Preferred Stock will be entitled upon conversion will be equal to the product obtained by multiplying the conversion rate then in effect by the number of shares of Series A Preferred Stock being converted. Based on the initial conversion rate of 0.83333 (determined by dividing the original issue price of the Series A Preferred Stock by the product of 1.2 multiplied by the conversion price), one share of common stock will be issuable for every 1.2 shares of Series A Preferred Stock converted.

Conversion Price.    The initial per share conversion price for our Series A Preferred Stock will be equal to the original issue price for the Series A Preferred Stock, subject to adjustments for (i) stock splits of our common stock, (ii) combinations of our common stock into a smaller aggregate number, (iii) dividends paid or distributions made on our common stock without a corresponding dividend paid or distribution made to holders of our Series A Preferred Stock or (iv) other specified changes in our capitalization.

Anti-Dilution.    In addition to the proportional adjustments for stock dividends, stock splits and other similar changes in our capitalization, the conversion price will also be subject to an anti-dilution adjustment in the event of issuances of our common stock (or securities convertible into common stock) without consideration or at a price below the then effective conversion price of the Series A Preferred Stock. The conversion price will not be adjusted for (i) shares of common stock issued upon conversion of the Series A Preferred Stock, (ii) common stock or convertible securities issued to our employees, directors or advisors pursuant to stock option plans or other arrangements approved by the our board of directors, (iii) common stock issued pursuant to the exercise of convertible securities outstanding on the date of issuance of the Series A Preferred Stock, (iv) common stock or convertible securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination, (v) common stock issued pursuant to any debt refinancing with a financial institution or equipment or real property leasing we may choose to enter into, (vi) common stock or convertible securities issued to third-party service providers in exchange for or as partial consideration for services rendered to us, or (vii) common stock or convertible securities issued in connection with strategic transactions involving us and other entities, including (A) joint ventures, manufacturing, marketing or distribution arrangements or (B) technology transfer or development arrangements; provided that the issuance of shares therewith has been approved by our board of directors.

Automatic Conversion.    Upon the occurrence of any liquidation, dissolution, or winding up of our company, in which the amount of cash, securities or other property a holder of the Series A Preferred Stock would be entitled to receive is greater than the amount equal to the original issue price plus all accumulated but unpaid dividends on the Series A Preferred Stock, each share of our Series A Preferred Stock will automatically be converted into fully-paid and non-assessable shares of our common stock, based on the then-effective conversion price and in an amount immediately prior to such liquidation, dissolution, or winding up.

Redemption.    On the later to occur of (A) January 7, 2010 and (B) the six-month anniversary of the maturity date (or any extensions thereof) of our credit facility, we will be required to redeem all of our then outstanding Series A Preferred Stock by paying in cash in exchange for the shares of Series A Preferred Stock to be redeemed on such date a sum equal to the original issue price per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) plus accumulated but unpaid dividends with respect to such shares; provided, that if, on the 60th day prior to the date of redemption, the current market value (or the fair market value as determined in good faith by our board of directors in the event that the common stock is not publicly traded on the American Stock Exchange or other national securities exchange) is greater than the original issue price (as adjusted for stock dividends, combinations, splits, recapitalizations and the like) plus accumulated and unpaid dividends with respect to such shares, then all of our outstanding shares of Series A Preferred Stock shall be automatically converted to our common stock on the date of redemption. At least 30 days but no more than 60 days prior to the redemption date, we will send a notice of redemption to all holders of Series A Preferred Stock. There is no restriction on the redemption of Series A Preferred Stock due to any arrearage in the payment of dividends.

Voting Rights.    Each holder of shares of our Series A Preferred Stock will be entitled to the number of votes equal to the number of shares of our common stock into which such shares of Series A Preferred Stock could be converted. Holders of our Series A Preferred Stock will vote together with the common stock at any annual or special meeting of the shareholders and not as a separate class, and may act by written consent in the same manner as our common stock; provided, however, that for so long as any shares of Series A Preferred Stock remain outstanding, the vote or written consent of the holders of at least a majority of such shares will be necessary for effecting or validating the following actions:

•	any amendment, alteration, or repeal of any provision of our certificate of incorporation that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of our Series A Preferred Stock so as to affect the holders adversely; or

•	any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities ranking on a parity with or senior to the Series A Preferred Stock in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of any such new class or series.

Assignment.    The FOH Holdings’ stockholders agreement and the obligations of each of the Fursa managed accounts holding FOH Holdings common stock and Tokarz Investments thereunder may be assigned, delegated or transferred, in whole or in part, by such party to any affiliate of such party or to any other person, managed fund or managed client account over which such party or any of its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights, provided, that any such assignee, as a condition to the effectiveness of any such assignment, delegation or transfer, assumes within five business days of any such assignment, the obligations of such transferring party under the stockholders agreement and agrees in writing to be bound by the terms of the stockholders agreement in the same manner as such transferring party.

The foregoing description of the stockholders agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement attached as Exhibit M to the merger agreement, a copy of which is attached as Annex A to the proxy statement. The foregoing description of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the full text of the proposed amended and restated certificate of incorporation, a copy of which is attached as Annex D to the proxy statement.

Shareholders Agreement

In connection with, and as a condition to, the consummation of the transactions contemplated by the merger agreement, we will enter into a shareholders agreement with Fursa (acting on its behalf and on behalf of the Fursa managed accounts), Tokarz Investments and TTG Apparel. Pursuant to this shareholders agreement, for a period of 18 months following the consummation of the merger, each of such parties will agree, subject to certain exceptions, to not:

•	acquire or enter into any agreement, arrangement or undertaking the purpose of which is to acquire, directly or indirectly, except with respect to the shares of our common stock or any of our securities convertible into or exchangeable or exercisable for our common stock that such party will acquire in connection with the merger or the related transactions, or any shares of our common stock issuable under such convertible, exchangeable or exercisable securities, any direct or indirect interest in any of our securities or the securities of any of our affiliates or successors, unless, after giving effect to such acquisition, such party’s beneficial ownership does not exceed 1.0% more than the percentage of outstanding shares of our common stock that will be beneficially owned in the aggregate by such party and its affiliates after giving effect to the shares of our common stock such party received, or that may be issued upon exercise or conversion of our securities issued, in connection with the merger and the related transactions, or such acquisition is approved by a majority of the independent members of our board of directors who are also not an affiliate or nominee of such party involved in the proposed transaction;

•	sell or enter into any agreement, arrangement or undertaking of any kind the purpose of which is to sell, directly or indirectly, or transfer, assign, pledge, encumber, contribute, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit in any voting trust, or create or permit to exist any liens of any nature with respect to, any direct or indirect ownership interests in shares of our common stock, except as described in the next succeeding paragraph or except in compliance with Rule 144 under the Securities Act or with the approval by a majority of the independent members of our board of directors who are also not an affiliate or nominee of such party involved in the proposed transaction; and

•	act together with such other parties as a group within the meaning of the Exchange Act with respect to any of our securities.

Notwithstanding the foregoing limitations, any such party or group of such parties will be allowed to make and consummate a proposal or a tender offer to acquire all, but not less than all, shares of our common stock not owned by such parties. Further, such party will be able to transfer its shares of our securities in a private transaction to any affiliate of such party or to any other person, managed fund or managed client account over which such party or any of its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights, provided, that any such transferee, as a condition to the effectiveness of any such transfer, executes within five business days of any such transfer, a counterpart to the shareholders agreement assuming all of the obligations of such transferring party with respect to such transferred securities and agreeing to be treated as if an original party to the shareholders agreement.

The parties entering into the shareholders agreement with us will also agree, for the same 18-month period, to vote their shares of common stock or direct their shares of common stock to be voted by proxy in favor of the directors who will initially serve on the board of directors immediately following the consummation of the merger (and their duly appointed successors) and take all necessary action to maintain that board of directors. Furthermore, each of the parties entering into the shareholders agreement with us will not, during the same 18-month period, directly or indirectly, make or direct, encourage or in any way participate in any solicitations of proxies to vote or seek to advise or influence any person with respect to the voting of any of our securities, to contest, object or to vote the shares of our common stock that they own against or frustrate the intent of this shareholders agreement or take any action to prevent or disable us or any of the other parties to this shareholders agreement from performing any of our or their respective obligations under this shareholders agreement.

The foregoing description of the shareholders agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of such agreement attached as Exhibit J to the merger agreement, a copy of which is attached as Annex A to the proxy statement.

Escrow Arrangements

We and the stockholder representatives for the FOH Holdings stockholders will enter into an escrow agreement at or prior to the effective time of the merger with an escrow agent whereby we will deposit into escrow an amount of shares of our common stock equal to the product of (i) 0.2 multiplied by (ii) the number of shares of FOH Holdings common stock held by the stockholders of FOH Holdings immediately prior to the effective time of the merger multiplied by (iii) the exchange ratio of 17.811414 to cover indemnification claims that may be brought by us for certain matters, including breaches of representations, warranties and covenants by FOH Holdings under the merger agreement and the stockholders agreement. Shares remaining in escrow will be released following the 18-month anniversary of the effective time of the merger, subject to extension under certain circumstances. Similarly, treasury shares of our common stock representing 7.5% of the aggregate number of issued and outstanding shares of our common stock immediately prior to the effective time of the merger will be deposited into escrow to cover any indemnification claims that may be brought by FOH Holdings’ stockholders, which shares shall be returned to us following the 18-month anniversary of the effective time of the merger, subject to certain conditions and to the extent not used to satisfy indemnification claims.

Pursuant to the merger agreement, a committee of the board of directors of the combined company will be formed to make determinations regarding, pursuing and responding to indemnification claims, the amount of losses and the offset of losses against our common stock deposited into escrow. This committee will initially be comprised of Joel M. Simon and Milton J. Walters. If we or the FOH Holdings stockholder representatives do not agree with the determination made by this committee and, further, these parties are unable to reach an agreement, any disputes, claims, or controversies arising out of or relating to these indemnification matters will be resolved solely and exclusively by binding arbitration to be conducted before the Judicial Arbitration and Mediation Services (‘‘JAMS’’) in New York City before a single arbitrator pursuant to JAMS Comprehensive Arbitration Rules and Procedures, the results of which will be final and binding on us and FOH Holdings’ stockholders.

The record owner of the shares of our common stock that will be deposited with the escrow agent pursuant to the merger agreement will be entitled to exercise all voting rights with respect to such shares. Any income earned, including any ordinary cash dividends or other property paid as a distribution in respect of such shares, will not be distributed to the beneficial owners of such shares but will be held in escrow by the escrow agent and will become part of the appropriate escrow fund.

While the escrow agreement is in effect, the escrow agent will only release shares after receiving (i) a joint written instruction from both FOH Holdings stockholder representatives and us, (ii) an arbitration decision or award, or (iii) a court order relating to the release of shares being held in escrow as directed by such instruction, decision, award or order.

In addition, the escrow agent will release the shares of our common stock that it holds in escrow, as follows:

Release of Escrow with respect to Potential Tax Liability

•	Within five business days following the 18-month anniversary of the closing under the merger agreement, we will provide the escrow agent and the FOH Holdings stockholder representatives with a notice setting forth the amount of any tax liability, as of the date of such 18-month anniversary, for which we are being indemnified under the merger agreement. The FOH Holdings stockholder representatives will have 30 days from the delivery of such notice to elect to extend the payment of any such tax liability until the 24-month anniversary of the closing under the merger agreement. In the event that the FOH Holdings stockholder representatives do not make such election during such 30 day period, the escrow agent will deliver to us shares of our common stock that were deposited with the escrow agent to cover claims against FOH Holdings having a value equal to such tax liability, within 10 business days of the expiration of such period. For purposes of valuing shares of our common stock under the escrow agreement, the per share value will be based upon the average daily closing price of the shares of our common stock, rounded to two decimal places, for the 10 trading days ending two business days prior to the date of any distribution thereof. If the shares of our common stock then held in escrow that were deposited with the escrow agent to cover claims against FOH Holdings are valued at an amount that is less than the tax liability amount, the escrow agent will deliver to us all of such shares, together with any other cash or property deposited, accrued or earned in respect of such shares up to the amount due. If any such shares, cash or property remain after payment of the tax liability then (x) if there are any claims remaining against such shares, cash or property, the escrow agent will reserve an amount equal in value to 120% of the amount of any such claims and will distribute to the FOH Holdings stockholders the balance of such shares, cash or property on a pro rata basis as instructed by the FOH Holdings stockholder representatives and (y) if there are no claims that have not been finally resolved or paid against such shares, cash or property, the escrow agent will distribute the balance of such shares, cash or property to the FOH Holdings stockholders on a pro rata basis as instructed by the FOH Holdings stockholder representatives.

•	If the FOH Holdings stockholder representatives have timely elected to extend the payment of any such tax liability until the 24-month anniversary of the closing under the merger agreement, within five business days of the expiration of such 24-month period, we will deliver a notice to the escrow agent and the FOH Holdings stockholder representatives setting forth the amount, as of such 24-month anniversary, of the final tax liability amount for which we are being indemnified under the merger agreement. Within 10 business days after our delivery of such notice, the escrow agent will deliver to us shares of our common stock that were deposited with the escrow agent to cover claims against FOH Holdings in amount equal to such final tax liability. If the shares then held in escrow that were deposited with the escrow agent to cover claims against FOH Holdings are valued at an amount that is less than the final tax liability amount, the escrow agent will deliver to us all of the shares of our common stock that were deposited with the escrow agent to cover claims against FOH Holdings, together with any other cash or property deposited, accrued or earned in respect of such shares up to the amount due. If any such shares, cash or property remain after payment of the final tax liability then (x) if there are any claims remaining against such shares, cash or property, the escrow agent will reserve an amount equal in value to 120% of the amount of any such claims and will distribute to the FOH Holdings stockholders the balance of such shares, cash or property on a pro rata basis as instructed by their representatives and (y) if there are no claims that have not been finally resolved or paid against such shares, cash or property, the escrow agent will distribute the balance of such shares, cash or property to the FOH Holdings stockholders on a pro rata basis as instructed by their representatives.

•	If the FOH Holdings stockholder representatives elect to extend the payment of any such tax liability until the 24-month anniversary of the closing under the merger agreement, to the extent that the value of the shares of our common stock that was deposited with the escrow agent to cover claims against FOH Holdings, cash and other property deposited, accrued or earned in respect of such shares exceed (x) the tax liability amount and (y) an amount equal in value to 120% of any claims against such shares, cash and property that have not been finally resolved and paid as of the 18-month anniversary of the closing under the merger agreement, the escrow agent will, within 10 business days of such election, distribute to the FOH Holdings stockholders on a pro rata basis such shares, cash and property equal in value to such excess, as instructed by the FOH Holdings stockholder representatives.

Release of Treasury Shares Held in Escrow

•	Within 10 business days following the 18-month anniversary of the closing under the merger agreement, if there are no claims against the treasury shares of our common stock that were deposited with the escrow agent to cover claims against us or against any other cash or property deposited, accrued or earned in respect of such shares, the escrow agent will deliver to us the balance of such shares, cash or property. If on such 18-month anniversary there are claims against the treasury shares of our common stock that were deposited with the escrow agent to cover claims against us or against any other cash or deposited, accrued or earned in respect of such shares, the escrow agent will distribute to us the excess, if any, by which the amount of such shares, cash or property exceed an amount equal to 120% of the amount of any such claims.

Disputes

All disputes, claims or controversies arising out of or relating to the provisions of the escrow agreement described above, including any disputes, claims or controversies as to the amount of the shares in escrow to be released or the timing of the release of the shares in escrow, that are not resolved by mutual agreement between us and the FOH Holdings stockholder representatives, as directed by our Indemnity Claims Committee, will be resolved solely and exclusively by binding arbitration to be conducted before JAMS, as described in ‘‘The Standby Purchase Commitment and Other Transactions — Escrow Arrangements.’’

Distributions

Whenever a distribution of shares of our common stock is to be made pursuant to the escrow agreement, the escrow agent will requisition the appropriate number of shares from our transfer agent, delivering to the transfer agent the appropriate stock certificates accompanied by the respective stock powers, together with appropriate instructions. No fractional shares will be issued in connection with any distribution of our common stock pursuant to the escrow agreement. Within five business days prior to any distribution of shares or other property by the escrow agent to the FOH Holdings stockholders pursuant to the escrow agreement, the escrow agent will notify the FOH Holdings stockholder representatives and request them to update the then current Schedule 1 to the escrow agreement, which schedule provides names and addresses of the FOH Holdings stockholders who are entitled to receive distributions under the escrow agreement as well as the number and percentage of their respective escrowed shares. The escrow agent will not be obligated to make any distribution to the FOH Holdings stockholders unless it has received from the FOH Holdings stockholder representatives such an updated schedule.

Assignment

Each of the FOH Holdings stockholders and its permitted assigns will be able to assign, delegate or transfer its rights under the escrow agreement, in whole or in part, to any affiliate of such party or to any other person, managed fund or managed client account over which such party or any of its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights.

The foregoing description of the escrow agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of such agreement attached as Exhibit H to the merger agreement, a copy of which is attached as Annex A to the proxy statement.

Amended and Restated Bylaws

The merger agreement provides for the amendment and restatement of our bylaws upon the consummation of the merger pursuant to which during the 18-month period following the merger, the following actions by us or any of our subsidiaries will require approval by at least 75% of the members of our board of directors:

•	appointing or removing the Chairman, Chief Executive Officer, President, Chief Financial Officer or Chief Operating Officer;

•	appointing or removing any directors or members of a board committee or creating any new board committee;

•	amending the charter or bylaws or other organizational documents;

•	engaging in any merger, consolidation, sale of a substantial amount of assets or similar transaction;

•	approving the annual business plans/annual budgets and any material modifications to such plans/budgets;

•	incurring any term indebtedness for borrowed money where the amount of such indebtedness incurred exceeds $20.0 million in the aggregate, or making any material modifications to the terms of such indebtedness, or guaranteeing or otherwise providing any financial accommodation with respect to any indebtedness for borrowed money of any other person;

•	creating or issuing any securities other than: (a) in connection with compensation arrangements approved by our compensation committee; or (b) those contemplated by the merger agreement;

•	modifying, in any material manner, our capital structure;

•	redeeming, repurchasing, retiring or otherwise acquiring for value any of our equity securities or the equity securities of our subsidiaries;

•	engaging in, amending or terminating any transaction or series of related transactions with or for the benefit of any shareholder, director or officer;

•	making any proposal to wind up, dissolve, liquidate or file for, or consent to, any bankruptcy or similar proceeding;

•	declaring or paying any dividend or other distribution (whether in cash or property) to our shareholders (other than dividends payable solely in shares of our common stock); or

•	adopting any equity or other incentive plans for officers, directors and/or employees.

The proposed amendment and restatement of our bylaws will also change the end of our fiscal year from June 30 to the date corresponding with the final Saturday in the month of July.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material United States federal income tax consequences of the rights offering to holders of Movie Star common stock that hold such stock as a capital asset for United States federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons and does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders of our warrants (including holders of our warrants that, by virtue of the terms of the warrants, will receive rights in this offering), holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

Moreover, this summary does not address the tax consequences of the rights offering under state, local or foreign tax laws. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING TO YOU.

Issuance of the subscription rights

If you hold Movie Star common stock on the record date, you should not recognize taxable income upon the receipt of the subscription rights.

In general, a distribution by a corporation to its shareholders of subscription rights to acquire stock of the distributing corporation is not taxable. An exception to this general rule applies in the case of a distribution which constitutes a disproportionate distribution with respect to any class or classes of stock of the corporation. A distribution of stock rights constitutes a disproportionate distribution if it is a part of a distribution or a series of distributions (including deemed distributions) that has the effect of (1) the receipt of property (including cash) by some shareholders and (2) an increase in the proportionate interests of other shareholders in the assets or earnings and profits of the distributing corporation.

We intend to treat the distribution of subscription rights as a nontaxable distribution. If the Internal Revenue Service were to take a contrary position with respect to this matter, by deeming the distribution of subscription rights to constitute a taxable distribution, a person receiving a right would recognize a dividend, taxable as ordinary income, in an amount equal to the fair market value of the right received, but only to the extent of our current and accumulated earnings and profits, if any. To the extent the deemed distribution exceeds such current and accumulated earnings and profits, any excess would be treated first as a nontaxable recovery of your adjusted tax basis in your Movie Star common stock with respect to which the right was distributed, and then as gain from the sale or exchange of your Movie Star common stock. Your tax basis in a right received in a taxable distribution would equal the fair market value of the right as of the date of distribution of the right. Your holding period in the right would begin on the day following the date of distribution of the right.

The following discussion assumes that the distribution of the subscription rights will be treated as a nontaxable distribution.

Basis and holding period of the subscription rights

Generally, if you hold Movie Star common stock on the record date, your basis in the subscription rights will depend on the relative fair market value of the subscription rights you receive and your Movie Star common stock at the time the subscription rights are distributed. If (1) the fair market value of the subscription rights you receive on the date we issue the subscription rights is 15% or more of the fair market value (on that same date) of your Movie Star common stock, or (2) you properly elect under Section 307 of the Internal Revenue Code in your federal income tax return to allocate part of the basis of your Movie Star common stock to the subscription rights, then your basis in your shares of Movie Star common stock will be allocated between your Movie Star common stock and the subscription rights in proportion to the fair market values of each on the date we issue the subscription rights. If the fair market value of the subscription rights is less than 15% of the fair market value of your Movie Star common stock on the date of distribution, your basis in your subscription rights will be zero unless you properly elect to allocate part of the basis of such common stock to the subscription rights. Basis is to be allocated only if the subscription rights are exercised. We have not obtained an independent appraisal of the valuation of the subscription rights and, therefore, each shareholder individually must determine how Internal Revenue Code Section 307 will apply in that shareholder’s particular situation.

The holding period of your subscription rights will include your holding period (as of the date of issuance) of the Movie Star common stock with respect to which we distributed the subscription rights to you.

Expiration of the subscription rights

If you allow the subscription rights you receive to expire unexercised, you will not have any basis in your common stock allocated to your subscription rights and thus you will have a zero basis in your subscription rights and no adjustment will be made to the basis of the common stock you own. Because your basis in the subscription rights is zero, you will not recognize any gain or loss on the expiration of your rights.

Exercise of the subscription rights, basis and holding period of acquired shares

You will not recognize any gain or loss upon the exercise of your subscription rights. Your basis in each share of Movie Star common stock you acquire through exercise of your subscription rights will equal the sum of the subscription price you paid to exercise your subscription rights and your basis, if any, in the subscription rights. Your holding period for the Movie Star common stock you acquire through exercise of your subscription rights will begin on the date you exercise your subscription rights.

Sale or exchange of common stock

If you sell or exchange shares of Movie Star common stock, you will generally recognize capital gain or loss on the transaction. The gain or loss you recognize will be equal to the difference between the amount realized on the transaction and your basis in the shares you sell. Gain or loss from a capital asset held for more than one year will generally be taxable as long-term capital gain or loss. The deductibility of capital loss is subject to limitations under the Internal Revenue Code.

Information reporting and backup withholding

You may be subject to backup withholding with respect to the rights offering. However, you will not be subject to backup withholding if you: (1) are a corporation or fall within certain other exempt categories and, when required, demonstrate that fact; or (2) provide a correct taxpayer identification number and certify under penalties of perjury that your taxpayer identification number is correct and that you are not subject to backup withholding because you have previously reported all dividends and interest income.

Any amount withheld under these rules will be credited against your federal income tax liability. We may require you to establish your exemption from backup withholding or make other arrangements with respect to the payment of backup withholding.

THIS SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE CONSEQUENCES OF THE RIGHTS OFFERING TO YOUR PARTICULAR TAX SITUATION, INCLUDING STATE AND LOCAL INCOME AND OTHER TAX LAWS.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Our certificate of incorporation currently authorizes us to issue up to 30,000,000 shares (to be increased to 200,000,000 in connection with the merger) of common stock, par value $.01 per share, of which 16,435,275 shares were issued and outstanding as of November 26, 2007. Holders of common stock are entitled to receive dividends as may be declared by our board of directors from funds legally available for these dividends. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by shareholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock to be issued in the merger and the rights offering will be, validly issued, fully-paid and non-assessable.

Preferred Stock

As part of the transactions contemplated in connection with the proposed merger, we are proposing to amend our certificate of incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock, $.01 par value per share, and to establish the terms, rights, preference and privileges of our Series A Preferred Stock, upon consummation of the merger (the ‘‘preferred stock proposal’’). If the preferred stock proposal is approved, the preferred stock will have such designations, preferences and dividend, conversion, cumulative, relative, participating, optional and other rights, including voting rights, qualifications, limitations and restrictions as are determined by the board of directors. As part of the stockholders agreement, the Fursa debt holders, in their capacities as holders of FOH Holdings indebtedness, agreed to cancel $7.5 million of such indebtedness in exchange for 3,629,329 shares of the Series A Preferred Stock, which are convertible into 3,024,437 shares of common stock. We have already agreed that the shares of preferred stock that will be issued to the Fursa debt holders in connection with the proposed merger will contain the terms, rights, preference and privileges described under the section entitled ‘‘The Standby Purchase Commitment and Other Transactions — FOH Holdings’ Stockholders Agreement — Series A Preferred Stock.’’

Warrants

On October 1, 1998, in connection with an agreement with a financial consulting firm, we issued a warrant to the consulting firm to purchase 50,000 shares of our common stock at an exercise price of $0.4375 per share. The holder has exercised its ‘‘piggyback’’ registration right to have the shares issuable upon exercise of the warrant registered for resale. Accordingly, we have filed a separate Registration Statement on Form S-3 (No. 333-146694) with the SEC to effect such registration. The warrant is exercisable at any time within ninety days following the effective date of this registration statement.

In connection with executing the standby purchase agreement, we will issue to the standby purchasers warrants to purchase, in the aggregate, 1,193,182 shares of the combined company’s common stock, or 10.5% of the total number of new shares to be offered in the rights offering, with an exercise price equal to $1.76 per share, which is equal to the subscription price of the new shares to be issued in the rights offering. The warrants expire three years from the date of the issuance and will have weighted-average anti-dilution protection for issuances of equity by the combined company that are below the exercise price of the warrants. The number of shares underlying the warrants and the exercise price will be adjusted in connection with a reclassifications of our common stock, consolidation, merger or share exchange with or into another corporation, any sale or transfer of all or substantially all of our assets, a distribution of our assets or common stock or a dividend in liquidation to our shareholders. See ‘‘The Standby Purchase Commitment and Other Transactions — Guarantor Warrants.’’

Anti-Takeover Provisions

Some provisions of New York law, our certificate of incorporation and our bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

New York Law

We are subject to Section 912 of the New York Business Corporation Law, or the NYBCL, which regulates, subject to some exceptions, acquisitions of New York corporations. In general, Section 912 prohibits us from engaging in a ‘‘business combination’’ with an ‘‘interested shareholder’’ for a period of five years following the date the person becomes an interested shareholder, unless:

•	our board of directors approved the business combination or the transaction in which the person became an interested shareholder prior to the date the person attained this status;

•	the holders of a majority of our outstanding voting stock not beneficially owned by such interested shareholder approved such business combination at a meeting called for such purpose no earlier than five years after such interested shareholder attained his status; or

•	the business combination meets certain valuation requirements.

Section 912 defines a ‘‘business combination’’ to include, among others:

•	any merger or consolidation involving us and the interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to the interested shareholder of 10% or more of our assets;

•	the issuance or transfer by us of 5% or more of our outstanding stock to the interested shareholder, subject to certain exceptions;

•	the adoption of any plan or proposal for our liquidation or dissolution pursuant to any agreement with the interested shareholder;

•	any transaction involving us that has the effect of increasing the proportionate share of our stock owned by the interested shareholder; and

•	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through us.

In general, Section 912 defines an ‘‘interested shareholder’’ as any shareholder who beneficially owns, directly or indirectly, 20% or more of the outstanding voting stock of a corporation or who is an affiliate or associate of such corporation and at any time within the five-year period prior to the time of determination of interested shareholder status did own 20% or more of the then outstanding voting stock of the corporation.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws provide that:

•	no action can be taken by shareholders except at an annual or special meeting of the shareholders called in accordance with our bylaws;

•	the approval of holders of a majority of the shares entitled to vote at an election of directors will be required to amend, alter or repeal our bylaws;

•	our board of directors is expressly authorized to adopt, alter, amend or repeal our bylaws;

•	in general, shareholders may not call special meetings of the shareholders or fill vacancies on the board of directors, except that a shareholder owning not less than 25% of the outstanding shares of our common stock entitled to vote at an election of directors may call special meetings;

•	directors may be removed, with or without cause, by the vote of the holders entitled to vote at a special meeting called for such purpose; and

•	we will indemnify officers and directors against losses that may be incurred by investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

In addition, the merger agreement provides for the amendment of our bylaws in connection with the consummation of the merger pursuant to which during the 18-month period following the merger, certain material transactions not in the ordinary course or actions that affect our capital structure or securities will require the approval of 75% of the directors. See ‘‘The Standby Purchase Commitment and Other Transactions—Amended and Restated Bylaws.’’ Further, if the preferred stock proposal is approved, we may issue up to 10,000,000 shares of preferred stock (which includes the shares to be designated as Series A Preferred Stock) in one or more series with such rights, limitations and restrictions, including dividend rights, dividend rates, terms of redemption, conversion rights and liquidation preferences, as may be determined in the board’s sole discretion. Although the board has no present intention of doing so, it could issue shares of preferred stock in addition to the contemplated Series A Preferred Stock (within the limits imposed by applicable law) that could, depending on the terms of such series, make it more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Transfer Agent and Registrar

American Stock Transfer & Trust Company has been appointed as the transfer agent and registrar for Movie Star common stock listing.

Listing

Our common stock is listed on the American Stock Exchange under the symbol ‘‘MSI.’’ On November 26, 2007, the closing price of our common stock was $1.93 per share.

PLAN OF DISTRIBUTION

We are making the rights offering directly to you, the holders of Movie Star common stock exercisable for shares of Movie Star common stock that, by their terms, grant you the right to participate in this rights offering. We have not employed any brokers, dealers or underwriters in connection with the rights offering and will not pay any underwriting commissions, fees or discounts in connection with the rights offering. Some of our directors or officers may assist in the rights offering. These individuals will not receive any commissions or compensation other than their normal directors’ fees or employment compensation.

We will bear all costs, expenses and fees in connection with the rights offering. We will pay the Subscription Agent a fee of approximately $32,500 and reimburse the Subscription Agent for certain expenses incurred in connection with the rights offering. We will pay the Information Agent a fee of approximately $5,000 and reimburse the Information Agent for certain expenses incurred in connection with the rights offering. We estimate that the total expenses in connection with the rights offering, including fees to the Subscription Agent and the Information Agent, will be approximately $1,700,000. As consideration for the commitments assumed by the standby purchasers under the standby purchase agreement, we will issue warrants with an exercise price equal to the subscription price of the new shares in the rights offering, representing the right to purchase, in the aggregate, 1,193,182 shares of our common stock, or 10.5% of the total number of new shares to be offered in the rights offering.

LEGAL MATTERS

Graubard Miller, New York, New York will pass upon the validity of the common stock offered by this prospectus for us and upon certain tax matters.

EXPERTS

The consolidated financial statements of FOH Holdings, Inc. as of July 28, 2007 and July 29, 2006 and for the years ended July 28, 2007 and July 29, 2006, the five months ended July 30, 2005 and the seven months ended March 3, 2005, included in this prospectus have been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in a method of accounting to conform to Emerging Issues Task Force Topic D-97: Push-Down Accounting and the retrospective adjustment for discontinued operations of stores closed in the year ended July 28, 2007) appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Movie Star at June 30, 2007 and 2006 and for each of the three years in the period ended June 30, 2007 included in this prospectus and in the registration statement have been audited by Mahoney Cohen & Company, CPA, P.C., independent registered public accounting firm, as set forth in their report appearing elsewhere herein. These financial statements and the report of Mahoney Cohen & Company, CPA, P.C. are included in reliance upon their report given upon the authority of Mahoney Cohen & Company, CPA, P.C. as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov. In addition, you can access our Annual Report on Form 10-K and our other SEC filings through our website at www.moviestarinc.com. You can also read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

Information and statements contained in this prospectus are qualified in all respects by reference to the copy of the relevant contract or other information filed as an exhibit to this prospectus.

All information contained in this prospectus relating to Movie Star has been supplied by Movie Star and all information relating to FOH Holdings has been supplied by FOH Holdings. Information provided by one party does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS

FOH Holdings, Inc. and Subsidiaries

Audited Financial Statements:
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2
Consolidated Balance Sheets as of July 28, 2007 and July 29, 2006	F-3
Consolidated Statements of Operations for the years ended July 28, 2007 and July 29, 2006, THE FIVE MONTHS ENDED July 30, 2005 and THE SEVEN MONTHS ENDED MARCH 3, 2005	F-4
Consolidated Statements of STOCKHOLDERS’ Equity for the years ended July 28, 2007 and July 29, 2006, THE FIVE MONTHS ENDED July 30, 2005 and THE SEVEN MONTHS ENDED MARCH 3, 2005	F-5
Consolidated Statements of Cash Flows for the years ended July 28, 2007 and July 29, 2006, THE FIVE MONTHS ENDED July 30, 2005 and THE SEVEN MONTHS ENDED MARCH 3, 2005	F-6
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS	F-7

Movie Star, Inc. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
FOH Holdings, Inc.
Hollywood, California

We have audited the accompanying consolidated balance sheets of FOH Holdings, Inc. and subsidiaries (‘‘FOH Holdings’’) as of July 28, 2007 and July 29, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended July 28, 2007 and July 29, 2006, the five months ended July 30, 2005, and the seven months ended March 3, 2005. These financial statements are the responsibility of FOH Holdings’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. FOH Holdings is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of FOH Holdings’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of FOH Holdings, Inc. and subsidiaries as of July 28, 2007 and July 29, 2006 and the results of their operations and their cash flows for the years ended July 28, 2007 and July 29, 2006, the five months ended July 30, 2005, and the seven months ended March 3, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, in 2006 FOH Holdings changed its method of accounting for the change in control that occurred on March 3, 2005, to conform to Emerging Issues Task Force Topic D-97: Push-Down Accounting, and, retrospectively, adjusted the 2005 financial statements for the change.

As discussed in Note 13 to the consolidated financial statements, the accompanying consolidated financial statements for the year ended July 30, 2006, the five months ended July 30, 2005 and the seven months ended March 3, 2005 have been retrospectively adjusted for discontinued operations of stores closed in the year ended July 28, 2007.

/s/ Deloitte & Touche LLP

October 12, 2007

Los Angeles, California

FOH HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF JULY 28, 2007 AND JULY 29, 2006
(In thousands, except share data)

	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,898	$1,842
Accounts receivable	739	738
Merchandise inventories	16,683	12,969
Prepaid expenses and other current assets	6,458	3,183
Income tax receivable	119	28
Deferred income tax assets	1,133	944
Total current assets	27,030	19,704
PROPERTY AND EQUIPMENT – Net	17,365	13,957
OTHER ASSETS:
Deferred financing costs, net of accumulated amortization of $168 and $59 at July 28, 2007 and July 29, 2006, respectively	68	177
Intangibles – net	18,606	18,826
Goodwill	6,678	7,299
Other	778	771
Total other assets	26,130	27,073
TOTAL	$70,525	$60,734
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving line of credit and term loans	$6,740	$5,558
Accounts payable and accrued expense	20,585	14,445
Current portion of long-term debt – related party	4,343	—
Total current liabilities	31,668	20,003
LONG-TERM DEBT AND OTHER LIABILITIES:
Deferred rent	2,744	1,697
Long-term debt – related party	15,086	18,742
Other	17	53
Deferred income tax liabilities	8,369	8,180
Total liabilities	57,884	48,675
COMMITMENTS AND CONTINGENCIES (Note 9)
STOCKHOLDERS’ EQUITY:
Preferred stock, par value of $0.01 per share – 250,000 shares authorized; none issued and outstanding
Voting common stock, par value $0.01 per share – 2,250,000 shares authorized at July 28, 2007 and July 29, 2006; 1,330,000 issued and outstanding at July 28, 2007 and July 29, 2006	13	13
Additional paid-in capital – common stock	16,708	16,567
Accumulated deficit	(4,080)	(4,521)
Total stockholders’ equity	12,641	12,059
TOTAL	$70,525	$60,734

See notes to consolidated financial statements.

FOH HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JULY 28, 2007 AND JULY 29, 2006, THE FIVE MONTHS ENDED
JULY 30, 2005, AND THE SEVEN MONTHS ENDED MARCH 3, 2005
(In thousands)

	Year Ended		Five Months Ended July 30, 2005	Seven Months Ended March 3, 2005
	July 28, 2007	July 29, 2006
NET SALES	$155,238	$136,705	$46,807	$76,785
COST OF GOODS SOLD, BUYING, AND OCCUPANCY	90,201	80,102	27,026	44,122
GROSS PROFIT	65,037	56,603	19,781	32,663
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	61,996	57,579	20,279	35,173
OPERATING INCOME (LOSS)	3,041	(976)	(498)	(2,510)
INTEREST EXPENSE	2,100	2,427	701	1,106
INTEREST INCOME	(7)	(5)	(1)	(4)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX PROVISION (BENEFIT)	948	(3,398)	(1,198)	(3,612)
INCOME TAX PROVISION (BENEFIT)	548	127	(128)	(953)
INCOME (LOSS) FROM CONTINUING OPERATIONS	400	(3,525)	(1,070)	(2,659)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, Net of tax provision (benefit) of $58 for the year ended July 28, 2007, $(10) for the year ended July 29, 2006, $(20) for the five months ended July 30, 2005 and $158 for the seven months ended March 3, 2005	41	240	(166)	440
NET INCOME (LOSS)	$441	$(3,285)	$(1,236)	$(2,219)

See notes to consolidated financial statements.

FOH HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED JULY 28, 2007 AND JULY 29, 2006, THE FIVE MONTHS ENDED
JULY 30, 2005, AND THE SEVEN MONTHS ENDED MARCH 3, 2005
(In thousands except share data)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount
BALANCE – July 31, 2004	430,000	$4	$598	$(428)	$174
Net loss for the seven months ended March 3, 2005	—	—	—	(2,219)	(2,219)
BALANCE – March 3, 2005	430,000	4	598	(2,647)	(2,045)
Push down accounting adjustments	—	—	6,978	2,647	9,625
Issuance of common stock to stockholders	500,000	5	4,995	—	5,000
Net loss for the five months ended July 30, 2005	—	—	—	(1,236)	(1,236)
BALANCE – July 30, 2005	930,000	9	12,571	(1,236)	11,344
Issuance of common stock to stockholders	400,000	4	3,996	—	4,000
Net loss for the year ended July 29, 2006	—	—	—	(3,285)	(3,285)
BALANCE – July 29, 2006	1,330,000	13	16,567	(4,521)	12,059
Stock-based compensation	—	—	141	—	141
Net income for the year ended July 28, 2007	—	—	—	441	441
BALANCE – July 28, 2007	1,330,000	$13	$16,708	$(4,080)	$12,641

See notes to consolidated financial statements.

FOH HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JULY 28, 2007 AND JULY 29, 2006, THE FIVE MONTHS ENDED JULY 30, 2005, AND THE SEVEN MONTHS ENDED MARCH 3, 2005
(In thousands)

	Year Ended July 28, 2007	Year Ended July 29, 2006	Five Months Ended July 30, 2005	Seven Months Ended March 3, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$441	$(3,285)	$(1,236)	$(2,219)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss on disposal and impairment of property and equipment	134	89	—	13
Amortization of deferred financing costs	109	255	126	88
Amortization of intangibles – customer relationships	220	225	97	68
Depreciation and amortization	3,216	2,992	1,093	1,510
Stock based compensation expense	141	—	—	—
Deferred income taxes	621	—	—	(244)
Gain on insurance recovery	(519)	—	—	—
Noncash accrued interest on Tranche C term loan	687	647	260	348
Changes in operating assets and liabilities:
Accounts receivable	(1)	39	(367)	(18)
Merchandise inventories	(3,714)	(1,015)	300	(5,183)
Prepaid expenses and other current assets	(255)	100	2,214	(2,553)
Income tax receivable	(91)	467	324	(559)
Other assets	(7)	15	(128)	(29)
Accounts payable, accrued expense, and other	4,632	(381)	(5,278)	7,469
Deferred rent	1,047	809	636	1,527
Net cash provided by (used in) operating activities	6,661	957	(1,959)	218
CASH FLOWS FROM INVESTING ACTIVITIES –
Purchases of property and equipment	(6,714)	(3,983)	(2,400)	(3,611)
Proceeds from insurance recovery	519	—	—	—
Transaction costs	(1,239)	—	—	—
Net cash used in investing activities	(7,434)	(3,983)	(2,400)	(3,611)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock to stockholders	—	4,000	5,000	—
Payment of deferred financing costs	—	(141)	(126)	—
Net borrowings (payments) under revolving line of credit	1,182	(86)	(1,290)	4,075
Payments on long-term debt	—	—	—	(400)
Cash paid for issuance costs	(353)	—	—	—
Net cash provided by financing activities	829	3,773	3,584	3,675
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	56	747	(775)	282
CASH AND CASH EQUIVALENTS:
Beginning of period	1,842	1,095	1,870	1,588
End of period	$1,898	$1,842	$1,095	$1,870
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION – Cash paid during the period for:
Interest	$968	$1,433	$466	$622
Taxes	$114	$24	$12	$9

See notes to consolidated financial statements.

FOH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JULY 28, 2007 AND JULY 29, 2006, AND FOR THE YEARS ENDED JULY 28, 2007 AND JULY 29, 2006, THE FIVE MONTHS ENDED JULY 30, 2005, AND THE SEVEN MONTHS ENDED MARCH 3, 2005

1.	BASIS OF PRESENTATION

FOH Holdings, Inc. and subsidiaries (‘‘FOH Holdings’’) sells women’s apparel merchandise through retail specialty stores, mail order catalogs, and the Internet. The consolidated financial statements of FOH Holdings include the accounts of FOH Holdings, Inc. and its operating subsidiaries: Frederick’s of Hollywood, Inc., Hollywood Mail Order, LLC, Frederick’s of Hollywood Stores, Inc., and Fredericks.com, Inc.

On March 3, 2005, Tokarz Investments, LLC and Fursa Alternative Strategies LLC, along with its affiliated funds (collectively, the ‘‘Acquiring Shareholders’’), acting together as a collaborative group, purchased in a private shareholder transaction the outstanding common stock held by all other shareholders (the ‘‘FOH Transaction’’). The FOH Transaction resulted in FOH Holdings becoming wholly owned by the Acquiring Shareholders. Additionally, one of the Acquiring Shareholders, an existing debt holder, purchased the remaining debt of approximately $12,604,000 from the other debt holders at par value in a private exchange (see Note 8). The purchase price was determined as follows (in thousands):

Cash consideration	$7,285
Transaction costs	295
$7,580

In accordance with the consensus reached in Emerging Issues Task Force (EITF) Issue No. 86-9, IRC Section 338 and Push-Down Accounting, push-down accounting is not required for companies that are not public registrants under the Securities and Exchange Commission rules. Accordingly, FOH Holdings elected to not apply push-down accounting as a result of the FOH Transaction. On December 18, 2006, FOH Holdings announced that it had signed a merger agreement with Movie Star, Inc, a company listed on the American Stock Exchange (see Note 14). Accordingly, FOH Holdings has retrospectively adjusted its 2005 financial statements in accordance with the provisions of EITF Issue No. 86-9 and EITF Topic D-97, Push-Down Accounting, since the FOH Transaction resulted in a change in control and FOH Holdings became wholly-owned by a collaborative group. Pursuant to Financial Accounting Standards Board (FASB) Statement No. 141, Business Combinations, the purchase price of FOH Holdings was allocated to FOH Holdings’ assets based on their respective fair values; the excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed has been recorded as goodwill of $7,299,000 at the date of acquisition. For accounting purposes, the purchase accounting adjustments have been recorded in the consolidated financial statements as of March 3, 2005.

The allocation of purchase price to the assets acquired and liabilities assumed on March 3, 2005, are as follows (in thousands):

Total current assets, including cash of $1,870	$23,288
Property and equipment	11,566
Goodwill	7,299
Trademark	18,090
Other intangible assets	1,058
Other long-term assets	949
Total assets acquired	62,250
Total current liabilities, including $1,241 of pre-acquisition contingencies	26,809
Total long-term liabilities, including $17,835 of long-term debt assumed	27,861
Total liabilities assumed	54,670
Purchase price	$7,580

FOH Holdings’ management determined the fair values of the assets acquired and liabilities assumed with the assistance of valuation specialists. In valuing acquired assets and liabilities assumed, fair values were based on, but not limited to, expected discounted cash flows for the customer relationships, replacement cost for fixed assets, relief from royalty for trademark, and comparable market rates for contractual obligations. Due to the impact of the changes resulting from the push-down accounting adjustments described above, the consolidated statements of operations and cash flows presentations separate FOH Holdings’ results into two periods: (1) the seven month period ending with the March 3, 2005, consummation of the FOH Transaction and (2) the five month period beginning after that date utilizing the new basis of accounting. The results are further separated by a heavy black line to indicate the effective date of the new basis of accounting.

The following unaudited pro forma information for FOH Holdings gives effect to the FOH Transaction, including its impact upon depreciation and amortization and the related income tax effect as if the FOH Transaction had occurred at the beginning of the period presented (in thousands):

Year Ended July 30, 2005
Net sales	$124,690
Net loss	(3,893)

The pro forma results have been prepared for comparative purposes only and do not purport to represent what FOH Holdings’ actual results of operations would have been had the transaction occurred at the beginning of the period presented and are not intended to be a projection of future results or trends.

Due to losses in fiscal 2005, FOH Holdings’ management initiated various operating, capital, and financing plans designed to increase operating performance and to improve capitalization and liquidity. While FOH Holdings made steady progress with its turnaround strategy during the year ended July 29, 2006, it continued to experience losses. As a result, FOH Holdings had negative working capital of $299,000 and an accumulated deficit of $4,521,000 at July 29, 2006. During the year ended July 29, 2006, FOH Holdings successfully negotiated certain capital and liquidity improvements, including an increase in the borrowing capacity under the revolving line of credit, and a capital infusion of $4,000,000 from the stockholders (see Notes 7, 8, and 10). During the year ended July 28, 2007, FOH Holdings continued the operational turnaround. Nonetheless, the costs related to the transaction (see Note 14) and the capital investment program for stores, resulted in negative working capital of $4,638,000 and an accumulated deficit of $4,080,000 as at July 28, 2007. On July 31, 2007, FOH Holdings successfully negotiated the reduction of the interest rate on the term loan and the extension of its term loan to January 7, 2008. FOH

Holdings’ principal sources of liquidity will be cash generated from its operations, and additional financing from the revolving line of credit, including an increase in the borrowing capacity of $3,000,000 exercised by FOH Holdings on October 9, 2007. Based on FOH Holdings’ current cash flow forecasts, FOH Holdings does not believe it will be able to generate sufficient cash flows from its operations to repay the term loans, revolving loans and the current portion of the related party debt due in fiscal 2008 without also obtaining additional financing or extending the terms of the existing agreements. FOH Holdings anticipates that these facilities will be refinanced concurrently with or following the consummation of the merger with Movie Star, Inc. (see Note 14). FOH Holdings has not yet begun discussions to extend or refinance the existing agreements; however, in the event the refinancing is delayed following the merger or the merger is not consummated, FOH Holdings expects that it will be able to negotiate a renewal of the revolving line of credit and an extension of the term loan maturity, although there can be no assurances that this will be the case.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation   –   All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates   –   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FOH Holdings’ most significant areas of estimation and assumption are:

•	determination of the appropriate amount and timing of markdowns to clear unproductive or slow-moving inventory;

•	estimation of future cash flows used to assess the recoverability of long-lived assets, including trademarks and goodwill;

•	estimation of expected customer merchandise returns; and

•	estimation of the net deferred income tax asset valuation allowance.

Fiscal Year   –   FOH Holdings’ fiscal year is the 52- or 53-week period ending on the last Saturday in July. FOH Holdings’ consolidated financial statements for fiscal year 2007, 2006 and 2005 consist of the 52-week periods ended July 28, 2007, July 29, 2006, and July 30, 2005, respectively.

Cash and Cash Equivalents   –   FOH Holdings considers highly liquid investments with an initial maturity of three months or less to be cash equivalents. Cash equivalents of $1,308,000 and $1,143,000 at July 28, 2007 and July 29, 2006, respectively, represent amounts due from commercial credit card companies, such as Visa, MasterCard, and American Express, which are generally received within a few days of the related transaction.

Merchandise Inventories   –   Retail store inventories are valued at the lower of cost or market using the retail inventory first-in, first-out (FIFO) method, and catalog and Internet inventories are valued at the lower of cost or market, on an average cost basis that approximates the FIFO method. Freight costs are included in inventory and vendor promotional allowances are recorded as a reduction in inventory cost.

These inventory methods inherently require management judgments and estimates, such as the amount and timing of permanent markdowns to clear unproductive or slow-moving inventory, which may impact the ending inventory valuations as well as gross margins. Markdowns are recorded when the sales value of the inventory has diminished. Factors considered in the determination of permanent markdowns include current and anticipated demand, customer preferences, age of the merchandise, and fashion trends. When a decision is made to permanently mark down merchandise, the resulting gross margin reduction is recognized in the period the markdown is recorded. Additionally, FOH Holdings accrues for planned but unexecuted markdowns.

Deferred Catalog Costs   –   Deferred catalog costs represent direct-response advertising that is capitalized and amortized over its expected period of future benefit. Direct-response advertising consists primarily of product catalogs of FOH Holdings’ mail order subsidiary. The capitalized costs of the advertising are amortized over the expected revenue stream following the mailing of the respective catalog, generally six months. The realizability of the deferred catalog costs are also evaluated as of each balance sheet date by comparing the capitalized costs for each catalog, on a catalog by catalog basis, to the probable remaining future net revenues. Direct-response advertising costs of $2,409,000 and $2,265,000 were included in prepaid expenses and other current assets in the accompanying consolidated balance sheets at July 28, 2007 and July 29, 2006, respectively. Direct-response advertising expenses for the years ended July 28, 2007 and July 29, 2006, the five months ended July 30, 2005, and the seven months ended March 3, 2005, were $12,733,000, $14,874,000, $6,242,000, and $8,338,000, respectively.

Property and Equipment   –   Prior to March 3, 2005, property and equipment are stated at cost. From March 3, 2005, property and equipment are stated at cost, adjusted for purchase accounting related to the FOH Transaction (see Note 1). FOH Holdings’ policy is to capitalize expenditures that materially increase asset lives and expense ordinary repairs and maintenance as incurred. Depreciation is provided for on the straight-line method over the estimated useful lives of the assets; three years for computer software, five years for computer equipment, seven years for fixtures and equipment, and the shorter of the remaining lease term or the estimated useful life for leasehold improvements.

Deferred Financing Costs   –   Deferred financing costs are amortized using the straight-line method over the terms of the related debt agreements, which approximates the effective interest method. Amortization of deferred financing costs for the years ended July 28, 2007 and July 29, 2006, the five months ended July 30, 2005, and the seven months ended March 3, 2005, were $109,000, $255,000, $126,000, and $88,000, respectively, and were included in interest expense in the accompanying consolidated statements of operations.

Impairment of Long-Lived Assets   –   FOH Holdings reviews long-lived assets, including property and equipment and its amortizable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on undiscounted cash flows. If long-lived assets are impaired, an impairment loss is recognized, measured as the amount by which the carrying value exceeds the estimated fair value of the assets.

Goodwill and Intangible Assets   –   FOH Holdings has certain intangible assets and goodwill arising from the FOH Transaction (see Note 1). Intangible assets resulting from the FOH Transaction consist of trademarks, principally FOH Holdings’ trade name, customer relationships, and domain names recognized in accordance with purchase accounting. Goodwill represents the portion of the purchase price of FOH Holdings at March 3, 2005, that could not be attributed to specific tangible or identified intangible assets recorded in connection with purchase accounting for the FOH Transaction. Goodwill is not deductible for tax purposes.

FOH Holdings has determined the trademark and domain names to have indefinite lives. FASB Statement No. 142, Goodwill and Other Intangible Assets, requires FOH Holdings to not amortize goodwill and certain other indefinite life intangible assets, but to test those intangible assets for impairment annually and between annual tests when circumstances or events have occurred that may indicate a potential impairment has occurred. FASB Statement No. 142 requires goodwill to be allocated to reporting units. At July 28, 2007 and July 29, 2006, FOH Holdings’ management identified three reporting units consisting of retail stores, catalog, and Internet. FOH Holdings’ management conducted annual impairment evaluations of goodwill and indefinite life intangibles in accordance with FASB Statement No. 142 as of July 28, 2007, July 29, 2006 and July 30, 2005.

Based on these evaluations, no impairment was recorded for the years ended July 28, 2007 and July 29, 2006, five months ended July 30, 2005, and seven months ended March 3, 2005.

Deferred Rent Obligations   –   FOH Holdings recognizes rent expense for operating leases on a straight-line basis (including the effect of reduced or free rent and contractually obligated rent escalations) over the lease term. The difference between the cash paid to the landlord and the amount recognized as rent expense on a straight-line basis is included in deferred rent in the accompanying consolidated balance sheets. Cash reimbursements received from landlords for leasehold improvements and other cash payments received from landlords as lease incentives are recorded as deferred rent. Deferred rent related to landlord incentives is amortized using the straight-line method over the lease term as a reduction to rent expense.

In accordance with FASB Statement No. 141, FOH Holdings recognized a favorable lease asset of $118,000 at March 3, 2005 as a result of the FOH Transaction (see Note 1), which has been recorded to deferred rent. The determination and valuation of the favorable leases was based upon FOH Holdings’ management’s estimate with the assistance of an independent valuation appraiser of the payment terms of FOH Holdings’ existing leases compared to market conditions over the remaining terms of the leases.

Fair Value of Financial Instruments   –   FOH Holdings’ management believes the carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable and accrued expenses approximate fair value due to their short maturity. The carrying amount of the revolving line of credit approximates fair value, as these borrowings have variable rates that reflect currently available terms and conditions for similar debt. It is not practicable to estimate the fair value of long-term debt due to the related-party nature of the long-term debt being due to a principal shareholder of FOH Holdings.

Accounting for Stock-Based Compensation   –   Effective July 30, 2006, FOH Holdings adopted the provisions of FASB Statement No. 123(R), Share-Based Payment, which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values on the grant date. FASB Statement No. 123(R), supercedes FOH Holdings’ previous accounting methodology using the intrinsic value method under the Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for grants of stock options under FOH Holdings’ stock option plan.

Under the intrinsic value method, no share-based compensation expense was recognized for grants to employees or directors because all options granted under the plan had an exercise price equal to the estimated fair value of the underlying common stock on the date of grant. The adoption of FASB Statement No 123(R) did not have a material effect on FOH Holdings’ consolidated financial position or results of operations. Pursuant to FASB Statement No. 123(R), a non-public entity that used the minimum value method for pro forma disclosure purposes under the original provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, is not required to continue to provide those pro forma disclosures for outstanding awards accounted for under the intrinsic value method of APB Opinion No. 25. As FOH Holdings previously applied the minimum value method, FOH Holdings has discontinued the pro forma disclosures.

FOH Holdings adopted FASB Statement No. 123(R) using the prospective application method. Under this method, share-based compensation expense recognized during the year ended July 28, 2007 included only compensation expense for all share-based awards granted or modified subsequent to July 29, 2006 based on the grant date fair value estimated in accordance with the provisions of FASB Statement No. 123(R). In accordance with the prospective application method, FOH Holdings’ financial statements for prior periods have not been restated to reflect, and do not include, the impact of FASB Statement No. 123(R). FOH Holdings elected to recognize the expense on a straight-line basis over the requisite service period, which is the vesting period.

On November 10, 2005, the FASB issued FASB Staff Position No. FAS 123R-3, Transition Election Related to Accounting for Tax Effects of Share-based Payment Awards. FOH Holdings has elected to adopt the alternative transition method provided in FAS 123R-3 for calculating the tax effects of share-based compensation pursuant to FASB Statement No. 123(R). The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool (‘‘APIC POOL’’) related to tax effects of employee share-based compensation, and to determine the subsequent impact on the APIC Pool and condensed consolidated statements of cash flows of the tax effects of employee and director share-based awards that are outstanding upon adoption of FASB No. 123(R).

Income Taxes   –   Income taxes are accounted for under an asset and liability approach that requires the recognition of deferred income tax assets and liabilities for the expected future consequences of events that have been recognized in FOH Holdings’ consolidated financial statements and income tax returns. FOH Holdings’ management provides a valuation allowance for deferred income tax assets when it is considered more likely than not that all or a portion of such deferred income tax assets will not be realized. FOH Holdings’ deferred income taxes primarily represent the differences in book and tax bases in assets and liabilities as a result of the push-down reporting in connection with the FOH Transaction (see Note 1).

Revenue Recognition   –   FOH Holdings records revenue at the point of sale for retail stores and at the time of estimated receipt by the customer for catalog and Internet sales. Outbound shipping charges billed to customers are included in net sales for catalog and Internet sales.

FOH Holdings records an allowance for estimated returns in the period of sale based on prior experience. If actual returns are greater than those expected, additional sales returns may be recorded in the future.

FOH Holdings records other revenues for consigned inventory, on a net basis as FOH Holdings acts as an agent on behalf of the related vendors, and commissions and other service revenues earned on direct sell-through programs. Total other revenues recorded were $2,161,000, $3,435,000, $1,437,000, and $1,725,000 for the years ended July 28, 2007 and July 29, 2006, the five months ended July 30, 2005, and the seven months ended March 3, 2005, respectively, were recorded in net sales in the accompanying consolidated statements of operations.

Gift certificates sold are carried as a liability and revenue is recognized when the gift certificate is redeemed. Also, customers may receive a store credit in exchange for returned goods, which are carried as a liability until redeemed.

Costs of Goods Sold, Buying, and Occupancy   –   FOH Holdings includes the cost of merchandise, freight from vendors, shipping and handling, payroll and benefits for the design, buying, and merchandising personnel, warehouse and distribution, and store occupancy costs in Costs of Goods Sold, Buying, and Occupancy. Store occupancy costs include rent, deferred rent, common area maintenance, utilities, real estate taxes, and depreciation.

Shipping and Handling Costs   –   Amounts billed to customers for shipping and handling are included in net sales at the time of shipment. Costs incurred for shipping and handling are included in costs of goods sold, buying, and occupancy.

Selling, General, and Administrative Expenses   –   Selling, general, and administrative expenses primarily include payroll and benefit costs for FOH Holdings’ store, catalog, and Internet selling and administrative departments (including corporate functions), advertising, and other operating expenses not specifically categorized elsewhere in the consolidated statements of operations.

Advertising Costs   –   Costs associated with advertising, excluding direct-response advertising, and including in-store signage and promotions, are charged to store operating expense when the advertising first takes place. For the years ended July 28, 2007 and July 29, 2006, the five months ended July 30, 2005, and the seven months ended March 3, 2005, FOH Holdings recorded advertising costs of approximately $5,825,000, $5,203,000, $984,000, and $3,876,000, respectively.

Store Pre-opening Costs   –   Store pre-opening costs and internal costs incurred prior to the opening of a new or relocated store are expensed as incurred.

Discontinued Operations   –   Discontinued operations consist of stores closed during the course of the year. Accordingly, FOH Holdings excludes the operations of the closed stores from the ongoing operations of FOH Holdings, and reports them separately as discontinued operations. In reaching a determination as to whether the results of a store will be eliminated from ongoing operations, FOH Holdings considers whether it is likely that customers will migrate to similar stores in the same geographic market and FOH Holdings’ consideration includes an evaluation of the proximity of those stores to the closed store.

In February 2005, the FASB issued EITF Issue No. 03-13, Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations. EITF Issue No. 03-13 gives guidance on how to evaluate whether the operations and cash flows of a disposed component have been or will be eliminated from ongoing operations and the types of continuing involvement that constitute significant continuing involvement in the operations of the disposed component. EITF Issue No. 03-13 is effective for fiscal years beginning after December 15, 2004. FOH Holdings has applied the provisions of EITF Issue No. 03-13 when determining its discontinued operations presentation.

Supplemental Disclosure of Noncash Financing Transactions   –   On March 3, 2005, an existing noteholder, an affiliate of a minority stockholder of FOH Holdings, purchased directly from the original nonaffiliated lenders their interests in the outstanding secured term loans (Tranches A/B, and C) totaling approximately $12,604,000 (see Notes 1 and 8). Additionally, FOH Holdings had outstanding accounts payable and accrued expenses of $661,000, $617,000, $305,000, and $435,000 at July 28, 2007, July 29, 2006, July 30, 2005, and March 3, 2005, respectively, relating to purchases of property and equipment, and $1,428,000 and $86,000 at July 28, 2007 and July 29, 2006, relating to unpaid transaction costs related to the transaction described in Note 14.

Segment Reporting   –   In accordance with FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, FOH Holdings has identified three operating segments (retail stores, catalog, and Internet). The three operating segments have been aggregated and are presented as one reportable segment as permitted by FASB Statement No. 131, based on their similar economic characteristics, products, production processes, and target customers.

Concentration   –   FOH Holdings has two major suppliers that individually exceed 10% of total purchases in fiscal 2007. These suppliers combined represented approximately 26% and individually accounted for approximately 16% and 10% of total purchases in fiscal 2007. FOH Holdings does not believe that the loss of either one of these vendors would adversely impact its operations.

Reclassifications   –   Certain amounts in the prior periods’ consolidated financial statements for the discontinued operations of stores closed in fiscal 2007 (see Note 13), have been reclassified in the 2006 and 2005 financials to conform to the current year’s presentation.

Recently Issued Accounting Pronouncements   –   In June 2006, the EITF ratified its conclusion on EITF Issue No. 06-03, How Taxes Collected From Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation). The EITF concluded that the presentation of taxes assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer such as sales, use, value added, and certain excise taxes, is an accounting policy decision that should be disclosed in a company’s financial statements. Additionally, companies that record such taxes on a gross basis should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. EITF Issue No. 06-03 is effective for fiscal years beginning after December 15, 2006. Taxes collected from FOH Holdings’ customers are and have been recorded on a net basis. FOH Holdings has no intention of modifying this accounting policy. As such, the adoption of EITF Issue No. 06-03 will not have an effect on FOH Holdings’ consolidated financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. FOH Holdings is currently assessing the impact of FIN No. 48 and will adopt this interpretation effective at the beginning of the fiscal year ending in July 2008.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements. FASB Statement No. 157 provides enhanced guidance for using fair value to measure assets and liabilities and also expands information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. FASB Statement No. 157 applies whenever other accounting standards require or permit assets and liabilities to be measured at fair value and does not expand the use of fair value in any new circumstances. FASB Statement No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. FOH Holdings is currently assessing the impact of FASB Statement No. 157 and will adopt this standard at the beginning of the fiscal year ending in July 2009.

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. FASB Statement No. 159 permits entities to choose to measure eligible items at fair value at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at fiscal year ends. FASB Statement No. 159 is effective for fiscal years beginning after November 15, 2007. Accordingly, FASB Statement No. 159 will be adopted commencing in FOH Holdings’ fiscal year ending in July 2009. FOH Holdings is currently assessing the impact of FASB Statement No. 157 and will adopt this standard at the beginning of the fiscal year ending in July 2009.

3.	PROPERTY AND EQUIPMENT

Property and equipment at July 28, 2007 and July 29, 2006, consist of the following (in thousands):

	2007	2006
Fixtures and equipment	$3,944	$2,881
Leasehold improvements	15,217	11,837
Computer equipment and software	2,756	2,356
Construction in progress	2,344	823
	24,261	17,897
Less accumulated depreciation and amortization	6,896	3,940
Property and equipment – net	$17,365	$13,957

4.	Goodwill and INTANGIBLE assetS

In connection with the purchase accounting resulting from the FOH Transaction (see Note 1), FOH Holdings’ trademark, domain names, and customer relationship intangible assets and goodwill were revalued in accordance with FOH Holdings’ application of FASB Statement No. 141 on March 3, 2005; these valuations were determined by FOH Holdings’ management and supported by the work of independent valuation appraisers. In valuing acquired assets and liabilities, fair values were based on, but not limited to, expected discounted cash flows for the customer relationships and relief from royalty for trademark. FASB Statement No. 141 requires identifiable assets acquired, other than goodwill, to be amortized over their estimated useful economic life. FOH Holdings believes the trademark and domain names have indefinite lives and the customer relationships have an economic useful life of four years and are amortized on a straight-line basis. Intangibles at July 28, 2007 and July 29, 2006, consist of the following (in thousands):

	2007	2006
Trademark	$18,090	$18,090
Customer relationships	889	889
Domain names	169	169
	19,148	19,148
Less accumulated amortization on customer relationships	542	322
Intangibles – net	$18,606	$18,826

Aggregate amortization expense was $220,000, $225,000, $97,000, and $68,000, for the years ended July 28, 2007 and July 29, 2006, the five months ended July 30, 2005, and the seven months ended March 3, 2005, respectively. Estimated future annual amortization expense over the remaining useful life of the customer relationships, will approximate the following amounts (in thousands):

Fiscal Years Ending
2008	$221
2009	126
$347

During the fiscal year ended July 28, 2007, goodwill was reduced by $621,000 to $6,678,000 as a result of the utilization of net operating losses that were fully provided for prior to the change in control transaction (see Note 6).

5.	PREPAID EXPENSES AND OTHER CURRENT ASSETS AND ACCOUNTS PAYABLE AND ACCRUED EXPENSE

Prepaid expenses and other current assets and accounts payable and accrued expense at July 28, 2007 and July 29, 2006, consist of the following (in thousands):

	2007	2006
Prepaid expenses and other current assets:
Prepaid direct response advertising costs	$2,409	$2,265
Capitalized transaction and issuance costs	3,286	267
Other	763	651
Total	$6,458	$3,183
Accounts payable and accrued expense:
Accounts payable	$8,586	$5,857
Accrued professional services	1,747	303
Accrued payroll and benefits	1,664	663
Accrued vacation	1,306	1,184
Return reserves	1,313	1,200
Gift certificates	1,373	1,146
Sales and other taxes payable	551	476
Miscellaneous accrued expense and other	4,045	3,616
Total	$20,585	$14,445

6.	INCOME TAXES

The provision for income taxes for the years ended July 28, 2007 and July 29, 2006, the five months ended July 30, 2005, and the seven months ended March 3, 2005, consists of the following (in thousands):

	Year Ended July 28, 2007	Year Ended July 29, 2006	Five Months Ended July 30, 2005	Seven Months Ended March 3, 2005
Current:
Federal	$1	$14	$(124)	$(468)
State	(16)	103	(24)	(83)
	(15)	117	(148)	(551)
Deferred:
Federal	558	(5)	—	(207)
State	63	5	—	(37)
	621	—	—	(244)
	$606	$117	$(148)	$(795)
The total provision (benefit) for income taxes for the years ended July 28, 2007, July 29, 2006, the five months ended July 30, 2005, and the seven months ended March 3, 2005, is as follows (in thousands):

	Year Ended July 28, 2007	Year Ended July 29, 2006	Five Months Ended July 30, 2005	Seven Months Ended March 3, 2005
Continuing operations	$548	$127	$(128)	$(953)
Discontinued operations	58	(10)	(20)	158
	$606	$117	$(148)	$(795)

Reconciliations of the provision (benefit) for income taxes to the amount of the provision (benefit) that would result from applying the federal statutory rate of 35% to income (loss) before provision (benefit) for income taxes for the years ended July 28, 2007 and July 29, 2006, the five months ended July 30, 2005, and the seven months ended March 3, 2005, are as follows:

	Year Ended July 28, 2007	Year Ended July 29, 2006	Five Months Ended July 30, 2005	Seven Months Ended March 3, 2005
Provision for income taxes at federal statutory rate	35.0%	35.0%	35.0%	35.0%
Surtax benefit	(1.0)	(1.0)	(1.0)	(1.0)
State income taxes – net of federal income tax benefit	4.2	4.0	3.9	4.2
Other nondeductible expenses	3.0	(3.9)	(0.5)	(0.3)
Other	(1.5)	(2.7)		8.9
Valuation allowance	18.2	(35.2)	(26.7)	(20.4)
Effective tax rate	57.9%	(3.8)%	10.7%	26.4%

The major components of FOH Holdings’ net deferred income tax liability at July 28, 2007 and July 29, 2006, are as follows (in thousands):

	2007	2006
Deferred tax assets:
Merchandise inventories	$1,289	$1,082
Net operating loss and other tax attribute carryforwards	898	1,980
Accrued vacation and bonuses	852	399
Deferred rent	—	675
Other	119	209
Valuation allowance	(2,025)	(2,455)
	1,133	1,890
Deferred tax liabilities:
Trademark	(6,867)	(6,867)
Difference between book and tax basis of fixed assets	(1,369)	(2,043)
Customer relationship	(133)	(216)
	(8,369)	(9,126)
Net deferred income tax liability	$(7,236)	$(7,236)

As a result of cumulative losses, FOH Holdings’ management concluded that it is more likely than not that FOH Holdings will not realize certain deferred income tax assets beginning in fiscal 2005. As a result, FOH Holdings has established a valuation allowance in fiscal 2007 and 2006 to reduce the deferred income tax assets to an amount expected to be realized. As of July 28, 2007 and July 29, 2006, the valuation allowance was $2,025,000 and $2,455,000, respectively. The valuation allowance (decreased) increased by $(430,000), $1,114,000, $370,000 and $613,000 for the years ended July 28, 2007 and July 29, 2006, the five months ended July 30, 2005, and the seven months ended March 3, 2005, respectively. During fiscal 2007, the valuation allowance increased by $191,000 which is reflected in the tax provision. This increase was off-set by the reversal of $621,000 of pre-acquisition valuation allowances that were off-set against goodwill. The valuation allowance established at the FOH Transaction date includes approximately $990,000 of deferred income tax assets for which subsequently recognized tax benefits, if any, would be allocated to reduce goodwill related to the FOH Transaction with any remaining amounts recognized as a benefit in the income tax provision. During the year ended July 28, 2007, FOH Holdings utilized a portion of these deferred tax assets by reducing goodwill by $621,000.

FOH Holdings has a federal net operating loss carryforward of $2,400,000 that will expire from 2025 to 2026. FOH Holdings also has state net operating loss carryforwards in various states that have different expiration dates depending on the state.

Section 382 of the Internal Revenue Code (‘‘Section 382’’) contains provisions that may limit the availability of net operating carryforwards to be used to offset taxable income in any given year upon the occurrence of certain events, including significant changes in ownership interests. Under Section 382, an ownership change that triggers potential limitations on net operating loss carryforwards occurs when there has been a greater than 50% change in ownership interest by shareholders owning 5% or more of a company over a period of three years or less. Based on FOH Holdings’ management’s analysis, FOH Holdings had an ownership change on March 3, 2005, which resulted in Section 382 limitations applying to federal net operating loss carryforwards generated prior to that date. FOH Holdings’ management estimates that all of the pre-ownership change net operating loss carryforwards are below any Section 382 annual limitation on the utilization of the pre-ownership change net operating loss carryforward and will be available within the carryforward period.

FOH Holdings believes its tax positions comply with the applicable tax laws and that it has adequately provided for all tax-related matters. FOH Holdings is subject to examination by taxing authorities in the various jurisdictions in which it files tax returns. Specifically, FOH Holdings is routinely under examination by the Internal Revenue Service. Fiscal years 2004 through 2006 are currently open and the 2005 fiscal year is currently under examination. Matters raised upon audit may involve substantial amounts and could result in material cash payments if resolved unfavorably; however, FOH Holdings believes that their tax positions are supportable. Because the examination is in the preliminary stages, FOH Holdings can not yet determine whether the examination will have an impact on its consolidated financial position, results of operations or cash flows.

7.	REVOLVING LINE OF CREDIT AND TERM LOANS

FOH Holdings has a financing agreement (the ‘‘Agreement’’), as amended, which provides that the lender will make revolving loans to FOH Holdings, inclusive of a subfacility for letters of credit, in an aggregate principal amount not to exceed $12,000,000. Maximum revolving loan borrowings under the Agreement are restricted to the lesser of the revolving credit limit or a borrowing base determined as a percentage of eligible inventories and credit card receivables less the amounts outstanding as standby letters of credit. FOH Holdings is authorized to issue $750,000 and $500,000 of standby letters of credit related to its corporate office lease and for merchandise purchases, respectively. The letters of credit were fully outstanding as of July 28, 2007 and July 29, 2006. Additionally, the Agreement provided for term loans of up to $3,000,000 and extends the right to FOH Holdings to request that the total revolving credit commitment be increased at any time before October 9, 2007, by up to $3,000,000 in increments of $1,000,000 to a maximum total revolving credit commitment of $15,000,000. On October 8, 2007, FOH Holdings increased the total revolving credit commitment by $3,000,000 in accordance with this provision of the Agreement.

Borrowings under the revolving loans under the Agreement are collateralized by all assets of FOH Holdings. Each loan bears interest at a rate per annum equal to (i) the sum of (a) the prime rate, as defined, and (b) an applicable margin ranging from 0.25% to 1.25% determined annually based on earnings before interest, tax, depreciation, and amortization (EBITDA) targets, unless FOH Holdings elects the option of having interest charged at the London InterBank Offered Rate (LIBOR), in which case interest will be charged at (ii) the sum of (a) LIBOR and (b) an applicable margin. Interest is payable monthly, in arrears, on the first day of the month. FOH Holdings also pays, on a monthly basis, 0.5% on the amount of any unused credit commitment. Amounts due under the revolving loans are due on January 7, 2008. Borrowings under the term loans under the Agreement are collateralized by trademarks of FOH Holdings. The term loans bear interest at a rate per annum equal to the sum of (a) the prime rate, as defined, and (b) an applicable margin of 1.0%. The term loans were due July 31, 2007 prior to the amendment discussed below.

The Agreement also requires, among others, FOH Holdings to (i) repay excess cash, as defined in the agreement, against the revolving loans, (ii) imposes a prepayment premium of 0.5% on the total revolving credit commitment should it be repaid after January 7, 2007, but before the 90th consecutive day prior to the maturity date, and (iii) extends a right to the lender to make an offer to refinance the debt under certain conditions.

As of July 28, 2007 and July 29, 2006, FOH Holdings had $2,250,000 outstanding under the term loans at a rate of 9.25%, including the applicable margin of 1.0% and revolving loans of $4,490,000 and $3,308,000, respectively, at a rate of 8.5%, including the applicable margin of 0.25%.

On July 31, 2007, FOH Holdings amended the Agreement to, among other things, (i) extend the term loan maturity to January 7, 2008, and (ii) provide for the use of LIBOR plus 3.25% or prime rate plus 1% on the term loans at FOH Holdings’ option.

8.	LONG-TERM DEBT – RELATED PARTY

FOH Holdings’ long-term debt at July 28, 2007 and July 29, 2006, consists of the following (in thousands):

	2007	2006
Secured amended term loan (‘‘Tranche A/B’’); interest due semiannually on March 31 and September 30 at 8% beginning September 30, 2005, principal of approximately $1,086 due semiannually on March 31 and September 30 beginning September 30, 2006	$7,600	$7,600
Secured amended term loan (‘‘Tranche C’’); principal of approximately $10,441 due on maturity on January 7, 2010, commencing July 1, 2005, interest at 7% per annum, consisting of 1% in cash paid monthly and 6% accrued to principal monthly and due on maturity (includes accrued interest of approximately $1,388 and $701 at July 28, 2007 and July 29, 2006, respectively)	11,829	11,142
Total long-term debt	$19,429	$18,742
Less current portion	4,343
Total due beyond one year	$15,086	$18,742

Long-term debt maturities during the next three fiscal years are as follows (in thousands):

Fiscal Years Ending
2008	$4,343
2009	2,171
2010	12,915
$19,429

On March 3, 2005, an affiliate of a minority stockholder of FOH Holdings purchased from the original nonaffiliated lenders their share of the outstanding balances of the original secured term loans (Tranches A/B and C) totaling $12,604,000. As a result of the transaction, all of the outstanding secured term loans were held by a stockholder and its affiliate. No cash was received or paid by FOH Holdings related to this transaction. On June 30, 2005, FOH Holdings entered into an amended and Restated Tranche A/B and Tranche C Term Loan Agreement with the lenders (the ‘‘Amended Secured Term Loans’’). In connection with the Amended Secured Term Loans, the previous amounts due under Tranche A and B as of June 30, 2005, were combined into a single loan with a principal balance of $7,600,000 and repayment terms as disclosed above. The Tranche C principal of $9,000,000 plus cumulative accrued interest of $1,441,000 was combined into a single loan principal balance as of June 30, 2005, of $10,441,000. Interest accrued under the terms of the old Tranche C loan was $578,000 and $348,000 for the year ended July 31, 2004, and the seven months ended March 3, 2005, respectively. There was $206,000 of accrued interest in the last five months ended July 29, 2005, related to the old Tranche C loan. Accrued payable-in-kind interest on the new Tranche C loan was $687,000, $647,000 and $54,000 for the years ended July 28, 2007 and July 29, 2006, and the five months ended July 30, 2005, respectively. As of July 28, 2007, FOH Holdings has accrued and unpaid related-party interest due in cash of $49,000 in accounts payable and accrued expense in the accompanying consolidated balance sheet.

The Amended Secured Term Loans contain certain restrictive financial covenants, including, among others, limitations on capital expenditures and financial covenants as contained in the revolving line of credit, and requires mandatory repayments of a percentage of excess cash flow, as defined in the agreement, equal to 25% for fiscal years ending 2006 and 2007 and 75% for fiscal years ending 2008 and 2009, due 90 days following the last day of each fiscal year to be applied first to Tranche A/B and then, Tranche C beginning the fiscal year ending 2008. No such repayments were made in fiscal years 2007 and 2006. Additionally, the Amended Secured Term Loans are secured by substantially all of FOH Holdings’ assets and are second in priority to the revolving line of credit lender.

On July 27, 2006, FOH Holdings amended the Amended Secured Term Loans to extend any repayment of the Amended Secured Term Loans to be no earlier than the repayment date of the term loans (the ‘‘Senior Term Loans’’), currently January 7, 2008, under the revolving line of credit (see Note 7). Upon repayment of the Senior Term Loans, all unpaid scheduled payments from September 2006 through date of the term loans repayment will become cumulatively due and payable on the date of the first scheduled payment following the repayment date of the Senior Term Loans. During the fiscal year ended July 28, 2007, no principal payments were made to the Amended Secured Term Loans. Approximately $4,343,000 will be due on the Amended Secured Term Loans on the date of the first scheduled payment following the repayment of the Senior Term Loans (see Note 7).

9.	COMMITMENTS AND CONTINGENCIES

Operating Leases   –   Store, warehouse, and office facilities are occupied under operating leases that expire at various dates through 2019. Aggregate minimum rental commitments under all noncancelable leases in effect as of July 28, 2007, were as follows (in thousands):

Fiscal Years Ending
2008	$11,066
2009	9,859
2010	8,026
2011	7,108
2012	6,527
Thereafter	22,455
$65,041

On substantially all leases, FOH Holdings is responsible for incremental rental increases based on sales, as well as repairs, maintenance, and property taxes. Renewal privileges exist on certain leases.

Subsequent to July 28, 2007, FOH Holdings entered into two store leases and amended an additional lease. Estimated future lease payments for these leases are as follows: fiscal 2008; $143,000, fiscal 2009; $282,000, fiscal 2010; $252,000, fiscal 2011; $198,000; fiscal 2012; $202,000; and thereafter; $1,187,000.

Rental expense for the years ended July 28, 2007 and July 29, 2006, the five months ended July 30, 2005, and the seven months ended March 3, 2005, consists of the following (in thousands):

	Year Ended July 28, 2007	Year Ended July 29, 2006	Five Months Ended July 30, 2005	Seven Months Ended March 3, 2005
Minimum rentals	$10,966	$10,969	$4,103	$6,366
Contingent rentals	152	140	70	169
Total rental expense	$11,118	$11,109	$4,173	$6,535

Management Fees   –   During the year ended July 29, 2005, FOH Holdings entered into a management fee arrangement with its stockholders, whereby, the stockholders receive a combined annual management fee of $200,000. Payments are made on a calendar quarterly basis and began with the quarter ended June 30, 2005. FOH Holdings recorded management fees of $200,000, $200,000, and $67,000 for the years ended July 28, 2007 and July 29, 2006, and the five months ended July 30, 2005, respectively. As of July 28, 2007 and July 29, 2006, management fees of $92,000 and $17,000, respectively, were accrued and unpaid in accounts payable and accrued expense in the accompanying consolidated balance sheets.

Consulting Fee   –   Movie Star (as defined in Note 14) entered into a consulting agreement with Performance Enhancement Partners, LLC, dated April 9, 2007. Pursuant to this agreement,

Performance Enhancement Partners, LLC, agreed, in consideration of a base consulting fee of $400,000 per annum, to provide the services of Mr. Peter Cole to act as the lead member of the Board of Directors of Movie Star to facilitate the timely and successful completion of the Merger (as defined in Note 14). FOH Holdings agreed that, in the event the merger agreement was terminated for specified reasons, FOH Holdings would reimburse Movie Star for 50% of the base consulting fee paid to Performance Enhancement Partners, LLC prior to such termination.

Legal Matters   –   In July 2004, FOH Holdings became involved in three separate purported class action lawsuits filed that individually allege that FOH Holdings improperly classified store managers in California stores as exempt from overtime requirements, engaged in unfair competition, and violated other provisions of the California Labor Code. These cases were consolidated into a single case. The basis of the complaints was the allegation that store managers in all Company stores were improperly classified as ‘‘exempt’’ from overtime laws, when in fact they should have been classified as ‘‘nonexempt’’ and paid overtime for hours worked in excess of eight hours per day or forty hours per week. The complaints alleged that FOH Holdings forced employees to work off the clock, through meal and rest breaks, and did not pay for all time worked. FOH Holdings agreed to a settlement with respect to the California managerial employees. The parties further agreed to dismiss the hourly claims and managerial claims for non-California managers. On November 10, 2005, the court signed a Preliminary Approval Order approving the settlement and certifying a settlement class. The Final Approval Hearing on the settlement was held on January 17, 2006. FOH Holdings paid $953,000 in full settlement of the claim in February 2006. These costs, along with the related legal costs of approximately $218,000, were recorded as a pre-acquisition liability under purchase accounting in connection with the FOH Transaction (see Note 1). No amounts are outstanding as of July 28, 2007.

FOH Holdings was served with a purported class action complaint on October 23, 2006, in which the plaintiff claims FOH Holdings violated certain California consumer privacy laws in requesting cardholders’ telephone numbers during credit card refund transactions and recording such telephone numbers onto a form. FOH Holdings filed an answer denying the plaintiff’s claims and asserting various defenses. Nonetheless, in order to mitigate the cost of litigation, Fredericks of Hollywood, Inc. and Fredericks of Hollywood Stores, Inc. entered into a settlement agreement for the named plaintiff and the purported class, which was approved by the court on October 2, 2007. FOH Holdings has determined that total costs for the resolution of this legal action are likely to approximate $250,000. FOH Holdings has remaining accrued settlement costs of $182,000 at July 28, 2007.

FOH Holdings is involved from time to time in litigation incidental to its business. In connection with such actions and claims, FOH Holdings must make estimates of potential future legal obligations and liabilities, which require management’s judgment on the outcome of various issues. Management may also use outside legal counsel to assist in this process. FOH Holdings will record, if material, a liability when it has determined that the occurrence of a loss contingency is probable and the loss amount can be reasonably estimated, and it will disclose the related facts in the notes to its financial statements. If FOH Holdings determines that the occurrence of a loss contingency is reasonably possible or that it is probable but the loss cannot be reasonably estimated, FOH Holdings will, if material, disclose the nature of the loss contingency and the estimated range of possible loss, or include a statement that no estimate of loss can be made. FOH Holdings believes that the outcome of its other currently pending litigation will not have a material adverse effect on its results of operations or financial condition.

State Sales Taxes   –   FOH Holdings sells its products through three channels, retail specialty stores, mail order catalogs, and the Internet. FOH Holdings operates its channels separately and accounts for sales and use tax accordingly. FOH Holdings is periodically audited by the states. It is possible states may disagree with the method of assessing and remitting these taxes. FOH Holdings believes that it is properly assessing and remitting all applicable state sales taxes in the applicable jurisdictions and records necessary reserves for any contingencies that require recognition under FASB Statement No. 5, Accounting for Contingencies.

10.	STOCKHOLDERS’ EQUITY

On March 24, 2005, FOH Holdings’ Board of Directors amended and revised its articles of incorporation. Under the new articles of incorporation, FOH Holdings authorized 2,250,000 shares of common stock and 250,000 shares of preferred stock. On March 29, 2005, FOH Holdings’ stockholders contributed $5,000,000 in consideration of the issuance of 500,000 shares of common stock of FOH Holdings.

In connection with amendments to FOH Holdings’ revolving credit agreement (see Note 7), the stockholders contributed $1,000,000 to FOH Holdings in consideration for the issuance of 100,000 shares of FOH Holdings’ common stock in December 2005. Additionally, FOH Holdings’ stockholders contributed $3,000,000 to FOH Holdings on July 27, 2006, in consideration of the issuance of 300,000 shares of common stock of FOH Holdings. As of July 28, 2007 and July 29, 2006, FOH Holdings has 2,250,000 authorized shares of common stock, of which 1,330,000 shares were issued and outstanding and 120,000 shares were reserved for the issuance of employee stock options. FOH Holdings has no shares of preferred stock issued or outstanding as of July 28, 2007 and July 29, 2006.

11.	share-based compensation

Stock Options   –   On December 1, 2003, FOH Holdings’ Board of Directors approved the 2003 Employee Equity Incentive Plan to grant stock up to 70,000 options to specific employees. In December 2006, FOH Holdings’ Board of Directors authorized an additional 50,000 shares to be reserved for the issuance of stock options under the Plan, resulting in total authorizations of 120,000 options. Options granted under the 2003 Employee Equity Incentive Plan have terms of 10 years and vest 25% on the last day of the January fiscal period for each of the next four years, commencing on the first January following the date of grant.

The vesting for these employee’s stock options will cease as follows: 1) upon termination for cause, 2) twelve months after termination for disability or 3) on the day before the tenth anniversary of the grant date.

The following is a summary of stock option activity:

	Number of Shares	Weighted- Average Exercise Price per Share
Outstanding – July 31, 2004	60,000	16.92
Issued	7,500	10.00
Canceled	(8,750)	16.92
Outstanding – July 30, 2005	58,750	16.04
Issued	5,000	10.00
Canceled	(3,750)	16.92
Outstanding – July 29, 2006	60,000	15.48
Issued	62,500	23.18
Canceled	(8,000)	20.35
Outstanding – July 28, 2007	114,500	19.34

As of July 28, 2007 and July 29, 2006, 114,500 and 60,000 employee stock options were outstanding, respectively. At July 28, 2007, FOH Holdings had 5,500 shares available for future grants under the 2003 Employee Equity Incentive Plan.

FOH Holdings cannot reasonably estimate the fair value of its options because it is not practicable for it to estimate the expected volatility of its common stock. As a result, FOH Holdings accounts for its stock options based on a value calculated using the historical volatility of comparable companies that are publicly listed instead of the expected volatility of FOH

Holdings’ stock price. The calculated value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model using the assumptions noted in the following table. The risk-free interest rate is based on the US Treasury yield curve in effect at the time of grant based on the expected term of the options. The expected life (estimated in the period outstanding) of options granted was estimated using the simplified method. When estimating forfeitures, FOH Holdings considers voluntary termination patterns as well as the trend of historical forfeitures. Prior to the adoption of FASB Statement 123 (R), FOH Holdings calculated the minimum value method by assuming a volatility factor near zero.

The significant weighted-average assumptions that were used to determine the grant date fair value of options granted during the year ended July 28, 2007 and the minimum value method of options granted in 2006 and 2005 using the Black-Scholes option-pricing model are as follows:

	2007	2006	2005
Weighted-average risk-free interest rate	4.59%	4.58%	4.09%
Dividend yield	0%	0%	0%
Expected volatility	61.5%	0%	0%
Expected option life (years)	6.3	7	7

The weighted-average calculated fair value per option granted in fiscal 2007 based on the Black-Scholes option valuation method was $15.01. The weighted-average calculated minimum value per option granted in fiscal 2006, and fiscal 2005, based on the Black-Scholes option valuation method, was $2.77, and $2.43, respectively.

At July 28, 2007, July 29, 2006, and July 30, 2005, there were 53,000, 25,625, and 27,500, outstanding options exercisable at weighted-average exercise prices of $16.55, $16.41, and $16.92, respectively.

The following table summarizes information on outstanding and exercisable stock options as of July 28, 2007:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding as of July 28, 2007	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price	Number Exercisable as of July 28, 2007	Weighted- Average Exercise Price
$10.00	12,500	7.99	$10.00	5,000	$10.00
16.92	45,000	4.66	16.92	45,000	16.92
21.91	52,500	9.36	21.91	3,000	21.91
39.54	4,500	9.76	39.54
$10.00 – $16.92	114,500	7.38	$19.37	53,000	16.55

FOH Holdings recorded $141,000 of stock-based compensation expense as a component of selling, general and administrative expenses in the accompanying consolidated statements of operations, related to stock options granted during the fiscal year ended July 28, 2007. FOH Holdings has recognized no tax benefit in the statement of operations related to the stock-based compensation expense recorded during the year ended July 28, 2007. In accordance with the accounting standard previously applied by FOH Holdings, no compensation expense was recorded related to stock options during the fiscal year ended July 29, 2006, the five months ended July 30, 2005 and the seven months ended March 3, 2005.

At July 28, 2007, there was $665,000 of total unrecognized compensation expense related to non-vested stock options under FOH Holdings share-based payment plan. That cost is expected to be recognized over a weighted average period of approximately four years.

During the fiscal year ended July 28, 2007, FOH Holdings modified 7,500 options related to a former employee to extend the contractual life. The incremental compensation cost associated with the modification was immaterial to the consolidated financial statements for the year ended July 28, 2007.

12.	EMPLOYEE BENEFIT PLAN

FOH Holdings maintains a 401(k) profit sharing plan that covers substantially all employees who have completed six months of service and have reached age 20½. Employee contributions are discretionary. Company 401(k) contributions are made equal to 50% of the participant’s first 3% of contributed compensation. FOH Holdings made contributions of $121,000, $113,000, $49,000, and $65,000, for the years ended July 28, 2007 and July 29, 2006, the five months ended July 30, 2005, and the seven months ended March 3, 2005, respectively.

13.	DISCONTINUED OPERATIONS

From time to time FOH Holdings may consider closure of certain store locations that are determined to be either underperforming or inconsistent with the long-term operating strategy of FOH Holdings. During the fiscal year ended July 28, 2007, FOH Holdings closed an additional six stores, thereby requiring the retrospective adjustment to the discontinued operations for prior periods. During the year ended July 29, 2006, FOH Holdings closed eleven store locations. During the year ended July 30, 2005, FOH Holdings closed nine store locations. All the store closures occurred at the contractual lease termination date, except for two stores closed in fiscal 2006 due to Hurricane Katrina.

The results of operations for discontinued stores includes only revenues generated from, and expenses directly associated with, the operation of such stores and consists of the following (in thousands):

	Year Ended July 28, 2007	Year Ended July 29, 2006	Five Months Ended July 30, 2005	Seven Months Ended March 3, 2005
Net sales from closed stores	$1,518	$4,947	$2,386	$6,342
Less:
Cost of goods sold, buying, and occupancy	871	2,951	1,665	3,591
Selling, general, and administrative expenses	548	1,766	907	2,153
	99	230	(186)	598
Income tax provision (benefit)	58	(10)	(20)	158
Income (loss) from discontinued operations of closed stores – net of tax	$41	$240	$(166)	$440

14.	PROPOSED MERGER

On December 18, 2006, Movie Star, Inc., a New York corporation (‘‘Movie Star’’), entered into an Agreement and Plan of Merger and Reorganization (as amended, the ‘‘Merger Agreement’’) with FOH Holdings and Fred Merger Corp., a Delaware corporation and a wholly owned subsidiary of Movie Star (‘‘Merger Sub’’). Under the terms of the Merger Agreement, Merger Sub will be merged with and into FOH Holdings, with FOH Holdings continuing as the surviving corporation as a wholly owned subsidiary of Movie Star (the ‘‘Merger’’). Upon the consummation of the merger, Movie Star will change its name to ‘‘Frederick’s of Hollywood Group Inc.’’ (‘‘FOH Group’’).

TTG Apparel, LLC, an affiliate of Tokarz Investments, LLC, which owns approximately 50% of FOH Holdings, is a significant shareholder in Movie Star. The remainder of FOH Holdings’ common stock is owned by accounts and funds managed by and/or affiliated with Fursa Alternative Strategies, LLC (formerly known as Mellon HBV Alternative Strategies LLC).

In connection with the Merger Agreement, Movie Star has agreed to issue to its shareholders nontransferable rights to purchase new shares of Movie Star’s stock. To the extent that Movie Star’s shareholders do not purchase, in the aggregate, their pro rata percentage of Movie Star’s common stock in the rights offering, TTG Apparel, LLC and its affiliates, including Tokarz Investments, LLC, and funds affiliated with Fursa Alternative Strategies LLC, have agreed to purchase, on an equal basis, any such shortfall. As a result of these issuances, Movie Star anticipates raising aggregate proceeds of $20 million.

Upon completion of the Merger, each share of common stock of FOH Holdings that is outstanding at the effective time of the Merger will be converted into the right to receive shares of common stock of Movie Star (‘‘Movie Star Common Stock’’) based on an exchange ratio of 17.811414. As a result of the Merger, Movie Star anticipates issuing approximately 23.7 million shares of Movie Star Common Stock to the stockholders of FOH Holdings.

Movie Star is a contract manufacturer and current vendor from which FOH Holdings made purchases of $3,318,000, $977,000, $36,000, and $26,000, for the years ended July 28, 2007 and July 29, 2006, the five months ended July 30, 2005, and the seven months ended March 3, 2005, respectively.

******

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Movie Star, Inc.:

We have audited the accompanying consolidated balance sheets of Movie Star, Inc. and subsidiary as of June 30, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended June 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Movie Star, Inc. and subsidiary as of June 30, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ Mahoney Cohen & Company, CPA, P.C.
New York, New York
August 17, 2007

MOVIE STAR, INC.

CONSOLIDATED BALANCE SHEETS
JUNE 30, 2007 AND 2006
(In Thousands, Except Share Information)

	2007	2006

ASSETS
CURRENT ASSETS:
Cash	$53	$203
Receivables, net	8,266	6,074
Inventory	6,816	8,981
Deferred income taxes	1,518	1,914
Prepaid expenses and other current assets	291	801
Total current assets	16,944	17,973

PROPERTY, PLANT AND EQUIPMENT – Net	943	838
DEFERRED INCOME TAXES	3,438	3,296
GOODWILL	537	537
ASSETS HELD FOR SALE	—	174
OTHER ASSETS	476	403
TOTAL ASSETS	$22,338	$23,221
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Note payable	$4,126	$4,955
Accounts payable	2,275	3,273
Accrued expenses and other current liabilities	953	813
Total current liabilities	7,354	9,041
DEFERRED LEASE LIABILITY	269	339
OTHER LONG-TERM LIABILITIES	110	59
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value – authorized, 30,000,000 shares; issued 18,440,000 shares in 2007 and 17,755,000 shares in 2006	184	178
Additional paid-in capital	5,552	4,834
Retained earnings	12,507	12,361
Accumulated other comprehensive (loss) income	(20)	27
Less treasury stock, at cost – 2,017,000 shares	(3,618)	(3,618)
Total shareholders’ equity	14,605	13,782
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$22,338	$23,221

See notes to consolidated financial statements.

MOVIE STAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED JUNE 30, 2007, 2006 AND 2005
(In Thousands, Except Per Share Amounts)

	2007	2006	2005
Net sales	$63,493	$51,639	$58,533
Cost of sales	43,144	37,528	44,304
Gross profit	20,349	14,111	14,229
Selling, general and administrative expenses	17,434	16,310	19,024
Insurance recovery	—	(1,450)	—
Merger related fees	2,391	246	—
Gain on sale of property, plant and equipment	(496)	—	—
Income (loss) from operations	1,020	(995)	(4,795)
Interest income	(5)	(3)	(1)
Interest expense	609	476	282
Income (loss) before income tax provision (benefit)	416	(1,468)	(5,076)
Income tax provision (benefit)	270	(468)	(1,954)
Net income (loss)	$146	$(1,000)	$(3,122)
BASIC NET INCOME (LOSS) PER SHARE	$.01	$(.06)	$(.20)
DILUTED NET INCOME (LOSS) PER SHARE	$.01	$(.06)	$(.20)
Basic weighted average number of shares outstanding	16,089	15,700	15,625
Diluted weighted average number of shares outstanding	16,671	15,700	15,625

See notes to consolidated financial statements.

MOVIE STAR, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
YEARS ENDED JUNE 30, 2007, 2006 AND 2005
(In Thousands)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock
	Shares	Amount				Shares	Amount	Total
BALANCE, JUNE 30, 2004	17,617	$176	$4,706	$16,483	$—	2,017	$(3,618)	$17,747
Net loss	—	—	—	(3,122)	—	—	—	(3,122)
Cumulative translation adjustment	—	—	—	—	10	—	—	10
Comprehensive loss								(3,112)
Exercise of stock options	20	—	22	—	—	—	—	22
Issuance of common stock for directors’ fees	20	1	19	—	—	—	—	20
BALANCE, JUNE 30, 2005	17,657	177	4,747	13,361	10	2,017	(3,618)	14,677
Net loss	—	—	—	(1,000)	—	—	—	(1,000)
Cumulative translation adjustment	—	—	—	—	17	—	—	17
Comprehensive loss								(983)
Stock compensation expense	—	—	19	—	—	—	—	19
Issuance of common stock for directors’ fees	98	1	68	—	—	—	—	69
BALANCE, JUNE 30, 2006	17,755	178	4,834	12,361	27	2,017	(3,618)	13,782
Net income	—	—	—	146	—	—	—	146
Cumulative translation adjustment	—	—	—	—	(47)	—	—	(47)
Comprehensive income								99
Stock compensation expense	—	—	236	—	—	—	—	236
Exercise of stock options	612	6	410	—	—	—	—	416
Issuance of common stock for directors’ fees	73	—	72	—	—	—	—	72
BALANCE, JUNE 30, 2007	18,440	$184	$5,552	$12,507	$(20)	2,017	$(3,618)	$14,605

See notes to consolidated financial statements.

MOVIE STAR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2007, 2006, AND 2005
(In Thousands)

	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$146	$(1,000)	$(3,122)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on sale of property, plant and equipment	(496)	—	—
Gain on insurance recovery	—	(1,450)	—
Depreciation and amortization	357	316	406
Provision for sales allowances and doubtful accounts	(251)	480	(539)
Stock-based compensation expense	236	19	—
Deferred income taxes	254	(477)	(2,014)
Deferred lease liability	(19)	24	32
Issuance of common stock for directors’ fees	72	69	20
(Increase) decrease in operating assets, net of acquisition of business:
Receivables	(1,928)	(576)	2,154
Inventory	2,165	2,749	(2,919)
Prepaid expenses and other current assets	490	(404)	218
Other assets	(139)	(31)	(91)
(Decrease) increase in operating liabilities:
Accounts payable	(1,001)	(307)	1,637
Accrued expenses and other liabilities	(23)	(679)	740
Net cash used in operating activities	(137)	(1,267)	(3,478)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(260)	(315)	(225)
Proceeds from insurance recovery	26	1,424	—
Proceeds from sale of property, plant and equipment	698	—	—
Acquisition of Sidney Bernstein & Son business	—	—	(3,456)
Net cash provided by (used in) investing activities	464	1,109	(3,681)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of capital lease obligation	(59)	—	—
(Repayments of) proceeds from revolving line of credit, net	—	(4,794)	4,794
(Repayments of ) proceeds from new revolving line of credit, net	(829)	4,955	—
Proceeds from exercise of employee stock options	416	—	22
Net cash (used in) provided by financing activities	(472)	161	4,816
Effect of exchange rate changes on cash	(5)	22	(6)
NET (DECREASE) INCREASE IN CASH	(150)	25	(2,349)
CASH, BEGINNING OF YEAR	203	178	2,527
CASH, END OF YEAR	$53	$203	$178
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during year for:
Interest	$585	$475	$282
Income taxes	$15	$37	$60
SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING ACTIVITIES:
Acquisition of equipment, software and maintenance contract through assumption of capital lease obligation	$170	$—	$—

See notes to consolidated financial statements

MOVIE STAR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2007, 2006 AND 2005

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business – Movie Star, Inc. (the ‘‘Company’’) is a New York corporation organized in 1935, which designs, manufactures (through independent contractors), imports, markets and distributes an extensive line of ladies’ sleepwear, robes, leisurewear, loungewear, panties and daywear.

The Company’s wholly-owned subsidiary, Cinejour Lingerie Inc., is a Canadian corporation formed in May 2004 to market and sell the Company’s products throughout Canada. The Company has an agreement with an independent representative to provide sales representation for the Company in Canada and to supervise the operations of its office in Canada.

Principles of Consolidation – The consolidated financial statements include the accounts of Movie Star, Inc. and its wholly-owned subsidiary, Cinejour Lingerie, Inc. (collectively, the ‘‘Company’’). All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America also requires management to make estimates and assumptions that affect the disclosures of contingent assets and liabilities at the date of the financial statements. Significant estimates include provision for inventory obsolescence, deferred tax assets, allowances for doubtful accounts and sales discounts. Actual results could differ from those estimates.

Allowances for Doubtful Accounts/Sales Discounts – The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The Company also estimates allowances for customer discounts and incentive offerings. If market conditions were to decline, the Company may take actions to increase customer incentive offerings possibly resulting in an incremental allowance at the time the incentive is offered.

Inventory – Inventory is valued at lower of cost (first-in, first-out) or market. The Company writes down inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions and the age of inventory.

Property, Plant and Equipment – Property, plant and equipment are stated at cost. Depreciation and amortization are provided by the straight-line method over the following estimated useful lives:

Buildings and improvements	15 – 30 years
Machinery & Equipment	5 years
Office furniture and equipment	3 – 5 years
Leasehold improvements	Lesser of life of the asset or life of lease

Impairment of Long-lived Assets – The Company follows Statement of Financial Accounting Standards (‘‘SFAS’’) No. 144, ‘‘Accounting for the Impairment or Disposal of Long-Lived Assets.’’ SFAS No. 144 requires that long-lived assets, including property and equipment, be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The Company assesses its assets for impairment based on the estimated future undiscounted cash flows expected to result from the use of the asset and records impairment losses when this amount is less than the carrying amount. Impairment losses are recorded for the excess of the assets’ carrying amount over their fair value, which is generally determined based on the estimated future discounted cash flows over the remaining useful life of the asset using a discount rate determined by management at the date of the impairment review. Management believes at this time that the carrying value and useful life of long-lived assets continue to be appropriate.

Goodwill and Intangible Assets – Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business combination accounted for under purchase method of accounting (see Note 2). The Company follows SFAS No. 142, ‘‘Goodwill and Other Intangible Assets,’’ whereby goodwill is not amortized and the Company conducts impairment testing in the fourth quarter of each fiscal year, or sooner if events and changes in circumstances suggest that the carrying amount may not be recoverable from its estimated future cash flows. No amortization or impairment charges relating to goodwill have been recorded for the fiscal years ended June 30, 2007, 2006 and 2005. Intangible assets at June 30, 2007 and 2006 consist of a covenant not to compete of $11,000 and $21,000, respectively, which is included in ‘‘Other assets’’ and is being amortized by the straight-line method over the contract life. Amortization is expected to be $10,000 next year and $1,000 in the following year.

Deferred Rent – The Company accounts for rental expense in accordance with SFAS No. 13 ‘‘Accounting for Leases’’ whereby rent expense is recognized on a straight-line basis over the non-cancelable lease term and the difference between the amount recognized and the amount paid is recorded as a deferred lease liability.

Stock Options – Previously, pursuant to Accounting Principles Board Opinion No. 25, ‘‘Accounting for Stock Issued to Employees,’’ (‘‘APB’’) the Company accounted for stock-based employee compensation arrangements using the intrinsic value method. Accordingly, no compensation expense was recorded in the financial statements with respect to option grants, since the options were granted at/or above market value.

Effective July 1, 2005, the Company adopted SFAS No. 123 (revised 2004), ‘‘Share Based Payment’’ (‘‘SFAS No. 123R’’), which eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. The Company has adopted the modified prospective method whereby compensation cost is recognized in the financial statements beginning with the effective date based on the requirements of SFAS No. 123R for all share-based payments granted after that date and for all unvested awards granted prior to that date.

Had the Company elected to recognize compensation expense for stock-based compensation using the fair value method, net income (loss), basic and diluted net income (loss) per share would have been as follows:

	Years Ended June 30,
in thousands, except per share amounts	2007	2006	2005
Net income (loss), as reported	$146	$(1,000)	$(3,122)
Add stock-based employee compensation expense, included in reported net income (loss), net of taxes	141	11	—
Deduct stock-based employee compensation expense determined under fair value based method, net of taxes	(141)	(11)	(30)
Pro forma net income (loss)	$146	$(1,000)	$(3,152)

Basic and diluted net income (loss) per share, as reported	$.01	$(.06)	$(.20)
Pro forma basic and diluted net income (loss) per share	$.01	$(.06)	$(.20)
The fair value of option grants were calculated with the following weighted-average assumptions:

	2007	2006	2005
Risk-free interest rate	4.56%	4.56%	3.5% – 4.0%
Expected life	7 years	7 years	7 years
Expected volatility	57% – 58%	54%	36% – 63%
Expected dividends	None	None	None

The fair values generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder.

Revenue Recognition – Revenue is recognized upon shipment. Although sales are made without the right of return, in certain instances, the Company may accept returns or agree to allowances. Sales returns, discounts and allowances are recorded as a component of net sales in the period in which the related sales are recognized. The customer takes title and assumes the risks and rewards of ownership of the products when the merchandise leaves the Company’s warehouse. The Company expenses the costs of advertising to customers under cooperative advertising as a reduction of revenue, which is a component of net sales. Cooperative advertising amounted to $606,000, $232,000 and $236,000 for the years ended June 30, 2007, 2006 and 2005, respectively.

Cost of Sales and Selling Costs – Cost of sales includes the expenses incurred to acquire and produce inventory for sale, including product costs, freight-in, inspection costs, labor associated with quality repairs, internal transfer costs, purchasing and receiving costs, and travel and entertainment related to product sourcing.

Selling costs include the costs of selling the merchandise, including preparing the merchandise for sale, picking and packing costs, and shipping and handling costs, such as warehousing, freight-out and other direct costs to deliver inventory to customers. Shipping and handling costs aggregated approximately $2,362,000, $2,278,000 and $2,808,000 in fiscal years ended June 30, 2007, 2006 and 2005, respectively. In addition, selling costs include the costs for apparel design and development activities, including sample designs and patterns. The Company expenses these costs as incurred. Selling costs are a component of selling, general and administrative expenses.

Deferred tax valuation allowance – In assessing the need for a deferred tax valuation allowance, the Company considers future taxable income and ongoing prudent and feasible tax planning strategies. Since the Company was able to determine that it should be able to realize its deferred tax assets in the future, a deferred tax valuation allowance was not deemed necessary. Likewise, should the Company determine that it would not be able to realize all or part of the Company’s net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

Net Income (Loss) Per Share – Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted net income per share also includes the dilutive effect of potential common shares outstanding during the period.

Foreign Currency Translation – The assets and liabilities of the Company’s Canadian subsidiary are translated into U.S. dollars at current exchange rates on the balance sheet date and revenue and expenses are translated at average exchange rates for the respective years. The net exchange differences resulting from these translations are recorded as a translation adjustment which is a component of shareholders’ equity. Cinejour Lingerie Inc.’s functional currency is the Canadian Dollar.

Foreign Currency Transactions – The Company considers the United States Dollar to be the functional currency of its overseas offices.  Foreign currency gains and losses, which are immaterial, are recorded in selling, general and administrative expenses on the consolidated statement of operations.

Segment Reporting – The Company operates in one segment with revenues generated in the United States and Canada as follows (in thousands):

	Fiscal Years Ended June 30,
	2007	2006	2005
Net Sales
United States	$62,386	$49,753	$58,214
Canada	1,107	1,886	319
	$63,493	$51,639	$58,533

Reclassification – A reclassification has been made to the 2006 Statement of Operations to reflect Merger Related Fees as a separate line item to conform to the 2007 presentation.

Effect of New Accounting Standards

In July 2006, the FASB issued SFAS Interpretation No. 48, ‘‘Accounting for Uncertainty in Income Taxes – An Interpretation of SFAS No. 109’’ (‘‘FIN 48’’). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with FIN 48 is a two-step process. The Company first will be required to determine whether it is more likely than not that a tax position, if any, will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. A tax position that meets the ‘‘more likely than not’’ recognition threshold will then be measured to determine the amount of expense/benefit to recognize in the financial statements based upon the largest amount of expense/benefit that is greater than 50 percent likely of being realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the effect that FIN 48 may have on its financial statements.

In September 2006, the Securities and Exchange Commission (‘‘SEC’’) issued Staff Accounting Bulletin No. 108 (SAB 108) ‘‘Considering the Effects of Prior Year Misstatements in Current Year Financial Statements.’’ SAB 108 provides guidance on quantifying financial statement misstatements, including the effects of prior year errors on current year financial statements. SAB 108 is effective for periods ending after November 15, 2006. The adoption of SAB 108 did not have an impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157 ‘‘Fair Value Measures’’ (‘‘SFAS No. 157’’). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, however it does not apply to SFAS 123R. This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except in some circumstances where the statement shall be applied retrospectively. The Company does not expect the adoption of SFAS 157 to have a material impact on its financial statements.

In February 2007, FASB issued SFAS No. 159, ‘‘The Fair Value Option for Financial Assets and Financial Liabilities,’’ (‘‘SFAS No. 159’’), which amends the accounting for assets and liabilities in financial statements in accordance with SFAS No. 115, ‘‘Accounting for Certain Investments in Debt and Equity Securities’’. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This statement does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 is effective for the first fiscal year beginning after November 15, 2007. The Company does not expect the adoption of SFAS 159 to have a material impact on its financial statements.

2.	ACQUISITION

On August 3, 2004, the Company completed its acquisition of certain assets of Sidney Bernstein & Son Lingerie, Inc. (‘‘SB&S’’), a New York based company engaged in the design, marketing and sale of women’s lingerie and related apparel accessories, pursuant to an Asset Purchase Agreement, dated as of July 28, 2004.

The assets were purchased for an aggregate price of $3,379,000, excluding transaction related fees, and included, among other assets, $2,873,000 of inventory and $500,000 of intangible assets. The Company also assumed $3,012,000 of SB&S’ open purchase orders and received $7,408,000 of open customer orders. Pursuant to the Asset Purchase Agreement, the Company had also agreed to pay up to an additional $1,000,000 in the aggregate based upon certain gross profit levels generated by the Company during the next three fiscal years (see below).

The acquisition was accounted for by the purchase method of accounting and the acquisition consideration was allocated among the tangible and intangible assets in accordance with their estimated fair value on the date of acquisition. In accordance with SFAS No. 142, goodwill will be subject to impairment testing at least annually. The results of operations of SB&S since August 3, 2004, are included in the Company’s consolidated statement of operations. The total amount of goodwill is expected to be deductible for income tax purposes. The acquisition consideration and allocation of that consideration are as follows:

Acquisition consideration:
Cash consideration paid	$3,379,000
Transaction related fees	77,000
Total acquisition consideration	$3,456,000
Allocation of acquisition consideration:
Inventory	$2,873,000
Goodwill related to acquisition	537,000
Covenant not to compete	40,000
Property and equipment	4,000
Other current assets	2,000
Total	$3,456,000

On August 3, 2004, the Company entered into an employment agreement with Daniel Bernstein, a former employee of SB&S, which was to expire on June 30, 2007. Pursuant to the agreement, Mr. Bernstein was to receive a base compensation of $350,000 annually plus commission based on formulas, as defined, in the agreement. In addition, the Company was to issue Mr. Bernstein options to purchase 75,000 shares of common stock under the Company’s 2000 Performance Equity Plan in both fiscal 2005 and 2006.

Effective June 10, 2005, Mr. Bernstein terminated his employment agreement with the Company. In addition, due to Mr. Bernstein’s termination, he is no longer entitled to be issued options and the Company is no longer required to pay the additional $1,000,000 under the Asset Purchase Agreement.

3.	INVENTORY

Inventory consists of the following:

	June 30,
	2007	2006
	(In Thousands)
Raw materials	$1,041	$1,279
Work-in process	200	281
Finished goods	5,575	7,421
	$6,816	$8.981

4.	RECEIVABLES

Receivables consist of the following:

	June 30,
	2007	2006
	(In Thousands)
Trade	$8,899	$7,017
Other	67	7
	8,966	7,024
Less allowance for doubtful accounts and sales discounts and allowances	(700)	(950)
	$8,266	$6,074

5.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	June 30,
	2007	2006
	(In Thousands)
Land, buildings and improvements	$1,516	$1,212
Machinery and equipment	362	573
Office furniture and equipment	1,317	1,182
Leasehold improvements	279	279
	3,474	3,246
Less accumulated depreciation and amortization	(2,531)	(2,408)
	$943	$838

Depreciation expense of $268,000, $232,000 and $321,000 was recorded in fiscal 2007, 2006 and 2005, respectively.

6.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	June 30,
	2007	2006
	(In Thousands)
Insurance	$94	$133
Salary, commissions and employee benefits	375	270
Consulting fees	—	113
Professional fees	275	162
Other	209	135
	$953	$813

7.	NOTES PAYABLE

Bank Agreements – The Company had a line of credit with an international bank, effective July 1, 2004, which matured on June 30, 2006 (see below). Under this line of credit, the Company could borrow in the aggregate, revolving loans and letters of credit, up to $20,000,000. Availability under this line of credit was subject to the Company’s compliance with certain financial formulas as outlined in the agreement. Pursuant to the terms of this line of credit, the Company had pledged substantially all of its assets. Interest on outstanding borrowings was payable at a variable rate per annum equal to the prime rate less 0.75 percent.

For the fiscal year ended June 30, 2006, under the credit agreement, the borrowings peaked at $12,613,000 and the average amount of borrowings was $7,272,000, with the weighted average interest rate of 6.29%. For the fiscal year ended June 30, 2005, under the credit agreement, the borrowings peaked at $13,410,000 and the average amount of borrowings was $6,335,000, with the weighted average interest rate of 4.40%.

At June 30, 2006, the Company had no borrowings outstanding under this line of credit (see below) and had approximately $7,507,000 of outstanding letters of credit.

Effective June 30, 2006, the Company secured a new line of credit with another financial institution. This line of credit matures on June 30, 2008 and is subject to annual renewals thereafter. Under this line of credit, the Company may borrow in the aggregate, revolving loans and letters of credit, up to $30,000,000. Availability under this line of credit is subject to the Company’s compliance with certain financial formulas as specified in the agreement. As of June 30, 2007, the Company was in compliance with its requirements under this credit facility. Pursuant to the terms of this line of credit, the Company pledged substantially all of its assets. Interest on outstanding borrowings is payable at a variable rate per annum equal to JPMorgan Chase Bank’s prime rate less 0.75 percent (7.5 percent as of June 30, 2007).

For the fiscal year ended June 30, 2007, under the credit agreement, the borrowings peaked at $15,831,000 and the average amount of borrowings was $7,332,000, with the weighted average interest rate of 7.50%.

At June 30, 2007, the Company had outstanding borrowings of $4,126,000 under the facility and had $8,818,000 in outstanding letters of credit. At June 30, 2006, the Company had outstanding borrowings of $4,955,000 under the facility and had no outstanding letters of credit.

The Company believes that the available borrowing under this agreement, along with anticipated operating cash flows, will be sufficient to cover its working capital requirements through June 30, 2008.

Capital Lease Obligation – The Company has a capital lease obligation payable in monthly installments of approximately $5,000 through May 2009, including interest at 5.4%. The obligation is collateralized by the related equipment which at June 30, 2007 had a net book value of approximately $123,000.

At June 30, 2007, the remaining liability is as follows (in thousands):

Total remaining payments	$117
less: amount representing interest	6
111
less: current portion included in Accrued expenses and other current liabilities	57
Long-term balance, included in Other Long-Term Liabilities	$54

8.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, ‘‘Disclosures about Fair Value of Financial Instruments.’’ The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies.

Cash, Accounts Receivable, Accounts Payable, Accrued Expenses and Other Current Liabilities – The carrying value of these items approximates fair value, based on the short-term maturities of these instruments.

Note Payable and Other Long-term Liabilities – The fair value of these liabilities are estimated based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities. The carrying value approximates the fair value.

The fair value estimates are based on pertinent information available to management as of June 30, 2007 and 2006. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those respective dates, and current estimates of fair value may differ significantly from the amounts presented herein. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange.

9.	INCOME TAXES

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and credit carryforwards.

The income tax effects of significant items, comprising the Company’s net deferred tax assets and liabilities, are as follows:

	June 30,
	2007	2006
	(In Thousands)
Deferred tax liabilities:
Differences between book and tax basis of goodwill	$42	$27
Deferred tax assets:
Difference between book and tax basis of inventory	655	635
Reserves not currently deductible	498	607
Operating loss carry forwards	3,526	3,711
Other	319	284
	4,998	5,237
Net deferred tax asset	$4,956	$5,210

The provision for (benefit from) income taxes is comprised as follows:

	Years Ended June 30,
	2007	2006	2005
	(In Thousands)
Current:
Federal	$—	$—	$10
State and local	16	9	50
	16	9	60
Deferred
Federal	216	(406)	(1,712)
State and local	38	(71)	(302)
	254	(477)	(2,014)
	$270	$(468)	$(1,954)

Reconciliation of the U.S. statutory rate with the Company’s effective tax rate (benefit) is summarized as follows:

	Years Ended June 30,
	2007	2006	2005
	(In Thousands)
Federal statutory rate (benefit)	34.0%	(34.0)%	(34.0)%
Increase (decrease) in tax resulting from:
State income taxes (net of federal tax benefits)	8.6	(2.5)	(3.3)
Foreign losses not subject to tax benefit	11.3	3.5	—
Other	11.0	1.1	(1.2)
Effective rate	64.9%	(31.9)%	(38.5)%

As of June 30, 2007, the Company has net operating loss carryforwards of approximately $8,816,000 for federal income tax purposes that expire between the years 2011 and 2026 and credit carryforwards of approximately $210,000.

10.	COMMITMENTS AND CONTINGENCIES

Operating Leases – The Company has operating leases expiring in various years through fiscal 2011.

Future minimum payments under these leases at June 30, 2007 are as follows (in thousands):

Fiscal Year	Amount
2008	$1,298
2009	1,313
2010	1,346
2011	735
$4,692

Rental expense for 2007, 2006 and 2005 was approximately $1,339,000, $1,297,000 and $1,313,000, respectively.

Employment Agreement – In January 2003, the Company and Melvyn Knigin, the Company’s CEO and President, agreed to an extension of Mr. Knigin’s employment agreement, which was to expire on June 30, 2004. Under the terms of the extended agreement, Mr. Knigin was to receive total base compensation of $2,625,000 over the five-year term of the agreement, effective as of July 1, 2002 and continuing through June 30, 2007. Mr. Knigin was also entitled to receive annual bonuses as defined in the agreement.

On October 3, 2006, the Company entered into an amended and restated employment agreement with Mr. Knigin, pursuant to which Mr. Knigin will continue to be employed as the Company’s President and Chief Executive Officer until June 30, 2009 (‘‘Initial Term’’) and will then serve as the Company’s Senior Vice President of Global Wal-Mart Corporate Sales from July 1, 2009 until June 30, 2011 (‘‘Additional Term’’). Mr. Knigin’s employment agreement provides that he will receive a base salary of $575,000 per year during the Initial Term and a base salary of $280,000 per year during the Additional Term. Mr. Knigin is also entitled to receive an annual bonus during the Initial Term under the Company’s 1998 Senior Executive Incentive Plan equal to 3% of the Company’s net income before taxes and before calculation of all bonuses for each fiscal year during the Initial Term (‘‘Net Income’’) in excess of $1,200,000 and up to $3,200,000, and equal to 3.75% of Net Income in excess of $3,200,000. During the Additional Term, Mr. Knigin will be entitled to receive an annual bonus equal to the excess of 1.5% (‘‘Bonus Percentage’’) of Wal-Mart Net Sales (as defined in the employment agreement) over Mr. Knigin’s annual base salary. The Bonus Percentage will be increased or decreased for each year during the Additional Term in which the Company’s gross margin for Wal-Mart Net Sales during such period exceeds or is less than the blended average gross margin for Wal-Mart Net Sales for the three fiscal years ending June 30, 2007, 2008 and 2009.

In addition to his base salary, the Company granted Mr. Knigin a ten-year option to purchase 500,000 shares of the Company’s common stock under the Company’s Amended and Restated 1988 Stock Option Plan at an exercise price of $1.00 per share, 125,000 shares of which will vest on each of (i) the date of grant, (ii) the six-month anniversary of the date of grant, (iii) the first anniversary of the date of grant and (iv) the second anniversary of the date of grant.

Additionally, on each of July 1, 2007 and 2008, provided that Mr. Knigin is employed by the Company on each such date (except as otherwise set forth in the employment agreement), the Company will issue Mr. Knigin shares of restricted stock equal to the number of shares of the Company’s common stock determined by dividing $25,000 by the last sale price of a share of the Company’s common stock on each such date. All such shares will vest on June 30, 2009. The Company has recorded approximately $14,000 of stock based compensation expense during the year ended June 30, 2007 relating to the restricted stock.

Consulting Agreements – As of January 1, 2003, the Company and Mark M. David, the Company’s then Chairman of the Board, renegotiated Mr. David’s consulting agreement with the Company that was to expire on June 30, 2004. The new agreement was with Mr. David’s consulting firm. Under the terms of the new agreement, Mr. David’s consulting firm was to provide the consulting services of Mr. David and was to receive annual consulting fees of $225,000 through June 30, 2007. As of June 30, 2005, the services of Mr. David were terminated. At June 30, 2006 the remaining liability under the agreement of $113,000 was included in ‘‘Accrued expenses and other current liabilities’’ and was paid during fiscal year 2007.

As of May 3, 2004, the Company and LLI Inc. (‘‘LLI’’), a corporation organized under the law of the Province of Quebec, Canada, entered into a consulting agreement whereby LLI is to provide the sales representation for the Company in Canada and supervise the operations of the Company’s office in Montreal. The agreement expired on August 31, 2006. LLI was receiving annual consulting fees of $125,000 through August 31, 2006, plus additional consulting fees for sales in excess of targets, as defined in the agreement. As of September 1, 2006, the agreement is on an ‘‘at will’’ basis, whereby the agreement can be terminated upon thirty days written notice.

Licensing Agreement – In February 2004, the Company entered into a licensing agreement with Maidenform Inc. which expires in fiscal 2008. Pursuant to the agreement, the Company is obligated to pay licensing fees, based upon a percentage of net sales, subject to an annual minimum guaranteed royalty. Future minimum guaranteed royalty payments under the non-cancelable agreement as of June 30, 2007 for fiscal year 2008 are approximately $95,000.

Guarantees – The Company has not provided any financial guarantees as of June 30, 2007.

11.	RELATED PARTY

Upon the retirement of its then Chief Executive Officer, Mark M. David, in July 1999, the Company entered into an agreement, expiring in October 2011, to provide for future medical benefits. As of June 30, 2007 and 2006, the current portion, included in ‘‘Accrued expenses and other current liabilities,’’ amounted to $14,000 and $15,000, respectively and the long-term portion, classified as ‘‘Other long-term liability,’’ amounted to $56,000 and $59,000, respectively.

12.	CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of trade accounts receivable. The Company’s customers, of which 98% are located throughout the United States, are not concentrated in any specific geographic region, but are concentrated in the retail industry. One customer accounted for 51%, 25%, and 20% of the Company’s net sales in fiscal 2007, 2006, and 2005, respectively. Another customer accounted for 0%, 0% and 15% of the Company’s net sales in fiscal 2007, 2006 and 2005, respectively. The Company performs ongoing credit evaluations of it’s customers’ financial condition. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

13.	STOCK PLANS, OPTIONS AND WARRANT

Stock Options – On December 8, 1994, the Company’s shareholders approved a new Incentive Stock Option Plan (the ‘‘1994 ISOP’’) to replace the 1983 ISOP. Options granted, pursuant to the plan, are not subject to a uniform vesting schedule. The plan permitted the issuance of options to employees to purchase common stock of the Company at a price not less than fair market value on the date of the option grant. The plan reserved 2,000,000 shares of common stock for grant and provides that the term of each award be determined by the Compensation Committee with all awards made within the ten-year period following the effective date. Options to purchase 110,000 shares at an exercise price of $.625 per share are outstanding and exercisable as of June 30, 2007. Under this plan, in fiscal 2007, options to purchase 510,000 shares have been exercised through June 30, 2007. Effective July 15, 2004, options can no longer be granted under the 1994 ISOP.

On February 21, 2000, the Committee adopted a new Performance Equity Plan (including a new Incentive Stock Option Plan) (the ‘‘2000 Plan’’) and on November 28, 2000, the Company’s shareholders approved the plan. The 2000 Plan authorizes the Company to grant qualified and non-qualified options to participants for the purchase of up to an additional 750,000 shares of the Company’s common stock and to grant other stock-based awards to eligible employees of the Company. Options to purchase 331,000 shares at an exercise price ranging from $.63 to $1.36 per share are outstanding at June 30, 2007. Under this plan, in fiscal year 2007 an additional 55,000 options were granted to employees and options to purchase 102,000 shares have been exercised through June 30, 2007. Of the total options granted, 244,000 are presently exercisable.

The Company also has the 1988 Non-Qualified Stock Option Plan covering the issuance of up to 1,666,666 shares of the Company’s common stock to key employees of the Company. Options to purchase 900,000 shares at an exercise price ranging from $.625 to $1.45 per share are outstanding at June 30, 2007. Under this plan, in fiscal year 2007 an additional 700,000 options were granted to three officers of the Company through June 30, 2007. Of the total options granted, 375,000 are presently exercisable.

The options typically vest over five years.

Information with respect to stock options is as follows (shares in thousands):

	2007		2006		2005
FIXED OPTIONS	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price
Outstanding – beginning of year	1,198	$.80	1,158	$.81	1,005	$.71
Granted	755	.99	40	.63	248	1.42
Exercised	(612)	(.68)	—	—	(20)	(1.13)
Canceled	—	—	—	—	(75)	(1.40)
Outstanding – end of year	1,341	$.97	1,198	$.80	1,158	$.81
Exercisable – end of year	729	$.92	1,058	$.75	1,023	$.73
Weighted-average fair value of Options granted during the year		$.48		$.38		$.73

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at June 30, 2007	Weighted-Average Remaining Contractual Life in Yrs	Weighted-Average Exercise Price	Exercisable at June 30, 2007	Weighted-Average Exercise Price
$0.625 – $0.780	350	3.11	$.65	293	$.65
$1.000 – $1.450	991	8.32	1.08	436	1.10
	1,341	6.96	$.97	729	$.92

The total intrinsic value of options exercised during the years ended June 30, 2007 and 2005 was $814,000 and $6,000, respectively. No options were exercised during the year ended June 30, 2006. The total fair value of shares vested during the years ended June 30, 2007, 2006, and 2005, was $222,000, $20,000, and $51,000, respectively. The aggregate intrinsic value of options outstanding and options currently exercisable at June 30, 2007 was $2,191,000 and $1,228,000, respectively.

A summary of the status of the Company’s non-vested shares as of June 30, 2007, and changes during the year ended June 30, 2007, is presented below:

	Shares (in thousands)	Weighted-Average Grant Date Fair Value
Non-vested Shares:
Non-vested at July 1, 2006	140	$.58
Granted	755	.48
Vested	(283)	.48
Non-vested at June 30, 2007	612	$.50

All stock options are granted at fair market value of the common stock at grant date. As of June 30, 2007, there was $211,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plans. That cost is expected to be recognized over a weighted-average period of 3.1 years.

Warrant – In October 1998, in connection with an agreement with a financial consulting firm, the Company issued a warrant to the consulting firm to purchase 50,000 shares of the Company’s common stock at an exercise price of $.4375 per share. The holder has exercised its ‘‘piggyback’’ registration right to have the shares issuable upon exercise of the warrant included in the Registration Statement on Form S-1 that the Company filed with the Securities and Exchange Commission on June 8, 2007. The warrant is exercisable at any time within ninety days following the effective date of the Registration Statement.

In 1983, the Company adopted an Employee Stock Ownership and Capital Accumulation Plan (the ‘‘Plan’’). The Plan covers the Company’s employees who meet the minimum credited service requirements of the Plan. The Plan is funded solely from employer contributions and income from investments. The Company has made no contributions to the Plan since July 1996 and at that time all employees became 100% vested in their shares. Upon an employee’s termination, or in certain other limited circumstances, the employee’s shares are distributed to the employee according to his or her direction and the applicable Plan rules. As of June 30, 2007 and 2006, the Plan owned 310,124 and 332,569 shares of common stock of the Company, respectively. The amount of shares eligible for distribution at June 30, 2007 and 2006 were 148,087 and 161,175, respectively.

14.	NET INCOME (LOSS) PER SHARE

The Company’s calculation of basic and diluted net income (loss) per share are as follows (in thousands, except per share amounts):

	Years Ended June 30,
	2007	2006	2005
	(In Thousands, Except Per Share)
Basic:
Net income (loss)	$146	$(1,000)	$(3,122)
Weighted average number of shares outstanding	16,089	15,700	15,625
Basic net income (loss) per share	$.01	$(.06)	$(.20)
Diluted:
Net income (loss)	$146	$(1,000)	$(3,122)

Weighted average number of shares outstanding	16,089	15,700	15,625
Shares issuable upon conversion of stock options	548	—	—
Shares issuable upon conversion of warrants	34	—	—
Total average number of equivalent shares outstanding	16,671	15,700	15,625
Diluted net income (loss) per share	$.01	$(.06)	$(.20)

For the year ended June 30, 2006, shares issuable upon conversion of stock options and warrants of 93,000 and 19,000, respectively and for the year ended June 30, 2005, shares issuable upon conversion of stock options and warrants of 388,000 and 31,000, respectively, were excluded from diluted net loss per share because their effect would be anti-dilutive.

15.	CLOSING OF DISTRIBUTION FACILITY

During the fiscal year ended June 30, 2005, the Company recorded facility closing costs of $108,000, which included severance and related salary and benefit costs of $58,000, relating to a plan to close the distribution facility in Petersburg, Pennsylvania. The action was taken by the Company to enhance the Company’s competitiveness, to reduce expenses and to improve efficiencies. As of June 30, 2006, the remaining accrued closing costs of $34,000 were written off. As a result of hurricane Katrina, the Petersburg distribution facility was reopened on a temporary basis during fiscal 2006.

During fiscal 2005, the Company reclassified certain property and equipment at its Petersburg, Pennsylvania facility to assets held for sale. On August 14, 2006, the Company entered into a contract for the sale of the land, building and contents of the Petersburg, Pennsylvania distribution facility. On October 17, 2006, the Company completed the sale of the distribution facility for approximately $683,000 in cash. As a result of the transaction, the Company recorded a pre-tax gain of approximately $482,000, net of related costs, in the second quarter of fiscal 2007. The Company also sold other property, plant and equipment that resulted in a pre-tax gain of approximately $14,000.

16.	INSURANCE RECOVERY

During fiscal 2006, the Company recorded an insurance recovery of $1,450,000, net of expenses, for damages incurred to its Poplarville, Mississippi distribution facility by hurricane Katrina.

17.	MERGER AGREEMENT

On December 18, 2006, the Company entered into an Agreement and Plan of Merger and Reorganization (‘‘Merger Agreement’’) with FOH Holdings, Inc. (‘‘Frederick’s’’) and Fred Merger Corp. (‘‘Merger Sub’’), a wholly-owned subsidiary of the Company. Under the terms of the Merger Agreement, Merger Sub will be merged with and into Frederick’s, with Frederick’s continuing as the surviving corporation as a wholly-owned subsidiary of the Company. Upon the consummation of the merger, the Company will change its name to ‘‘Frederick’s of Hollywood Group Inc.’’

The Company’s Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby on the unanimous recommendation of a Special Committee of the Board of Directors comprised entirely of independent directors (‘‘Special Committee’’). The Special Committee engaged special legal counsel and Chanin Capital, LLC (‘‘Chanin’’) to serve as its financial advisor. On December 18, 2006, Chanin delivered its opinion to the Special Committee on which the Company’s Board of Directors was entitled to rely, stating that, as of the date of the opinion, the consideration to be paid by the Company to the holders of Frederick’s common stock was fair to the holders of the Company’s common stock from a financial point of view.

As a result of the merger, the Company anticipates issuing approximately 23.7 million shares of its common stock to the stockholders of Frederick’s as merger consideration. Approximately 50% of Frederick’s common stock is owned by Tokarz Investments, LLC (‘‘Tokarz Investments’’), an affiliate of TTG Apparel, LLC (‘‘TTG’’), which is a current shareholder of the Company and owner of 3,532,644 shares of the Company’s common stock. The other approximately 50% of Frederick’s common stock is owned by accounts and funds managed by and/or affiliated with Fursa Alternative Strategies LLC (formerly known as Mellon HBV Alternative Strategies LLC) (‘‘Fursa’’).

In connection with the merger, the Company has agreed to issue to its shareholders non-transferable rights to purchase an aggregate of $20 million of new shares of the Company’s common stock. To the extent that the Company’s shareholders do not purchase their pro rata percentage of the Company’s common stock in the rights offering, TTG and its affiliates, including Tokarz Investments and funds affiliated with Fursa, have agreed to purchase, on an equal basis, any such shortfall.

The completion of the merger is subject to various conditions, including obtaining the requisite approval by the Company’s shareholders of (i) the issuance of shares of the Company’s common stock in connection with the transactions contemplated by the Merger Agreement and (ii) an amendment to the Company’s certificate of incorporation to (a) increase the number of authorized shares of the Company’s common stock to 200,000,000 shares and (b) authorize the issuance of up to 5,000,000 shares of preferred stock. The Merger Agreement also includes customary termination provisions for both the Company and Frederick’s and provides that, in connection with the termination of the Merger Agreement under specified circumstances relating to the receipt by the Company of a proposal that is superior to the transaction with Frederick’s, the Company may be required to pay Frederick’s a termination fee of $300,000 plus the reimbursement of the reasonable fees and expenses of Frederick’s and its stockholders relating to the merger.

The proposed merger is not expected to be completed until the fourth calendar quarter of 2007.  The later than anticipated timing relates to a delay in the preparation of Frederick’s audited financial statements for the fiscal years ended July 29, 2006 and July 30, 2005.  Because Frederick’s will be considered the acquirer for accounting purposes in the proposed merger, its historical financial statements for fiscal 2005 and 2006 must comply with accounting rules applicable to publicly-traded companies even though Frederick’s is a private company.  The application of these rules to the historical financial statements of Frederick’s, specifically the application of ‘‘push down’’ or ‘‘purchase’’ accounting rules due to a change of control of Frederick’s effective March 3, 2005, has taken significantly longer than originally expected. As a result of Frederick’s inability to deliver its audited financial statements in the time required under the Merger Agreement, we have the right to terminate the Merger Agreement, however, we presently do not intend to exercise this right.

On June 8, 2007, the Company entered into an amendment to the merger agreement with FOH Holdings and Fred Merger Corp., pursuant to which the parties agreed to, among other things, extend the termination date under the merger agreement from September 1, 2007 to December 31, 2007 and amend the form of our amended and restated certificate of incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock, $.01 par value per share.

For the years ended June 30, 2007 and 2006 the Company has incurred merger-related fees of $2,391,000 and $246,000, respectively. Included in the merger-related fees are legal fees, costs associated with our financial advisor, which included the issuance of a fairness opinion to our special committee, and accounting costs for due diligence. These fees are being expensed as a result of the merger being treated as a reverse acquisition. Also, for the year ended June 30, 2007 $130,000 has been recorded as deferred issuance costs directly related to the $20,000,000 rights offering and is included in other assets on the consolidated balance sheet.

On April 9, 2007, the Company entered into a consulting agreement (‘‘Consulting Agreement’’) with Performance Enhancement Partners, LLC (‘‘Consultant’’), pursuant to which it will provide the Company with the personal services of Peter Cole, a current member of the Company’s board of directors, to (i) act as the lead member of the Company’s board of directors to facilitate the timely and successful completion of the transactions contemplated by the Merger Agreement, and (ii) serve as the Executive Chairman of the combined company following the closing of the transactions contemplated by the Merger Agreement until July 26, 2008.  The Company will have the option to extend the Consulting Agreement for up to two additional six-month periods (each, an ‘‘Extension Period’’).  The Consulting Agreement provides for the Consultant to receive a base consulting fee at the annual rate of $400,000, payable in four equal quarterly installments in arrears, the first payment of which was made on April 12, 2007.  For the year ended June 30, 2007 the Company recorded $200,000 in professional fees relating to the Consulting Agreement. For the twelve months ending July 28, 2007, the Consultant will be entitled to receive an additional consulting fee, as determined on a discretionary basis by the Company’s board of directors.  For the twelve months ending July 26, 2008, the Consultant will be entitled to receive an additional consulting fee of a minimum of $100,000 in accordance with the terms of a bonus plan intended to be adopted by the Company’s compensation committee following the closing of the merger.  Mr. Cole is required to devote substantially all of his business time, energies and attention to the business and affairs of the Company in the performance of his duties under the Consulting Agreement.

On the closing date of the merger, the Company will (i) issue to the Consultant 100,000 shares of the Company’s common stock under the 2000 Performance Equity Plan and (ii) grant to the Consultant a five-year non-qualified option to purchase 275,000 shares of the Company’s common stock under the Company’s 2000 Performance Equity Plan at an exercise price equal to the last sale price of the Company’s common stock on the closing date of the merger. 75,000 of the shares underlying the option will vest on the closing date of the merger and 100,000 shares will vest on each of January 3, 2008 and July 26, 2008. The Company also will grant to the Consultant under the 2000 Performance Equity Plan five-year non-qualified options to purchase an aggregate of 100,000 shares of the Company’s common stock, with each grant of 50,000 shares to be made upon the commencement date of each Extension Period, if applicable, at an exercise price equal to the last sale price of the Company’s common stock on the date of grant.  Each grant of 50,000 shares will vest on the six-month anniversary of the commencement date of the applicable Extension Period.  In order to issue the shares of common stock and grant the stock options to the Consultant in accordance with the terms of the Consulting Agreement, the Company’s 2000 Performance Equity Plan must be amended to increase the number of shares available for issuance thereunder, which amendment will require shareholder approval.

The Consulting Agreement provides that if the Merger Agreement is terminated or the Consultant terminates the Consulting Agreement for ‘‘Good Reason’’ (as defined in the Consulting Agreement) prior to the closing of the merger, the Company will pay the Consultant the base consulting fee through September 30, 2007, net of any additional consulting fee awarded and paid to the Consultant for the twelve months ending July 28, 2007.  The Consulting Agreement also provides that if, following the closing of the merger, the Consultant is terminated by the Company without ‘‘Cause’’ or the Consultant terminates the Consulting Agreement for ‘‘Good Reason,’’ the Company will pay the Consultant the base consulting fee through July 26, 2008 or the end of the applicable Extension Period, as the case may be, and any additional consulting fee which would have become payable under the Consulting Agreement for the twelve months ending July 26, 2008 or the applicable Extension Period, as the case may be.  Additionally, options that have been granted and would have otherwise vested will immediately vest upon such termination.

Additionally, Frederick’s has agreed that if the Merger Agreement is terminated for any reason other than as provided in Section 9.3 of the Merger Agreement, Frederick’s will reimburse the Company for one half of the base consulting fee paid to Consultant (or earned and previously unpaid to Consultant) under the Consulting Agreement prior to such termination.

18.	UNAUDITED SELECTED QUARTERLY FINANCIAL DATA

	Quarter
	First	Second	Third	Fourth
	(In Thousands, Except Per Share)
Fiscal Year Ended June 30, 2007
Net sales	$18,690	$17,524	$13,786	$13,493
Gross profit	5,823	6,062	4,314	4,150
Net income (loss)	366	578	(435)	(363)
Basic net income (loss) per share(a)	.02	.04	(.03)	(.02)
Diluted net income (loss) per share(a)	.02	.04	(.03)	(.02)
Fiscal Year Ended June 30, 2006
Net sales	$13,637	$17,867	$11,940	$8,195
Gross profit	3,713	5,281	3,251	1,866
Net (loss) income	(371)	610	276	(1,515)
Basic net (loss) income per share(a)	(.02)	.04	.02	(.10)
Diluted net (loss) income per share(a)	(.02)	.04	.02	(.10)

(a)	Quarterly net income (loss) per share amounts may not add to the total for the full year amount, due to rounding.

MOVIE STAR, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In Thousands, Except Share Data)

	September 30,	June 30,	September 30,
	2007	2007*	2006
	(Unaudited)		(Unaudited)
Assets
Current Assets
Cash	$166	$53	$81
Receivables, net	10,331	8,266	15,530
Inventory	9,072	6,816	9,644
Deferred income taxes	1,552	1,518	1,912
Prepaid expenses and other current assets	388	291	419
Total current assets	21,509	16,944	27,586
Property, plant and equipment, net	933	943	1,048
Deferred income taxes	4,054	3,438	3,068
Goodwill	537	537	537
Assets held for sale	—	—	174
Other assets	548	476	425
Total assets	$27,581	$22,338	$32,838

Liabilities and Shareholders’ Equity
Current Liabilities
Note payable	$9,603	$4,126	$14,278
Current maturity of capital lease obligation	57	57	54
Accounts payable and other current liabilities	3,895	3,171	3,872
Total current liabilities	13,555	7,354	18,204
Long-term liabilities	345	379	464
Commitments and Contingencies	—	—	—
Shareholders’ equity
Common stock, $.01 par value – authorized 30,000,000 shares; issued 18,451,000 shares at September 30, 2007, 18,440,000 shares at June 30, 2007 and 17,783,000 shares at September 30, 2006	185	184	178
Additional paid-in capital	5,592	5,552	4,860
Retained earnings	11,541	12,507	12,727
Accumulated other comprehensive (loss) income	(19)	(20)	23
Treasury stock, at cost—2,017,000 shares	(3,618)	(3,618)	(3,618)
Total shareholders’ equity	13,681	14,605	14,170
Total liabilities and shareholders’ equity	$27,581	$22,338	$32,838

*	Derived from audited financial statements.

See notes to consolidated condensed unaudited financial statements.

MOVIE STAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	September 30,
	2007	2006
Net sales	$11,939	$18,690
Cost of sales	8,577	12,867
Gross profit	3,362	5,823
Selling, general and administrative expenses	4,502	4,487
Merger related fees	358	539
(Loss) income from operations	(1,498)	797
Interest expense	112	187
(Loss) income before (benefit from) provision for income taxes	(1,610)	610
(Benefit from) provision for income taxes	(644)	244
Net (loss) income	$(966)	$366
BASIC NET (LOSS) INCOME PER SHARE	$(.06)	$.02
DILUTED NET (LOSS) INCOME PER SHARE	$(.06)	$.02
Basic weighted average number of shares outstanding	16,432	15,763
Diluted weighted average number of shares outstanding	16,432	15,950

See notes to consolidated condensed unaudited financial statements.

MOVIE STAR, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Three Months Ended
	September 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(966)	$366
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	98	88
Provision for sales allowances and doubtful accounts	338	390
Stock-based compensation expense	38	5
Deferred income taxes	(650)	230
Deferred lease liability	39	(4)
Issuance of common stock for directors’ fees	3	21
(Increase) decrease in operating assets:
Receivables	(2,397)	(9,846)
Inventory	(2,256)	(663)
Prepaid expenses and other current assets	(97)	388
Other assets	(94)	(18)
Increase (decrease) in operating liabilities:
Accounts payable and other liabilities	659	(246)
Net cash used in operating activities	(5,285)	(9,289)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(67)	(138)
Net cash used in investing activities	(67)	(138)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of capital lease obligation	(14)	(18)
Proceeds from revolving line of credit, net	5,477	9,323
Net cash provided by financing activities	5,463	9,305
Effect of exchange rate changes on cash	2	—
NET INCREASE (DECREASE) IN CASH	113	(122)
CASH, beginning of period	53	203
CASH, end of period	$166	$81

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during period for:
Interest	$91	$110
Income taxes	$5	$3

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING ACTIVITIES:
Acquisition of equipment, software and maintenance contract
through assumption of capital lease obligation	$—	$170

See notes to consolidated condensed unaudited financial statements.

MOVIE STAR, INC.
NOTES TO CONSOLIDATED CONDENSED UNAUDITED FINANCIAL STATEMENTS

1.	Interim Financial Statements

In the opinion of Movie Star, Inc. (‘‘Company’’), the accompanying consolidated condensed unaudited financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company’s financial position as of September 30, 2007 and the results of operations and cash flows for the three months ended September 30, 2007 and 2006.

The consolidated condensed unaudited financial statements and notes are presented as required by the rules and regulations promulgated by the Securities and Exchange Commission and do not contain certain information included in the Company’s year-end financial statements. The June 30, 2007 consolidated condensed balance sheet was derived from the Company’s audited financial statements. The results of operations for the three months ended September 30, 2007 are not necessarily indicative of the results to be expected for the full year. The consolidated condensed unaudited financial statements and notes should be read in conjunction with the Company’s audited financial statements and accompanying notes.

2.	Stock Options

The Company accounts for its stock-based employee compensation arrangements under SFAS No. 123 (revised 2004), ‘‘Share Based Payment’’ (‘‘SFAS No. 123R’’), which requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements.

There were no stock options granted during either the three months ended September 30, 2007 or the three months ended September 30, 2006.

3.	Effect of New Accounting Standards

In July 2006, the Financial Accounting Standards Board (‘‘FASB’’) issued Interpretation No. 48, ‘‘Accounting for Uncertainty in Income Taxes – An Interpretation of SFAS No. 109’’ (‘‘FIN 48’’). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with Statement 109 and prescribes a recognition threshold and measurement attribute for the financial statement disclosure of tax positions taken, or expected to be taken, on a tax return. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company adopted the provisions of FIN 48 on July 1, 2007 and the adoption did not have a material impact on the consolidated financial statements. The Company classifies any interest and penalty payments or accruals within operating expenses in the financial statements. There were no accruals of interest and penalties, nor were there any unrecognized tax benefits at the date of adoption of FIN 48. The Internal Revenue Service has reviewed the Company’s income tax returns through the period ended June 30, 2003 and proposed no changes to the tax returns filed by the Company.

In September 2006, the FASB issued SFAS No. 157 ‘‘Fair Value Measures’’ (‘‘SFAS No. 157’’). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements; however, it does not apply to SFAS No. 123R. This Statement will be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this Statement should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except in some circumstances where the statement shall be applied retrospectively. The Company does not expect the adoption of SFAS No. 157 to have a material impact on its financial statements.

In February 2007, FASB issued SFAS No. 159, ‘‘The Fair Value Option for Financial Assets and Financial Liabilities,’’ (‘‘SFAS No. 159’’), which amends the accounting for assets and liabilities in financial statements in accordance with SFAS No. 115, ‘‘Accounting for Certain Investments in Debt and Equity Securities’’. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This statement does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 is effective for the first fiscal year beginning after November 15, 2007. The Company does not expect the adoption of SFAS No. 159 to have a material impact on its financial statements.

4.	Inventory

Inventory consists of the following (in thousands):

	September 30,	June 30,	September 30,
	2007	2007	2006
Raw materials	$1,392	$1,041	$1,443
Work-in process	167	200	289
Finished goods	7,513	5,575	7,912
	$9,072	$6,816	$9,644

5.	Note Payable

Effective June 30, 2006, the Company obtained a new line of credit with a financial institution. This line of credit matures on June 30, 2008. Under this line of credit, the Company may borrow up to $30,000,000, including revolving loans and letters of credit. As of September 30, 2007, the Company had outstanding borrowings of $9,603,000 under the revolving credit facility and had approximately $6,590,000 of outstanding letters of credit. Availability under this line of credit is subject to the Company’s compliance with certain financial formulas as specified in the agreement. As of September 30, 2007, the Company was in compliance with its requirements under this credit facility. Pursuant to the terms of this line of credit, the Company pledged substantially all of its assets. Interest on outstanding borrowings is payable at a variable per annum rate equal to JPMorgan Chase Bank’s prime rate less 0.75 percent (7.0 percent as of September 30, 2007). The Company believes that it will be able to extend or replace its current line of credit upon its expiration with a line of credit with similar terms for at least one year beyond the current expiration date, although there is no assurance that this will be the case.

6.	Net Income (Loss) Per Share

Basic net income (loss) per share has been computed by dividing the applicable net income (loss) by the weighted average number of shares outstanding. Diluted net income per share has been computed by dividing the applicable net income by the weighted average number of shares outstanding and common share equivalents. The Company’s calculation of basic and diluted net income (loss) per share is as follows (in thousands, except per share amounts):

	Three Months Ended
	September 30,
	2007	2006
BASIC:
Net (loss) income	$(966)	$366
Basic weighted average number of shares outstanding	16,432	15,763
Basic net (loss) income per share	$(.06)	$.02
DILUTED:
Net (loss) income	$(966)	$366
Weighted average number of shares outstanding	16,432	15,763
Shares issuable upon conversion of stock options	—	164
Shares issuable upon conversion of warrants	—	23
Total average number of equivalent shares outstanding	16,432	15,950
Diluted net (loss) income per share	$(.06)	$.02

Options and warrants to purchase 578,000 shares of common stock at prices ranging from $0.4375 to $1.45 per share were not included in the computation of diluted net (loss) per share for the three-month period ended September 30, 2007 since their effect would have been antidilutive.

7.	Segment Reporting
The Company operates in one segment with revenues generated in the United States and Canada as follows (in thousands):

	Three Months Ended
	September 30,
	2007	2006
Net Sales
United States	$11,916	$18,494
Canada	23	196
	$11,939	$18,690

8.	Merger Agreement

On December 18, 2006, the Company entered into an Agreement and Plan of Merger and Reorganization (‘‘Merger Agreement’’) with FOH Holdings, Inc. (‘‘Frederick’s’’) and Fred Merger Corp. (‘‘Merger Sub’’), a wholly-owned subsidiary of the Company. On June 8, 2007, the Company entered into an amendment to the merger agreement with FOH Holdings and Fred Merger Corp., pursuant to which the parties agreed to, among other things, extend the termination date under the merger agreement from September 1, 2007 to December 31, 2007 and amend the form of our amended and restated certificate of incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock, $.01 par value per share. For the three month period ended September 30, 2007 and 2006, the Company incurred merger-related fees of $358,000 and $539,000, respectively. Included in merger-related fees are costs such as legal and accounting fees and financial advisory services. These fees are being expensed as a result of the merger being treated as a reverse acquisition. Also, as of September 30, 2007, $224,000 has been recorded as deferred issuance costs directly related to the $20,000,000 rights offering and is included in other assets on the consolidated balance sheet.

On April 9, 2007, the Company entered into a consulting agreement (‘‘Consulting Agreement’’) with Performance Enhancement Partners, LLC (‘‘Consultant’’), pursuant to which it will provide the Company with the personal services of Peter Cole, a current member of the Company’s board of directors, to (i) act as the lead member of the Company’s board of directors to facilitate the timely and successful completion of the transactions contemplated by the Merger Agreement, and (ii) serve as the Executive Chairman of the combined company following the closing of the transactions contemplated by the Merger Agreement until July 26, 2008. For the three-month period ended September 30, 2007, the Company recorded $125,000 in professional fees related to the Consulting Agreement.